      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 24, 1999

                                                     REGISTRATION  NO. 333-___

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-4

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                          ---------------------------

                             INTERIM SERVICES INC.
             ------------------------------------------------------
             (Exact Name of Registrant as Specified in its Charter)


          DELAWARE                                                 7363                               36-3536544
-------------------------------                       ----------------------------                -------------------
(State or other jurisdiction of                       (Primary Standard Industrial                  (IRS Employer
incorporation or organization)                         Classification Code Number)                Identification No.)



                            2050 SPECTRUM BOULEVARD
                           FORT LAUDERDALE, FL 33309
                                ( 954) 938-7600
       -----------------------------------------------------------------
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)

                              JOHN B. SMITH, ESQ.
               SENIOR VICE PRESIDENT, SECRETARY AND LEGAL COUNSEL
                            2050 SPECTRUM BOULEVARD
                           FORT LAUDERDALE, FL 33309
                                 (954) 938-7600
          ------------------------------------------------------------
          (Name and address, including zip code, and telephone number, including area code, of agent for service)

                                   COPIES TO:

                               ANDREW HULSH, ESQ.
                                BAKER & MCKENZIE
                        1200 BRICKELL AVENUE, 19TH FLOOR
                                MIAMI, FL 33131
                                 (305) 789-8985

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF SECURITIES TO THE
PUBLIC: As soon as practicable after the effective date of this Registration Statement and the consummation of the merger of Norrell Corporation with and into a wholly-owned subsidiary of the Registrant as described in this Registration Statement.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /_____________.

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / _____________________.

                                                CALCULATION OF REGISTRATION FEE

==================================================================================================================================
                 Title of                                                  Proposed              Proposed
              Each Class of                                            Maximum Offering     Maximum Aggregate
             Securities To Be                      Amount To Be            Price Per             Offering            Amount of
                Registered                          Registered               Share                Price           Registration Fee
----------------------------------------------------------------------------------------------------------------------------------
Common Shares, par value $0.01 per share          24,158,149(1)              N/A                  N/A             $110,813.43(2)
==================================================================================================================================

(1) Represents the estimated maximum number of common shares issuable upon consummation of the merger of Norrell Corporation with and into a subsidiary of the Registrant, assuming the exercise of all options and other rights to purchase common shares, no par value, of Norrell that are exercisable prior to consummation of the merger.

(2) Pursuant to Rule 457(f), the registration fee was computed on the basis of the market value of the Norrell common shares to be exchanged in the proposed merger, computed in accordance with Rule 457(c) on the basis of the average of the high and low prices per share of the Norrell common shares on the New York Stock Exchange on May 17, 1999. In accordance with Rule 457(b), the total registration fee of $110,813.43 has been reduced by $83,628.64, which was paid on May 3, 1999, at the time of the filing under the Securities Exchange Act of 1934, as amended, of preliminary copies of the Registrant's and Norrell's proxy materials included herein. Therefore, the registration fee payable upon filing of this Registration Statement is $27,184.79.


     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

INTERIM LOGO

                                                                   NORRELL LOGO

                        JOINT PROXY STATEMENT/PROSPECTUS

                  MERGER PROPOSED--YOUR VOTE IS VERY IMPORTANT

         The Boards of Directors of Interim Services Inc. and Norrell Corporation have approved a merger of our two companies. Immediately following the merger, Interim will continue to be a publicly traded company and Norrell will be a wholly-owned subsidiary of Interim. In the merger, Norrell shareholders will receive 0.9 Interim common share for each Norrell common share they own. Norrell shareholders may elect to exchange their shares for cash instead of Interim common shares in the merger in an a amount per share equal to the greater of (a) 0.9 times the average closing price of Interim common shares on the New York Stock Exchange for the 20 trading days ending two days before the merger or (b) $16.00. Interim will not pay cash in the merger in excess of amounts set forth in the merger agreement. See "Summary -- Merger Consideration" beginning on page 4.

         If Norrell shareholders elect to receive cash in excess of the aggregate limitations described in the merger agreement, then the aggregate number of Norrell common shares making cash elections will be reduced on a PRO RATA basis among all Norrell shareholders making cash elections until these limitations are no longer exceeded. If cash elections are made with respect to less than 10% of the issued and outstanding Norrell common shares, the principal shareholder of Norrell and his affiliates have agreed to make cash elections with respect to that number of their Norrell common shares which would cause at least 10% of the total merger consideration to be paid in cash.

         Interim will issue a maximum of 24,158,149 Interim common shares in the merger. Interim common shares are listed on the New York Stock Exchange under the trading symbol "IS," and Norrell common shares are listed on the New York Stock Exchange under the trading symbol "NRL."

         We cannot complete the merger unless the shareholders of each company approve the merger. A copy of the merger agreement is attached as Appendix A to this joint proxy statement/prospectus. Each company will hold a special meeting of its shareholders to vote on the merger. At the Interim special meeting, Interim shareholders will also be asked to consider and vote upon a proposal to increase the number of its authorized common shares and upon a proposal to correct an inconsistency in the Certificate of Incorporation by deleting the requirement of the affirmative vote of the holders of at least two-thirds of the outstanding Interim common shares to amend, modify, alter, or repeal any provision of Interim's By-laws. YOUR VOTE IS VERY IMPORTANT.

         SEE "RISK FACTORS" BEGINNING ON PAGE 15 FOR A DESCRIPTION OF CERTAIN RISKS RELATING TO THE MERGER.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED THE SECURITIES TO BE ISSUED UNDER THIS JOINT PROXY STATEMENT/PROSPECTUS OR DETERMINED IF THIS JOINT PROXY
STATEMENT/PROSPECTUS IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     JOINT PROXY STATEMENT/PROSPECTUS DATED MAY 26, 1999, WAS FIRST MAILED
                   TO SHAREHOLDERS ON OR ABOUT JUNE 2, 1999.

                  NOTICE OF A SPECIAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON JULY 1, 1999

                            ------------------------

To the shareholders of Interim Services Inc.:

         Notice is hereby given that a special meeting of shareholders of Interim Services Inc. will be held on July 1, 1999, at 10:00 a.m., eastern daylight time, at the executive offices of Interim, 2050 Spectrum Boulevard, Ft. Lauderdale, Florida 33309 for the following purposes:

         1. To consider and vote upon a proposal to approve the merger in accordance with the Agreement and Plan of Merger, dated as of March 24, 1999, as amended, by and among Interim, Interim Merger Corporation, a Delaware corporation and a wholly-owned subsidiary of Interim, and Norrell Corporation, which provides for the merger of Norrell with and into Interim Merger Corporation;

         2. To consider and vote upon a proposal to approve an amendment to our Certificate of Incorporation to increase the authorized common shares from 100,000,000 common shares to 200,000,000 common shares;

         3. To consider and vote upon a proposal to approve an amendment to our Certificate of Incorporation to correct an inconsistency in our Certificate of Incorporation by deleting the requirement of the affirmative vote of the holders of at least two-thirds of the outstanding Interim common shares to amend, modify, alter or repeal any provision of our By-laws; and

         4. To transact such other business as may properly be brought before the Interim special meeting.

         A copy of the merger agreement is attached as Appendix A to the joint proxy statement/prospectus.

         Interim may abandon the merger at any time before completion of the merger upon the terms and conditions of the merger agreement.

         Only shareholders of record on May 26, 1999 are entitled to notice of and to vote at the Interim special meeting. A list of shareholders entitled to vote at the Interim special meeting will be available for examination at Interim's executive offices beginning on June 21, 1999 during regular business hours and at the Interim special meeting.

         A form of proxy and a joint proxy statement/prospectus containing more detailed information about the matters to be considered at the Interim special meeting accompanies this notice.

         THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE IN FAVOR OF THE MERGER AND EACH OF THE OTHER PROPOSALS.

         You are cordially invited to attend the Interim special meeting in person. If you attend the Interim special meeting, you may revoke your proxy and vote in person. Your proxy may be revoked at any time before it is voted.

         IN ORDER TO ASSURE YOUR REPRESENTATION AT THE INTERIM SPECIAL MEETING, PLEASE COMPLETE, SIGN, DATE AND MAIL PROMPTLY THE ENCLOSED PROXY, WHICH IS BEING SOLICITED BY INTERIM'S BOARD OF DIRECTORS. AN ADDRESSED RETURN ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES IS ENCLOSED FOR THAT PURPOSE.

By order of the Board of Directors,

John B. Smith
Senior Vice President,
Secretary and Legal Counsel

Ft. Lauderdale, Florida
June 2, 1999

                  NOTICE OF A SPECIAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON JULY 1, 1999

To the shareholders of Norrell Corporation:

         Notice is hereby given that a special meeting of shareholders of Norrell Corporation will be held on July 1, 1999, at 10:00 a.m., eastern daylight time, at the executive offices of Norrell, 3535 Piedmont Road, N.E., Atlanta, Georgia 30305 for the following purposes:

         1. To consider and vote upon a proposal to approve the merger in accordance with the Agreement and Plan of Merger, dated as of March 24, 1999, as amended, by and among Interim Services Inc., Interim Merger Corporation, Inc., a Delaware corporation and a wholly-owned subsidiary of Interim, and Norrell, which provides for the merger of Norrell with and into Interim Merger Corporation; and

         2. To transact such other business as may properly be brought before the Norrell special meeting.

         A copy of the merger agreement is attached as Appendix A to the joint proxy statement/prospectus.

         Norrell may abandon the merger at any time before completion of the merger upon the terms and conditions of the merger agreement.

         Only shareholders of record on May 26, 1999 are entitled to notice of and to vote at the Norrell special meeting. A list of shareholders entitled to vote at the Norrell special meeting will be available for examination at Norrell's executive offices beginning on June 21, 1999 during regular business hours and at the Norrell special meeting.

         A form of proxy and a joint proxy statement/prospectus containing more detailed information about the matters to be considered at the Norrell special meeting accompany this notice.

         THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE IN FAVOR OF THE MERGER.

         You are cordially invited and urged to attend the Norrell special meeting in person. If you attend the Norrell special meeting, you may revoke your proxy and vote in person. Your proxy may be revoked at any time before it is voted.

         IN ORDER TO ASSURE YOUR REPRESENTATION AT THE NORRELL SPECIAL MEETING, PLEASE COMPLETE, SIGN, DATE AND MAIL PROMPTLY THE ENCLOSED PROXY, WHICH IS BEING SOLICITED BY NORRELL'S BOARD OF DIRECTORS. AN ADDRESSED RETURN ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES IS ENCLOSED FOR THAT PURPOSE.

         IN ADDITION, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED ELECTION FORM, IF YOU WANT TO RECEIVE CASH INSTEAD OF INTERIM COMMON SHARES FOR ANY OR ALL OF YOUR NORRELL COMMON SHARES IF THE MERGER IS COMPLETED. THE COMPLETED ELECTION FORM MUST BE FAXED OR MAILED TO THE EXCHANGE AGENT FOR RECEIPT BY 5:00 P.M., EASTERN DAYLIGHT TIME, ON JUNE 30, 1999 AT:

         First Union National Bank
         Corporate Trust Operations
         1525 West W.T. Harris Boulevard, 3C3
         Charlotte, North Carolina 28288-1153
         Fax: 1-704-590-7628

By order of the Board of Directors,

Mark H. Hain
Senior Vice President,
Secretary, and General Counsel

Atlanta, Georgia
June 2, 1999

                               Table of Contents

                                                                                                               Page
                                                                                                               ----
Questions and Answers About the Merger....................................................................       1
Summary  .................................................................................................       4
         The Companies....................................................................................       4
         Merger Consideration.............................................................................       4
         Ownership of Interim After the Merger............................................................       5
         Comparative Per Share Market Price Information...................................................       5
         Opinions of Financial Advisors...................................................................       5
         Recommendation to Shareholders...................................................................       6
         Norrell Stock Options............................................................................       6
         Accounting Treatment.............................................................................       6
         Conditions to Completion of the Merger...........................................................       7
         Termination of the Merger Agreement..............................................................       7
         Compensation Payable if Merger is Not Completed and Effect of that Payment.......................       7
         Interests of Members of Interim's and Norrell's Boards of Directors and
           Management in the Merger.......................................................................       8
         Comparison of Rights of Norrell Shareholders and Interim Shareholders............................       8
         Certain U.S. Federal Income Tax Consequences.....................................................       8
         Regulatory Matters...............................................................................       8
         Irrevocable Proxy and Merger Consideration Election Agreement....................................       9
         Other Interim Proposals..........................................................................       9
         Interim's Share Repurchase Program...............................................................       9
         Selected Financial Data..........................................................................      10
         Comparative Per Share Data.......................................................................      13
         Market Prices and Dividends......................................................................      13
Risk Factors  ............................................................................................      15
         Risks Relating to the Merger.....................................................................      15
              We cannot assure you that Interim and Norrell will be
                  successfully combined ..................................................................      15
              We may not achieve the expected cost savings and other
                  benefits of the merger and we will have significant
                  merger related costs that may have a material negative
                  effect on our results of operations.....................................................      15
              Fluctuations in the market price of Interim common shares
                  may reduce the consideration to be received by the
                  holders of Norrell common shares in the merger..........................................      16
              The termination fee may discourage other companies
                  from trying to combine with or acquire Norrell even if
                  these bids offer higher immediate value to shareholders.................................      16
              Officers and directors of Norrell have agreements and
                  other arrangements that may create potential conflicts
                  of interest with Norrell shareholders regarding the
                  merger..................................................................................      16
         Industry and Business Risks......................................................................      16
              The staffing services industry is competitive...............................................      16
              Downturns in the local economies in which we operate
                  may result in a reduction in the demand for our services................................      17
              Our operations may suffer from computer problems
                  relating to the Year 2000...............................................................      17
              We depend on the availability of qualified personnel........................................      17
              Departure of key personnel could harm our business..........................................      18
              We are subject to claims and liability as a significant employer............................      18
Cautionary Statement Regarding Forward-Looking Information................................................      18
The Companies ............................................................................................      19
         Interim..........................................................................................      19
         Norrell..........................................................................................      20





                                      (i)


The Special Meetings......................................................................................      20
         Matters to be Considered at the Special Meetings.................................................      20
         Votes Required for Approval......................................................................      21
         How Shares Will be Voted at the Special Meetings.................................................      22
         How to Revoke a Proxy............................................................................      22
         Solicitation of Proxies..........................................................................      23
The Merger................................................................................................      23
         Background of the Merger.........................................................................      24
         Reasons for the Merger; Recommendations of the Boards of Directors...............................      28
         Opinions of Financial Advisors...................................................................      33
              Interim.....................................................................................      33
              Norrell.....................................................................................      41
         Interests of Members of Norrell's Board of Directors
           and Management in the Merger...................................................................      47
         Accounting Treatment.............................................................................      49
         Certain U.S. Federal Income Tax Consequences.....................................................      50
         Regulatory Matters...............................................................................      52
         Resale Restrictions..............................................................................      53
         Amendment of Existing Credit Facilities; Refinancing of Existing Indebtedness....................      53
The Merger Agreement......................................................................................      53
         The Merger.......................................................................................      53
         Effective Time of the Merger.....................................................................      54
         Cash Election Procedures.........................................................................      54
         Exchange Procedures..............................................................................      55
         Representations and Warranties...................................................................      55
         Covenants........................................................................................      56
         No Solicitation of Transactions by Norrell.......................................................      57
         Boards' Covenant to Recommend....................................................................      58
         Employee Benefits and Benefit Plans..............................................................      59
         Indemnification and Insurance....................................................................      59
         Conditions.......................................................................................      60
         Termination......................................................................................      60
         Termination Fees.................................................................................      62
         Other Expenses...................................................................................      62
         Assignment, Amendment and Waiver.................................................................      63
Rights of Dissenting Shareholders.........................................................................      63
The Irrevocable Proxy and Merger Consideration Election Agreement.........................................      63
         Irrevocable Proxy................................................................................      63
         Merger Consideration Election Agreement..........................................................      63
Management and Operations After the Merger................................................................      63
         Guy W. Millner...................................................................................      64
         Share Ownership of Guy W. Millner................................................................      64
Unaudited Pro Forma Combined Financial Data...............................................................      64
Description of Interim Capital Stock......................................................................      70
         Authorized Capital Stock.........................................................................      70
         Interim Common Shares............................................................................      70
         Interim Preferred Shares.........................................................................      70
         Participating Preferred Share Purchase Rights....................................................      71
         Interim's Share Repurchase Program...............................................................      71
Comparative Rights of Shareholders........................................................................      72
         Election of Directors............................................................................      72
         Removal of Directors.............................................................................      73
         Vacancies on the Board of Directors..............................................................      73
         Action by Written Consent........................................................................      74
         Amendments to Charter............................................................................      74
         Amendments to By-laws............................................................................      74
         Special Meetings of Shareholders.................................................................      75





                                     (ii)

         Vote on Extraordinary Corporate Transactions.....................................................      75
         Rights of Inspection.............................................................................      76
         Dividends........................................................................................      76
         Appraisal Rights of Dissenting Shareholders......................................................      76
         Liability of Directors...........................................................................      77
         Indemnification of Directors and Officers;
         Directors' and Officers Insurance................................................................      78
         Preemptive Rights................................................................................      79
         Special Redemption Provisions....................................................................      79
         Shareholder Suits................................................................................      80
         Business Combination Restrictions................................................................      80
         Shareholders' Rights Agreement...................................................................      82
         Advance Notice for Nomination of Directors and Shareholder Proposals.............................      82
Other Interim Proposals...................................................................................      83
         Interim Proposal to Amend its Certificate of Incorporation to
              Increase Number of Authorized Common Shares.................................................      83
         Interim Proposal to Amend its Certificate of Incorporation to Delete the
              Requirement of the Affirmative Vote of the Holders of at Least Two-Thirds of
              the Outstanding Interim Common Shares to Amend, Modify, Alter or Repeal
              any Provision of  the By-laws...............................................................      84
Legal Matters.............................................................................................      84
Experts...................................................................................................      84
Where You Can Find More Information.......................................................................      85
Appendix A - Agreement and Plan of Merger, as amended ....................................................     A-1
Appendix B - Irrevocable Proxy and Merger Consideration Election Agreement................................     B-1
Appendix C - Opinion of NationsBanc Montgomery Securities LLC.............................................     C-1
Appendix D - Opinion of Goldman, Sachs & Co...............................................................     D-1
Appendix E - Certificate of Amendment to Interim's Certificate of Incorporation
                Increasing the Number of Authorized Common Shares.........................................     E-1
Appendix F - Certificate of Amendment to Interim's Certificate of Incorporation Deleting the
                Requirement of the Affirmative Vote of Holders of at Least Two-Thirds of the
                Outstanding Interim Common Shares to Amend, Modify, Alter or Repeal any
                Provision of the By-laws..................................................................     F-1


                      REFERENCES TO ADDITIONAL INFORMATION

         This document incorporates important business and financial information about our companies from documents that we have filed with the SEC but have not included in or delivered with this document. If you write or call us, we will send you these documents, excluding exhibits unless the exhibit is specifically incorporated by reference as an exhibit in this joint proxy statement/prospectus, without charge. You can contact us at:

Interim Services Inc.                                  Norrell Corporation
2050 Spectrum Boulevard                                3535 Piedmont Road N.E.
Ft. Lauderdale, Florida 33309                          Atlanta, Georgia  30305
(954) 489-6225                                         (404) 240-3000
Attn:  Deirdre A. Skolfield                            Attn:  Barbara Marxer
       Investor Relations Director                            Investor Relations

         PLEASE REQUEST DOCUMENTS BY JUNE 24, 1999 TO RECEIVE THEM BEFORE THE SPECIAL MEETINGS. IF YOU REQUEST ANY INCORPORATED DOCUMENTS, WE WILL MAIL THEM TO YOU BY FIRST CLASS MAIL, OR ANOTHER EQUALLY PROMPT MEANS, BY THE NEXT BUSINESS DAY AFTER WE RECEIVE YOUR REQUEST.

         See "Where You Can Find More Information" on page 85 for more information about the companies or the documents referred to in this document.




                                     (iii)

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:       WHY ARE INTERIM AND NORRELL PROPOSING TO MERGE?

A: The Interim Board of Directors believes that the merger is in the best interests of Interim and its shareholders and the Norrell Board of Directors believes that the merger is in the best interests of Norrell and its shareholders. To review the reasons for the merger in greater detail, see "The Merger -- Background of the Merger; -- Reasons for the Merger; Recommendations of the Boards of Directors" on pages 24 through 33.

Q: HOW DO NORRELL SHAREHOLDERS ELECT TO RECEIVE CASH INSTEAD OF INTERIM COMMON SHARES IN EXCHANGE FOR ANY OR ALL OF THEIR NORRELL COMMON SHARES?

A: By signing, dating and completing the enclosed election form and mailing or faxing it for receipt by 5:00 p.m., eastern daylight time, on June 30, 1999 to the exchange agent at:

         First Union National Bank
         Corporate Trust Operations
         1525 West W.T. Harris Boulevard, 3C3
         Charlotte, North Carolina 28288-1153
         Fax: 1-704-590-7628

         Norrell shareholders have the right to change or revoke their election at anytime before 5:00 p.m. eastern daylight time on June 30, 1999. If an election form is revoked, it will be treated as if no cash election had been made in the merger.

         If a Norrell shareholder has not submitted to the exchange agent a properly executed election form by 5:00 p.m. eastern daylight time on June 30, 1999, that holder's Norrell common shares will be exchanged for Interim common shares.

Q: HOW WILL NORRELL SHAREHOLDERS ELECTING TO RECEIVE CASH INSTEAD OF INTERIM COMMON SHARES IN THE MERGER KNOW THE AMOUNT OF CASH TO BE RECEIVED BY THEM?

A: Shareholders may call toll free 1-800-838-5854 at any time beginning June 4, 1999 to listen to a voice recording indicating the average daily closing price of Interim common shares from the beginning of the 20-trading day measurement period, through the day before the day of the recording. If the average closing price of Interim common shares for the 20-trading day measurement period is less than $12.00, shareholders will be informed that either Interim or Norrell has the right to call off the merger and will be advised to call again on a specified date for final information on the merger.

Q:       WHAT DO I NEED TO DO NOW?

A: After you have carefully read this document, just indicate on your proxy card how you want to vote. Sign and mail the proxy card in the enclosed prepaid return envelope marked "Proxy" as soon as possible so that your shares may be represented and voted at your special meeting.

         If you want to receive cash in the merger, your election form must be received by the exchange agent before 5:00 P.M. eastern daylight time on June 30, 1999.

Q: WHO IS ENTITLED TO VOTE ON THE MERGER, AND WHAT IS THE REQUIRED VOTE TO APPROVE THE MERGER?

A: In order to complete the merger, the Norrell shareholders and Interim shareholders must approve the merger. The affirmative vote of the holders of a majority of the outstanding Norrell common shares is required to approve the merger. The affirmative vote of the holders of a majority of the Interim common shares represented in person or by proxy at the Interim special meeting, assuming a quorum is present and assuming the number of votes cast on the merger proposal represents at least a majority of the outstanding Interim common shares, is required to approve the merger. Holders of a majority of the outstanding Norrell common shares entitled to vote, present or represented by proxy at the Norrell special meeting will constitute a quorum for the transaction of business at the Norrell special meeting. Holders of a majority of the outstanding Interim common shares entitled to vote, present or represented by proxy at the Interim special meeting will constitute a quorum for the transaction of business at the Interim special meeting. Interim and Norrell shareholders of record as of May 26, 1999 are entitled to vote on the merger.

         If Norrell shareholders fail to return their proxy, their shares will not be voted and will have the effect of a vote against the merger. If Norrell shareholders return a properly executed proxy but fail to vote their proxy, their shares will be counted for purposes of determining whether a quorum is present at the Norrell special meeting and will be voted "FOR" approval of the merger.

         If Interim shareholders fail to return their proxy, their shares will not be counted for the purpose of determining whether a quorum is present at the Interim special meeting and will not be voted on the merger proposal. If Interim shareholders return a properly executed proxy but fail to vote their proxy, their shares will be counted for purposes of determining whether a quorum is present at the Interim special meeting and will be voted "FOR" approval of the merger.

         THE BOARD OF DIRECTORS OF EACH COMPANY UNANIMOUSLY RECOMMENDS VOTING "FOR" THE MERGER.

Q:       DO ANY INTERIM OR NORRELL SHAREHOLDERS HAVE DISSENTERS' OR APPRAISAL
         RIGHTS?

A: Norrell shareholders and Interim shareholders have no dissenters' rights of appraisal or other rights to demand fair value for their shares by reason of the merger.

Q: IF MY BROKER HOLDS MY SHARES IN "STREET NAME," WILL MY BROKER VOTE MY SHARES FOR ME?

A: Your broker will vote your shares on the merger only if you provide instructions on how to vote. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares.

Q:       CAN I CHANGE MY VOTE AFTER I HAVE MAILED MY SIGNED PROXY CARD?

A: Yes. You can change your vote at any time before your proxy is voted at the special meeting. Just send a new, later dated, signed proxy card to your company's Secretary before your special meeting or attend your meeting and vote in person.

Q:       SHOULD NORRELL SHAREHOLDERS SEND IN STOCK CERTIFICATES AT THIS TIME?

A: No. After we complete the merger, First Union National Bank, the exchange agent, will send Norrell shareholders written instructions for exchanging their shares.

Q:       WHEN DO YOU EXPECT TO COMPLETE THE MERGER?

A: We expect to complete the merger promptly after the Norrell shareholders and the Interim shareholders have approved the merger, provided that the other conditions to the merger have been satisfied.

Q:       WHERE CAN I FIND MORE INFORMATION ABOUT THE COMPANIES?

A: Both companies file reports and other information with the SEC. You may read and copy this information at the SEC's public reference facilities. Please call the SEC at 1-800-SEC-0330 for information about these facilities. This information is also available at the Internet site maintained by the SEC at http://www.sec.gov and at the offices of the New York Stock Exchange. You may also request copies of these documents from us. See "Where Can You Find More Information" on page 85.

Q:       WHO CAN ANSWER MY QUESTIONS ABOUT THE MERGER?

A: If you are an Interim shareholder and you have questions, you may contact:

                             Interim Services Inc.
                            2050 Spectrum Boulevard
                         Ft. Lauderdale, Florida 33309
                        Attention: Deirdre A. Skolfield
                          Investor Relations Director
                        Telephone Number: (954) 489-6225

         If you are a Norrell shareholder and you have questions about the merger, you may contact:

                              Norrell Corporation
                            3535 Piedmont Road, N.E.
                             Atlanta, Georgia 30305
                              Attn: Barbara Marxer
                               Investor Relations
                        Telephone Number: (404) 240-3000

                                    SUMMARY

         THIS SUMMARY HIGHLIGHTS SELECTED INFORMATION FROM THIS DOCUMENT. IT DOES NOT CONTAIN ALL OF THE INFORMATION THAT MAY BE IMPORTANT TO YOU. WE URGE YOU TO READ CAREFULLY THE ENTIRE DOCUMENT AND THE OTHER DOCUMENTS REFERRED TO IN THIS DOCUMENT TO FULLY UNDERSTAND THE MERGER. FOR A GUIDE AS TO WHERE YOU CAN OBTAIN MORE INFORMATION ON INTERIM AND NORRELL GENERALLY, SEE "WHERE YOU CAN FIND MORE INFORMATION" ON PAGE 85. THE MERGER AGREEMENT IS ATTACHED AS ANNEX A TO THIS DOCUMENT. WE ENCOURAGE YOU TO READ THE MERGER AGREEMENT. IT IS THE LEGAL DOCUMENT THAT GOVERNS THE MERGER. WE HAVE ALSO INCLUDED PAGE REFERENCES PARENTHETICALLY TO DIRECT YOU TO A MORE COMPLETE DISCUSSION OF THE TOPICS PRESENTED IN THIS SUMMARY.

THE COMPANIES (SEE PAGE 19)

Interim Services Inc.
2050 Spectrum Boulevard
Fort Lauderdale, Florida 33309
(954) 938-7600

         Interim is a leader in identifying, assessing, deploying and measuring talent for a wide variety of businesses. Interim is organized into three operating segments which generally follow its management organization structure: North America, Europe and Australia/Asia. In each of its operating segments, Interim provides four services. Through these services - consulting, managed services, search/recruitment and flexible staffing - Interim provides solutions in the areas of information technology, finance, legal, sales/marketing, technical and human resources, as well as clerical, administrative and light industrial.

Norrell Corporation
3535 Piedmont Road N.E.
Atlanta, Georgia 30305
(404) 240-3000

         Norrell is a strategic workforce management company and a leading provider of staffing, outsourcing and professional services. Norrell is organized into three business groups: Staffing Services, which provides temporary administrative, teleservices and light industrial staffing; Outsourcing Services, which provides administrative services, teleservices and human resource services through outsourcing agreements that usually define the scope of work and contain specific service productivity and quality measurements; and Professional Services, which provides accounting staffing, information technology staffing, project management services, systems integration consulting services and executive placement. Norrell provides services through a network of over 460 offices which are located primarily in the United States.

MERGER CONSIDERATION (SEE PAGE 53)

         In the merger, Norrell shareholders will receive 0.9 Interim common share for each Norrell common share they own. Norrell shareholders may elect to exchange their shares for cash instead of Interim common shares in an amount per share equal to the greater of (a) 0.9 times the average closing price of Interim common shares on the New York Stock Exchange for the 20 trading days ending two days before the merger or (b) $16.00.

         There are two limitations on the amount of cash Interim will pay in the merger, and neither of these may be exceeded. The first limitation is that the total amount of cash paid by Interim may not exceed $175 million. The second limitation is that the total amount of cash payments to be made by Interim in the merger plus approximately $28,200,000, representing the amount of all payments made by Norrell or its affiliates since March 24, 1996 in connection with the purchase and redemption of Norrell common shares, may not exceed 49% of the sum of the total value of cash and shares to be delivered to Norrell shareholders in the merger plus approximately $28,200,000. We have required this second limitation to enable Norrell shareholders to defer the payment of federal income taxes on the gain, if any, from the exchange of their Norrell common shares for Interim common shares in the merger. See "The Merger -- Certain
U.S. Federal Income Tax Consequences" on page 50.

         If Norrell shareholders elect to receive cash in excess of the aggregate limitations described above, then the aggregate number of Norrell common shares making cash elections will be reduced on a PRO RATA basis among all Norrell shareholders making cash elections until these limitations are no longer exceeded. Further, if cash elections are made by holders of less than 10% of the issued and outstanding Norrell common shares, the principal shareholder of Norrell and his affiliates have agreed to make cash elections with respect to that number of their Norrell common shares which would cause at least 10% of the total merger consideration to be paid in cash.

         Interim will not issue fractional shares. Norrell shareholders will receive an amount of cash based on the Interim common share price instead of fractional shares.

OWNERSHIP OF INTERIM AFTER THE MERGER (SEE PAGE 23)

         Immediately after the merger, current Norrell shareholders will own a maximum of approximately 35.3% of the outstanding Interim common shares and current Interim shareholders will own a minimum of approximately 64.7% of the outstanding Interim common shares, assuming that cash elections are made with respect to only 10% of the Norrell common shares, which is the minimum percentage required under the merger agreement and the irrevocable proxy and merger consideration election agreement. These percentages may fluctuate based upon the actual number of Norrell common shares that elect to be exchanged for cash in the merger. These percentages also are based on the number of shares of each company outstanding on May 20, 1999.

COMPARATIVE PER SHARE MARKET PRICE INFORMATION (SEE PAGE 13)

         Interim common shares and Norrell common shares are listed on the New York Stock Exchange. For the five trading days before the announcement of the merger agreement, the average closing price of the Interim common shares was $18.0875 and the average closing price of the Norrell common shares was $12.85. On March 24, 1999, the day immediately before announcement of the merger agreement, the closing price of Interim common shares was $17.8125 and the closing price of Norrell common shares was $12.625. On May 20, 1999, the closing price of Interim common shares was $21.50 and the closing price of Norrell common shares was $18.00.

         If the merger occurred on May 20, 1999, the market value of 0.9 Interim common share that Norrell shareholders would have received in the merger for each Norrell common share would have been $19.35. While the exchange ratio is fixed, the market price of Interim common shares will fluctuate before the merger. We urge you to obtain current stock price quotations.

         As of May 18, 1999, 44,293,663 Interim common shares were outstanding. As of May 18, 1999, 26,743,981 Norrell common shares, and options to purchase 3,080,895 Norrell common shares, were outstanding.

OPINIONS OF FINANCIAL ADVISORS (SEE PAGE 33)

         INTERIM SHAREHOLDERS. In deciding to approve the merger, one of the many factors that Interim's Board of Directors considered was the March 24, 1999 written opinion of its financial advisor, NationsBanc Montgomery Securities LLC that, as of the date of the opinion, the merger consideration to be paid by Interim upon the closing of the merger was fair to Interim from a financial point of view.

         We have attached as Appendix C to this joint proxy statement/prospectus the full text of NationsBanc Montgomery's written opinion. The opinion sets forth assumptions made, matters considered and limitations on the review undertaken in connection with the opinion and is incorporated herein by reference. The opinion does not constitute a recommendation by NationsBanc Montgomery as to how any holder of Interim common shares should vote with respect to the merger. YOU SHOULD READ THE OPINION IN ITS ENTIRETY.

         NORRELL SHAREHOLDERS. In deciding to approve the merger, one of the many factors that Norrell's Board of Directors considered was the March 24, 1999 written opinion of its financial advisor, Goldman, Sachs & Co., to the effect that, as of the date of the opinion, the exchange ratio pursuant to the merger agreement was fair from a financial point of view to the holders of Norrell common shares. Goldman Sachs did not and does not express any opinion to any holder of Norrell common shares that is required to or elects to make a cash election with respect with respect to such holder's shares.

         We have attached as Appendix D to this joint proxy statement/prospectus the full text of Goldman Sachs' written opinion. The opinion sets forth assumptions made, matters considered and limitations on the review undertaken in connection with the opinion and is incorporated herein by reference. The opinion does not constitute a recommendation by Goldman Sachs as to how any holder of Norrell common stock should vote with respect to the merger. YOU SHOULD READ THE OPINION IN ITS ENTIRETY.

RECOMMENDATION TO SHAREHOLDERS (SEE PAGE 20)

         INTERIM SHAREHOLDERS. The Interim Board of Directors has unanimously determined that the merger is fair and is in the best interests of Interim and its shareholders, and has approved the merger. Accordingly, the Interim Board of Directors recommends that Interim shareholders vote to approve the merger.

         NORRELL SHAREHOLDERS. A special independent committee appointed by the Norrell Board of Directors concluded that the merger is fair and is in the best interests of Norrell and its shareholders, and recommended that the Norrell Board of Directors approve the merger. The Norrell Board of Directors also determined that the merger is fair and is in the best interests of Norrell and its shareholders. Accordingly, the Norrell Board of Directors recommends that Norrell shareholders vote to approve the merger.

NORRELL STOCK OPTIONS (SEE PAGE 54)

         Each outstanding option that Norrell has granted under its stock option plans to purchase one Norrell common share will be converted into an option to purchase 0.9 Interim common share at an exercise or purchase price per share equal to the exercise price per share in effect under the Norrell option DIVIDED BY 0.9, and otherwise on substantially the same terms and conditions as the former option to purchase Norrell common shares. Accordingly, the number of shares for which an option will be exercisable will decrease and the exercise price of each option will increase. The adjustments are intended to give to Norrell option holders the right to acquire the same number of Interim common shares that they would have been entitled to receive had they exercised their Norrell options immediately before the merger and the Norrell common shares they would have received upon this exercise were exchanged in the merger for Interim common shares. Also, the adjustments allow the total consideration payable upon exercise of the options after the merger to be the same as that which would have been paid upon exercise of the options before the merger.

ACCOUNTING TREATMENT (SEE PAGE 49)

         Interim will account for the merger under the purchase method of accounting, in accordance with generally accepted accounting principles. Under the purchase method of accounting, Interim will allocate the purchase price of Norrell, including direct costs of the merger, to the assets acquired and liabilities assumed based upon their estimated relative fair values, with the excess purchase consideration allocated to goodwill. Interim amortizes goodwill and other intangible assets using the straight-line method over their estimated useful lives, not to exceed 40 years.

CONDITIONS TO COMPLETION OF THE MERGER (SEE PAGE 60)

         We will not complete the merger unless a number of conditions have been satisfied or waived. These conditions include:

         o        approval of the merger by the shareholders of each company;

         o expiration of time periods under applicable federal antitrust laws;

         o        the absence of any legal prohibitions against the merger; and

         o material compliance by Interim and Norrell with their obligations under the merger agreement.

TERMINATION OF THE MERGER AGREEMENT (SEE PAGE 60)

         The companies may agree in writing to terminate the merger agreement at any time without completing the merger, even after the shareholders of both companies have approved the merger.

         In addition, either Interim or Norrell may decide to terminate the merger agreement if:

         o the merger has not been completed by September 30, 1999 or if any conditions to the obligations of Interim or Norrell have not been satisfied or waived by that date;

         o the shareholders of the other company fail to approve the merger;

         o any governmental entity issues a final and non-appealable order making the merger illegal or prohibiting the merger;

         o the other company breaches its representations or fails to perform its obligations under the merger agreement in a material manner, and the breach or failure to perform is not cured or waived under the terms of the merger agreement; or

         o if the average of daily closing sale prices for Interim common shares on the New York Stock Exchange for the twenty consecutive full trading days ending on the close of trading on the second trading day before the merger is less than $12.00.

COMPENSATION PAYABLE IF MERGER IS NOT COMPLETED AND EFFECT OF THAT PAYMENT (SEE PAGE 62)

         If the merger is not completed because the Norrell Board of Directors withdraws its recommendation of the merger, or recommends an alternative transaction involving a merger, share exchange, consolidation or transfer of substantially all of the assets of Norrell, Norrell will be required to pay Interim a fee of $10 million plus actual documented expenses incurred by Interim in connection with the merger in an amount up to $1 million. This fee could discourage other companies from trying or proposing to combine with or acquire Norrell.

         If the merger agreement is terminated by either party in accordance with any of the other provisions of the merger agreement, that party is obligated to reimburse the other party for its actual documented expenses incurred in connection with the merger, in an amount up to $1 million.

INTERESTS OF MEMBERS OF INTERIM'S AND NORRELL'S BOARDS OF DIRECTORS AND MANAGEMENT IN THE MERGER (SEE PAGE 47)

         Some of Norrell's directors and executive officers have interests in the merger that may be deemed to conflict with those of Norrell shareholders or that are in addition to their interests as Norrell shareholders. These interests include employment agreements, stock options and continuation as Interim directors. You should be aware of these interests because they may conflict with your interests.

         As a condition to the completion of the merger, Interim has agreed to appoint Guy W. Millner, the principal shareholder and a director of Norrell, or his designee, to the Interim Board of Directors. In addition, there are officers of Norrell who are entitled to severance benefits in the event their employment is terminated following the merger. The Norrell Board of Directors was aware of these interests and concluded that these interests did not detract from the fairness of the merger to the Norrell shareholders.

         On May 18, 1999, Interim directors and executive officers and their affiliates beneficially owned 318,699 Interim common shares, excluding shares which may be acquired upon exercise of options. This is approximately 0.7% of the then outstanding Interim common shares. Each of the directors and executive officers of Interim has indicated that he or she intends to vote these shares to approve the merger.

         On May 18, 1999, Norrell directors and executive officers and their affiliates beneficially owned 10,528,568 Norrell common shares, excluding shares which may be acquired upon exercise of options. This is approximately 40% of the then outstanding Norrell common shares. Each of the directors and executive officers of Norrell has indicated that he or she intends to vote these shares to approve the merger.

COMPARISON OF RIGHTS OF NORRELL SHAREHOLDERS AND INTERIM SHAREHOLDERS (SEE PAGE 72)

         After the merger, Norrell shareholders who do not receive cash for all of their Norrell common shares will become Interim shareholders. Because Norrell is a Georgia corporation and Interim is a Delaware corporation, the rights of the Norrell shareholders who become Interim shareholders will be governed by Delaware law instead of Georgia law and by Interim's Certificate of Incorporation and By-laws instead of Norrell's Articles of Incorporation and By-laws.

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES (SEE PAGE 50)

         We have structured the merger so that Norrell shareholders will not recognize any taxable gain or loss as a result of the merger, except to the extent of cash received in the merger, and Interim shareholders will not recognize any taxable gain or loss as a result of the merger. As a condition to the completion of the merger, Interim and Norrell will receive an opinion from legal counsel to this effect. However, you are urged to consult your own tax advisors.

REGULATORY MATTERS (SEE PAGE 52)

         Interim and Norrell are prohibited from completing the merger under U.S. antitrust laws until they have furnished information and materials to the Antitrust Division of the Department of Justice and the Federal Trade Commission and a required waiting period has ended. The required notification and report forms were filed by Interim, Norrell and the principal shareholder of Norrell, and early termination of the waiting period was granted on April 26, 1999. The Department of Justice and the Federal Trade Commission will continue to have the authority to challenge the merger on antitrust grounds before or after the merger is completed even though the waiting period ended.

         Upon completion of the merger, Interim will acquire Norrell's healthcare business. Interim is required to obtain the approval of the New York Public Health Council to acquire Norrell's healthcare business in New York. The

New York State Department of Health has stated that, based upon Interim's representation that it intends to divest itself of the healthcare business after the merger, it will not require Interim to submit applications for approval of the change in control resulting from the merger before a buyer is identified.

IRREVOCABLE PROXY AND MERGER CONSIDERATION ELECTION AGREEMENT (SEE PAGE 63)

         IRREVOCABLE PROXY OF GUY W. MILLNER. On March 24, 1999, Guy W. Millner, the principal shareholder and a director of Norrell, and certain of his affiliates granted an irrevocable proxy to Interim in which they agreed to vote their Norrell common shares to approve the merger. The irrevocable proxy terminates if the Norrell Board of Directors withdraws its approval or recommendation of the merger, or if the merger agreement is terminated. As of May 18, 1999, Mr. Millner and these affiliates owned of record approximately 35% of the outstanding Norrell common shares, and this irrevocable proxy makes it likely that the merger will receive the required approval of Norrell shareholders.

         MERGER CONSIDERATION ELECTION AGREEMENT. On March 24, 1999, Guy W. Millner and an affiliate of Mr. Millner agreed, if cash elections are made with respect to less than 10% of the issued and outstanding Norrell common shares, to make cash elections with respect to the number of their Norrell common shares which would cause at least 10% of the total merger consideration to be paid in cash.

         The Irrevocable Proxy and Merger Consideration Election Agreement is attached to this document as Appendix B.

OTHER INTERIM PROPOSALS (SEE PAGE 83)

         Interim is also presenting the following proposals to its shareholders at the Interim special meeting:

         o A proposal to approve an amendment to Interim's Certificate of Incorporation to increase the number of authorized common shares from 100,000,000 common shares to 200,000,000 common shares; and

         o A proposal to approve an amendment to Interim's Certificate of Incorporation to correct an inconsistency in Interim's Certificate of Incorporation by deleting the requirement of the affirmative vote of holders of at least two-thirds of the outstanding Interim common shares to amend, alter, modify or repeal any provision of its By-laws.

         The proposal to increase the number of authorized common shares is conditioned on the closing of the merger. Approval of the proposal to increase the number of authorized common shares requires the favorable vote of a majority of the outstanding Interim common shares. Approval of the proposal to delete the requirement of a two-thirds shareholder vote to amend the By-laws requires the favorable vote of the holders of at least two-thirds of the outstanding Interim common shares.

         THE INTERIM BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT INTERIM SHAREHOLDERS VOTE TO APPROVE EACH OF THE FOREGOING PROPOSALS.

INTERIM'S SHARE REPURCHASE PROGRAM (SEE PAGE 71)

         On April 2, 1999, Interim's Board of Directors authorized a share repurchase program to allow Interim to purchase up to 3.3 million Interim common shares. As of May 20, 1999, 3,005,300 Interim common shares have been repurchased at an average price of $16.0455 per share.

         Purchases have been made in open market transactions at prevailing prices and through privately negotiated transactions. Interim has financed the repurchases from working capital and borrowings under its existing credit facilities.

         The share repurchase program was implemented principally to acquire shares which will be delivered to Norrell shareholders upon completion of the merger.

SELECTED FINANCIAL DATA

         INFORMATION ABOUT FINANCIAL DATA AND EXPLANATION OF PERIODS PRESENTED:

         The following tables show selected historical financial data for each of our companies. We base the information in the following tables on the historical financial information of our companies that we have presented in our prior filings with the SEC. When you read the selected financial information we provide in the following tables, you should also read the historical financial information and the more detailed financial information in the other documents to which we refer. Interim operates on a 52-53 week fiscal year ending on the last Friday in December of each year. Norrell operates on a 52-53 week fiscal year ending on the Sunday closest to the end of October of each year. A 53rd week occurs in one of every 5 or 6 fiscal years depending on the timing of leap years. The 1997 fiscal year of Norrell included 53 weeks compared to 52 weeks for the 1998 and 1996 fiscal years. The 1994 fiscal year of Interim included 53 weeks compared to 52 weeks for its other fiscal years. For instructions on how to obtain documents each of our companies has filed with the SEC, see "Where You Can Find More Information" on page 85.

         INTERIM SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

         In the following table, we provide you with selected historical consolidated financial information of Interim. We prepared this information using the consolidated financial statements of Interim as of the dates indicated and for each of the fiscal years in the five year period ended December 25, 1998 and as of and for the three month period ended March 26, 1999. We derived the consolidated income statement and balance sheet data as of December 25, 1998 and December 26, 1997 and for each of the years in the three year period ended December 25, 1998 from financial statements audited by Deloitte & Touche LLP, independent accountants for Interim. We derived the remaining data from the unaudited consolidated financial statements and the SEC filings of Interim. Please consider the following information when reading this financial information:

         o Revenues for Interim's former healthcare business, which was sold effective September 26, 1997, are included through the date of the disposition.

         o The gain from the sale of the healthcare business is presented before taxes. The taxes on this gain were $5,272,000.

         o On May 23, 1996, Interim completed a merger with Brandon Systems, an information technology staffing company, which was treated for accounting purposes as a pooling-of-interests. Merger expense represents all fees and expenses related to the merger consolidation and restructuring of Interim and Brandon. Prior years have been restated for this merger.

         o Basic earnings per share, diluted earnings per share and weighted average shares take into account Interim's two-for-one-stock split in fiscal 1997. Prior years stock data has been restated for this stock split.


                                    QUARTER                                      FISCAL YEAR ENDED
                                     ENDED        ----------------------------------------------------------------------------------
                                    MARCH 26,       DECEMBER 25,      DECEMBER 26,     DECEMBER 27,    DECEMBER 29,    DECEMBER 30,
                                      1999              1998              1997             1996            1995            1994
                                ----------------- ----------------- ----------------- --------------- --------------- --------------
                                                   (IN THOUSANDS, EXCEPT PER SHARE DATA AND OPERATING INFORMATION)
INCOME STATEMENT DATA:
Revenues:
Commercial division............      $  566,031        $1,890,113        $1,418,667         $915,883        $657,005        $537,297
Healthcare.....................              --                --           189,589          231,268         207,242         167,399
                                ---------------   ---------------   ---------------   --------------  --------------  --------------
   Total revenues..............         566,031         1,890,113         1,608,256        1,147,151         864,247         704,696
Expenses:
Cost of services...............         377,686         1,255,319         1,081,113          795,789         600,169         491,404
                                ---------------   ---------------   ---------------   --------------  --------------  --------------
   Gross profit................         188,345           634,794           527,143          351,362         264,078         213,292
Selling, general and
  Administrative...............         135,577           432,281           363,152          243,652         177,105         137,859
Licensee commissions...........          11,714            50,791            45,091           39,500          37,295          33,796
                                ---------------   ---------------   ---------------   --------------  --------------  --------------
   Results of operations.......          41,054           151,722           118,900           68,210          49,678          41,637
Amortization of intangibles....           6,874            22,550            18,492            8,802           6,884           6,041
Interest expense...............           6,590            30,157            25,271            5,696             990             112
Interest income................            (774)           (6,338)           (1,002)              --              --              --
Gain on sale of
   Healthcare business.........              --                --            (5,300)              --              --              --
Merger expense.................              --                --                --            8,600              --              --
                                ---------------   ---------------   ---------------   --------------  --------------  --------------
Earnings before income taxes &
   extraordinary item..........          28,364           105,353            81,439           45,112          41,804          35,484
Income taxes...................          12,480            46,776            38,928           22,097          18,071          16,028
                                ---------------   ---------------   ---------------   --------------  --------------  --------------
Earnings before extraordinary
   Item........................          15,884            58,577            42,511           23,015          23,733          19,456
Extraordinary item-early
 extinguishment of debt, net of
 income taxes..................              --             2,773                --               --              --              --
                                ===============   ===============   ===============   ==============  ==============  ==============
Net earnings...................         $15,884           $55,804           $42,511          $23,015         $23,733         $19,456
                                ===============   ===============   ===============   ==============  ==============  ==============
Basic earnings per share:
Earnings before
  extraordinary item...........           $0.34             $1.32             $1.08            $0.71           $0.77           $0.64
Extraordinary item.............              --             (0.06)               --               --              --              --
                                ---------------   ---------------   ---------------   --------------  --------------  --------------
Net earnings...................           $0.34             $1.26             $1.08            $0.71           $0.77           $0.64
                                ===============   ===============   ===============   ==============  ==============  ==============
Diluted earnings per share:
Earnings before
   extraordinary item..........           $0.33             $1.29             $1.05            $0.69           $0.76           $0.63
Extraordinary item.............              --             (0.06)               --               --              --              --
                                ---------------   ---------------   ---------------   --------------  --------------  --------------
Net earnings...................           $0.33             $1.23             $1.05            $0.69           $0.76           $0.63
                                ===============   ===============   ===============   ==============  ==============  ==============
Earnings per share (excluding
  merger expenses):
   Basic.......................              --                --                --            $0.94              --              --
   Diluted.....................              --                --                --            $0.91              --              --

Weighted average shares:
   Basic.......................          47,386            44,237            39,305           32,450          30,804          30,386
   Diluted.....................          53,318            48,244            40,407           33,418          31,324          30,782

BALANCE SHEET DATA:
Total assets...................      $1,537,452        $1,613,444        $1,091,734         $512,490        $424,489        $275,364
Long-term debt.................         441,455           426,856           379,197               --          60,000              --
Working capital................         133,574           126,285            73,210          169,283          67,526          81,997

OPERATING INFORMATION:
Commercial offices.............             878               877               706              593             537             424
Healthcare offices.............              --                --                --              405             403             372
                                ===============   ===============   ===============   ==============  ==============  ==============
                                            878               877               706              998             940             796
                                ===============   ===============   ===============   ==============  ==============  ==============


         NORRELL SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

         In the following table, we provide you with selected historical consolidated financial information of Norrell. We prepared this information using the consolidated financial statements of Norrell as of the dates indicated and for each of the fiscal years in the five year period ended November 1, 1998 and as of and for the three months ended January 31, 1999. We derived the consolidated income statement and balance sheet data as of and for each of the fiscal years in the five year period ended November 1, 1998 from Norrell's financial statements audited by Arthur Andersen LLP, independent public accountants for Norrell. We derived the income statement and balance sheet data as of and for the three months ended January 31, 1999 from the unaudited consolidated financial statements prepared by Norrell. We derived the remaining data from the unaudited consolidated financial statements and the SEC filings of Norrell.


                                  THREE MONTHS
                                      ENDED                                 FISCAL YEAR ENDED
                                   JANUARY 31,  ---------------------------------------------------------------------------
                                       1999      NOVEMBER 1,     NOVEMBER 2,    OCTOBER 27,    OCTOBER 29,    OCTOBER 30,
                                   (UNAUDITED)       1998            1997           1996          1995           1994
                                 -------------  --------------- --------------- ------------- -------------- --------------
                                              (IN THOUSANDS, EXCEPT PER SHARE DATA AND OPERATING INFORMATION)

  INCOME STATEMENT DATA:
  Revenues:
  Commercial division..........       $345,775     $1,373,998      $1,264,038      $977,806       $804,821       $667,780
  Healthcare ..................          8,844         36,520          36,001        36,071         37,539         34,141
                                  -------------  -------------- --------------- ------------- -------------- --------------
     Total revenues............        354,619      1,410,518       1,300,039     1,013,877        842,360        701,921
  Expenses:
  Cost of services.............        274,481      1,091,985       1,014,048       795,013        656,517        543,330
                                  -------------  -------------- --------------- ------------- -------------- --------------
     Gross profit..............         80,138        318,533         285,991       218,864        185,843        158,591
  Selling, general and
     administrative............         54,803        209,202         177,264       140,070        121,956        106,282
  Licensee commissions                   8,876         36,504          38,983        34,025         31,409         25,828
  Year 2000 Remediation........          3,149          3,876              --            --             --             --
  Non-recurring charge.........             --             --          17,700            --             --             --
                                  -------------  -------------- --------------- ------------- -------------- --------------
     Results of operations.....         13,310         68,951          52,044        44,769         32,478         26,481
  Amortization of intangibles            1,382          4,640           3,617         1,015            641          1,486
  Recovery of preferred
     stock investment..........             --             --              --            --             --         (5,000)
  Interest expense.............          1,867          5,102           6,989         1,200            365          1,956
  Interest income..............           (136)          (586)           (346)         (481)          (428)          (497)
  Other (income) expense.......             56            918           2,332         1,966          2,056            905
                                  -------------  -------------- --------------- ------------- -------------- --------------
  Earnings before income taxes          10,141         58,877          39,452        41,069         29,844         27,631
  Income taxes.................          3,803         22,078          14,994        15,812         12,518         11,827
                                  -------------  -------------- --------------- ------------- -------------- --------------
     Income from continuing
     operations................           6,338         36,799          24,458        25,257         17,326        15,804
  Discontinued operations:
     Loss on disposal, net.....              --             --              --            --          (348)            --
  Cumulative effect of change
  in accounting principle......              --             --              --            --             --         3,414
                                  ============= =============== =============== ============= ============== ==============
  Net Earnings.................         $6,338        $36,799         $24,458       $25,257        $16,978        $19,218
                                  ============= =============== =============== ============= ============== ==============
  Earnings from continuing
  operations per share:
     Basic.....................          $0.24          $1.35           $0.99         $1.08          $0.75          $0.73
     Diluted...................          $0.23          $1.29           $0.91         $1.00          $0.71          $0.69

  Weighted average shares:
     Basic.....................         26,273         27,205          24,660        23,408         23,040         21,714
     Diluted...................         27,156         28,440          26,747        25,344         24,357         22,782

  BALANCE SHEET DATA:
     Total assets..............       $496,687       $509,284        $438,844      $263,231       $182,024       $153,243
     Long-term debt............         91,817         92,510          60,129        23,316          2,057            386
     Working capital...........        108,133        104,134         113,314        64,590         55,492         46,952

  OPERATING INFORMATION:
     Commercial offices........            430            453             457           390            337            290
     HealthCare offices........             12             12              11            11             15              9
                                  ============= =============== =============== ============= ============== ==============
                                           442            465             468           401            352            299
                                  ============= =============== =============== ============= ============== ==============


COMPARATIVE PER SHARE DATA

         Presented below is net income per common share and book value per common share data for Interim and Norrell on an historical basis and on a pro forma basis. We derived the Interim pro forma data by combining historical consolidated financial information of Interim and pro forma Norrell financial information using the purchase method of accounting for business combinations, all on the basis described under "Unaudited Pro Forma Combined Financial Data" on page 64. The pro forma per equivalent common share data represents the equivalent of one Norrell common share to one Interim common share. We calculated this data by multiplying the pro forma per common share data of Interim by 0.9.

         You should read the respective audited and unaudited consolidated financial statements and related notes of both Interim and Norrell, which are incorporated by reference into this joint proxy statement/prospectus. The unaudited pro forma data set forth below may not necessarily reflect the financial condition or results of operations of Interim that would have actually resulted had the merger occurred as of the date and for the periods indicated or reflect the future earnings of Interim.

                                          Year Ended             Three Months
                                         December 25,                Ended
              INTERIM                        1998               March 26, 1999
              -------                    ------------           --------------
HISTORICAL PER COMMON SHARE:
   Net income - Diluted..................... $ 1.29*                $ 0.33
   Book value............................... $15.59                 $15.63
PRO FORMA PER COMMON SHARE:
   Net income...............................  $1.24*                $ 0.28
   Book value...............................     --                 $17.49


                                                                 Three Months
                                         Year Ended                 Ended
              NORRELL                  November 1, 1998        January 31, 1999
              -------                  ----------------        ----------------
HISTORICAL PER COMMON SHARE:
   Net income - Diluted.....................  $1.29                 $ 0.23
   Book value...............................  $8.77                 $ 8.84
PRO FORMA PER EQUIVALENT COMMON SHARE:
   Net income...............................  $1.12                 $ 0.25
   Book value...............................     --                 $15.74

*Before Extraordinary Item for 1998.

MARKET PRICES AND DIVIDENDS

         The following table shows the range of the high and low closing prices of Interim common shares and Norrell common shares, as reported by the New York Stock Exchange for the periods presented. Interim has never paid any cash dividends on its common shares. Norrell has paid a $0.04 dividend per share for each of the periods shown. All information takes into account Interim's two-for-one stock split for shareholders of record on August 18, 1997.




                                          Interim Common Shares                Norrell Common Shares
                                     ---------------------------------    --------------------------------
                                         High               Low               High              Low
                                     --------------    ---------------    --------------   ---------------
Calendar Year 1997
---------------------------------
   First Quarter...............          $21.5625           $17.125           $29.875          $23.75
   Second Quarter..............          $22.25             $17.5625          $35.125          $24.375
   Third Quarter...............          $28.125            $21.75            $34.375          $28.50
   Fourth Quarter..............          $31.00             $23.625           $35.75           $16.5625
Calendar Year 1998
---------------------------------
   First Quarter...............          $33.75             $23.25            $24.0625         $18.125
   Second Quarter..............          $34.1875           $27.00            $24.50           $18.8125
   Third Quarter...............          $30.75             $19.375           $21.25           $11.875
   Fourth Quarter..............          $23.375            $13.75            $16.375          $12.50
Calendar Year 1999
---------------------------------
   First Quarter...............          $23.875            $14.25            $18.1875         $12.0625


         The following table sets forth:

         1. the average closing price on the New York Stock Exchange of Interim common shares and Norrell common shares for the five trading days before the public announcement of the proposed merger;

         2. the closing prices of Interim common shares and Norrell common shares on the New York Stock Exchange on March 24, 1999, the last trading day before the public announcement of the proposed merger, and on May 20, 1999; and

         3. the pro forma price per share determined by multiplying the applicable price of Interim common shares by the 0.9-to-one exchange ratio.


                                          Interim                 Norrell
                                           Common                  Common                  Pro
                                           Shares                  Shares                 Forma
                                    --------------------- ---------------------  ----------------------
Average closing price for the
  five trading days before the
  announcement of the merger................$18.0875              $12.85                $16.27875

Closing price on March 24,
  1999, the last trading day
  before the announcement of
  the merger................................$17.8125              $12.625               $16.03125

Closing price on May 20,
  1999......................................$21.50                $18.00                $19.35

         Interim has never paid nor does it intend to pay cash dividends on any of its common shares. Interim is also prohibited from paying cash dividends on its common shares because of restrictions under Interim's existing credit facilities. Norrell is prohibited by the merger agreement from declaring any further cash dividends on any of its common shares.

                                  RISK FACTORS

         YOU SHOULD CONSIDER THE FOLLOWING MATTERS IN DECIDING WHETHER TO VOTE IN FAVOR OF THE MERGER. YOU ALSO SHOULD CONSIDER THE OTHER INFORMATION INCLUDED IN THIS DOCUMENT. THESE MATTERS HAVE BEEN GROUPED UNDER TWO SEPARATE HEADINGS:
"RISKS RELATING TO THE MERGER," WHICH DISCUSS THE RISKS OF COMBINING OUR COMPANIES, RISKS UNDER THE MERGER AGREEMENT AND POTENTIAL CONFLICTS OF INTEREST, AND "INDUSTRY AND BUSINESS RISKS," WHICH DISCUSS THE RISKS OF THE STAFFING SERVICES INDUSTRY AND OUR BUSINESS. SEE "CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION" ON PAGE 18.

RISKS RELATING TO THE MERGER

WE CANNOT ASSURE YOU THAT INTERIM AND NORRELL WILL BE SUCCESSFULLY COMBINED.

         If we cannot successfully combine our operations, we may experience a material negative effect on our business, financial condition or results of operations. The merger involves the combining of companies that have previously operated separately and competed with each other. This involves a number of risks, including:

         o demands on management related to the significant increase in size of Interim after the merger;

         o the diversion of management's attention to the combining of operations;

         o difficulties in the combining of operations and systems, including plans to update systems for "Year 2000" compliance;

         o        challenges in keeping customers and key employees; and

         o        potential adverse effects on operating results.

         Also, an element of Interim's growth strategy has been the pursuit of strategic acquisitions that either expand or complement its business. Future acquisitions may further complicate the process of combining the operations of Interim and Norrell.

WE MAY NOT ACHIEVE THE EXPECTED COST SAVINGS AND OTHER BENEFITS OF THE MERGER AND WE WILL HAVE SIGNIFICANT MERGER RELATED COSTS THAT MAY HAVE A MATERIAL NEGATIVE EFFECT ON OUR RESULTS OF OPERATIONS.

         We may not be able to maintain the levels of operating efficiency that we have achieved or may achieve separately. Because of difficulties in combining operations, we may not be able to achieve the cost savings and other size related benefits that we hope to achieve after the merger. We expect that cost savings and other benefits from the merger will exceed those which we could achieve separately. Our cost savings estimates are based on many assumptions, including future revenue levels and other operating results, the availability of funds for investment, the timing of events, as well as general industry and business conditions and other matters. Many of these factors are beyond our control. Our actual cost savings, if any, could differ from our estimates and these differences could be material. There may be unforeseen costs and expenses or other factors that will offset the estimated cost savings or other components of our plan. They also may result in delays in the realization of cost savings.

         We will have substantial costs in connection with the merger. The merger will result in transaction fees and direct costs of approximately $12 million that will be capitalized. The costs of combining our companies will also result in one-time charges and future costs to the results of operations of the combined company, such as personnel related costs, system integration costs and other costs. The actual amount of these charges cannot be determined until the plan for combining our companies is completed. These charges may have a material negative effect on the combined company's results of operations. See "Unaudited Pro Forma Combined Financial Data" beginning on page 64.

FLUCTUATIONS IN THE MARKET PRICE OF INTERIM COMMON SHARES MAY REDUCE THE CONSIDERATION TO BE RECEIVED BY THE HOLDERS OF NORRELL COMMON SHARES IN THE MERGER.

         The trading price of Interim common shares upon the completion of the merger may vary significantly from the price on the date of the merger agreement, the date of this joint proxy statement/prospectus or the date of the Norrell special meeting. These variances may be due to changes in the business, operations, results and prospects of Interim or Norrell, as well as general market and economic conditions. Because the Norrell shareholders will receive
0.9 Interim common share for each Norrell common share they own in the merger, any decrease in the market price of Interim common shares will reduce the value of the consideration to be received by Norrell shareholders in the merger. Even if the Norrell shareholders elect to receive cash instead of Interim common shares in the merger, a decrease in the market price of Interim common shares is likely to reduce the value to be received by Norrell shareholders in the merger because (a) the cash payment is based upon the closing price of Interim common shares during the 20 trading days ending two days before the merger; (b) the limitations on the aggregate amount of cash that may be paid to Norrell shareholders in the merger; and (c) the requirement that a substantial amount of the total merger consideration consists of Interim common shares.

THE TERMINATION FEE MAY DISCOURAGE OTHER COMPANIES FROM TRYING TO COMBINE WITH OR ACQUIRE NORRELL EVEN IF THESE BIDS OFFER HIGHER IMMEDIATE VALUE TO SHAREHOLDERS.

         Norrell has agreed to a termination fee that could discourage other companies from trying to or proposing to combine with or acquire Norrell in an alternative transaction. The alternative transaction may be superior for Norrell's shareholders than the merger with Interim. If the merger is not completed because of a possible superior alternative transaction involving Norrell or because the Norrell Board of Directors withdraws or fails to reaffirm its approval of the merger, Norrell will be required to pay a substantial termination fee to Interim of $10 million plus up to $1 million of the actual documented expenses incurred by Interim in connection with the merger.

         If this termination fee were to be paid, Norrell would experience a material negative impact on its financial condition and results of operations. This may discourage other companies from trying to or proposing to combine with Norrell. See "The Merger Agreement -- Termination Fees" beginning on page 62.

OFFICERS AND DIRECTORS OF NORRELL HAVE AGREEMENTS AND OTHER ARRANGEMENTS THAT MAY CREATE POTENTIAL CONFLICTS OF INTEREST WITH NORRELL SHAREHOLDERS REGARDING THE MERGER.

         When considering the recommendations of the Board of Directors of each company, you should be aware that some executive officers of Norrell and some members of the Norrell Board of Directors may have interests in the merger that are different from yours. These interests include rights they have under employment agreements, their stock options and the fact that one director of Norrell will be appointed as an Interim director. These interests may create potential conflicts. Our Boards of Directors were aware of these possible conflicts of interest of Norrell's directors and officers when they approved the merger. See "The Merger -- Interests of Members of Norrell's Board of Directors and Management in the Merger" on page 47.

INDUSTRY AND BUSINESS RISKS

THE STAFFING SERVICES INDUSTRY IS COMPETITIVE.

         The staffing services industry is competitive. We may encounter increased competition in the future, which could significantly harm our results of operations or financial condition. There are few barriers to entry by potential competitors at the local level. We face significant competition in the markets we serve and will continue to face significant competition in any geographic markets or industry sectors that we may enter. In each market in which we operate, we compete for both clients and qualified personnel with other firms offering staffing services. The majority of our competitors are significantly smaller than us. However, certain of our competitors have greater marketing and financial resources than us. Many of our clients use more than one staffing services company and it is common for a major client to use several staffing services companies at the same time. In recent years, however, there has been a significant increase in the number of large potential clients consolidating their staffing services purchases with a single company or with a small number of companies. The trend to consolidate staffing services purchases has in some cases made it more difficult for us to obtain business from potential clients who have already contracted to fill their staffing needs with our competitors. In addition, consulting and accounting firms have begun to offer services in certain of our markets. We also face the risk that certain of our current and prospective clients may decide to provide similar services internally or use independent contractors.

DOWNTURNS IN THE LOCAL ECONOMIES IN WHICH WE OPERATE MAY RESULT IN A REDUCTION IN THE DEMAND FOR OUR SERVICES.

         We conduct our business in many countries. An economic downturn in a country or a region in which we operate may reduce the demand for our staffing services in that country or region and could impair our results of operations or financial condition. During economic downturns, the use of temporary and contract employees usually is curtailed, the recruitment of permanent employees is reduced and competitive pricing pressures usually are increased. As economic activity increases, temporary and contract employees often are added to the workforce before permanent employees are hired. During periods of increased economic activity and generally higher levels of employment in a particular country or region, the competition among staffing firms for qualified personnel in that country or region becomes even greater. There can be no assurance that during these periods we will be able to recruit the personnel necessary to fill our clients' needs.

OUR OPERATIONS MAY SUFFER FROM COMPUTER PROBLEMS RELATING TO THE YEAR 2000.

         Year 2000 issues exist when computers record dates using two digits rather than four and then use the dates for arithmetic operations, comparisons or sorting. A two-digit recording may recognize a date using "00" as 1900 rather than 2000, which could cause computer systems to perform inaccurate comparisons or fail to operate. Norrell has budgeted $18 to $25 million to test for and, if necessary, correct existing Year 2000 problems. Interim has budgeted $750,000 to test for and, if necessary, correct existing Year 2000 problems. Although management believes that the existing Year 2000 problems will be remediated, no assurance can be given that such remediation will take place. Moreover, if the vendors or clients with which the combined company does business do not take adequate preventative action, Year 2000 problems of these vendors or clients could damage the combined company's business, financial condition and results of operations.

WE DEPEND ON THE AVAILABILITY OF QUALIFIED PERSONNEL.

         We depend upon our ability to attract qualified personnel who possess the skills and experience necessary to meet the staffing requirements of our clients. We must continually evaluate and upgrade our base of available qualified personnel to keep pace with changing client needs and emerging technologies. Competition for individuals with proven professional or technical skills is intense, and demand for these individuals is expected to remain very strong for the foreseeable future. In particular, our intellectual technology operations depend on the recruitment of qualified personnel, many of whom are from outside the United States. Government regulations currently impose a quota on the number of foreign persons having this expertise who are permitted to work in the United States.

DEPARTURE OF KEY PERSONNEL COULD HARM OUR BUSINESS.

         We are highly dependent on our management. Our continued success will depend in large part on the abilities and continued services of Raymond Marcy, Interim's Chairman, President and Chief Executive Officer, and certain other officers and key employees. The loss of Mr. Marcy or other officers and key employees could harm our business.

WE ARE SUBJECT TO CLAIMS AND LIABILITY AS A SIGNIFICANT EMPLOYER.

         Because we are one of the largest employers in the United States, we incur risks specifically associated with being a significant employer that could increase our cost of doing business. These risks include possible claims of discrimination and harassment, employment of illegal aliens, errors and omissions by our flexible staff, particularly for the acts of temporary professionals, misuse or misappropriation of client funds or proprietary information and other similar claims. While we maintain insurance coverage for general liability, errors and omissions and employee theft, this insurance coverage may not be adequate in scope or amount to cover our liability. The failure of any of our personnel to observe our policies and guidelines intended to reduce exposure to these risks, relevant client policies and guidelines, or applicable, national, regional or local laws, rules or regulations, or other circumstances that cannot be predicted, could result in negative publicity and the payment by us of monetary damages or fines, or have other material adverse effects upon our business. We are also exposed to potential claims associated with the placement process. Because of legal constraints and considerations in some jurisdictions, we have found it increasingly difficult to verify candidates' backgrounds. Although we historically have not had any significant problems arising from the matters discussed above, there can be no assurance that we will not experience these problems in the future.

           CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

         This document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 about the merger and about our financial condition, results of operations, plans, objectives, future performance and business. This includes information relating to:

         o cost savings, benefits, revenues and earnings estimated to result from the merger; and

         o        estimated costs of combining our companies.

         It also includes statements using words like "believes," "expects," "anticipates" or "estimates" or similar expressions.

         These forward-looking statements involve risks and uncertainties. Actual results may differ materially from those predicted by the forward-looking statements because of factors and possible events including the following:

         o variations in interest rates affecting our floating rate debt;

         o expected savings from the merger are not achieved or are delayed or unexpected costs are incurred;

         o        revenues following the merger are lower than expected;

         o        competition increases in our industry or markets;

         o costs or difficulties related to the combination of our businesses or other acquired businesses are greater than expected;

         o changes in general economic conditions or in political or competitive forces;

         o technological changes, including "Year 2000" data systems compliance issues for ourselves and for companies which we do business with, are more difficult or expensive to implement than anticipated;

         o        changes in the securities markets;

         o        difficulties in obtaining regulatory approvals; and

         o        potential loss of key personnel.

         Because these forward-looking statements involve risks and uncertainties, actual results may differ significantly from those predicted in these forward-looking statements. You should not place a lot of weight on these statements. These statements speak only as of the date of this document or, in the case of any document incorporated by reference, the date of that document.

         All subsequent written and oral forward-looking statements attributable to Interim or Norrell or any person acting on our behalf are qualified by the cautionary statements in this section. We have no obligation to revise or update these forward-looking statements.

                                 THE COMPANIES

         THE FOLLOWING IS A BRIEF DESCRIPTION OF THE BUSINESS OF INTERIM AND NORRELL. ADDITIONAL INFORMATION REGARDING INTERIM AND NORRELL IS CONTAINED IN ITS FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO THE SECURITIES EXCHANGE ACT OF 1934. SEE "WHERE YOU CAN FIND MORE INFORMATION" ON PAGE 85.

INTERIM

         Interim is a leader in identifying, assessing, deploying and measuring talent for a wide variety of businesses. Interim is organized into three operating segments which generally follow its management organization structure: North America, Europe and Australia/Asia. In each of its operating segments, Interim provides four services. Through these services -- consulting, managed services, search/recruitment and flexible staffing -- Interim provides solutions in the fields of information technology, finance, legal, sales/marketing, technical and human resources, as well as clerical, administrative and light industrial. Interim's former HealthCare division was sold in September 1997.

         Since its January 1994 initial public offering, excluding the former HealthCare Division, Interim's network of offices has more than doubled from 373 in North America to 877 offices in 12 countries as of December 25, 1998. Interim's revenues, excluding the former HealthCare Division, increased from $537.3 million in fiscal 1994 to $1.9 billion in fiscal 1998. This growth has been accomplished through strategic acquisitions, internal growth and by capitalizing on cross-selling opportunities. During this period, Interim acquired 26 businesses with 256 offices, representing over $750 million in annualized revenues for the year ended prior to acquisition, including one business acquired in 1994, five businesses acquired in 1995, three businesses in 1996, four businesses in 1997 and thirteen businesses in 1998. The most significant recent acquisitions were Computer Power Group Limited and Crone Corkill Group PLC in 1998 and Michael Page Group PLC and Aim Executive Holdings, Inc. in 1997. The Computer Power acquisition expanded Interim's technology consulting and staffing into Australia and Southeast Asia. The Crone Corkill acquisition expanded Interim's flexible staffing and search/recruitment of high-end secretarial and administrative personnel in the United Kingdom. Michael Page, a premier international recruiting and staffing company specializing primarily in accounting, banking and finance, has 58 offices located in the United Kingdom, Australia, France, Germany, Hong Kong, Italy, New Zealand, Singapore, Spain, The Netherlands, and the United States. The Aim

Executive Holdings acquisition broadened Interim's service offerings to include outplacement and other career consulting services. Additionally, several smaller strategic acquisitions were made during 1998 to expand Aim Executive Holdings' - now Interim Career Consulting - geographic markets and service offerings.

NORRELL

         Norrell is a strategic workforce management company and a leading provider of staffing, outsourcing and professional services. Norrell is organized into three business groups: Staffing Services, which provides temporary administrative, teleservices and light industrial staffing; Outsourcing Services, which provides administrative services, teleservices and human resource services through outsourcing agreements that usually define the scope of work and contain specific service productivity and quality measurements; and Professional Services, which provides accounting staffing, information technology staffing, project management services, systems integration consulting services and executive placement. Norrell provides services through a network of over 460 offices which are located primarily in the United States.

         Since its formation in 1965, Norrell has achieved significant growth by focusing on the needs of its customers while providing quality service. Norrell began operations as a provider of short-term replacement or fill-in personnel, often referred to as traditional temporary services. Today, Norrell offers long-term staffing, managed staffing, "Master Vendor Partnering," outsourcing and professional services in addition to traditional temporary services. In recent years, Norrell has supplemented its internal growth with acquisitions that have provided an international presence, revenues and expertise in high-demand services such as information technology, financial services, teleservices, and executive placements.

         In fiscal 1998, Norrell supplied over 227,000 staffing, outsourcing and professional personnel to approximately 18,000 clients, including subsidiaries and affiliated companies of these clients. Its staffing, outsourcing and professional services revenues for fiscal 1998 were more than $1.4 billion as compared to approximately $1.2 billion in fiscal 1997. Norrell provides its services through its network of company-owned, franchised, outsourcing and professional services locations. As of the end of fiscal 1998, Norrell had 145 company-owned staffing services, 138 franchised staffing services locations, 137 outsourcing locations and 45 professional services offices.

                              THE SPECIAL MEETINGS

MATTERS TO BE CONSIDERED AT THE SPECIAL MEETINGS

         INTERIM. At the Interim special meeting, Interim shareholders will be asked to consider and separately vote upon proposals to:

         o        approve the merger;

         o approve an amendment to Interim's Certificate of Incorporation to increase the authorized common shares from 100,000,000 common shares to 200,000,000 common shares; and

         o approve an amendment to Interim's Certificate of Incorporation to correct an inconsistency in Interim's Certificate of Incorporation by deleting the requirement of the affirmative vote of the holders of at least two-thirds of the outstanding Interim common shares to amend, modify, alter or repeal any provision of Interim's By-laws.

         THE INTERIM BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AND HAS DETERMINED THAT THE MERGER AND EACH OF THE OTHER PROPOSALS IS IN THE BEST INTERESTS OF INTERIM AND ITS SHAREHOLDERS AND UNANIMOUSLY RECOMMENDS THAT INTERIM SHAREHOLDERS VOTE "FOR" APPROVAL OF EACH OF THE PROPOSALS.

         NORRELL. At the Norrell special meeting, Norrell shareholders will be asked to consider and vote upon on a proposal to approve the merger.

         THE NORRELL BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AND UNANIMOUSLY RECOMMENDS THAT THE NORRELL SHAREHOLDERS VOTE "FOR" APPROVAL OF THE MERGER.

VOTES REQUIRED FOR APPROVAL

         INTERIM. The affirmative vote of the holders of a majority of the Interim common shares represented in person or by proxy at the Interim special meeting, assuming a quorum is present and assuming the number of votes cast on the merger proposal represents at least a majority of the outstanding Interim common shares, is required to approve the merger. The affirmative vote of the holders of a majority of the outstanding Interim common shares is required to approve the proposal to increase the number of authorized Interim common shares. The affirmative vote of the holders of at least two-thirds of the outstanding Interim common shares is required to approve the proposal to delete the requirement of the affirmative vote of the holders of at least two-thirds of the outstanding Interim common shares to amend, modify, alter or repeal any provision of Interim's By-laws. Each Interim common share is entitled to one vote on each proposal.

         Only holders of record of Interim common shares at the close of business on May 26, 1999 are entitled to receive notice of and vote at the Interim special meeting. As of May 18, 1999, there were 44,293,663 Interim common shares outstanding and entitled to vote. Holders of a majority of the outstanding Interim common shares on the record date, present in person or represented by proxy, will constitute a quorum for the transaction of business at the Interim special meeting.

         On May 18, 1999, Interim directors and executive officers and their affiliates beneficially owned 318,699 Interim common shares, excluding shares which may be acquired upon exercise of options. This is approximately 0.7% of the then outstanding Interim common shares. Each of the directors and executive officers of Interim has indicated that he or she intends to vote these shares to approve the merger.

         A list of Interim shareholders entitled to vote at the Interim special meeting will be available for examination at Interim's executive offices located at 2050 Spectrum Boulevard, Ft. Lauderdale, Florida beginning on June 21, 1999 during normal business hours and at the Interim special meeting.

         NORRELL. The affirmative vote of the holders of a majority of the outstanding Norrell common shares is required to approve the merger. Each Norrell common share is entitled to one vote.

         Only holders of record of Norrell common shares at the close of business on May 26, 1999 are entitled to receive notice of and vote at the Norrell special meeting. As of May 18, 1999, there were 26,743,981 Norrell common shares outstanding and entitled to vote. Holders of a majority of the outstanding Norrell common shares on the record date, present in person or represented by proxy, will constitute a quorum for the transaction of business at the Norrell special meeting.

         On May 18, 1999, Norrell directors and executive officers and their affiliates beneficially owned 10,528,568 Norrell common shares, excluding shares which may be acquired upon exercise of options. This is approximately 40% of the then outstanding Norrell common shares and includes the shares owned by Mr. Millner and his affiliates described below. Each of the directors and executive officers of Norrell has indicated that he or she intends to vote these shares to approve the merger. Additionally, Guy W. Millner, the principal shareholder and a director of Norrell, and affiliates of Mr. Millner, entered into an irrevocable proxy and have agreed to vote all of the Norrell common shares held of record by them to approve the merger. These shares represent approximately 35% of the outstanding voting power on May 18, 1999 and the irrevocable proxy makes it likely that the merger will receive the required approval by Norrell shareholders. See "Irrevocable Proxy and Merger Consideration Election Agreement" on page 63.

         A list of Norrell shareholders entitled to vote at the Norrell special meeting will be available for examination at Norrell's executive offices beginning on June 21, 1999 during regular business hours and at the Norrell special meeting.

HOW SHARES WILL BE VOTED AT THE SPECIAL MEETINGS

         INTERIM. Shares represented by a proxy will be voted at the Interim special meeting as specified in the proxy.

         If Interim shareholders fail to return their proxy, their shares will not be counted for the purpose of determining whether a quorum is present at the Interim special meeting and will not be voted on the merger proposal. If Interim shareholders return a properly executed proxy but fail to vote their proxy, their shares will be counted for the purpose of determining whether a quorum is present at the Interim special meeting and will have their shares voted "FOR" approval of the merger and "FOR" approval of the other Interim proposals.

         Holders of a majority of the outstanding Interim common shares entitled to vote, present or represented by proxy at the Interim special meeting will constitute a quorum for the transaction of business at the Interim special meeting.

         Under New York Stock Exchange rules, your broker cannot vote your Interim common shares on the merger proposal without specific instructions from you. Unless you follow the directions your broker provides to you regarding how to instruct your broker to vote your shares on the merger proposal, your shares will not be voted. Broker non-votes will be counted for purposes of determining whether a quorum exists.

         NORRELL. Shares represented by proxy will be voted at the Norrell special meeting as specified in the proxy.

         If Norrell shareholders fail to return their proxy, their shares will not be voted and will have the effect of a vote against the merger. If Norrell shareholders return a properly executed proxy but fail to vote their proxy, their shares will be counted for purposes of determining whether a quorum is present at the Norrell special meeting and will be voted "FOR" approval of the merger.

         Holders of a majority of the outstanding Norrell common shares entitled to vote, present or represented by proxy at the Norrell special meeting will constitute a quorum for the transaction of business at the Norrell special meeting.

         Under New York Stock Exchange rules, your broker cannot vote your Norrell common shares on the merger proposal without specific instructions from you. Unless you follow the directions your broker provides to you regarding how to instruct your broker to vote your shares on the merger proprosal, your shares will not be voted.

HOW TO REVOKE A PROXY

         Your grant of a proxy on the enclosed proxy card does not prevent you from voting in person or otherwise revoking your proxy.

         An Interim shareholder may revoke a proxy at any time before the Interim special meeting by delivering a duly executed revocation or a proxy bearing a later date to John B. Smith, Senior Vice President, Secretary and Legal Counsel of Interim, at 2050 Spectrum Boulevard, Fort Lauderdale, Florida 33309. An Interim shareholder may also revoke a proxy by attending and voting at the Interim special meeting.

         A Norrell shareholder may revoke a proxy at any time before the Norrell special meeting by delivering a duly executed revocation or a proxy bearing a later date to Mark H. Hain, Senior Vice President, Secretary and General Counsel of Norrell, at 3535 Piedmont Road N.E., Atlanta, Georgia 30305. A Norrell shareholder may also revoke a proxy by attending and voting at the Norrell special meeting.

         In addition, you may revoke your proxy by voting your shares in person at your company's special meeting.

SOLICITATION OF PROXIES

         Interim and Norrell will share equally the cost of printing and mailing this document. Interim will bear the cost of soliciting your proxies. Corporate Investor Communications, Inc. will assist in the solicitation of proxies for a fee up to $6,500, plus reimbursement of reasonable out-of-pocket expenses. Interim will indemnify the proxy solicitor against specific liabilities and expenses, including liabilities and expenses under the federal securities laws. In addition to solicitation by mail, our directors, officers and employees may solicit proxies from holders of common shares by telephone, in person or through other means. We will not compensate these people for this solicitation, but we will reimburse them for reasonable out-of-pocket expenses they have in connection with this solicitation. We will also arrange for brokerage firms, fiduciaries and other custodians to send solicitation materials to the beneficial owners of shares held of record by those persons. We will reimburse these brokerage firms, fiduciaries and other custodians for their reasonable out-of-pocket expenses.

                                   THE MERGER

         The merger agreement provides for a merger of Interim and Norrell. If the merger had been completed on March 25, 1999, the day we publicly announced the merger, each Norrell common share would have been converted into (a) 0.9 Interim common share with a value of $16.03125 (based on 0.9 times the closing price of Interim common shares on March 24, 1999) or (b) a cash payment of $16.742812 (based on 0.9 times the average closing price of Interim common shares for the 20 trading days ending two days before March 25, 1999). The conversion into Interim common shares would have represented a 26.98% premium over the closing price of Norrell common shares on March 24, 1999. The conversion into cash would have represented a 20.78% premium over the average closing price of Norrell common shares for the 20 trading days ending two days before March 25, 1999.

         If the merger had been completed on May 20, 1999, each Norrell common share would have been converted into (a) 0.9 Interim common share with a value of $19.35 (based on 0.9 times the closing price of Interim common shares on May 20, 1999) or (b) a cash payment of $16.88 (based on 0.9 times the average closing price of Interim common shares for the 20 trading days ending two days before May 20, 1999). When we complete the merger, the Interim common shares may have a market value that is more or less than these amounts depending on the market price of Interim common shares at that time.

         Immediately after the merger, current Norrell shareholders will own a maximum of approximately 35.3% of the outstanding Interim common shares and current Interim shareholders will own a minimum of approximately 64.7% of the outstanding Interim common shares, assuming that cash elections are made with respect to only 10% of the Norrell common shares, which is the minimum percentage required under the merger agreement and the irrevocable proxy and merger consideration election agreement. These percentages may fluctuate based upon the actual number of Norrell common shares that elect to be exchanged for cash in the merger. These percentages also are based on the number of shares of each company outstanding on May 20, 1999.

         The discussion in this document of the merger and the description of the principal terms and conditions of the merger agreement and the merger is only a summary. You should refer to the merger agreement for the details of the merger and the terms and conditions of the merger agreement. We have attached a copy of the merger agreement to this document as Appendix A. See "The Merger Agreement" beginning on page 53.

BACKGROUND OF THE MERGER

         For several years in its annual planning session, the Norrell Board of Directors had been examining the long term strategies of Norrell. In particular, the Board of Directors had been reviewing Norrell's strategic alternatives for expanding its presence into international markets and achieving economies of scale through various means, including potential acquisitions and mergers. The Board identified a merger with Interim as one means of accomplishing the goals established by the long range planning exercise. During the same period, Interim had significantly expanded its operations, in large part through the acquisition of other leading companies in the staffing services industry. One of the principal elements of Interim's business strategy was to continue to expand through acquisitions.

         Beginning in late December, 1997, Norrell and Interim engaged in discussions regarding the possibility of a combination of the two companies. Meetings between representatives of the two companies were held in Palm Beach, Florida on January 21, 1998 and in Atlanta, Georgia on February 19, 1998 to explore the conceptual framework for such a combination, and our companies signed a confidentiality agreement on February 2, 1998. During this period, NationsBanc Montgomery Securities LLC commenced a preliminary analysis on behalf of Interim of a possible business combination with Norrell. On March 3, 1998, in its annual planning session, the Norrell Board of Directors considered at length the advisability of pursuing a combination with Interim, and authorized the Chairman and Chief Executive Officer of Norrell to continue discussions with Interim looking towards such a combination. On March 5, 1998, Interim formally engaged NationsBanc Montgomery to serve as Interim's representative and financial advisor in connection with a possible business combination involving Norrell.

         Discussions between senior management of our companies continued to occur on a periodic basis during the balance of March and the beginning of April 1998. Because of different views as to certain elements of a proposed transaction, Norrell and Interim agreed to terminate further discussions concerning a possible business combination. Interim completed a public offering of its common shares and convertible notes at the end of May, 1998. In July, 1998, meetings of the senior executive officers of Norrell and Interim were resumed to further discuss a combination of our two companies. In these meetings, however, it became apparent that Norrell and Interim had different views as to certain elements of a proposed transaction, and these discussions did not continue after July 25, 1998.

         In November, 1998, Guy W. Millner, the principal shareholder and a director of Norrell, consulted with CLB Advisors LLC, an Atlanta investment banking firm, and retained CLB Advisors to make a private inquiry, solely on behalf of Mr. Millner and not on behalf of Norrell, to determine the interest of Interim in reopening the discussions that had terminated in July, 1998. In addition, Mr. Millner asked CLB Advisors to make inquiries of three other companies to determine if they had any interest in pursuing a business combination with Norrell. Norrell has been advised that Mr. Millner was motivated in this effort by the decline in Norrell's stock price and Mr. Millner's belief that a business combination between Norrell and another staffing company would be the best way to enhance shareholder value. As a result of the inquiries by CLB Advisors, Mr. Millner concluded that Interim would be interested in reopening the prior discussions with Norrell, and that there might be other staffing companies - or companies with compatible operations that sought to enter the staffing industry - that might also be interested in initiating discussions with Norrell concerning a business combination or acquisition.

         Mr. Millner informed management of Norrell of his activities and conclusions in late December, 1998. In response to that information, on December 29, 1998 the Norrell Board of Directors appointed a Special Committee comprised of Messrs. Donald A. McMahon, Parker H. Petit and Frank A. Metz, Jr., each of whom is a non-management director, to consider and make recommendations to the Norrell Board of Directors with regard to the information presented by Mr. Millner and the strategic alternatives that might be available to Norrell to increase shareholder value. Mr. McMahon was named Chairman of this Norrell Special Committee.

         The Norrell Special Committee first met on January 4, 1999, without Mr. Petit who was unavailable at such time. At this meeting, the Special Committee retained Alston & Bird LLP as its legal counsel, and received presentations from Mr. Millner, Mr. Frederick Cooper of CLB Advisors and management of Norrell with respect to reopening discussions with Interim and initiating discussions with other companies identified by CLB Advisors as potentially having an interest in a business combination with, or an acquisition of, Norrell. CLB Advisors was retained as a consultant to Norrell.

         On January 11, 1999, Norrell formally retained Goldman Sachs as its financial advisor. Management of Norrell, together with Mr. Millner, Mr. Cooper and lawyers from the firm of Alston & Bird LLP, met with Goldman Sachs on January 11, 1999 to identify companies in the staffing services industry that might be appropriate candidates for a business combination with, or acquisition of, Norrell.

         Goldman Sachs suggested that Norrell also seek to determine the level of interest among financial buyers in a potential acquisition of Norrell. Goldman Sachs was given permission by Norrell to develop a list of financial buyers who might be interested in a potential business combination with Norrell. Based on information provided by Norrell's management and by Goldman Sachs, the Norrell Special Committee developed a list of five staffing industry companies and nine financial buyers to be contacted to determine if an interest in Norrell existed. Goldman Sachs and the management of Norrell also discussed the timing and process of contacting potential buyers and soliciting their interest, and began the process of accumulating information about the financial performance and results of operations of Norrell that would be disclosed, subject to appropriate confidentiality arrangements, to parties that expressed an interest in Norrell.

         In considering companies and firms to be contacted, Norrell's Special Committee considered a number of factors, including among other things:

         o        past expressions of interest in Norrell;

         o        the acquisition record of such companies and firms;

         o the complementary nature of the business of such companies with the business of Norrell, the expected benefits and cost savings that would result from a business combination;

         o the perceived capacity of the company or firm to offer consideration representing an appropriate value for Norrell's outstanding shares;

         o        the financial resources of the companies and entities; and

         o the perceived ability of the companies and entities to consummate a transaction on an accelerated basis.

         From the outset, the Norrell Special Committee believed that the process of eliciting indications of interest in Norrell should be accomplished as quickly as possible. As a result of Norrell's financial performance during the later part of 1997 and 1998, there were a number of rumors concerning Norrell circulating both within and outside Norrell. The Norrell Special Committee was advised by management that a protracted process of considering strategic alternatives for Norrell would be likely to fuel such rumors, disrupt Norrell's operations and subject Norrell to the loss of key personnel and customers. The Norrell Special Committee believed that it was in the best interests of Norrell to establish a reasonable but limited period for the parties to be contacted by Goldman Sachs, to complete their due diligence inquiries into the business and affairs of Norrell, and to indicate their interest, or lack thereof, in pursuing further discussions.

         During late January and early February, 1999, Goldman Sachs contacted all of the entities selected by the Norrell Special Committee. Thirteen of the fourteen entities expressed interest in investigating the opportunity further and were supplied with confidentiality agreements. Twelve entities returned signed confidentiality agreements and financial and operating information was furnished to them. Each recipient of this information was asked to indicate by February 11, 1999, on a preliminary basis and based only on the information provided, whether they were interested in pursuing discussions with Norrell. Four entities, including Interim, responded in writing with non-binding preliminary indications of interest in Norrell at a range of values from $19.50 to $26.00 per share. Three of the respondents were financial buyers, and each of them proposed an all cash transaction; Interim proposed a transaction involving an unspecified combination of cash and Interim shares. Interim's proposal was at a value range of $19.50 to $21.50 per share.

         On February 16, the Norrell Board of Directors met to evaluate the proposals and decided to afford each interested party an opportunity to meet for one full day with Norrell's management and to conduct legal and operational due diligence of Norrell. Goldman Sachs was instructed to contact all four entities and offer them access to Norrell starting February 22. The contacts were made on February 16 and 17, 1999 and the meetings and due diligence investigations occurred between February 26 and March 3, 1999.

         During the meetings with Norrell's management, each interested party was advised that Norrell's management had revised its previously distributed financial forecast. Estimates of earnings for Norrell`s second fiscal quarter were reduced by $0.09 per share (or 24%) and estimates of earnings for Norrell's fiscal year 1999 were reduced by $0.12 per share (or 8%). Information concerning the decline in performance of certain segments of Norrell's business was also disclosed in such meetings.

         Following these meetings, each interested party was asked to advise Goldman Sachs whether it would be able to confirm its interest with a firm proposal, including a proposed merger agreement, by the close of business on March 15, 1999. Interim indicated that it would work toward providing such a proposal by that date, but advised Goldman Sachs that it was concerned with the revised financial information. Two of the financial buyers indicated that they remained interested in continuing to pursue a transaction, but also cautioned that the change in financial information would likely impact their view of valuation. The third financial buyer, who was at the high-end of the previously indicated value range, indicated that it remained interested in continuing to pursue a transaction at the range of values previously specified, although it advised Goldman Sachs that the changed financial performance of Norrell increased the probability that it would not ultimately be interested in a transaction with Norrell. All three financial buyers indicated that they would require four to six weeks to complete their due diligence, determine the availability of financing, and provide a firm proposal, if any.

         On March 4, 1999, concerned with the decline in Norrell's financial performance, Interim decided not to proceed with the transaction and withdrew.

         At a meeting on March 8, 1998, the Norrell Special Committee determined, in its business judgment after consultation with management, that it was not in the best interests of Norrell to continue the process for four to six weeks or to pursue further the indications of interest from the financial buyers. In making that determination, the Norrell Special Committee considered the contingent nature of the indication of interest by the financial buyers, and the detrimental effect on Norrell of the potentially protracted process required for such buyers and their financing sources to complete due diligence inquiries, confirm the availability of required financing and resolve other expressed contingencies.

         At a meeting of the Norrell Special Committee on March 10, 1999, the Norrell Special Committee then asked Mr. Millner, accompanied by Mr. Larry Bryan, Executive Vice President of Norrell, and Mr. Cooper, to meet with senior executives of Interim to determine if Interim would be interested in pursuing discussions looking towards a stock-for-stock business combination with Norrell. Such request was based on the belief of the Norrell Special Committee that greater shareholder value would result from a stock-for-stock merger with a strategic partner, such as Interim, in a transaction in which the benefits to be realized from such a merger would enhance the value of the stock that

Norrell's shareholders would receive in such a transaction. The meeting was held in Florida on March 11, 1999. At that meeting, Interim indicated a renewed interest in a merger between Interim and Norrell, but again expressed concern over Norrell's revised financial information.

         On March 15, after discussion with Messrs. Cooper and Bryan, Interim indicated that it would be prepared to move forward with a transaction, but at a value less than its original indication. Interim also indicated that it would be prepared to effect a transaction through an exchange of stock and a cash payment. Following extensive telephonic discussions, the senior management of Norrell and Interim agreed to move forward with discussions about a possible business combination.

         On March 16, 1999, the Norrell Special Committee met telephonically to discuss the proposed terms from Interim. At the meeting, members of Norrell management made a presentation as to the financial condition of Norrell and the anticipated synergies of combining with Interim. In addition, Mr. Cooper of CLB Advisors made a presentation outlining the anticipated effects of the deal in the market. After a lengthy discussion, the Norrell Special Committee decided to recommend to the full Norrell Board of Directors that it move forward to consummate a transaction.

         On March 17, 1999, Interim executives flew to Atlanta to discuss specific terms of the proposed transaction. Although no formal agreement was reached, both Interim and Norrell shared the terms under which each would proceed with a transaction, and agreed to continue negotiations.

         At a scheduled meeting of the Norrell Board of Directors on March 18, 1999, the Norrell Special Committee reported its decision not to extend the process of considering strategic alternatives and to pursue instead a merger with Interim. A presentation was made by Norrell's management regarding the expected benefits from a business combination between Norrell and Interim. Ray Marcy, the Chairman, President and Chief Executive Officer of Interim participated telephonically in the presentation. The Norrell Board ratified the decisions made by the Norrell Special Committee and authorized management of Norrell to continue negotiations with Interim on an exclusive basis regarding a business combination between the companies.

         On March 19, 1999 legal counsel and executives of Interim met with legal counsel to Norrell in Atlanta, Georgia to negotiate the terms of a merger agreement. Contemporaneously with these meetings, representatives of Interim conducted confirmatory due diligence on the business, affairs and financial condition of Norrell, and senior executives of Interim met with senior management personnel of Norrell.

         A special telephonic meeting of the Interim Board of Directors was held on March 21, 1999, at which time Interim's management presented the terms of a merger, upon which Norrell common shares would be exchanged for a combination of Interim common shares and cash, to the Interim Board of Directors, and NationsBanc Montgomery presented its oral opinion as to the fairness of the transaction, from a financial point of view, to Interim as of that date. The Interim Board of Directors approved that merger in that meeting and recommended its approval by the Interim shareholders.

         Subsequent to the March 21, 1999 Interim Board Meeting, additional negotiations took place, which extended through March 24, 1999. During these additional negotiations the structure of the merger transaction was changed to provide that, instead of each Norrell common share being exchanged for a combination of cash and Interim common shares, each Norrell common share would be exchanged for 0.9 Interim common share, with the Norrell shareholders desiring to receive cash for all or part of their Norrell common shares having the right, subject to certain limitations, to receive not less than $16.00 in cash for each Norrell common share. The effect of this change was to assure that all Norrell shareholders would receive Interim common shares for their Norrell common shares unless they elected to receive cash. In order to assure Interim that persons holding at least ten percent of the Norrell common shares would elect to receive cash in the merger, Mr. Millner and affiliates of Mr. Millner agreed with Interim that, if holders of fewer than ten percent of the Norrell common shares elected to receive cash in the merger, they would elect to receive cash with respect to that number of Norrell common shares owned or controlled by them necessary to bring total cash elections to ten percent of the Norrell common shares.

         A special telephonic meeting of the Interim Board of Directors was held on Tuesday, March 23, 1999 at which time the new terms of the merger were presented to the Interim Board of Directors by management and NationsBanc Montgomery. The Interim Board of Directors approved the merger agreement, upon the terms described in this document, and recommended its approval by the Interim shareholders.

         A special telephonic meeting of the Norrell Board of Directors was held on the evening of Wednesday, March 24, 1999, at which time the Norrell Special Committee recommended to the Norrell Board of Directors that the merger be approved. Goldman Sachs, as financial advisor to the Special Committee, expressed its oral opinion as to the fairness, from a financial point of view, of the exchange ratio set forth in the merger agreement. The Norrell Board of Directors approved the merger agreement and recommended its approval by the Norrell shareholders. The Norrell Special Committee and the Board of Directors of Norrell determined, in the exercise of their business judgment, that the merger is in the best interests of Norrell and the holders of Norrell common shares after taking into account, among other factors, the risks and uncertainties relating to the timing and likelihood of entering into a definitive agreement with any of the other parties which had expressed interest in Norrell at a mutually acceptable price and the views of the Norrell Special Committee and the Board of Directors concerning the complementary nature of the business of Norrell and Interim, the compatibility of cultures, the anticipated cost savings and other benefits expected to result from the merger, the attainment of long term strategies for Norrell, including expansion into international markets and the expansion of specialized staffing product offerings, and the potential combination of sales and management personnel at critically needed levels.

         The merger agreement was executed by the parties on Wednesday evening, March 24, 1999, following its approval by the Boards of Directors of Norrell and Interim.

         The recommendation by the Norrell Special Committee that the Norrell Board of Directors approve the merger, and the approval of the merger by the Boards of Directors of Norrell and Interim, was based upon the factors described immediately below in the section entitled "Reasons for the Merger; Recommendations of the Boards of Directors."

REASONS FOR THE MERGER; RECOMMENDATIONS OF THE BOARDS OF DIRECTORS

         INTERIM. Interim's Board of Directors has unanimously approved the merger and recommends approval of the merger by the Interim shareholders. In reaching its determination, the Interim Board of Directors consulted with Interim's management, as well as NationsBanc Montgomery and Baker & McKenzie, its outside legal counsel, and considered the following important factors that supported the Board's recommendation:

         o the long-term interests of Interim and its shareholders, as well as the interests of Interim employees, customers, creditors, suppliers and the communities in which Interim operates;

         o the merger will create one of the world's largest workforce management companies, with approximately $4 billion in annual revenues;

         o information concerning business, earnings, operations, financial condition and prospects of Interim and Norrell, both individually and on a combined basis, including information about past earnings performance of each of Interim and Norrell;

         o the presentation of NationsBanc Montgomery at the March 21, 1999 meeting of the Interim Board of Directors, and the opinion of NationsBanc Montgomery, that based upon the terms described in the merger agreement and further described to NationsBanc Montgomery by the management of Interim, the consideration to be paid by Interim upon the closing of the merger is fair from a financial point of view to Interim as of March 24, 1999. This opinion was considered together with the valuation and other analyses presented to the Interim Board of Directors by NationsBanc Montgomery. The opinion is attached as Appendix C to this document. The opinion and analyses are described below under "- Opinions of Financial Advisors -- Interim;"

         o the merger provides Interim the opportunity to create one of the world's largest, most diverse workforce management companies, allowing the combined company to operate more than 1,320 locations in the United States and 11 foreign countries;

         o the merger combines companies with strong positions in attractive markets, providing for a strategic match;

         o the opportunity to benefit from cost savings and other benefits of size and operating efficiencies;

         o the merger should allow the combined company to benefit, over the long term, from increased financial strength, generation of revenues over a broader geographic base, and more alternatives in the financial markets as compared to either company on a stand-alone basis;

         o        the terms of the merger agreement including:

                  o        the representations, warranties and covenants;

                  o the conditions to each party's obligation to complete the merger; and

                  o        the termination provisions;

         o the irrevocable proxy granted by Guy W. Millner and the proposed termination fee to be payable by Norrell under limited circumstances, including the potential effect that the termination fee may have on competing offers to Norrell;

         o the merger enables Interim, through the merger with Norrell, to gain expertise in outsourcing and call center services;

         o the recent and past trading prices of Norrell common shares and Interim common shares relative to those of other industry participants, and the potential for appreciation in the value of Interim common shares following the merger resulting from opportunities for enhanced revenue growth and accelerated earnings growth of the combined company; and

         o the ability to complete the merger, including, in particular, the likelihood of obtaining regulatory approvals and the terms of the merger agreement regarding the obligations of both companies to pursue these regulatory approvals.

         The Interim Board of Directors also considered a variety of risks and other potentially negative factors in deliberations concerning the merger. In particular, the Interim Board of Directors considered:

         o the risks associated with a fixed exchange ratio, including the possibility that the value of the Interim common shares or the cash that the Norrell shareholders receive in the merger could vary depending on changes in the market price of the Interim common shares;

         o the risks associated with a minimum cash price of $16.00 to be paid for each Norrell common share;

         o the potential for reduced flexibility due to increased borrowing costs because of the assumption of Norrell's existing indebtedness and additional borrowings to finance the cash to be paid in the merger, which would result in greater indebtedness for the combined company;

         o the risks associated with combining the operations of Norrell with Interim's existing operations, including the loss of key personnel of Norrell, difficulty in combining corporate, accounting, financial reporting and management information systems and strain on existing levels of personnel to operate Norrell's business;

         o the conflicts of interest of some of Norrell directors and officers; and

         o        the risks associated with Norrell's Year 2000 problems.

         The foregoing discussion describes the material factors considered by Interim's Board of Directors in its consideration of the merger. After considering these factors, and taking into account the recommendation of management, the Interim Board of Directors concluded that the positive factors described above outweighed the negative factors described above. Because of the variety of factors considered, the Interim Board of Directors did not find it practicable to, and did not make specific assessments of, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. The determination was made after consideration of all of the factors together. In addition, individual members of the Interim Board of Directors may have given different weights to different factors.

         THE INTERIM BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT INTERIM SHAREHOLDERS VOTE "FOR" APPROVAL OF THE MERGER.

         NORRELL. At a meeting on March 24, 1999, the Norrell Board of Directors unanimously approved the merger and recommends approval of the merger by the Norrell shareholders at the Norrell special meeting. In reaching its determination, the Norrell Board of Directors consulted with Norrell's management as well as its financial and legal advisors, and considered the following important factors that supported the Board's recommendation:

         o the merger will provide Norrell shareholders a premium for their Norrell common shares based on the generally prevailing market prices at the time the Board of Directors approved the merger. The exchange ratio represented:

                  o a 24.93% premium, based on the closing prices of Norrell common shares and Interim common shares on March 23, 1999;

                  o a 26.47% premium, based on the average closing prices of Norrell common shares and Interim common shares for the three trading days before March 24, 1999;

                  o a 20.78% premium, based on the average closing prices of Norrell common shares and Interim common shares for the twenty trading days before March 24, 1999;

                  o a 17.14% premium, based on the average closing prices of Norrell common shares and Interim common shares for the thirty trading days before March 24, 1999; and

                  o a premium implied by the average ratio of the value of 0.9 Interim common share to the value of a Norrell common share for the one-year period (24.80%), the ninety-day period (20.06%), and the thirty-day period (18.47%), ended March 24, 1999;

         o the opinion of its financial advisor, Goldman, Sachs & Co., that the exchange ratio is fair to the Norrell shareholders from a financial point of view. The opinion is attached as Appendix D to this document. The opinion was considered together with the financial analyses presented to the Board of Directors by Goldman, Sachs & Co. A description of the opinion and analyses is included below under "-- Opinions of Financial Advisors --Norrell;"

         o the current and past trading prices of Norrell common shares and Interim common shares compared to each other and to other competitors in the industry;

         o the past financial and operational performance of Norrell and Interim;

         o the potential that the value of Interim common shares would increase after the merger and that if the merger occurred Norrell shareholders who receive Interim common shares in the merger would share in any increase because of their ownership of a maximum of approximately 35.3% of the outstanding Interim common shares, depending on the amount of Norrell common shares exchanged for cash in the merger. In arriving at this belief, the Norrell Board of Directors considered:

                  o the expected combined earnings of Norrell and Interim, including the expected increase in earnings per share, excluding costs related to the merger;

                  o the cost savings that could result from combining Norrell and Interim; and

                  o Interim's expected financial position after the merger, and Interim's ability to finance future growth opportunities;

         o various alternatives to the merger, including the risks of remaining independent, and the risks and uncertainties relating to the timing and likelihood of entering into a definitive agreement with any other interested party at a mutually acceptable price;

         o the geographic fit of the companies. The Board of Directors noted that Interim is a leading workforce management company in a number of areas in which Norrell does not have locations, including markets in Europe, Asia and Australia;

         o after the merger, Interim will have more than 1,320 locations, in the United States and 11 foreign countries making it approximately the third largest workforce management company in the United States in terms of revenues and larger than either Interim or Norrell alone.

         o The Norrell Board of Directors also considered the recent mergers in the workforce management industry generally, and the opinion of Norrell management that efficiencies that larger companies can achieve likely will be beneficial for future success in the workforce management industry;

         o the complementary nature of the business of Norrell and Interim and the compatibility of their cultures;

         o the attainment of long term strategies for Norrell, including expansion into international markets and the expansion of specialized staffing product offerings;

         o the past performance and reputation of the Interim management team, and the belief of Norrell management that Interim and Norrell have similar approaches to business;

         o the measures taken by Norrell and Interim to provide reasonable assurance to each other that the merger will occur. These include the provisions of the merger agreement that require Norrell to compensate Interim in some circumstances if the merger does not occur, and the provisions of the merger agreement that restrict Norrell from having discussions with third parties about alternative transactions, except under certain circumstances where the fiduciary duties of the Norrell Board of Directors would require investigation of a proposed offer;

         o        the terms of the merger agreement including:

                  o        the representations, warranties and covenants;

                  o the conditions to each party's obligation to consummate the merger; and

                  o        the termination provisions.

         o the ability of Norrell and Interim to complete the merger, including their ability to obtain necessary regulatory approvals and the obligations to try to obtain those approvals.

         The Norrell Board of Directors also considered a variety of risks and other potentially negative factors concerning the merger. These included the following:

         o the merger agreement does not provide for any adjustment to the exchange ratio based on changes in market prices and as a result the value of the Interim common shares that Norrell shareholders receive in the merger will vary depending on changes in the market price of the Interim common shares. It should be noted that the merger agreement does provide that the Norrell shareholders may elect, subject to limitations, to receive cash at the same exchange ratio, but in no event less than $16.00 for each Norrell common share. See "The Merger Agreement - The Merger" on page 53;

         o after the merger, Interim would have more debt than it had at the time the Norrell Board of Directors considered the merger, which could reduce Interim's flexibility in responding to changing business conditions and increase the interest rate and fees Interim would have to pay to borrow money;

         o the difficulties in combining independent companies and the risk that expected cost savings will not be achieved;

         o the potential conflicts of interest of some Norrell officers and directors; and

         o the risk that termination fees granted to Interim by Norrell may prevent others from proposing an alternative transaction that may be more advantageous to Norrell shareholders.

         The foregoing discussion describes the material factors considered by Norrell's Board of Directors in its consideration of the merger. After considering these factors, and taking into account the recommendation of management and Norrell's advisors, the Norrell Board of Directors concluded that the positive factors described above outweighed the negative factors described above. Because of the variety of factors considered, the Norrell Board of Directors did not find it practicable to, and did not make specific assessments of, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. The determination was made after consideration of all of the factors together. In addition, individual members of the Norrell Board of Directors may have given different weights to different factors.

         THE NORRELL BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT NORRELL SHAREHOLDERS VOTE "FOR" THE APPROVAL OF THE MERGER.

OPINIONS OF FINANCIAL ADVISORS

INTERIM

         OPINION OF NATIONSBANC MONTGOMERY SECURITIES LLC

         On March 5, 1998, the Interim Board of Directors retained NationsBanc Montgomery to act as its exclusive financial advisor in connection with a possible business combination with Norrell. NationsBanc Montgomery is a nationally recognized investment banking firm. NationsBanc Montgomery is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. Interim selected NationsBanc Montgomery to act as its financial advisor and to render a fairness opinion because of NationsBanc Montgomery's experience in transactions similar to the merger and its historical investment banking relationship with Interim.

         On March 24, 1999, NationsBanc Montgomery delivered an oral opinion to Interim's Board of Directors that the consideration to be paid by Interim was fair toInterim from a financial point of view as of that date. NationsBanc Montgomery confirmed that opinion in writing as of the same date. The amount of the consideration was determined through negotiations between Interim and Norrell and not as a result of recommendations from NationsBanc Montgomery. The Interim Board of Directors did not limit the investigations made or procedures followed by NationsBanc Montgomery in rendering its opinion. Further, Interim did not request NationsBanc Montgomery's advice with respect to alternatives to the merger with Norrell or Interim's underlying decision to proceed with or complete the merger, and NationsBanc Montgomery did not give any advice on this matter.

         WE HAVE ATTACHED THE FULL TEXT OF NATIONSBANC MONTGOMERY'S WRITTEN OPINION TO THE INTERIM BOARD OF DIRECTORS AS APPENDIX C. YOU SHOULD READ THIS OPINION CAREFULLY AND IN ITS ENTIRETY. HOWEVER, WE HAVE ALSO INCLUDED THE FOLLOWING SUMMARY OF NATIONSBANC MONTGOMERY'S OPINION.

         NationsBanc Montgomery's opinion is directed to the Interim Board of Directors. It does not constitute a recommendation to you on how to vote on the merger. The opinion addresses only the financial fairness to Interim of the consideration to be paid by Interim in the merger. The opinion does not address the relative merits of the merger or any alternatives to the merger, the underlying decision of the Interim Board of Directors to proceed with or complete the merger or any other aspect of the merger. In furnishing its opinion, NationsBanc Montgomery did not admit that it is an expert within the meaning of the term "expert" as used in the Securities Act, nor did it admit that its opinion constitutes a report or valuation within the meaning of the Securities Act. Statements to that effect are included in the NationsBanc Montgomery opinion.

         In rendering its opinion, NationsBanc Montgomery, among other things:

         o reviewed publicly available financial and other data with respect to Interim and Norrell, including the consolidated financial statements for recent years and interim periods to December 25, 1998 in the case of Interim and January 31, 1999 in the case of Norrell, and certain financial and operating data relating to Interim and Norrell made available to NationsBanc Montgomery from published sources and from the internal records of Interim and Norrell;

         o reviewed the financial terms and conditions of the draft merger agreement;

         o reviewed certain publicly available information concerning the trading of, and the trading market for, Interim common shares and the Norrell common shares;

         o compared Interim and Norrell from a financial point of view with other companies in the staffing services industry which NationsBanc Montgomery deemed to be relevant;

         o considered the financial terms, to the extent publicly available, of selected recent business combinations of companies in the staffing services industry which NationsBanc Montgomery deemed to be comparable, in whole or in part, to the merger;

         o reviewed and discussed with representatives of the respective managements of Interim and Norrell certain business and financial information regarding Interim and Norrell furnished to NationsBanc Montgomery by them, including financial forecasts and related assumptions of Interim and Norrell, and other specific information obtained by NationsBanc Montgomery from third party research reports;

         o made inquiries regarding and discussed the acquisition and the merger agreement and other related matters with Interim's counsel; and

         o performed various other analyses and examinations as NationsBanc Montgomery deemed appropriate.

         In preparing its opinion, NationsBanc Montgomery did not assume any responsibility to independently verify the information referred to above. Instead, with the consent of Interim's Board of Directors, NationsBanc Montgomery relied on the information as being accurate and complete in all material respects. NationsBanc Montgomery also made the following assumptions, in each case with the consent of Interim's Board of Directors:

         o with respect to the financial forecasts for Norrell and Interim provided to NationsBanc Montgomery by the managements of each company, upon the advice of Interim's management, that (a) the forecasts, including the assumptions regarding the possible cost savings and other benefits of the merger, were reasonably prepared on bases reflecting the best available estimates and judgments of the managements of Interim and Norrell at the time of preparation as to the future financial performance of both companies and (b) the forecasts provided a reasonable basis upon which NationsBanc Montgomery could form its opinion;

         o with respect to the financial forecasts and other information obtained by NationsBanc Montgomery from third party research reports, that these forecasts and information provided a reasonable basis on which NationsBanc Montgomery could form its opinion;

         o that there were no material changes in Norrell's or Interim's assets, financial condition, results of operations, business or prospects since the respective dates of their last financial statements made available to NationsBanc Montgomery;

         o that the merger would be completed in a manner that complies in all respects with the applicable provisions of the Securities Act, the Securities Exchange Act, and all other applicable federal and state statutes, rules and regulations; and

         o that the merger would be completed in accordance with the terms described in the merger agreement, without any further amendments to the merger agreement, and without waiver by Interim of any of the conditions to its obligations that are contained in the merger agreement.

                  In addition, for purposes of their opinion:

         o NationsBanc Montgomery relied on advice of counsel and independent accountants to Interim as to all legal and financial reporting matters with respect to Interim, the merger and the merger agreement.

         o NationsBanc Montgomery did not assume any responsibility for making an independent evaluation, appraisal or physical inspection of any of the assets or liabilities, contingent or otherwise, of Norrell or Interim. Further, NationsBanc Montgomery did not receive any appraisals.

         o Interim's Board of Directors informed NationsBanc Montgomery, and NationsBanc Montgomery assumed, that the merger would be recorded as a purchase under generally accepted accounting principles.

         o The opinion was based on economic, monetary and market and other conditions as in effect on, and the information made available to NationsBanc Montgomery as of, the date of the opinion.

         The following represents a brief summary of the material financial analyses performed by NationsBanc Montgomery in connection with providing its opinion to Interim's Board of Directors. Some of the summaries of financial analyses performed by NationsBanc Montgomery include information presented in tabular format. To fully understand the financial analyses performed by NationsBanc Montgomery, you should read the tables together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data set forth in the tables without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses performed by NationsBanc Montgomery.

         EXCHANGE RATIO ANALYSIS. NationsBanc Montgomery analyzed the historical ratio of the closing price per share of Interim common shares to that of Norrell common shares over various time periods from March 19, 1997 to March 18, 1999. During this period, the volume weighted average historical exchange ratio calculated on a daily basis has ranged from a low of 0.58 on September 3, 1998 to a high of 1.74 on May 22, 1997, with a median of 0.78. Historical ratios for various time periods during the last year are set forth in the following table:


             Time Period                     Simple Average              Volume Weighted Average
             -----------                     --------------              -----------------------
               10 days                           0.71x                            0.71x

               20 days                           0.76x                            0.75x

               30 days                           0.77x                            0.74x

               45 days                           0.78x                            0.74x

               3 months                          0.76x                            0.73x

               6 months                          0.74x                            0.73x

               9 months                          0.72x                            0.71x

              12 months                          0.72x                            0.74x


         NationsBanc Montgomery noted that the exchange ratio in the merger agreement was 0.90 Interim common share for each Norrell common share, subject to the right of the Norrell shareholders to receive a minimum of $16.00 per Norrell common share in cash under the terms and conditions of the merger agreement.

         COMPARABLE COMPANY ANALYSIS. Based on public and other available information, NationsBanc Montgomery calculated the multiples of aggregate value, which NationsBanc Montgomery defined as equity value plus debt less cash and cash equivalents, to the latest twelve months ("LTM") (a) revenues, (b) earnings before interest, taxes, depreciation and amortization ("EBITDA") and
(c) earnings before interest and taxes ("EBIT"). Based on public and other available information, NationsBanc Montgomery also calculated the multiples of equity value, which NationsBanc Montgomery defined as shares outstanding multiplied by stock price, to LTM net income and projected net income for fiscal years 1999 and 2000. NationsBanc Montgomery calculated these multiples for 33 companies in the staffing services industry whose securities are publicly traded. Companies that provide general staffing services are marked with an asterisk in the list below. NationsBanc Montgomery believes that the 33 companies in the staffing industry have operations similar to some of the operations of Norrell, but noted that none of these companies has the same management, composition, size or combination of businesses as Norrell:

     o ACSYS, Inc.
     o Adecco SA*
     o AHL Services, Inc.*
     o Alternative Resources Corporation
     o Analysts International Corporation
     o Butler International, Inc.
     o CDI Corp.
     o COMFORCE Corp.
     o Cotelligent Group, Inc.
     o Data Processing Resources Corporation
     o Hall, Kinion & Associates, Inc.
     o Headway Corporate Resources, Inc.
     o Interim Services Inc.
     o Kelly Services, Inc.*
     o Labor Ready, Inc.
     o Manpower Inc.*
     o Metamor Worldwide, Inc.
     o Metro Information Services, Inc.
     o Modis Professional Services, Inc.
     o Olsten Corporation, The *
     o On Assignment, Inc.
     o OutSource International, Inc.*
     o Personnel Group of America, Inc.
     o Professional Staff, Inc.
     o RCM Technologies, Inc.
     o Ready Temp*
     o Robert Half International
     o Romac International, Inc.
     o Select Appointments Holdings plc
     o SOS Staffing Services, Inc.*
     o StaffMark, Inc.
     o Technisource, Inc.
     o Westaff, Inc.*

         The following tables set forth the multiples indicated by this analysis:

GENERAL STAFFING COMPANIES


Aggregate Value to:                    Range of multiples         Average           Median
-------------------                    ------------------         -------           ------
LTM Revenues                           0.98x to 0.13x             0.39x             0.26x

LTM EBITDA                             11.2x to 3.7x              6.4x              5.9x

LTM EBIT                               23.1x to 4.8x              10.3x             7.3x

Equity Value to:

LTM Net Income                         31.7x to 7.0x              13.7x             10.0x

1999P Net Income                       25.8x to 6.7x              11.2x             9.6x

2000P Net Income                       21.4x to 5.7x              9.3x              7.7x



ALL STAFFING COMPANIES


Aggregate Value to:                    Range of multiples         Average           Median
-------------------                    ------------------         -------           ------
LTM Revenues                           1.87x to 0.13x             0.58x             0.45x

LTM EBITDA                             23.3x to 2.8x              7.2x              6.3x

LTM EBIT                               28.6x to 3.3x              9.3x              7.3x

Equity Value to:

LTM Net Income                         34.4x to 4.1x              13.3x             10.8x

1999P Net Income                       25.8x to 4.0x              10.8x             9.1x

2000P Net Income                       21.4x to 3.2x              8.6x              7.6x


         While the comparable company analysis compared Interim to 33 companies in the staffing services industry, NationsBanc Montgomery did not include every company that could be deemed to be a participant in this same industry, or in the specific sectors of this industry.

         NationsBanc Montgomery noted that the aggregate value of the consideration to be paid by Interim in connection with the merger implied multiples of 6.3x LTM EBITDA, 7.8x LTM EBIT and 0.37x LTM revenues. The equity value of the consideration to be paid by Interim in the merger implied multiples of 10.9x LTM net income, 11.1x fiscal year 1999 projected net income and 9.0x fiscal year 2000 projected net income.

         COMPARABLE TRANSACTIONS ANALYSIS. Based on public and other available information, NationsBanc Montgomery calculated the multiples of (a) aggregate value to LTM revenues, LTM EBITDA and LTM EBIT and (b) equity value to LTM net income, in each case for the target company implied in acquisitions of 23 companies in the staffing services industry which became effective between May 24, 1996 and March 23, 1999, or were pending as of March 23, 1999. Mergers and acquisitions involving companies that provide general staffing services are marked with an asterisk below:


Effective Date              Acquiror                             Target
--------------              --------                             ------
Pending                     Adecco SA                            Delphi Group plc
January 28, 1999            TMP Worldwide Inc.                   Morgan & Banks
December 22, 1998           Data Processing Resources Corp.      Systems & Programming Consultants, Inc.
November 25, 1998           StaffMark, Inc.                      Robert Walters plc
October 1, 1998*            Randstad Holding                     Strategix Solutions, Inc.
August 30, 1998*            DHI Holdings                         Personnel Management Group
August 10, 1998             AHL Services, Inc.                   EMD GmbH
July 8, 1998*               Corporate Services Group plc         CORESTAFF Services
April 20, 1998              Romac International, Inc.            Source Services Corporation
January 1, 1998             Affiliated Computer Services, Inc.   Cara Corp.
December 5, 1997            COMFORCE Corporation                 Uniform Services, Inc.
December 2, 1997            The Vincam Group, Inc.               Staffing Network Inc.
December 1, 1997            Modis Professional Services, Inc.    Office Specialists, Inc.
                              (formerly Accustaff Inc.)
November 5, 1997            Modis Professional Services, Inc.    Hunterskil Howard plc
                              (formerly Accustaff Inc.)
September 17, 1997*         Adecco SA                            TAD Resources International
April 21, 1997              Interim Services Inc.                Michael Page Group plc
November 26, 1996           The Registry, Inc.                   Application Resources, Inc.
November 14, 1996           Modis Professional Services, Inc.    Career Horizons, Inc.
                              (formerly Accustaff Inc.)
August 30, 1996             Knowledge Universe                   CRT Group plc
August 20, 1996*            Adia SA                              Ecco SA
August 5, 1996              Norrell Corporation                  American Technical Resources, Inc.
June 19, 1996               Modis Professional Services, Inc.    The McKinley Group Inc.
May 24, 1996                Interim Services Inc.                Brandon Systems Corp.

         The following table sets forth the multiples indicated by this analysis and the multiples implied by the proposed merger:

GENERAL STAFFING COMPANIES


                                                                                             Proposed
Aggregate Value to:              Range of multiples        Average          Median           Transaction
-------------------              ------------------        -------          ------           -----------
LTM Revenues                     4.90x to 0.40x            1.45x            0.52x            0.37x
LTM EBITDA                       12.0x to 9.5x             10.9x            11.3x            6.3x
LTM EBIT                         15.1x to 10.5x            13.2x            13.5x            7.8x
Equity Value to:
LTM Net Income                   26.6x to 19.7x            22.4x            21.6x            10.9x

ALL MERGERS AND ACQUISITIONS

                                                                                             Proposed
Aggregate Value to:              Range of multiples        Average          Median           Transaction
-------------------              ------------------        -------          ------           -----------
LTM Revenues                     4.90x to 0.36x            1.31x            0.93x            0.37x
LTM EBITDA                       31.6x to 7.0x             15.5x            11.7x            6.3x
LTM EBIT                         37.4x to 7.3x             17.8x            14.9x            7.8x
Equity Value to:
LTM Net Income                   64.6x to 13.1x            29.3x            22.4x            10.9x

         No company or transaction used in the comparable company or comparable transactions analyses is identical to Interim, Norrell or the merger. Accordingly, an analysis of the results of the foregoing is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading value or purchase price of the companies to which Interim, Norrell and the merger are being compared.

         PREMIUMS PAID ANALYSIS. NationsBanc Montgomery reviewed the consideration paid in 127 precedent U.S. acquisitions involving aggregate value between $300 million and $800 million announced from March 1, 1998 through March 1, 1999. NationsBanc Montgomery calculated the premiums paid one day, one week and four weeks prior to the announcement of the acquisition offer. The following chart sets forth the average premiums paid in these transactions:


                              Premium One Day prior     Premium One Week prior     Premium 4 Weeks prior to
                              to Announcement           to Announcement            Announcement
                              ---------------------     ----------------------     ------------------------
High                                   167.2%                     151.3%                     185.9%
Median                                  19.4%                      23.1%                      31.3%
Low                                      0.7%                       0.2%                       0.2%

         NationsBanc Montgomery noted that the value of the stock consideration to be paid by Interim in connection with the acquisition implied a premium of 24.9% over Norrell's share price of $12.56 at the close of trading on March 23, 1999, based on the closing price of Interim and Norrell common shares on that date.

         DISCOUNTED CASH FLOW ANALYSIS. NationsBanc Montgomery used financial cash flow forecasts of Norrell for the third and fourth quarters of fiscal year 1999 as well as fiscal year 2000 through 2004, as estimated by the respective managements of Interim and Norrell, to perform a discounted cash flow analysis. In conducting this analysis, NationsBanc Montgomery assumed that Norrell would perform in accordance with these forecasts. NationsBanc Montgomery first estimated the terminal value of the projected cash flows by applying multiples to Norrell's projected 2004 EBIT, which multiples ranged from 6.5x to 8.5x. NationsBanc Montgomery then discounted the cash flows projected through 2004 and the terminal values to present values using rates ranging from 10.7% to 12.7%. This analysis indicated a range of aggregate values, which were then reduced by Norrell's estimated net debt, to calculate a range of equity values. These equity values were then divided by fully diluted shares outstanding to calculate implied equity values per share ranging from $19.44 to $26.67. NationsBanc Montgomery noted that the value of stock consideration to be paid by Interim in connection with the acquisition was $15.69 per Norrell common share, based on the closing price of Interim and Norrell common share on that date.

         CONTRIBUTION ANALYSIS. NationsBanc Montgomery used the financial forecasts for Interim and Norrell provided by the managements of the respective companies and that they obtained from third party research reports. On the basis of these financial forecasts, NationsBanc Montgomery reviewed the estimated contribution of each of Interim and Norrell to the (a) total revenues, (b) EBITDA, (c) EBIT and (d) net income, each for the last twelve months and for the projected fiscal years 1999 and 2000, of the combined company. NationsBanc Montgomery also reviewed the estimated contribution of each of Interim and Norrell to stockholders' equity as stated in each company's most recent balance sheet and market capitalization at March 23, 1999. NationsBanc Montgomery then compared the estimated contributions of Interim and Norrell to the forecasted share ownership of the combined company to be owned by the shareholders of each of Interim and Norrell, assuming a 100% stock-for-stock merger. This analysis also indicated that, based on these estimates and forecasts, Interim and Norrell would each contribute:


                                                Interim               Norrell
                                                -------               -------
TOTAL REVENUES

  LTM                                           56.9%                 43.1%

  1999P                                         61.0%                 39.0%

  2000P                                         61.6%                 38.4%

EBITDA

  LTM                                           67.1%                 32.9%

  1999P                                         70.7%                 29.3%

  2000P                                         70.1%                 29.9%

EBIT

  LTM                                           65.2%                 34.8%

  1999P                                         70.6%                 29.4%

  2000P                                         70.4%                 29.6%

NET INCOME

  LTM                                           59.9%                 40.1%

  1999P                                         67.2%                 32.8%

  2000P                                         67.2%                 32.8%

LTM STOCKHOLDERS' EQUITY AT 12/25/98 AND        75.8%                 24.2%
1/31/99

MARKET CAP. AT 3/23/99                          73.9%                 26.1%
  Aggregate Value                               71.2%                 28.8%
  Market Value

Fully Diluted Share Ownership (based on         66.0%                 34.0%
100% stock-for-stock merger)


         ACCRETION/DILUTION ANALYSIS. NationsBanc Montgomery used the financial forecasts for Interim and Norrell provided by the managements of the respective companies and that they obtained from third party research reports. On the basis of these financial forecasts and with the consent and assistance of Interim management, NationsBanc Montgomery compared estimated earnings per share on a stand-alone basis for Interim to the estimated earnings per share of the combined company for fiscal years 1999 and 2000. NationsBanc Montgomery noted that, based on these forecasts and assuming consummation of the acquisition on the terms set forth in the merger agreement, if Interim pays consideration consisting of 90% Interim common stock and 10% cash in the acquisition, the acquisition would be accretive to earnings per share by 0.4% in fiscal year 1999 and dilutive to earnings per share by 4.1% in fiscal year 2000. However, if Interim pays the maximum cash consideration, the merger would be accretive to earnings per share by 3.6% in fiscal year 1999 and 2.3% in fiscal year 2000. In addition the foregoing does not consider the impact of possible cost savings and other benefits on the accretion or dilution. The inclusion of such possible cost savings and other benefits would increase the accretion or reduce the dilution in each scenario.

         The foregoing description is only a summary of the analyses and examinations that NationsBanc Montgomery deems material to its opinion. It is not a comprehensive description of all analyses and examinations actually conducted by NationsBanc Montgomery. The preparation of a fairness opinion necessarily is not susceptible to partial analysis or summary description. NationsBanc Montgomery believes that its analyses and the summary set forth above must be considered as a whole. They further believe that selecting portions of its analyses and of the factors considered, without considering all analyses and factors, would create an incomplete view of the process underlying the analyses set forth in its presentation to the Interim's Board of Directors. In addition, NationsBanc Montgomery may have given various analyses more or less weight than other analyses, and may have deemed various assumptions more or less probable than other assumptions. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that such analysis was given greater weight than any other analysis. Accordingly, the ranges of valuations resulting from any particular analysis described above should not be taken to be NationsBanc Montgomery view of the actual value of Norrell.

         In performing its analyses, NationsBanc Montgomery made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Interim and Norrell. The analyses performed by NationsBanc Montgomery are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those suggested by these analyses. These analyses were prepared solely as part of NationsBanc Montgomery's analysis of the financial fairness of the consideration to be paid by Interim for the acquisition of Norrell and were provided to Interim's Board of Directors in connection with the delivery of NationsBanc Montgomery's opinion. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities may trade at any time in the future.

         As described above, NationsBanc Montgomery's opinion and presentation to Interim's Board of Directors were among the many factors taken into consideration by the Interim Board of Directors in making its determination to approve the merger.

         Interim has agreed to pay NationsBanc Montgomery a transaction fee equal to $4,000,000 that is contingent in full on the completion of the merger. The Interim Board of Directors was aware of this fee structure and took it into account in considering NationsBanc Montgomery's fairness opinion and in approving the merger. Interim has also agreed to pay NationsBanc Montgomery a percentage of any consideration received by Interim if the merger is not completed. Further, Interim has agreed to reimburse NationsBanc Montgomery for its reasonable out-of-pocket expenses and to indemnify NationsBanc Montgomery, its affiliates, and their respective partners, directors, officers, agents, consultants, employees and controlling persons against certain liabilities, including liabilities under the federal securities laws.

         In the ordinary course of its business, NationsBanc Montgomery actively trades the equity securities of Interim and Norrell for its own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities. NationsBanc Montgomery also acted as underwriter in connection with offerings of Interim's securities and has performed various investment banking services for Interim.

NORRELL

   OPINION OF GOLDMAN, SACHS & CO.

         On March 24, 1999, Goldman Sachs delivered its written opinion to Norrell's Board of Directors to the effect that, as of the date of such opinion, the exchange ratio in the merger agreement was fair from a financial point of view to the holders of Norrell common shares. Goldman Sachs did not and does not express any opinion to any holder of Norrell common stock that is required to or elects to make a cash election with respect to such holder's shares.

         WE HAVE ATTACHED AS APPENDIX D THE FULL TEXT OF GOLDMAN SACHS' WRITTEN OPINION. THIS OPINION SETS FORTH ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN IN CONNECTION WITH THE OPINION AND IS INCORPORATED HEREIN BY REFERENCE. WE URGE NORRELL SHAREHOLDERS TO READ THE OPINION IN ITS ENTIRETY.

         In connection with its opinion, Goldman Sachs reviewed, among other things, (i) the merger agreement; (ii) the irrevocable proxy of Guy W. Millner, M.I. Holdings, Inc. and Millner Preferred, LLC dated as of March 24, 1999;
(iii) Annual Reports to Shareholders and Annual Reports on Form 10-K of Norrell and Interim for the five fiscal years ended November 1, 1998 and December 25, 1998, respectively; (iv) certain interim reports to shareholders and Quarterly Reports on Form 10-Q of Norrell and Interim; (v) certain other communications from Norrell and Interim to their respective shareholders; and (vi) certain internal financial analyses and forecasts for Norrell and Interim prepared by their respective managements, including certain cost savings and operating synergies projected by the managements of Norrell and Interim to result from the merger.

         Goldman Sachs also held discussions with members of the senior management of Norrell and Interim regarding the strategic rationale for, and the potential benefits of, the merger and the past and current business operations, financial condition and future prospects of their respective companies. In addition, Goldman Sachs reviewed the reported price and trading activity for Norrell common shares and Interim common shares, compared certain financial and stock market information for Norrell and Interim with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the staffing industry specifically and in other industries generally and performed such other studies and analyses as it considered appropriate.

         Goldman Sachs relied upon the accuracy and completeness of all of the financial and other information reviewed by it and assumed such accuracy and completeness for purposes of rendering its opinion. In that regard, Goldman Sachs assumed with Norrell's consent that the financial analyses and forecasts prepared by the managements of Norrell and Interim, after giving effect to the merger and including the anticipated cost savings and other benefits resulting from the merger, have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of Norrell and Interim, and that such forecasts and anticipated cost savings and other benefits resulting from the merger will be realized in the amounts and time periods contemplated thereby. In addition, Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities of Norrell or Interim or any of their subsidiaries and Goldman Sachs was not furnished with any such evaluation or appraisal.

         Goldman Sachs was aware that, prior to entering into the merger agreement, Norrell requested and received preliminary indications of interest from several parties proposing a possible all-cash acquisition of Norrell at prices per share materially in excess of the value indicated by multiplying the exchange ratio by the trading price of Interim common shares as of the date of the merger agreement. As described above in the "Background of the Merger" section, each of such indications of interest was subject, among other things, to further due diligence into the business and financial condition of Norrell, to obtaining financing sufficient to consummate any such transaction and to negotiating a mutually acceptable satisfactory definitive agreement. Goldman Sachs understood that the Special Committee of Norrell's Board of Directors determined that it was not in the best interests of Norrell and its shareholders to pursue such indications of interest. In making that determination the Norrell Special Committee considered the numerous factors set forth above in the "Background of the Merger" section. Goldman Sachs further understood that each of the Norrell Special Committee and Norrell's Board of Directors has determined, in the exercise of business judgment, that the merger is in the best interests of Norrell and the holders of Norrell common shares after taking into account, among other factors, the risks and uncertainties relating to the timing and likelihood of entering into a definitive agreement with any of the other parties at a mutually acceptable price and the respective views of the Norrell Special Committee and Norrell's Board of Directors concerning the complementary nature of the business of Norrell and Interim, the compatibility of cultures, the anticipated cost savings and other benefits resulting from the merger, the attainment of long-term strategies for Norrell (including expansion into international markets and the expansion of specialized staffing product offerings) and the contribution by Interim of sales and management personnel at critically needed levels. Goldman Sachs' opinion does not address the relative merits of the merger as compared to any alternative business transaction that might be available to Norrell.

         Goldman Sachs' advisory services and the opinion expressed herein are provided for the information and assistance of Norrell's Board of Directors in connection with its consideration of the merger and such opinion does not constitute a recommendation as to how any holder of Norrell common shares should vote with respect to the merger.

         The following is a summary of the material financial analyses used by Goldman Sachs in connection with providing its March 24, 1999 opinion to Norrell's Board of Directors. Some of the summaries of financial analyses include information presented in tabular format. In order to more fully understand the financial analyses used by Goldman Sachs, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of Goldman Sachs' financial analyses.

         SELECTED COMPANIES ANALYSIS. Goldman Sachs performed this analysis to evaluate the fairness of the exchange ratio based upon a comparison of specific financial information relating to Norrell and Interim to corresponding financial information, ratios and public market multiples for several US, companies. In addition, Goldman Sachs also considered for purposes of this analysis comparative financial information, ratios and multiples for several publicly traded European and information technology companies because Interim derives a significant portion of earnings from its European and information technology operations. Goldman Sachs selected the following companies for comparison because they are publicly traded temporary staffing companies with operations that for purposes of the analysis may be considered similar, in varying degrees, to operations of Norrell and Interim:

         o The selected US companies consisted of AHL Services, Inc., CDI Corp., Kelly Services, Inc., Manpower, Inc., Olsten Corporation, Personnel Group of America, Romac International, Inc. and StaffMark, Inc.;

         o The selected European companies consisted of Adecco SA, Brunel International, The Corporate Services Group PLC, Randstad Holding NV, Select Appointments PLC, Spring Group plc and Vedior NV; and

         o The selected information technology companies consisted of Ciber, Inc., Computer Horizons Corp., Computer Task Group, Incorporated, Information Management Resources Corporation, Keane, Inc, Mastech Corporation, Metamor Worldwide, Inc. and Modis Professional Services, Inc.

         Goldman Sachs calculated and compared financial multiples, ratios and public market multiples for Norrell and Interim based on the March 23, 1999 closing price per share on the NYSE of $12.56 and $17.44, respectively, and for each of the selected companies based on the most recent publicly available information as of March 23, 1999.

         For the selected companies, Goldman Sachs considered levered market capitalization (I.E., market value of common equity plus estimated market value of debt less cash) as a multiple of LTM sales, LTM EBITDA and LTM EBIT. Goldman Sachs' analyses for the selected companies indicated the following mean and median multiples for the selected companies, as compared to Norrell and
Interim:



                                           Levered Market Capitalization as a multiple of
                                       ---------------------------------------------------

SELECTED COMPANIES                     LTM SALES           LTM EBITDA             LTM EBIT
------------------                     ---------           ----------             --------
US
 Mean                                  0.5x                5.6x                   7.5x
 Median                                0.4x                5.5x                   6.5x

European
 Mean                                  1.0x                15.1x                  15.4x
 Median                                1.1x                15.8x                  17.9x

Information Technology
 Mean                                  1.2x                8.1x                   9.1x
 Median                                1.2x                8.6x                   9.9x

Norrell                                0.3x                5.4x                   6.5x

Interim                                0.7x                7.1x                   9.5x

         As set forth in the following table, Goldman Sachs also considered for the selected companies mean and median estimated year 1999 and 2000 price/earnings ("P/E") ratios based on calendarized earnings per share ("EPS") estimates provided by Institutional Brokers Estimates System ("IBES") for the selected companies and based on management projections for Norrell and Interim, mean and median EBIT margins, mean and median five year EPS growth rates based on IBES estimates and management projections for Norrell and Interim and estimated 1999 mean and median P/E multiples of the EPS growth rate, in each case as compared to Norrell and Interim.

                                 P/E Multiples
                                 -------------        EBIT          5 Year EPS          1999 P/E to
   Selected Companies            1999     2000        Margins       Growth Rate         Growth Rate
   ------------------            ----     ----        -------       -----------         -----------
US
   Mean                          9.1x     7.3x        5.9%          20.1%               0.5x
   Median                        8.6x     6.4x        4.8%          17.5%               0.6x

European
   Mean                          17.9x    16.3x       5.5%          16.0%               1.2x
   Median                        18.8x    16.2x       5.8%          15.0%               1.3x

Information Technology
   Mean                          11.4x    8.3x        12.9%         28.5%               0.4x
   Median                        11.8x    9.0x        13.3%         29.4%               0.4x

Norrell                          8.5x     6.7x        4.8%          16.0%               0.5x

Interim                          11.1x    9.2x        6.8%          20.0%               0.6x

         DISCOUNTED CASH FLOW ANALYSIS. Goldman Sachs performed a discounted cash flow analysis using Norrell's and Interim's respective management's estimates to determine the value per share of the Norrell common shares under the following scenarios: (i) on a Norrell standalone basis, (ii) on a pro forma basis without synergies, and (iii) on a pro forma basis with synergies. Using perpetual growth rates ranging from 3.0% to 5.0% and discount rates ranging from 10.0% to 12.0%, the implied value per share of the Norrell common shares, discounted to April 1, 1999, ranged from $15 to $28 on a Norrell standalone basis; from $15 to $30 on a pro forma basis without synergies; and from $19 to $37 on a pro forma basis with synergies.

         CONTRIBUTION ANALYSIS. The purpose of this analysis was to evaluate the fairness of the exchange ratio based on the relative contribution by each party to specified income statement items of the combined company resulting from the merger after adjusting for the respective capital structures of Norrell and Interim. Goldman Sachs reviewed specific historical and estimated future operating and financial information based on publicly available information and estimates provided by the respective managements of Norrell and Interim to determine the contribution Norrell would have made to, among other things, the combined company's revenues, EBITDA and EBIT.

         The following table sets forth the contribution that Norrell would have made to each of the listed income statement items of the combined company in each of 1998, for the latest twelve months and estimated for 1999.


Norrell's contribution to:                            1998             LTM            1999
--------------------------                            -----            -----          -----
Revenues                                              45.2%            45.5%          41.2%
EBITDA                                                34.5%            34.8%          31.1%
EBIT                                                  36.7%            37.1%          31.1%
Net Income                                            38.7%            38.9%          31.1%
Earnings before taxes, depreciation
 and amortization                                     34.1%              --           30.0%
Combined earnings before taxes                        37.3%              --           30.3%

         Based on Norrell's common share price on March 23, 1999, the analysis indicated that:

         o Norrell would contribute 28.5% to the primary market capitalization of the combined company; and

         o Norrell shareholders would own on a pro forma basis 31.2% of the outstanding common equity of the combined company (assuming 90% of the Norrell common shares is exchanged for Interim common shares and the remaining 10% is exchanged for cash in the merger).

         SELECTED TRANSACTIONS ANALYSIS. The purpose of this analysis was to provide information regarding the fairness of the exchange ratio based upon a comparison of the financial terms of the merger with the financial terms of several other business combinations in the commercial staffing industry. Goldman Sachs analyzed certain information relating to selected transactions since 1996 in the commercial staffing industry consisting of the cash acquisition of Strategix Solutions by Randstad in August 1998, the cash acquisition of Corestaff Services by Corporate Services Group in June 1998, the cash acquisition of TAD Resources by Adecco in September 1997, the cash acquisition of Michael Page Group by Interim Services in March 1997, the stock acquisition of Career Horizons by AccuStaff in August 1996 and the stock acquisition of Ecco by Adia in May 1996. The analysis focused on measuring the levered total consideration as a multiple of LTM sales, LTM EBITDA and LTM EBIT. Goldman Sachs considered the fact that (i) several of the selected transactions involved cash consideration and (ii) the LTM EBITDA multiples for comparable publicly traded companies had declined materially from the period when the selected transactions had taken place to March 23, 1999.

         The following table presents the range of multiples for the selected transactions, each as compared to corresponding values as of March 23, 1999 for the merger.

                                Ranges for the Selected
                                Transactions                       The Merger
                                -----------------------            ----------
Multiple of LTM Sales           0.36x - 2.3x                       0.37x
Multiple of LTM EBITDA          7.9x - 14.6x                       6.3x
Multiple of LTM EBIT            9.2x - 33.7x                       7.7x



         ANALYSIS AT CURRENT PRICE. For the purpose of this analysis, Goldman Sachs assumed that each Norrell common share would be valued at a transaction price of $15.6938 based on Interim's closing per share price on March 23, 1999 of $17.4375 multiplied by the exchange ratio. This transaction price represented 63.4% of Norrell's highest common share price over the preceding 52 trading weeks and a premium of 24.9% over Norrell's closing common shares price on March 23, 1999.

         HISTORICAL EXCHANGE RATIO ANALYSIS. The purpose of this analysis was to provide information regarding the fairness of the exchange ratio in the merger by comparing the exchange ratio to the historical exchange ratios of the Norrell common shares and Interim common shares. Goldman Sachs reviewed historical daily trading prices for Norrell and Interim for the one year period ending March 23, 1999. Goldman Sachs' analysis indicated that the historical exchange ratio from March 24, 1998 through March 23, 1999 ranged from 0.5775 to 0.9778, compared to the exchange ratio of 0.90 in the merger.

         The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs' opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all such analyses. No company or transaction used in the above analyses as a comparison is directly comparable to Norrell or Interim or the contemplated transaction. The analyses were prepared solely for purposes of Goldman Sachs' providing its opinion to Norrell's Board of Directors as to the fairness from a financial point of view of the exchange ratio and do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses. Because such analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of Norrell, Interim, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast. As described above, Goldman Sachs' opinion to Norrell's Board of Directors was one of many factors taken into consideration by Norrell's Board of Directors in making its determination to approve the merger. The foregoing summary does not purport to be a complete description of the analysis performed by Goldman Sachs and is qualified by reference to the written opinion of Goldman Sachs set forth in Appendix D hereto.

         Goldman Sachs, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate and other purposes. Norrell selected Goldman Sachs as its financial advisor because it is a nationally recognized investment banking firm that has substantial experience in transactions similar to the merger.

         Goldman Sachs has provided certain investment banking services to Interim from time to time, including having acted as lead manager of secondary offerings of Interim common stock in 1996 and 1998, and as lead manager of an offering of 4-1/2% convertible subordinated notes in 1998 and Goldman Sachs may provide investment banking services to Interim in the future. Goldman Sachs provides a full range of financial advisory and securities services and, in the course of its normal trading activities, may from time to time effect transactions and hold securities, including derivative securities, of Norrell or Interim for its own account and for accounts of customers.

         Pursuant to a letter agreement dated January 11, 1999, Norrell engaged Goldman Sachs to act as its exclusive financial advisor in connection with an analysis of strategic alternatives including a possible sale of all or a portion of the company. Under the engagement letter, Norrell has agreed to pay Goldman Sachs, upon consummation of the merger, a transaction fee of 0.90% of the sum of the total consideration paid to equity holders in the merger and $100 million, subject to certain adjustments. Norrell has agreed to reimburse Goldman Sachs for its reasonable out-of-pocket expenses, including attorney's fees, and to indemnify Goldman Sachs against certain liabilities, including certain liabilities under the federal securities laws.

INTERESTS OF MEMBERS OF NORRELL'S BOARD OF DIRECTORS AND MANAGEMENT IN THE
MERGER

         When you consider the recommendations of our Boards of Directors, you should be aware that some executive officers of Norrell and members of the Norrell Board of Directors may have interests in the merger that are different from your interests. These interests may create potential conflicts. Our Boards of Directors were aware of these interests when they approved the merger.

         EMPLOYMENT AGREEMENTS WITH SENIOR EXECUTIVE OFFICERS. Norrell entered into employment agreements with C. Douglas Miller, Larry J. Bryan and James Ernest Riddle that entitle these executives to severance benefits for a period of 36 months for Mr. Miller and Mr. Bryan, and a period of 24 months for Mr. Riddle. The agreements were last amended in February, 1999. The executives are entitled to severance benefits if Norrell terminates their employment without cause or if the executive officer terminates employment for good reason. For purposes of these agreements, good reason means a reduction in compensation or benefits, forced relocation, a material change in duties or responsibilities or a change in title. Norrell also must pay severance to Mr. Miller if he terminates his employment for any reason within six months following a change of control. The merger will constitute a change of control under this employment agreement. Severance compensation consists of:

         o an amount equal to two or three times the sum of the executive officer's annual base salary and the executive's target bonus for the year of termination, payable in equal monthly installments over the severance period;

         o continued payment through the severance period of employee benefits, or their equivalent, that the executive officer received prior to termination;

         o continued health insurance benefits that are at least equal to those received during his employment until the end of the severance period;

         o continued medical coverage for Mr. Miller and his wife for each of their lives, equivalent to that received during his employment;

         o assignment to Mr. Miller, upon his termination for any reason, of any and all rights under any life insurance policy maintained by Norrell in which Mr. Miller is the insured;

         o accelerated vesting of outstanding stock options held by the executive officer under Norrell's stock option and stock incentive plans and the lapse of all restrictions on outstanding awards of restricted stock, if any; and

         o the purchase by Norrell in cash, upon request by the executive officer, of all Norrell common shares then held by the executive officer for its fair market value and all options to purchase Norrell common shares then held by the executive officer for the excess of the fair market value of the common shares purchasable upon the exercise of such options over the exercise price of the options.

         Under the merger agreement, Interim has agreed to assume Norrell's employment agreements, and consequently, any required purchase of Norrell common shares or stock options following the merger will result in the purchase of Interim common shares or stock options. Additionally, if any payment to these executive officers triggers the golden parachute excise tax and non-deductibility provisions under the federal tax laws, a gross-up payment will be made to place that person in the same after-tax position as would have been the case if no excise tax were imposed.

         Pursuant to the employment agreements, each executive officer agreed not to compete with Norrell, or solicit customers or employees of Norrell, for the severance period.

         EMPLOYMENT AGREEMENTS WITH OTHER EXECUTIVE OFFICERS. Norrell amended its employment agreements with its other key executive officers in February, 1999 to entitle the executives to severance benefits if their employment is terminated without cause or terminated by the executive for good reason within two years following a change of control. Good reason means a reduction in compensation, the failure to assign significant authority, duties, and responsibilities, or the forced relocation of the executive. The merger will constitute a change of control under these agreements. The severance period for Stanley E. Anderson, Mark H. Hain and Thomas A. Vadnais is 24 months, while the severance period for Scott L. Colabuono, Robert W. Grissom, Jr., Ted A. Jurkuta, Wayne M. Mincey, Euguene F. Obermeyer, Ronald T. Self, Paul J. Seymour and Teresa G. Williams is 18 months. Severance compensation consists of:

         o an amount equal to one and one-half times or two times the sum of the executive's annual base salary and the executive's target bonus for the year of termination, payable in equal monthly installments over the severance period;

         o continued health insurance benefits that are at least equal to those that would have been provided to the executive in accordance with the employment agreement until the end of the severance period; and

         o accelerated vesting of outstanding stock options held by the executive under Norrell's stock option and stock incentive plans and the lapse of all restrictions on outstanding awards of restricted stock, if any.

         All payments to these executives are subject to reduction to avoid triggering the golden parachute excise tax and non-deductibility provisions of the federal tax laws.

         Pursuant to each of the employment agreements, each executive agreed not to compete with Norrell, or solicit customers or employees of Norrell, for a period of 12 months from the date of termination.

         EMPLOYEE BENEFITS. Interim has agreed to provide employee benefits under employee benefit and welfare plans to officers and employees of Norrell who become employees of Interim. These benefits will be substantially similar to those provided by Interim to its similarly situated officers and employees. For purposes of participation, vesting and benefit accrual under Interim's employee benefit plans, the service of the employees of Norrell prior to the merger will be treated as service with Interim. All co-payments and deductibles paid by any participant during 1999 with respect to any health or other employee benefit plans will be credited for similar purposes under the comparable Interim benefit plan. In addition, Interim will honor all employment, severance, consulting, and other compensation agreements between Norrell and its directors, officers or employees, as well as all vested benefits or other vested amounts earned or accrued through the closing of the merger under any employee benefit plans maintained by Norrell.

         RESTRICTED SHARES. Norrell has issued restricted shares to some of its executives and employees under its 1994 Stock Incentive Plan. Under the terms of Restricted Stock Agreements, all restricted shares will fully vest and become non-forfeitable as a result of the merger.

         DIRECTORS' RESTRICTED STOCK AND OPTIONS. Restricted stock issued to directors of Norrell will fully vest and become non-forfeitable upon a change of control.

         INTERESTS OF GUY W. MILLNER. As of May 18, 1999, Guy W. Millner, the principal shareholder and a director of Norrell, and his affiliates, beneficially owned 9,511,098 Norrell common shares, constituting approximately 36% of the outstanding shares of Norrell common shares. Interim has agreed to appoint Guy W. Millner or his designee to the Interim Board of Directors after the merger. Guy W. Millner or his designee will receive the same directors' compensation paid by Interim to its other non-employee directors. See "Management and Operations After the Merger" on page 63.

         CLB ADVISORS. During November 1998, Mr. Millner retained CLB Advisors, LLC, an Atlanta investment banking firm, to make private inquiries, solely on behalf of Mr. Millner and not on behalf of Norrell, to determine whether Interim and certain other companies would be interested in pursuing a business combination with Norrell. Subsequently, CLB Advisors was retained as a consultant to Norrell. Norrell agreed to pay the expenses incurred by CLB Advisors in connection with its services as consultant to Norrell and to pay a fee to CLB Advisors of 0.10% of the sum of the total consideration paid to equity holders in the merger and $100 million, subject to certain adjustments, and to indemnify CLB against certain liabilities and expenses it may incur. Mr. Millner will not pay any of the CLB expenses or fees.

         IRREVOCABLE PROXY OF GUY W. MILLNER. On March 24, 1999, Guy W. Millner and certain of his affiliates granted an irrevocable proxy to Interim in which they agreed to vote the Norrell common shares held of record by them to approve the merger. The irrevocable proxy makes it likely that the merger will receive the required approval by Norrell shareholders. The irrevocable proxy terminates if the Norrell Board of Directors withdraws its approval or recommendation of the merger, or if the merger agreement is terminated pursuant to the terms thereof.

         MERGER CONSIDERATION ELECTION AGREEMENT. On March 24, 1999, Guy W. Millner and an affiliate of Mr. Millner agreed to make cash elections, if cash elections are made with respect to less than 10% of the issued and outstanding shares of Norrell common shares, with respect to the number of their Norrell common shares which would cause at least 10% of the total merger consideration to be paid in cash.

         INTERIM COMMON SHARES TO BE RECEIVED BY NORRELL DIRECTORS AND EXECUTIVE OFFICERS. If the merger had occurred on May 18, 1999, executive officers and directors of Norrell and their affiliates would have received:

         o Interim common shares having an aggregate market value of approximately $196 million, assuming that all such executive officers and directors exchange their Norrell common shares solely for Interim common shares, and

         o options to purchase up to 1,825,180 Interim common shares at a weighted average exercise price of $15.03 per option.

         INSURANCE AND INDEMNIFICATION. Under the merger agreement, Interim agreed to provide certain continuing indemnification and insurance benefits for officers, directors and employees of Norrell. See "The Merger Agreement - Indemnification and Insurance" on page 59.

ACCOUNTING TREATMENT

         Interim will account for the transaction as a purchase transaction for accounting and financial reporting purposes. Under this method of accounting, Interim will allocate the purchase price of Norrell, including direct costs of the merger, to the assets acquired and liabilities assumed based upon their estimated relative fair values with the excess purchase consideration allocated to goodwill. Interim amortizes goodwill and other intangible assets using the straight-line method over their estimated useful lives, not to exceed 40 years.

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

         The following is a summary of certain U.S. federal income tax consequences of the merger and is not a complete analysis or description of all potential tax effects that might be relevant to any particular Interim or Norrell shareholder in making a decision to vote for or against the merger. The merger will not have any U.S. federal income tax consequences to Interim shareholders. The following discussion only applies to Norrell shareholders who hold Norrell common shares as capital assets and does not address all potential income tax consequences that may be relevant to Norrell shareholders generally or Norrell shareholders subject to special treatment under the Internal Revenue Code, including, without limitation, foreign persons or entities, insurance companies, financial institutions, dealers in securities, tax-exempt organizations, persons who hold Norrell common shares as part of a "straddle" or a "conversion transaction" for U.S. federal income tax purposes, and individuals who receive Norrell common shares pursuant to the exercise of employee stock options or otherwise as compensation.

         This discussion does not provide any information with respect to the tax consequences, if any, of the merger under applicable foreign, state, local and other tax laws. The discussion is based on the provisions of the Internal Revenue Code of 1986, applicable Treasury Regulations, Internal Revenue Service rulings, judicial decisions and other administrative pronouncements, all as in effect as of the date hereof. There can be no assurance that future legislative, administrative or judicial changes or interpretations will not affect the accuracy of the statements or conclusions set forth herein. Any such future change or interpretation could apply retroactively and could affect the accuracy of the following discussion.

         Neither Norrell nor Interim has requested a ruling from the Internal Revenue Service ("IRS") with regard to any of the federal income tax consequences of the merger, and the opinions of counsel as to such federal income tax consequences referred to below will not be binding on the IRS.

         TAX OPINION. Interim's and Norrell's obligations to complete the merger are conditioned upon receiving from each of Baker & McKenzie and Alston & Bird LLP, an opinion, in form and substance reasonably satisfactory to Interim and Norrell, that on the basis of certain facts, representations and assumptions:

         (i) the merger and the issuance of Interim common shares in the merger will constitute a tax-free reorganization as defined in Section 368(a) of the Code;

         (ii) Norrell and Interim each will be considered a party to the reorganization;

         (iii) except for the recognition of gain with respect to cash received by Norrell shareholders, Norrell shareholders will not recognize any gain or loss upon the exchange of Norrell common shares for Interim common shares as a result of the merger;

         (iv) in general, cash received by holders of Norrell common shares in lieu of fractional shares or as a cash payment will be treated as amounts distributed in redemption of their shares and will be taxable under the provisions of Section 302 of the Code.

The tax opinions do not bind the IRS or any court and do not preclude the IRS or a court from reaching a contrary conclusion.

         Although the requirement for receipt of the tax opinions may be waived by the parties, it is expected that such tax opinions will be received and that the requirement will not be waived by either party. In the event that (a) either Interim or Norrell waives this condition and (b) the related change in tax consequences is material, Norrell and Interim each will furnish a supplement to this joint proxy statement/prospectus to its shareholders disclosing the waiver and all related material matters, and proxies will be resolicited.

         The discussion below summarizes the federal income tax consequences of the merger to Norrell shareholders, as specified above.

         NORRELL SHAREHOLDERS--GENERAL. As discussed below, the federal income tax consequences of the merger to a Norrell shareholder depend on whether the holder receives cash or Interim common shares or some combination thereof in exchange for the holder's Norrell common shares.

         Except as discussed below with respect to cash received instead of a fractional Interim common share, a Norrell shareholder who receives only Interim common shares in the exchange of the holder's Norrell common shares will not recognize gain or loss.

         A Norrell shareholder that receives solely cash in exchange for the holder's Norrell common shares, and does not otherwise own (after application of the attribution rules of Section 318 of the Code, discussed below) any Interim common shares, will either recognize capital gain or loss, measured by the difference between the amount of cash received and the adjusted tax basis of the Norrell common shares exchanged therefor.

         Except as discussed below with respect to cash received instead of a fractional Interim common share, a Norrell shareholder that, (i) as a result of prorations or allocations resulting from limitations on cash (See "The Merger Agreement - The Merger" on page 53) or as a result of not making a cash election with respect to all of such holder's Norrell common shares, receives both Interim common shares and cash in the exchange for Norrell common shares or (ii) who receives solely cash in the merger but otherwise owns Interim common shares will not recognize loss in such exchange. However, under Section 356(a)(1) of the Code, such holder will recognize gain equal to the lesser of:
(1) the sum of the fair market value of the Interim common shares received plus the amount of any cash received minus the adjusted tax basis of the Norrell common shares exchanged; or (2) the amount of any cash received. Any such gain realized will be treated as either capital gain or dividend income, as provided in Section 302 of the Code. See "--Additional Considerations" below.

         FRACTIONAL SHARES. If a Norrell shareholder receives cash instead of a fractional Interim common share in the merger, the Norrell shareholder will be treated as having received such fractional Interim common share pursuant to the merger and as having sold it for cash. The amount of any gain or loss attributable to such sale will be equal to the difference between the cash received with respect to the fractional Interim common share and the ratable portion of the tax basis of the Norrell common shares that is allocated to such fractional Interim common share. Any such gain recognized will be treated as either capital gain or loss.

         ADDITIONAL CONSIDERATIONS. For purposes of determining whether the gain realized by a Norrell shareholder is capital gain or dividend income, the Norrell shareholder is treated as having received solely Interim common shares in the merger, instead of the cash actually received, and then having received cash from Interim in a hypothetical redemption of those shares. The hypothetical redemption will be treated as a sale or exchange of the Interim common shares that are considered to have been redeemed, and thus will trigger capital gain, if the hypothetical redemption is considered to be either (a) "not essentially equivalent to a dividend," within the meaning of the Section 302 of the Code or (b) "substantially disproportionate" with respect to the Norrell shareholder, within the meaning of the Section 302 of the Code.

         Whether such hypothetical redemption of Interim common shares is "not essentially equivalent to a dividend" depends on the individual facts and circumstances of each shareholder, but in any event must result in a meaningful reduction of a shareholder's proportionate stock interest in Interim. Generally, in the case of a Norrell shareholder whose stock interest in Interim, relative to the total number of Interim common shares outstanding, is minimal and who exercises no control over the affairs of Interim, any actual reduction in proportionate interest will be treated as "meaningful" and the hypothetical redemption will be treated as giving rise to capital gain, rather than dividend income.

         The hypothetical redemption of the Interim common shares will be "substantially disproportionate" if (a) the ratio which the Interim common shares (and any other Interim voting shares) owned by the shareholder after the hypothetical redemption bears to all of the voting shares of Interim at such time is less than 80% of the ratio which the Interim common shares and any other Interim voting shares hypothetically owned by the shareholder after the merger, but before the redemption, bears to all of the voting shares of Interim at such time and (b) the shareholder owns less than 50 percent of the combined voting power of all of the voting shares of Interim outstanding immediately after the hypothetical redemption.

         As indicated in the foregoing discussion, the character of the gain, if any, recognized by Norrell shareholders depends on the shareholder's individual circumstances. Therefore, such shareholders should consult their tax advisors regarding the character of the gain, if any, that is recognized. In addition, the foregoing tests are applied by taking into account not only actual ownership of shares but also shares constructively owned by a shareholder by reason of certain attribution rules under Section 318 of the Code. Under these rules, a shareholder is treated as owning the shares owned by certain family members, shares subject to an option to acquire such shares, shares owned by certain estates and trusts of which the shareholder is a beneficiary, and shares owned by certain affiliated entities. BECAUSE OF THE COMPLEXITY OF THESE RULES, SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THEIR POTENTIAL APPLICATION TO THEIR PARTICULAR CASES.

         ADJUSTED TAX BASIS AND HOLDING PERIOD. The adjusted tax basis of the Interim common shares received will be the same as the adjusted tax basis of the Norrell common shares surrendered, decreased by the amount of any cash received in the merger for such common shares, and increased by the amount of gain recognized on the exchange including any portion that is treated as a dividend. The holding period of the Interim common shares received will include the holding period of the Norrell common shares exchanged therefor.

         THE FOREGOING DISCUSSION DOES NOT ADDRESS THE STATE, LOCAL OR FOREIGN TAX ASPECTS OF THE MERGER OR ALL SPECIFIC FACTUAL CIRCUMSTANCES THAT MAY BE RELEVANT TO THE TAX SITUATION OF EACH NORRELL SHAREHOLDER. THE DISCUSSION IS BASED ON CURRENTLY EXISTING PROVISIONS OF THE INTERNAL REVENUE CODE, EXISTING AND PROPOSED TREASURY REGULATIONS THEREUNDER AND CURRENT ADMINISTRATIVE RULINGS AND COURT DECISIONS. ALL OF THE FOREGOING ARE SUBJECT TO CHANGE AND ANY SUCH CHANGE COULD AFFECT THE CONTINUING VALIDITY OF THE DISCUSSION. EACH NORRELL SHAREHOLDER SHOULD CONSULT HIS OR HER OWN TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO HIM, HER OR IT, INCLUDING THE APPLICATION AND EFFECT OF FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS.

REGULATORY MATTERS

         Interim and Norrell are prohibited from completing the merger under U.S. antitrust laws until they have furnished information and materials to the Antitrust Division of the Department of Justice and the Federal Trade Commission and a required waiting period has ended. The required notification and report forms were filed by Interim, Norrell and the principal shareholder of Norrell, and early termination of the waiting period was granted on April 26, 1999. The Department of Justice and the Federal Trade Commission will continue to have the authority to challenge the merger on antitrust grounds before or after the merger is completed even though the waiting period ended.

         Upon completion of the merger, Interim will acquire Norrell's healthcare business. Interim is required to obtain the approval of the New York Public Health Council to acquire Norrell's healthcare business in New York. The New York State Department of Health stated that, based upon Interim's representation that it intends to divest itself of the healthcare business after the merger, it will not require Interim to submit applications for approval of the change of control resulting from the merger before a buyer is identified.

RESALE RESTRICTIONS

         All Interim common shares received by Norrell shareholders in the merger will be freely transferable, except those received by "affiliates," as that term is defined under the Securities Act of 1933, of Norrell at the time of the Norrell special meeting. Interim common shares received by affiliates may be resold by them only in transactions permitted by the resale provisions of Rule 144 or Rule 145 under the Securities Act of 1933, or as otherwise permitted under the Securities Act of 1933. Persons who may be considered to be Norrell affiliates generally include individuals or entities that Norrell controls, are controlled by Norrell, or are under common control with Norrell, and may include some of Norrell's officers and directors as well as Norrell's principal shareholders. For example, Guy W. Millner is considered an "affiliate."

AMENDMENT OF EXISTING CREDIT FACILITIES; REFINANCING OF EXISTING INDEBTEDNESS

         Interim has received a commitment from its administrative agent to amend and restate its existing senior bank credit facility to increase the facility to $550 million. Interim plans to syndicate this facility and close upon completion of the merger. The amended and restated credit facility will allow Interim to refinance its existing indebtedness, pay-off Norrell's existing indebtedness and pay the cash consideration in the merger as well as provide for general corporate needs. When effected, the amended and restated facility will permit the merger without a violation of the terms of Interim's senior bank credit facility. If not effected, the completion of the merger would require an amendment to Norrell's existing credit facility.

                              THE MERGER AGREEMENT

         THIS IS A SUMMARY OF THE MATERIAL PROVISIONS OF THE MERGER AGREEMENT, A COPY OF WHICH IS ATTACHED AS APPENDIX A TO THIS DOCUMENT. YOU SHOULD REFER TO THE FULL TEXT OF THE MERGER AGREEMENT FOR DETAILS OF THE MERGER AND THE TERMS AND CONDITIONS OF THE MERGER AGREEMENT.

THE MERGER

         When the merger occurs, Norrell will be merged with and into Interim Merger Corporation, a wholly-owned subsidiary of Interim. As a result, Interim will be the surviving publicly-traded company. The merger will have the effects specified in the Delaware General Corporation Law.

         In the merger, Norrell shareholders will receive 0.9 Interim common share for each Norrell common share they own. Norrell shareholders may elect to exchange their shares for cash instead of Interim common shares in an amount per share equal to the greater of (a) 0.9 times the average closing price of Interim common shares on the New York Stock Exchange for the 20 trading days ending two days before the merger or (b) $16.00.

         There are two limitations on the amount of cash Interim will pay in the merger, and neither of these may be exceeded. The first limitation is that the total amount of cash paid by Interim may not exceed $175 million. The second limitation is that the total amount of cash payments to be made by Interim in the merger plus approximately $28,200,000, representing the amount of all payments made by Norrell or its affiliates since March 24, 1996 in connection with the purchase and redemption of Norrell common shares, may not exceed 49% of the sum of the total value of cash and shares to be delivered to Norrell shareholders in the merger plus approximately $28,200,000. We have required this second limitation to enable Norrell shareholders to defer the payment of federal income taxes on the gain, if any, from the exchange of their Norrell common shares for Interim common shares in the merger. See "The Merger -- Certain U.S. Federal Income Tax Consequences" on page 50.

         If Norrell shareholders elect to receive cash in excess of the aggregate limitations described above, then the aggregate number of shares making cash elections will be reduced on a PRO RATA basis among all Norrell shareholders making cash elections until these limitations are no longer exceeded.

         Interim will not issue fractional shares. Norrell shareholders will receive an amount of cash based on the Interim common share price instead of any fractional shares.

         All Norrell common shares will be canceled and retired. Each holder of a certificate representing any Norrell common shares will no longer have any rights with respect to the Norrell common shares, except for the right to receive Interim common shares or cash. Each Norrell common share held in Norrell's treasury or held by Interim or their subsidiaries at the time of the merger will be canceled and retired without any payment.

         Each outstanding option that Norrell has granted under its stock option plans to purchase one Norrell common share will become an option to purchase 0.9 Interim common share at the exercise or purchase price per share equal to (a) the exercise price per share in effect under the Norrell option, DIVIDED BY (b) 0.9, and otherwise on substantially the same terms and conditions, as the former option to purchase Norrell common shares. Accordingly, the number of shares for which an option will be exercisable will decrease and the exercise price of the option will increase. The adjustments are intended to give to Norrell option holders the right to acquire the same number of Interim common shares that they would have been entitled to receive had they exercised their Norrell options immediately before the merger and the Norrell common shares they would have received upon this exercise were exchanged in the merger for Interim common shares. Also, the adjustments allow the total consideration payable upon exercise of the options after the merger to be the same which would have been paid upon exercise of the options before the merger.

EFFECTIVE TIME OF THE MERGER

         The merger will become effective when we file a Certificate of Merger with the Secretary of State of the State of Delaware and Articles of Merger with the Secretary of State of the State of Georgia. The parties will file the Certificate of Merger and Articles of Merger on the first business day after the satisfaction or waiver of all conditions in the merger agreement. We expect to complete the merger in the summer of 1999. We cannot assure you when, or if, all the conditions to closing of the merger will be satisfied or waived. See "-- Conditions" on page 60.

CASH ELECTION PROCEDURES

         Norrell shareholders should sign, date and complete the enclosed election form if they want to receive cash instead of Interim common shares in exchange for any or all of their Norrell common shares. The completed election form must be forwarded to First Union National Bank, the exchange agent, by mail or fax for receipt no later than 5:00 p.m., eastern daylight time, on June 30, 1999 at:

         First Union National Bank
         Corporate Trust Operations
         1525 West W.T. Harris Boulevard, 3C3
         Charlotte, North Carolina 28288-1153
         Fax: 1-704-590-7628

         Norrell shareholders have the right to change or revoke their election at anytime before June 30, 1999. If an election form is revoked, it will be treated as if no cash election had been made.

         If a Norrell shareholder has not submitted to the exchange agent a properly executed election form by 5:00 p.m. on June 30, 1999, the holder's Norrell common shares will be exchanged for Interim common shares.

EXCHANGE PROCEDURES

         After the merger, the exchange agent, will mail to each person who held Norrell common shares at the time of the merger a letter of transmittal. The holder should use this letter of transmittal in forwarding Norrell stock certificates. After surrendering to the exchange agent a Norrell stock certificate together with a letter of transmittal, the holder of a Norrell stock certificate will be entitled to receive Interim stock certificates or cash in accordance with their election and subject to the limitations on the total amount of cash that Interim will pay in this transaction. See "The Merger Agreement -- The Merger" beginning on page 53. The exchange agent will cancel the surrendered certificates. NORRELL SHAREHOLDERS SHOULD NOT SEND IN THEIR NORRELL STOCK CERTIFICATES UNTIL THEY RECEIVE A LETTER OF TRANSMITTAL.

         In addition to a certificate representing Interim common shares, the holder of a surrendered Norrell common stock certificate will receive, if not paid by Norrell, the quarterly dividend in the amount of $0.04 per share of Norrell common shares, which dividend was declared on March 2, 1999 and was payable April 1, 1999 to holders of record of Norrell common shares on March 17, 1999.

         After the merger, there will be no transfers on the transfer books of Norrell of Norrell common shares that were outstanding immediately before the merger.

         If your Norrell stock certificate has been lost, stolen or destroyed, you will only be entitled to obtain Interim common shares or cash by making an affidavit and, if required by Interim and the exchange agent, posting a bond in an amount sufficient to protect Interim against claims related to your Norrell stock certificate.

REPRESENTATIONS AND WARRANTIES

         The merger agreement contains essentially reciprocal representations and warranties made by each of us to the other, including representations and warranties relating to:

         o due organization, power and standing, and other corporate matters;

         o authorization, execution, delivery and enforceability of the merger agreement;

         o        capital structure and securities;

         o        subsidiaries;

         o conflicts under charter documents, violations of any instruments or law, and required consents and approvals;

         o documents filed with the SEC and the accuracy of the information in those documents;

         o        liabilities;

         o        the absence of adverse changes and material adverse effects;

         o        material contracts;

         o        receipt of fairness opinions;

         o        compliance with applicable laws; and

         o        board recommendation of the transaction.

COVENANTS

         NORRELL. Norrell has agreed to operate its business only in the usual, regular and ordinary course consistent with past practices before the merger and to use its reasonable best efforts to preserve intact its business organization, assets and maintain its rights and franchises.

         In addition, Norrell has agreed that before the merger, unless Interim agrees in writing or as otherwise permitted by the merger agreement, Norrell or any of its subsidiaries will not:

         o amend its articles of incorporation, by-laws or other governing instrument;

         o amend the terms of any indebtedness for borrowed money or guarantee indebtedness;

         o repurchase, redeem or otherwise acquire or exchange any shares of its capital stock or any Norrell equity rights;

         o        declare or pay any dividend;

         o issue, sell, pledge, encumber or authorize the issuance of any additional shares of common shares, stock appreciation rights, options, warrants or other equity rights other than the issuance, delivery, grant or sale of common shares or equity rights pursuant to the exercise or conversion of equity rights outstanding as of March 24, 1999;

         o adjust, split, combine, subdivide or reclassify its outstanding shares of capital stock;

         o sell, lease, mortgage or otherwise dispose of any of its or its subsidiaries' property, capital stock or assets, other than in the ordinary course of business consistent with past practice;

         o        make any investments in or acquire any business;

         o grant any increase in compensation or benefits to its employees or officers, except in accordance with past practice or as required by law;

         o pay any severance, termination pay or any bonus other than pursuant to written policies or contracts;

         o enter into or amend any severance or change in control agreements with its officers or employees;

         o        grant any increase in fees or other benefits to directors;

         o voluntarily accelerate the vesting of any stock options or other equity rights;

         o enter into or amend any employment agreement except in the ordinary course of business consistent with past practices;

         o adopt any new employee benefit plan or adopt, terminate or withdraw from any existing employee benefit plan;

         o make any significant change in any tax or accounting methods, or systems of internal accounting controls, except as required by generally accepted accounting principles or tax laws or regulatory accounting requirements;

         o commence any litigation or settle any litigation for money damages in excess of $250,000;

         o enter into, modify, amend or terminate any material contract, if that action would adversely affect Norrell in a material way; and

         o elect or appoint any new officer or director other than in the ordinary course of business.

         INTERIM. Interim has agreed to conduct its business in all material respects in the ordinary and usual course before the merger and to take all necessary actions to promptly prepare and file a timely application, in complete and proper form, with the New York Public Health Council for approval of the acquisition by Interim of Norrell's healthcare business in New York pursuant to the merger. This approval is necessary in conjunction with Interim's acquisition, through the merger, of Norrell's health care business in New York. The New York State of Department of Health has stated that based upon Interim's representation that it intends to divest itself of the healthcare business after the merger, it will not require Interim to submit applications for approval of the change of control resulting from the merger before a buyer is identified. See "The Merger -- Regulatory Matters" on page 52.

         Interim has agreed that before we complete the merger, unless Norrell agrees in writing or as otherwise permitted by the merger agreement, Interim will not:

         o amend its certificate of incorporation or by-laws in any manner adverse to the holders of Norrell common shares as compared to the rights of the holders of Interim common shares;

         o declare or pay any dividend or make any distribution in respect of its capital stock, other than dividends payable solely in Interim common shares and an issuance of rights under its stockholder rights agreement;

         o enter into, modify, amend, or terminate any material contract, if that action would adversely affect Interim in a material way; and

         o cause or permit the New York Stock Exchange to no longer list the Interim common shares.

         We both have agreed to cooperate in the prompt preparation and filing of documents under federal and state securities laws and with applicable government authorities.

NO SOLICITATION OF TRANSACTIONS BY NORRELL

         Norrell has agreed that it will not and will use its best efforts to cause its officers and directors, employees, financial advisors, agents and representatives not to solicit, initiate or encourage or participate in any discussions or negotiations regarding an Acquisition Proposal, as defined below. In the event Norrell receives an Acquisition Proposal, Norrell has agreed to promptly notify Interim of the relevant terms of such Acquisition Proposal and provide Interim a copy of any written Acquisition Proposal.

         If, at any time, the Norrell Board of Directors determines in good faith, after consultation with and upon the advice of outside counsel, that failure to take the actions specified above would be reasonably likely to constitute a breach of its fiduciary duties to its shareholders under applicable law, then Norrell, in response to an Acquisition Proposal that (a) was unsolicited or that resulted from solicitation undertaken by Norrell prior to March 24, 1999; and (b) is reasonably likely to lead to a Superior Proposal (as defined below), may (x) furnish non-public information with respect to Norrell to the person who made such Acquisition Proposal pursuant to a customary confidentiality agreement and (y) participate in negotiations regarding such Acquisition Proposal.

         "Acquisition Proposal" means any inquiry or proposal with respect to a merger, consolidation, share exchange or similar transaction involving Norrell or any subsidiary of Norrell, or any purchase of all or any significant portion of the assets of Norrell or any subsidiary of Norrell, or any equity interest in Norrell or any subsidiary of Norrell, other than any other similar transaction with Interim or any of its affiliates.

         "Superior Proposal" means any proposal:

         o made by a third party to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction, for consideration consisting of cash and/or securities, more than 50% of the combined voting power of the Norrell common shares then outstanding or all or substantially all the assets of Norrell;

         o which the Norrell Board of Directors determines in its good faith judgment after consultation with its financial advisor, that such proposal, if accepted, is reasonably likely to be consummated, taking into account all legal, financial and regulatory aspects of the proposal and the person making the proposal; and

         o which would, if consummated, result in a more favorable transaction than the merger with Interim, taking into account, to the extent relevant, the long-term prospects and interests of Norrell and its shareholders.

BOARDS' COVENANT TO RECOMMEND

         Both of our Boards of Directors have agreed to recommend the merger to our shareholders.

         Unless, the Norrell Board of Directors has determined in good faith, after consultation with and upon the advice of outside counsel, that failure to do so would be reasonably likely to constitute a breach of its fiduciary duties to Norrell's shareholders under applicable law, the Norrell Board of Directors has agreed that it will not:

         o withdraw or modify, or propose to withdraw or modify, in a manner adverse to Interim, its approval or recommendation of the merger unless there is a Superior Proposal outstanding;

         o approve or recommend, or propose to approve or recommend, an Acquisition Proposal that is not a Superior Proposal; or

         o cause Norrell to enter into any letter of intent, agreement in principle, acquisition agreement or other agreement with respect to an Acquisition Proposal that is not a Superior Proposal.

EMPLOYEE BENEFITS AND BENEFIT PLANS

         Interim has agreed to provide employee benefits under employee benefit and welfare plans to officers and employees of Norrell who become employees of Interim on terms and conditions which, when taken as a whole with any benefits provided by Norrell prior to the merger, are substantially similar to those currently provided by Interim to its similarly situated officers and employees. For purposes of participation, vesting and benefit accrual under Interim's employee benefit plans, the service of the employees of Norrell prior to the merger will be treated as service with Interim. All co-payments and deductibles paid by any participant during 1999 with respect to any health or other employee benefit plans will be credited for similar purposes under the comparable Interim benefit plan. Interim also will honor, in accordance with their terms, all employment, severance, consulting and other compensation contracts between Norrell and any current or former director, officer, or employee thereof, and all provisions for vested benefits or other vested amounts earned or accrued through the effective time of the merger under any employee benefit plans maintained by Norrell.

         Interim will not be obligated to continue to employ any employee of Norrell or its subsidiaries for any particular length of time, unless the terms of any employment agreement requires Interim to do so.

INDEMNIFICATION AND INSURANCE

         Interim has agreed that it will provide each director and officer of Norrell with the following protection with respect to acts or omissions before the merger:

         o indemnity against damages and other costs incurred in connection with any asserted claim or investigation; and

         o directors' and officers' liability insurance coverage in effect for five years.

         After the merger, Interim has agreed to:

         o indemnify each present and former director and officer, when acting in said capacity, of Norrell or any of its subsidiaries, against all costs or expenses, judgments, fines, losses, claims, damages, or liabilities in connection with any claim, action, suit, proceeding or investigation for acts or omissions, existing or occurring before the merger; Interim is not obligated to indemnify any such person to a greater extent than such person is entitled to be indemnified under the Articles of Incorporation or By-laws of Norrell or under any indemnification agreement in effect between such person and Norrell; and

         o indemnify, defend and hold harmless each director of Norrell against all liabilities arising out of the approval of the merger.

         For a period of five years after the merger, Interim has agreed to maintain a policy of directors' and officers' liability insurance for acts and omissions occurring before the merger with coverage in amount and scope not materially less favorable than Norrell's existing directors' and officers' liability insurance coverage. If the existing directors' and officers' liability insurance expires or terminates or if the annual premium is more than 125% of the last annualized premium paid before March 24, 1999, Interim must obtain directors' and officers' liability insurance in an amount and scope as it can obtain for the remainder of that period for a premium not in excess, on an annualized basis, of 125% of the last annualized premium paid before March 24, 1999.

CONDITIONS

         We are not required to complete the merger unless each of the following conditions is met:

         o the holders of a majority of the outstanding Norrell common shares and the holders of a majority of the outstanding Interim common shares have approved the merger;

         o the holders of a majority of the Interim common shares cast on the merger, if a quorum is present at the special meeting, have approved the merger;

         o all material consents and approvals to the merger have been obtained;

         o the waiting period applicable to the consummation of the merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 has expired or terminated;

         o there is no order, decree or injunction making the merger illegal or otherwise prohibiting the completion of the merger;

         o the registration statement on Form S-4 of which this document is a part is effective under the Securities Act of 1933;

         o the Interim common shares to be issued pursuant to the merger are duly approved for listing on the New York Stock Exchange; and

         o each party has received an opinion of its tax counsel that the merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. If outside counsel for Norrell fails to deliver a tax opinion to Norrell, then this condition may be satisfied by the delivery of the tax opinion from outside counsel for Interim to Norrell.

         Additionally, the merger agreement obligates each party to complete the merger only if, before the merger, the other party satisfies the following conditions:

         o the representations and warranties of the other party in the merger agreement are true and correct as of the closing date with the same force and effect as if made on and as of the closing date, provided that representations which are confined to a specified date will speak only as of such date;

         o the other party has complied in all material respects with all agreements and covenants required by the merger agreement;

         o the other party has delivered an officer's certificate certifying the authorizing resolutions of its Board of Directors and to the effect that certain conditions to the merger have been satisfied; and

         o the other party's financial advisor has reaffirmed in writing its fairness opinion on the date of the mailing of this joint proxy statement/prospectus to you and has not withdrawn the fairness opinion prior to the completion of the merger.

TERMINATION

         MUTUAL RIGHT TO TERMINATE. We may terminate the merger agreement and abandon the merger at any time before we complete the merger by our mutual written consent. Either of us may also terminate the merger agreement if:

         o the merger does not occur by September 30, 1999, but that right to terminate will not be available if the party desiring to terminate has failed to fulfill any obligation that has been the cause of the failure of the merger to occur on or before September 30, 1999;

         o any of the conditions precedent to the obligations of such party to consummate the merger cannot be satisfied or fulfilled by September 30, 1999;

         o any governmental entity issues a final and non-appealable order making the merger illegal or permanently prohibiting the merger;

         o any of the representations, warranties, covenants or agreements of the other party contained in the merger agreement is materially breached, and the breach:

                  o is incapable of being cured or, if capable of being cured, has not been cured within 30 days after written notice is received by the party alleged to be in breach; and

                  o would be reasonably likely, in the opinion of the non-breaching party, to have a material adverse effect on the breaching party;

         o the shareholders of either Interim or Norrell fail to approve the merger; or

         o the average of the daily closing sale prices for Interim common shares for the twenty full trading days ending on the second trading day before the merger is less than $12.00.

         INTERIM'S RIGHT TO TERMINATE. Interim may terminate the merger agreement if the Norrell Board of Directors:

         o withdraws or fails to reaffirm its approval of the merger to the exclusion of any other Acquisition Proposal;

         o        resolves not to reaffirm the merger; or

         o affirms, recommends or authorizes entering into any other Acquisition Proposal or other transaction involving a merger, share exchange, consolidation or transfer of substantially all of the assets of Norrell.

         NORRELL'S RIGHT TO TERMINATE. Norrell may terminate the merger agreement if either:

         o the Norrell Board of Directors withdraws or modifies its approval or recommendation of the merger and the transactions contemplated thereby while there is a Superior Proposal outstanding;

         o Norrell enters into any letter of intent, agreement in principle, acquisition agreement or other agreement with respect to an Acquisition Proposal that is a Superior Proposal or with respect to which the Board of Directors Norrell has determined, in good faith after consultation with and upon the advice of outside counsel, that the failure to enter into such letter of intent, agreement in principle, acquisition agreement or other agreement would be reasonably likely to constitute a breach of its fiduciary duties to Norrell's shareholders under applicable law; or

         o following the commencement, public proposal, public disclosure or communication of an Acquisition Proposal to Norrell, or the public disclosure or communication to Norrell of the willingness of any person to make an Acquisition Proposal, the requisite approval of Norrell's shareholders for the merger is not obtained at the Norrell special meeting.

         The terms "Acquisition Proposal" and "Superior Proposal" have the meanings set forth in "The Merger Agreement -- No Solicitation of Transactions by Norrell" on page 57.

TERMINATION FEES

         The merger agreement obligates Norrell to pay Interim a termination fee of $10 million plus Interim's actual documented fees and expenses incurred in connection with the merger up to $1 million if:

         o Interim terminates the merger agreement if the Norrell Board of Directors withdraws or fails to reaffirm its approval of the merger and the transactions contemplated thereby, to the exclusion of any other Acquisition Proposal or resolves not to reaffirm the merger, or affirms, recommends or authorizes entering into any other Acquisition Proposal or other transaction involving a merger, share exchange, consolidation or transfer of substantially all of the assets of Norrell; or

         o        Norrell terminates the merger agreement if either:

                  o the Norrell Board of Directors withdraws or modifies its approval or recommendation of the merger and the transactions contemplated thereby while there is a Superior Proposal outstanding;

                  o Norrell enters into any letter of intent, agreement in principle, acquisition agreement or other agreement with respect to an Acquisition Proposal that is a Superior Proposal or with respect to which the Norrell Board of Directors has determined, in good faith after consultation with and upon the advice of outside counsel, that the failure to enter into such letter of intent, agreement in principle, acquisition agreement or other agreement would be reasonably likely to constitute a breach of its fiduciary duties to Norrell's shareholders under applicable law; or

                  o following the commencement, public proposal, public disclosure or communications of an Acquisition Proposal to Norrell, or the public disclosure or communication to Norrell of the willingness of any person to make an Acquisition Proposal, the requisite approval of Norrell's shareholders for the merger is not obtained at the Norrell special meeting.

         The terms "Acquisition Proposal" and "Superior Proposal" have the meanings set forth in "The Merger Agreement -- No Solicitation of Transactions by Norrell" on page 57.

OTHER EXPENSES

         If the merger agreement is terminated by either party pursuant to any of the other provisions of the merger agreement, that party is obligated to reimburse the other party for its actual documented expenses incurred in connection with the merger in an amount up to $1 million.

         Unless a party is entitled to reimbursement or as otherwise provided in the merger agreement, all costs and expenses incurred in connection with the merger agreement and the transactions contemplated by the merger agreement shall be paid by the party incurring these expenses.

         The merger agreement provides that the following expenses will be shared equally by us:

         o the filing fee in connection with the Hart Scott-Rodino Antitrust filings;

         o the filing fee in connection with the filing of the registration statement and this document with the SEC; and

         o the expenses incurred in connection with printing and mailing the registration statement of which this document is a part and this document.

ASSIGNMENT, AMENDMENT AND WAIVER

         The merger agreement may not be assigned by any party without the prior written consent of the other parties.

         The parties may amend the merger agreement before the merger, if the amendment is in writing and signed by both parties. The conditions to each party's obligation to consummate the merger may be waived by the other party in whole or in part to the extent permitted by applicable law.

                       RIGHTS OF DISSENTING SHAREHOLDERS

         Under the Delaware General Corporation Law and the Georgia Business Corporations Code, Interim shareholders and Norrell shareholders will not have any dissenters' rights of appraisal or other rights to demand fair value for their shares by reason of the merger.

       THE IRREVOCABLE PROXY AND MERGER CONSIDERATION ELECTION AGREEMENT

IRREVOCABLE PROXY

         As an inducement to Interim to enter into the merger agreement, Guy W. Millner, the principal shareholder and a director of Norrell, has given an irrevocable proxy to Interim. The irrevocable proxy also includes MI Holdings Inc. and Millner Preferred LLC. We refer to Mr. Millner and these other entities together as the "Millner Shareholders." Under this irrevocable proxy, the Millner Shareholders have agreed to vote all Norrell common shares held of record by them to approve the merger. The irrevocable proxy terminates if the Norrell Board of Directors withdraws its approval or recommendation of the merger, or if the merger agreement is terminated. As of May 18, 1999, the Millner Shareholders hold of record 9,389,349 Norrell common shares, representing approximately 35% of the outstanding Norrell common shares. The irrevocable proxy makes it likely that the merger will receive the required approval of Norrell shareholders.

MERGER CONSIDERATION ELECTION AGREEMENT

         As an inducement to Interim to enter into the merger agreement, Guy W. Millner and an affiliate of Mr. Millner, have agreed, if cash elections are made with respect to less than 10% of the issued and outstanding Norrell common shares, to make cash elections with respect to that number of their Norrell common shares which would cause at least 10% of the total merger consideration to be paid in cash.

                   MANAGEMENT AND OPERATIONS AFTER THE MERGER

         After the merger, Raymond Marcy will continue as Chairman, Chief Executive Officer and President of Interim. Roy G. Krause, will continue as Executive Vice President and Chief Financial Officer of Interim. Robert E. Livonius will continue as Executive Vice-President and Chief Operations Officer of Interim. C. Douglas Miller, Chairman of the Board of Directors and Chief Executive Officer of Norrell, and other executive officers of Norrell, will remain with the combined companies for a transition period to be determined. Upon completion of the merger, officers of Norrell will become officers of Interim Merger Corporation, which will be renamed Norrell Corporation. The combined company's headquarters will be in Ft. Lauderdale, Florida. The headquarters for certain of Norrell's operations will remain in Atlanta, Georgia for the near future. Interim presently intends to retain the office names currently used by both companies, although the names of individual offices may change, depending on their size, location and other factors.

         When the merger occurs, Interim will appoint Guy W. Millner, or his designee, to an existing vacancy on the Board of Directors. Mr. Millner, or his designee will become a Class II director with a two-year term and will serve until Interim's annual meeting of shareholders in 2001.

         Each non-employee director of Interim is currently paid an annual cash retainer of $25,000, plus fees of $2,000 for each board meeting and $1,500 for each committee meeting attended. Directors who are employees of Interim receive no compensation for service as directors. Under Interim's 1998 Stock Incentive Plan, Interim annually grants to each of its non-employee directors options to purchase 4,000 Interim common shares at an option price equal to the closing price of the shares at the date of the grant. The options vest on the first anniversary of the date of grant.

GUY W. MILLNER

         Mr. Millner, age 62, has been a director of Norrell since 1961. Mr. Millner served as Chairman of the Board of Directors since Norrell was founded until October, 1997. From November 1983 until October 15, 1993, Mr. Millner served as President and Chief Executive Officer of Norrell.

SHARE OWNERSHIP OF GUY W. MILLNER

         As of May 18, 1999, Guy W. Millner was the beneficial owner of 9,511,098 shares of Norrell common shares. These totals include, as required by the rules of the SEC, shares over which Guy W. Millner has sole or shared voting power or power to sell. This figure also includes 30,146 Norrell common shares issuable upon the exercise of stock purchase rights acquired under Norrell's nonqualified deferred compensation plan and 91,603 Norrell common shares held in Norrell's profit sharing plan.

                  UNAUDITED PRO FORMA COMBINED FINANCIAL DATA

HOW WE PREPARED THE PRO FORMA FINANCIAL INFORMATION

         We are providing this information to show what the combined company might have looked like had the merger been completed at the beginning of the companies' fiscal years. This information has been derived by combining the reported historical financial information of Interim and Norrell and making adjustments to this information to reflect events that we assume would have occurred because of the merger, such as increase in debt and interest expense to fund the cash portion of the consideration to be paid by Interim in the merger. Because the pro forma adjustments have been prepared by making assumptions based only on known information currently available and these assumptions do not include potential cost savings that may result from the merger, it is likely that the combined company would have performed differently had it been combined for the periods indicated. We recommend that you read this pro forma information along with the financial information appearing under "Selected Financial Data" on page 10 and the historical financial statements of Interim and Norrell which are incorporated in this document by reference.

ACCOUNTING TREATMENT - PURCHASE METHOD

         The merger is being accounted for using the purchase method of accounting, which means that Norrell's tangible and intangible assets and liabilities will be adjusted to their fair market values at the date of the completion of the merger. Any excess consideration paid by Interim over the fair market value of Norrell's net assets will be allocated to goodwill. We will not make a final determination of the required purchase accounting adjustments, including the amount recorded as goodwill, until after the merger is completed. Therefore, the purchase accounting adjustments shown in this pro forma financial information are preliminary. Assuming that the merger is completed, the actual financial position and results of operations of the combined company will differ, perhaps significantly, from the pro forma information presented below.

PERIODS COVERED

         Interim's fiscal year ends on the last Friday of December and Norrell's fiscal year ends on the Sunday closest to October 31. In preparing the unaudited pro forma balance sheet information as of March 26, 1999, we combined Interim's March 26, 1999 data with Norrell's January 31, 1999 data. The unaudited pro forma statement of earnings for 1998 has been prepared as if the merger had been completed at the beginning of the companies' 1998 fiscal years, and includes twelve months of information for both companies. Interim's results are included for the fiscal year ended December 25, 1998 and Norrell's results are for the fiscal year ended November 1, 1998. For the first quarter of 1999, the unaudited pro forma statement of earnings includes Interim's results for the three months ended March 26, 1999 and Norrell's results for the three months ended January 31, 1999. After the merger, Norrell will change its reporting periods to conform to Interim's reporting periods.

ASSUMPTIONS AS TO THE MERGER CONSIDERATION

         The total merger consideration will not be known until just before the merger closes since the amount of the cash portion of the consideration to be paid by Interim in the merger is based on elections to be made by Norrell's shareholders and on the average closing price of Interim common shares for the 20 trading days ending two days before the merger. In preparing the information presented below, we have assumed that Interim's common shares will be trading at $21.50 per share, or its closing price on May 20, 1999. We have also assumed that Interim will issue Norrell shareholders a total of 22,639,000 Interim common shares in the merger and Norrell's shareholders will only elect to receive a total of $54.1 million in cash, which is the minimum cash payment to be paid by Interim in the merger. This assumption results in greater dilution to our pro forma earnings per share and is therefore the most conservative assumption.

COST SAVINGS FROM THE MERGER

         The pro forma adjustments do not reflect any operating efficiencies or cost savings that we may achieve by combining our companies.

        INTERIM UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                             (amounts in thousands)

        As of March 26, 1999 (Interim) and January 31, 1999 (Norrell)

                                               Historical       Historical        Pro Forma         Combined
                                                Interim           Norrell        Adjustments        Pro Forma
                                              -------------    --------------   --------------    --------------
Current Assets:
   Cash and cash equivalents...............     $   39,956         $   8,012               --        $   47,968
   Receivables, net........................        357,927           208,314               --           566,241
   Insurance deposits......................         18,231                --               --            18,231
   Other current assets....................         43,530            10,478               --            54,008
                                              ------------     -------------    -------------     -------------
        Total current assets...............        459,644           226,804               --           686,448

   Goodwill, net...........................        719,979           185,921       $  350,383 (a)     1,256,283
   Tradenames and other intangibles, net...        205,723               647               --           206,370
   Property and equipment, net.............         94,050            55,028          (21,400)(a)       127,678
   Other assets............................         58,056            28,287            5,750 (b)        92,093
                                              ------------     -------------    -------------     -------------

                                               $ 1,537,452        $  496,687       $  334,733       $ 2,368,872
                                              ============     =============    =============     =============


Current Liabilities:
   Current portion of long-term debt.......     $   24,882         $  24,057               --        $   48,939
   Accounts payable and other accrued
    liabilities............................        110,683            39,350        $  23,487 (a)       173,520
   Accrued salaries, wages and payroll taxes       124,068            44,876               --           168,944
   Accrued self-insurance losses...........         33,592            10,388               --            43,980
   Accrued income taxes....................         32,845                --               --            32,845
                                              ------------     -------------    -------------     -------------
        Total current liabilities..........        326,070           118,671           23,487           468,228
                                              ------------     -------------    -------------     -------------

   Long-term debt..........................        441,455            91,817           54,081 (b)       594,028
                                                                                        6,675 (b)
   Other long term liabilities.............         31,090            50,882               --            81,972

   Shareholders' equity....................        738,837           235,317         (235,317)(c)     1,224,644
                                                                                      485,807 (c)
                                              ------------     -------------    -------------     -------------
                                               $ 1,537,452        $  496,687       $  334,733       $ 2,368,872
                                              ============     =============    =============     =============

    INTERIM UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF EARNINGS
                (amounts in thousands, except per share amounts)

            For the Twelve Months Ended December 25, 1998 (Interim)
                         and November 1, 1998 (Norrell)

                                                       Previously
                                                        Reported
                                                          1998        Interim Plus                  Norrell
                                       Historical      Interim Pro      Previous     Historical    Pro Forma       Combined
                                        Interim      Forma Data (d)    Pro Forma      Norrell     Adjustments      Pro Forma
                                    ---------------------------------------------------------------------------  --------------
Revenues......................         $1,890,113      $  215,872     $ 2,105,985     $1,410,518            --      $3,516,503
Cost of services..............          1,255,319         136,969       1,392,288      1,091,985            --       2,484,273
                                    -------------    ------------    ------------   ------------   -----------   -------------
    Gross Profit..............            634,794          78,903         713,697        318,533            --       1,032,230
                                    -------------    ------------    ------------   ------------   -----------   -------------
Selling, general
   and administrative expenses            432,281          60,744         493,025        213,410    $   (1,600)(e)     704,835

Licensee commissions..........             50,791             (35)         50,756         36,504            --          87,260
Amortization of intangibles...             22,550           4,397          26,947          4,640         8,750(f)       40,337
Interest expense..............             23,819          11,743          35,562          5,102         5,120(g)       45,784
                                    -------------    ------------    ------------   ------------   -----------   -------------
                                          529,441          76,849         606,290        259,656        12,270         878,216
                                    -------------    ------------    ------------   ------------   -----------   -------------
    Earnings before income taxes
       and extraordinary item.            105,353           2,054         107,407         58,877       (12,270)        154,014

Income taxes..................             46,776           2,270          49,046         22,078        (1,372)(h)      69,752
                                    -------------    ------------    ------------   ------------   -----------   -------------
    Earnings before
       Extraordinary item.....          $  58,577      $     (216)       $ 58,361      $  36,799    $  (10,898)      $  84,262
                                    =============    ============    ============   ============   ===========   =============
Earnings Per Share Before
   Extraordinary Item:
    Basic.....................           $   1.32                                       $   1.35                      $   1.27
    Diluted...................           $   1.29                                       $   1.29                      $   1.24

Weighted Average Shares
   Outstanding:
    Basic.....................             44,237                                         27,205                        66,574 (i)
    Diluted...................             48,244                                         28,440                        70,581 (i)

    INTERIM UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF EARNINGS
                (amounts in thousands, except per share amounts)

            For the Three Months Ended March 26, 1999 (Interim) and
                           January 31, 1999 (Norrell)


                                      Historical     Historical      Pro Forma        Combined
                                       Interim        Norrell       Adjustments       Pro Forma
                                    -------------  -------------  -------------    -------------
Revenues......................          $ 566,031       $ 354,619          --          $ 920,650
Cost of services..............            377,686         274,481          --            652,167
                                    -------------   -------------  -----------     -------------
    Gross Profit..............            188,345          80,138          --            268,483
                                    -------------   -------------  -----------     -------------

Selling, general
   and administrative expenses            135,577          57,872      $  (400)(e)       193,049
Licensee commissions..........             11,714           8,876          --             20,590
Amortization of intangibles...              6,874           1,382        2,190 (f)        10,446
Interest expense..............              5,816           1,867        1,137 (g)         8,820
                                    -------------   -------------  -----------     -------------
                                          159,981          69,997        2,927           232,905
                                    -------------   -------------  -----------     -------------

    Earnings before income
      taxes...................             28,364          10,141       (2,927)           35,578

Income taxes..................             12,480           3,803         (287)(h)        15,996
                                    -------------   -------------  -----------     -------------

       Net Earnings...........          $  15,884        $  6,338   $   (2,640)        $  19,582
                                    =============   =============   ==========     =============

Earnings Per Share:
    Basic.....................           $   0.34        $   0.24                       $   0.28
    Diluted...................           $   0.33        $   0.23                       $   0.28

Weighted Average Shares
  Outstanding:
    Basic.....................             47,386          26,273                         70,025(i)
    Diluted...................             53,318          27,156                         75,957(i)


NOTES TO UNAUDITED PRO FORMA FINANCIAL INFORMATION

a) The merger consideration and the associated calculation of the preliminary intangible asset as of March 26, 1999 are as follows (amounts in thousands):

     Total consideration (27,949,000 shares x $21.50 per share x 0.9)............................          $540,813
     Norrell debt assumed........................................................................           115,874
     Transaction costs included in accrued liabilities...........................................             4,795
                                                                                                           --------
     Total.......................................................................................           661,482
     Less net assets purchased, including debt assumed...........................................           351,191
                                                                                                           --------
     Subtotal....................................................................................           310,291
     Plus preliminary purchase accounting adjustments:
        Write down because of abandonment of capitalized software
          costs to estimated fair market value...................................................            21,400
        Accrued liabilities:
           Severance and other personnel related costs...........................................            16,363
           Termination of interest rate swaps....................................................             2,329
                                                                                                           --------
              Total of items in accrued liabilities..............................................            18,692
                                                                                                           --------
     Total preliminary goodwill..................................................................          $350,383
                                                                                                           ========

     Goodwill represents the excess of cost over book value of the net assets acquired. The accrued liabilities above include severance for certain executives. No estimate has been made in our pro forma financial information for certain costs such as more broad based severance of employees, office closures, employee relocation and other items that will be incurred in the combination of the businesses. The amount of goodwill will change, perhaps by as much as $50 million, once Interim completes its final allocation of the merger consideration.

b) Represents additional borrowings of long-term debt to fund the cash portion of the consideration to be paid by Interim in the merger and to fund approximately $6.675 million in transaction costs to issue debt and additional shares of Interim stock, including $5.75 million in costs capitalized as other assets. This debt will be funded by additional borrowings under Interim's amended and restated credit facility at an assumed interest rate of 6.54% for 1998 and 5.58% for the first quarter of 1999, respectively, Interim's effective interest rates. See "The Merger - Amendment of Existing Credit Facilities; Refinancing of Existing Indebtedness" on page 53.

c) Represents the elimination of the existing Norrell equity balance and the issuance of shares to complete the merger. This equity value was derived by using the closing price of Interim common shares on May 20, 1999 of $21.50 per share.

d) This column combines previously reported financial information for Interim's 1998 acquisitions and the related pro forma adjustments. See Interim's 1998 Form 10-K (which is incorporated by reference) for further information.

e) Represents the elimination of amortization expense associated with the abandonment of Norrell management information system software which was written down to its estimated fair value.

f) Represents amortization of the goodwill acquired in the merger over a period of 40 years.

g) Represents interest expense on approximately $61 million estimated borrowing under Interim's credit facility at the assumed rate of 6.54% for 1998 and 5.58% for the first quarter of 1999, respectively. This amount also includes estimated debt issuance costs associated with an amendment to increase the availability under the credit facility and an extension of the term. The debt issuance costs are amortized on a straight-line basis over a period of five years. The interest rate on borrowing under the credit facility may differ from the assumption set forth in Note b above.

h) Represents the tax impact of the pro forma adjustments using Interim's statutory tax rate of 39%.

i) Represents basic and diluted weighted average outstanding Interim common shares as of March 26, 1999 plus additional Interim common shares issued in the merger as discussed in Note c above. Total dilutive securities for 1999 are comprised of Interim weighted average dilutive shares of 53,318,000 plus Norrell's dilutive shares of 22,639,000 (27,949,000 total Norrell common shares exchanged at 0.9 Norrell common shares for each Interim common share and assuming the 10% cash election). For 1998, total dilutive securities are comprised of 48,244,000 Interim shares plus Norrell's dilutive securities of 22,337,000 (27,577,000 shares exchanged at 0.9 and assuming the 10% cash election).

                      DESCRIPTION OF INTERIM CAPITAL STOCK

AUTHORIZED CAPITAL STOCK

         Interim's authorized capital stock consists of 100,000,000 Interim common shares, and 2,500,000 shares of preferred stock. At the Interim special meeting, Interim will ask shareholders to authorize an increase in the number of authorized common shares to 200,000,000.

INTERIM COMMON SHARES

         The holders of Interim common shares are entitled to one vote for each share on all matters voted on by the shareholders. The holders of Interim common shares do not have any conversion, redemption or preemptive rights. The holders of Interim common shares are entitled to dividends as declared by the Interim Board of Directors. On liquidation, holders are entitled to receive on a PRO RATA basis all assets of Interim available for distribution to the holders. The rights and dividends upon liquidation may be junior to the rights of holders of any preferred shares.

INTERIM PREFERRED SHARES

         There are no Interim preferred shares outstanding. The Interim Board of Directors is authorized to provide for the issuance of Interim preferred shares, in one or more series, and to fix for each series:

         o        the designation and number of shares;

         o        the voting power of such shares;

         o the dividend rights including the dividend rate, the dates of payment of dividends on shares and the dates from which they are cumulative;

         o the redemption rights of Interim and the price or prices at which shares may be redeemed;

         o the amount or amounts payable on any voluntary or involuntary liquidation or dissolution of Interim;

         o the amount of the sinking fund, if any, to be applied to the purchase or redemption of shares and the manner of its application;

         o whether the shares will be made convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same class of stock of Interim, and if made so, on what terms;

         o whether the issue of any additional shares of this series or any future series or any other class of stock will have any restrictions and, if so, the nature of these restrictions; and

         o any other designations, powers, preferences, rights, qualifications, limitations and restrictions as are permitted by the Delaware General Corporation Law.

         In connection with a shareholders' rights plan, the Interim Board of Directors authorized the issuance of up to 500,000 Interim preferred shares designated as participating preferred shares.

PARTICIPATING PREFERRED SHARE PURCHASE RIGHTS

         On February 17, 1994, Interim's Board of Directors adopted a shareholder rights plan to protect shareholders in the event of an unsolicited attempt to acquire Interim which is not believed by the Board of Directors to be in the best interest of shareholders. Under the plan, a dividend of one right (a "Right") per share was declared and paid on each share of Interim's common stock outstanding on April 1, 1994. Rights will automatically attach to shares issued after such date.

         Under the plan, each holder of a Right may purchase from Interim one one-hundredth of a share of Interim's Participating Preferred Stock at an exercise price of $150.00, subject to adjustment, when the Rights become exercisable. The Rights become exercisable when a person or group of persons acquires 15% or more of the outstanding shares of Interim's common stock without the prior written approval of Interim's Board of Directors (an "Unapproved Stock Acquisition"), and after ten business days following the commencement of a tender offer that would result in an Unapproved Stock Acquisition. If a person or group of persons makes an Unapproved Stock Acquisition, the registered holder of each Right has the right to purchase, for the exercise price of the Right, a number of shares of Interim's common stock having a market value equal to two times the exercise price of the Right. Following an Unapproved Stock Acquisition, if Interim is involved in a merger, or 50% or more of Interim's assets or earning power are sold, the registered holder of each Right has the right to purchase, for the exercise price of the Right, a number of shares of the common stock of the acquiring company having a market value equal to two times the exercise price of the Right.

         After an Unapproved Stock Acquisition, but before any person or group of persons acquires 50% or more of the outstanding shares of Interim's common stock, the Board of Directors may exchange all or part of the then outstanding and exercisable Rights for common stock at an exchange ratio of one share of common stock per Right. Upon any such exchange, the right of any holder to exercise a Right terminates.

         Interim may redeem the Rights at a price of $0.01 per Right at any time before an Unapproved Stock Acquisition. The Rights expire on April 1, 2004, unless extended by the Board of Directors. Until a Right is exercised, the holder thereof, as such, has no rights as a stockholder of the Company, including the right to vote or to receive dividends. The issuance of the Rights alone has no dilutive effect and does not affect reported earnings per share.

         This summary is qualified by the full text of the shareholders' rights plan. A copy of this plan is listed as an exhibit to the registration statement and is incorporated in this document by reference.

INTERIM'S SHARE REPURCHASE PROGRAM

         On April 2, 1999, Interim's Board of Directors authorized a share repurchase program to allow Interim to purchase up to 3.3 million Interim common shares. As of May 20, 1999, 3,005,300 Interim common shares have been repurchased at an average price of $16.0455 per share.

         Purchases have been made in open market transactions at prevailing prices and through privately negotiated transactions. Interim has financed the repurchases from working capital and borrowings under its existing credit facilities.

         The share repurchase program was implemented principally to acquire shares which will be delivered to Norrell shareholders upon completion of the merger.

                       COMPARATIVE RIGHTS OF SHAREHOLDERS

         The rights of Norrell shareholders are currently governed by Georgia law, the Norrell Articles of Incorporation and the Norrell Bylaws. Upon completion of the merger, the rights of Norrell shareholders who become Interim shareholders in the merger will be governed by Delaware law, the Interim Certificate of Incorporation and the Interim Bylaws.

         The following discussion is intended only to highlight certain material differences between the rights of corporate shareholders under Delaware law and Georgia law generally and specifically with respect to Interim shareholders and Norrell shareholders pursuant to their respective charters and bylaws. The discussion does not constitute a complete comparison of the differences between the rights of such holders or the provisions of the Delaware General Corporation Law ("DGCL"), the Georgia Business Corporation Code ("GBCC"), the Norrell Articles of Incorporation and the Norrell Bylaws and the Interim Certificate of Incorporation and the Interim Bylaws. Norrell shareholders are referred to the GBCC, the Norrell Articles of Incorporation and the Norrell Bylaws and the DGCL, the Interim Certificate of Incorporation and the Interim Bylaws for detailed information regarding such differences.

ELECTION OF DIRECTORS

         Under the GBCC, directors are elected at each annual shareholders meeting unless their terms are staggered pursuant to the corporation's articles of incorporation or a bylaw adopted by the shareholders. The articles of incorporation may authorize the election of certain directors by one or more classes or series of shares. The articles of incorporation or the bylaws also may allow the shareholders or the board of directors to fix or change the number of directors.

         The Norrell Bylaws provide that the number of members of the Norrell Board of Directors shall consist of not fewer than three nor more than fifteen members. The Norrell Bylaws further provide for a staggered board of directors, where directors are elected to serve for a term of three years. The GBCC requires that as nearly as practicable, the term of one-third of the directors of a corporation expire with each annual meeting of the shareholders. The staggered term provision can be eliminated by a vote of two-thirds (2/3) of the outstanding shares entitled to vote in an election of directors.

         Under Georgia law, shareholders do not have cumulative voting rights for the election of directors unless the articles of incorporation so provide. The Norrell Articles of Incorporation do not provide for cumulative voting.

         The DGCL also provides that directors, unless their terms are staggered, will be elected at each annual shareholders meeting. The certificate of incorporation may authorize the election of certain directors by one or more classes or series of shares. The certificate of incorporation or the bylaws also may allow the shareholders or the board of directors to fix or change the number of directors, but a corporation must have at least one director. Currently, the Interim Certificate of Incorporation provides that the number of members of the Interim Board of Directors shall be nine, unless otherwise fixed by resolution of the Board of Directors. The Interim Certificate of Incorporation provides that the Board of Directors is classified into three classes with each class elected in staggered elections and serving a three-year term. Classification of directors makes it more difficult for shareholders to change the composition of the board of directors and because the classified director provision is contained in the Interim Certificate of Incorporation, this classification cannot be eliminated by Interim shareholders without the approval of Interim's directors. At least two annual meetings of shareholders, instead of one, will generally be required to change the majority of the board of directors. If a company were confronted by a holder attempting to force a proxy contest, a tender or exchange offer or other extraordinary corporate transaction, this classification and time period would allow the board sufficient time to review the proposal. The board would also have the opportunity to review available alternatives to the proposal and to act in what it believes to be the best interests of shareholders. These factors may have the effect of deterring such proposals or make them less likely to succeed.

         Under Delaware law, shareholders do not have cumulative voting rights for the election of directors unless the certificate of incorporation so provides. The Interim Certificate of Incorporation does not provide for cumulative voting.

REMOVAL OF DIRECTORS

         Under Georgia law, if the directors' terms are staggered, directors may be removed only for cause by a majority of the votes entitled to be cast, unless the articles of incorporation or a bylaw adopted by the shareholders provides otherwise. However, if a director is elected by a particular voting group of shareholders, that director may only be removed by the requisite vote of that voting group. The Norrell Bylaws provide that directors may be removed with or without cause, by a vote of sixty-six and two-thirds percent (66-2/3%) of the outstanding shares entitled to vote in an election of directors.

         The DGCL provides that, classified directors of a corporation may only be removed for cause by the holders of a majority of the shares entitled to vote at an election, unless the certificate of incorporation specifically provides that such directors can be removed without cause or requires a greater vote of shareholders. The Interim Certificate of Incorporation and the Interim Bylaws contain no provisions that a director may be removed without cause. Therefore, because director terms are staggered, directors of Interim may only be removed for cause. The Interim Certificate of Incorporation provides that the removal of a director requires the affirmative vote of the holders of two-thirds (2/3) of the outstanding shares of each class of stock of Interim entitled to vote in an election of directors.

VACANCIES ON THE BOARD OF DIRECTORS

         The GBCC provides that vacancies on the board of directors may be filled by the shareholders or directors, unless the articles of incorporation or a bylaw approved by the shareholders provides otherwise. Under the Norrell Bylaws, in case of a vacancy among the directors occurring for any reason, including an increase in the number of directors, the remaining directors, although less than a quorum, by an affirmative vote of a majority thereof, may fill such vacancy and, if not filled by action of the directors, the vacancy may be filled by the shareholders at any meeting held during the existence of such vacancy. A director elected to fill a vacancy shall hold office for the unexpired term of his or her predecessor, but under the GBCC a director elected by the directors to fill a vacancy created by an increase in the number of directors can only be elected for a term expiring at the next election of directors by the shareholders.

         Under Delaware law, unless the certificate of incorporation or bylaws provide otherwise, the board of directors may fill any vacancy on the board, including vacancies resulting from an increase in the number of directors. The Interim Bylaws provide that any vacancy may be filled by the remaining directors, although less than a quorum, by an affirmative vote of a majority thereof or by a sole remaining director. If there are no directors in office, then an election of directors may be held in the manner provided in the statute. A director elected to fill a vacancy shall hold office for the unexpired term of his or her predecessor, even though this term may be longer than one year. In the case of a vacancy created by increasing the number of directors, the newly elected director will hold office until the next election of the class for which he or she was elected.

ACTION BY WRITTEN CONSENT

         Subject to compliance with certain requirements, the GBCC permits shareholders of a Georgia corporation to act without a meeting only by unanimous written consent of all shareholders entitled to vote on the action, unless otherwise provided by the articles of incorporation. The Norrell Articles of Incorporation do not provide for shareholder action by less than unanimous written consent.

         Delaware law provides that, unless limited by the certificate of incorporation, any action that could be taken by shareholders at a meeting may be taken without a meeting if a consent (or consents) in writing, setting forth the action so taken, is signed by the holders of record of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. The Interim Certificate of Incorporation does not limit shareholder action by written consent, and the Interim Bylaws authorize shareholder action by less than unanimous consent.

AMENDMENTS TO CHARTER

         Georgia law provides that only certain relatively technical amendments to a corporation's articles of incorporation may be adopted by the directors without shareholder action. Generally, the GBCC requires a majority vote of the outstanding shares of each voting group entitled to vote to amend the articles of incorporation, unless the GBCC, the articles of incorporation, or a bylaw adopted by the shareholders requires a greater number of affirmative votes. Under the Norrell Articles of Incorporation, unless approved by two-thirds (2/3) of the directors then in office, the affirmative vote of the holders of not less than sixty-six and two-thirds percent (66-2/3%) of the issued and outstanding shares of common stock having the right to vote shall be required to amend, modify, alter or repeal the provisions of the Norrell Articles of Incorporation related to: (a) amendment of the Norrell Bylaws; (b) approval or authorization of certain mergers and sales of assets; and (c) the evaluation of offers from other parties to acquire the business of Norrell through tender offer, merger or purchase of assets.

         Under Delaware law, unless a higher vote is required in the certificate of incorporation, an amendment to the certificate of incorporation of a Delaware corporation generally may be approved by a majority of the outstanding shares entitled to vote upon the proposed amendment. The Interim Certificate of Incorporation requires the affirmative vote of the holders of not less than two-thirds (2/3) of the outstanding shares of stock of Interim entitled to vote in the election of directors in order to amend, modify, alter or repeal the provisions of the Interim Certificate of Incorporation related to: (a) the number and classification of directors; (b) calling of special meetings of shareholders; and (c) amendments of these provisions in the Interim Certificate of Incorporation.

AMENDMENTS TO BYLAWS

         Under Georgia law, shareholder action is generally not necessary to amend the bylaws, unless the articles of incorporation provide otherwise or the shareholders in amending or repealing a particular bylaw provide expressly that the board of directors may not amend or repeal that bylaw. The shareholders do, however, have the right to amend, repeal or adopt bylaws, except for bylaws that restrict the power of the board to manage the business. Subject to the limitations described below, the Norrell Articles of Incorporation and the Norrell Bylaws authorize the Norrell Board to amend the Norrell Bylaws by the affirmative vote of a majority of all directors then in office and the Norrell Articles of Incorporation and the Norrell Bylaws authorize shareholders to amend the Norrell Bylaws upon the affirmative vote of the holders of not less than a majority of the issued and outstanding shares entitled to vote in an election of directors. The Norrell Articles of Incorporation require the affirmative vote of the holders of at least two-thirds (2/3) of the issued and outstanding shares entitled to vote in an election of directors in order to amend any provision of the Norrell Bylaws regarding the number or classes of directors or the removal of directors.

         Under Delaware law, the power to amend the bylaws of a corporation is vested in the shareholders, but a corporation in its certificate of incorporation may also confer such power upon the board of directors. Under the Interim Certificate of Incorporation, the affirmative vote of the holders of at least two-thirds (2/3) of the issued and outstanding shares entitled to vote in an election of directors is required to amend, modify, alter or repeal any provision of Interim's By-laws. The Certificate of Incorporation also states that the Board of Directors may make, alter, amend, change, add to or repeal the By-laws. Interim proposes to correct this inconsistency by asking that its shareholders approve the proposal to delete the requirement of the affirmative vote of the holders of at least two-thirds of the outstanding Interim common shares to amend, modify, alter or repeal the By-laws.

SPECIAL MEETINGS OF SHAREHOLDERS

         Under Georgia and Delaware law, special meetings of shareholders may be called by the board of directors or by such other persons as are authorized by the bylaws or articles or certificate of incorporation, as the case may be. The GBCC provides that, except in the case of a corporation having 100 or fewer shareholders of record, a special meeting may also be called by at least 25% or such greater or lesser percentage of all the votes entitled to be cast at the special meeting as may be provided in the corporation's articles of incorporation or bylaws. The Norrell Bylaws provide that a special meeting of shareholders may be called by the Chairman of the Board or the President, or by the Chairman of the Board, the President or the Secretary when so directed by the Board of Directors or at the request in writing of any two or more directors, or at the request in writing of shareholders owning at least twenty-five (25%) of the outstanding shares of Norrell entitled to vote in an election of directors.

         The Interim Bylaws and the Interim Certificate of Incorporation provide that a special meeting may be called by a majority of the Interim Board, by the Chairman of the Board or by the President of Interim. The Interim shareholders are not entitled, as a matter of right, to require the Board of Directors to call a special meeting of the shareholders or to bring any business before a special meeting of the shareholders.

VOTE ON EXTRAORDINARY CORPORATE TRANSACTIONS

         Under Georgia law, a sale or other disposition of all or substantially all of the corporation's assets, a merger of the corporation with and into another corporation, a share exchange involving one or more classes or series of the corporation's shares or a dissolution of the corporation must be adopted by the board of directors (except in certain limited circumstances) plus, with certain exceptions, the affirmative vote of the holders of a majority of all shares of stock entitled to vote thereon. Pursuant to the Norrell Articles of Incorporation, the affirmative vote of the holders of not less than sixty-six and two-thirds percent (66-2/3%) of the issued and outstanding stock having the right to vote thereon is required to approve (a) a merger or consolidation of Norrell with or into another corporation, or (b) sale, lease, exchange or other disposition of all or substantially all of the assets of Norrell to or with any other corporation, person or other entity, if the other party to the transaction is the beneficial owner of 10% or more of the outstanding shares entitled to vote in the election of directors. However, if the contemplated transaction is approved and adopted by not less than sixty-six and two-thirds percent (66-2/3%) of the members of the Norrell Board of Directors, then upon such approval by the Board, only the affirmative vote of the holders of a majority of the issued and outstanding stock entitled to vote is required to approve the transaction. Furthermore, no special approval is required in a merger or consolidation of Norrell with, or any sale or lease to Norrell of any assets of, or any sale or lease by Norrell of any of its assets to, any corporation of which a majority of the outstanding shares of all classes of stock entitled to vote in an election of directors is owned of record or beneficially owned by Norrell and its subsidiaries.

         Delaware law provides that, unless a greater vote of shareholders is required by a corporation's certificate of incorporation or unless the provisions of Delaware law relating to "business combinations" discussed below are applicable, a sale, lease or exchange of all or substantially all of the corporation's assets, a merger or consolidation of the corporation with another corporation or a dissolution of the corporation requires the affirmative vote of the board of directors, except in certain limited circumstances, plus, with certain exceptions, the affirmative vote of a majority of the outstanding stock entitled to vote thereon. The Interim Bylaws and Interim Certificate of Incorporation are silent on the vote required for the approval of extraordinary corporate transactions.

RIGHTS OF INSPECTION

         The GBCC permits any shareholder who gives at least five business days written notice to the corporation to have the right to inspect and copy, among other things, (a) the articles of incorporation and the bylaws currently in effect; (b) certain board of directors' and shareholders' resolutions; and (c) the minutes of all shareholders' meetings and executed written consents evidencing all action taken by shareholders without a meeting for the past three years. Under Georgia law, a shareholder has a qualified right, subject to any limitation by a corporation's articles of incorporation or bylaws for shareholders owning two percent (2%) or less of the shares outstanding, to inspect, among other things, (a) excerpts from minutes of any meeting of the board of directors, records of action of a committee of the board of directors, minutes of meetings of shareholders, and records of action taken by shareholders or the board of directors without a meeting, to the extent not subject to inspection under the mandatory inspection and copying provision; (b) accounting records of the corporation; and (c) the record of shareholders. This right is conditioned upon a demand made in good faith and for a proper purpose.

         Under the DGCL, upon written demand under oath stating the proper purpose thereof, any shareholder of record may inspect the stock ledger, a list of its shareholders, and its other books and records, and to make copies or extracts therefrom. A proper purpose means a purpose reasonably related to such person's interest as a shareholder.

DIVIDENDS

         Under the GBCC, Norrell is permitted to pay dividends or make other distributions with respect to its stock unless, after giving effect to the dividend or the other distribution, (a) the corporation would be unable to pay its debts as they come due in the usual course of business or (b) the corporation's total assets would be less than the sum of its total liabilities plus any preferential liquidation amounts payable to shareholders whose preferential rights on dissolution are superior to those of the shareholders receiving the dividend. Norrell's Articles of Incorporation contemplate preferential rights for its preferred stock with respect to dividends and liquidation; however, no shares of preferred stock are outstanding.

         Unless restricted by a corporation's certificate of incorporation, Delaware law generally provides that a corporation may declare and pay dividends out of "surplus" or, when no surplus exists, out of net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year, except that dividends may not be paid out of net profits if the net assets of the corporation are less than the amount of capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets. Subject to the requirement to satisfy any preferential dividends or other rights of shares of Interim preferred stock, the Interim Certificate of Incorporation and Interim Bylaws do not restrict the payment of dividends on outstanding shares of Interim.

APPRAISAL RIGHTS OF DISSENTING SHAREHOLDERS

         Georgia law provides that shareholders who comply with certain procedural requirements of the GBCC are entitled to dissent from and obtain payment of the fair value of their shares in the event of mergers, share exchanges, sales or exchanges of all or substantially all of the corporation's assets, amendments to the articles of incorporation that materially and adversely affects certain rights in respect of a dissenter's shares and certain other actions taken pursuant to a shareholder vote to the extent provided for under the GBCC, the articles of incorporation, bylaws or a resolution of the board of directors. However, unless the corporation's articles of incorporation provide otherwise, appraisal rights are not available: (a) to holders of shares of any class of shares not entitled to vote on the transaction; (b) in a sale of all or substantially all of the property of the corporation pursuant to court order; (c) in a sale of all or substantially all of the corporations assets for cash, where all or substantially all of the net proceeds of such sale will be distributed to the shareholders within one year; or (d) to holders of shares which at the record date were either listed on a national securities exchange or held of record by more than 2,000 shareholders, unless: (1) in the





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case of a plan of merger or share exchange, the holders of shares of the class or series are required under the plan of merger or share exchange to accept for their shares anything except shares of the surviving corporation or a publicly held corporation which at the effective date of the merger or share exchange are either listed on a national securities exchange or held of record by more than 2,000 shareholders, except for scrip or cash payments in lieu of fractional shares; or (2) the articles of incorporation or a resolution of the board of directors approving the transaction provides otherwise. Holders of Norrell common shares are not entitled to appraisal rights in connection with the merger.

         Like the GBCC, the DGCL provides shareholders of a Delaware corporation with appraisal rights in connection with merger and consolidations generally, provided the shareholder complies with certain procedural requirements of the DGCL. However, this right to demand appraisal does not apply to shareholders if: (1) they are shareholders of the surviving corporation and a vote of the shareholders of such corporation is not necessary to authorize the merger or consolidation; or (2) the shares held by the shareholders are of a class or series registered on a national securities exchange, designated as a national market system security on an interdealer quotation system by the NASD or are held of record by more than 2,000 shareholders, in each case on the record date set to determine the shareholders entitled to vote on the merger or consolidation. Notwithstanding the above, appraisal rights are available for the shares of any class or series of stock of a Delaware corporation if the holders thereof are required by the terms of an agreement of merger or consolidation to accept for their stock anything except: (a) shares of stock of the corporation surviving or resulting from the merger or consolidation; (b) shares of stock of any other corporation which at the effective date of the merger or consolidation will be listed on a national securities exchange, designated as a national market system security on an interdealer quotation system by the NASD or held of record by more than 2,000 shareholders; (c) cash in lieu of fractional shares of the corporations described in (a) and (b); or (d) any combination of the shares of stock and cash in lieu of fractional shares described in (a), (b) and (c).

         A Delaware corporation may provide in its certificate of incorporation that appraisal rights shall be available for the shares of any class or series of its stock as the result of an amendment to its certificate of incorporation, any merger or consolidation to which the corporation is a party, or a sale, lease or exchange of all or substantially all of the assets of the corporation. The Interim Certificate of Incorporation contains no such provision. Interim shareholders are not entitled to dissenters' or appraisal rights in connection with the merger.

         Appraisal rights under Georgia law differ from appraisal rights under Delaware law in that, under Georgia law, shareholders have appraisal rights for more types of transactions than under Delaware law, and unlike the appraisal rights provisions under Delaware law, under Georgia law the board of directors may voluntarily extend appraisal rights to shareholders. In addition, Georgia law provides that, if a shareholder is entitled to exercise appraisal rights, those rights constitute the shareholder's exclusive remedy in the absence of fraud or failure to comply with certain procedural requirements.

LIABILITY OF DIRECTORS

         Both the GBCC and the DGCL allow a corporation to limit the personal liability of directors with certain similar exceptions. Georgia law does not authorize the elimination or limitation of monetary liability for a director in the event of (a) misappropriation of corporate business opportunities; (b) intentional misconduct or knowing violation of the law; (c) unlawful distributions; or (d) any transaction in which such director receives an improper personal benefit. The Norrell Articles of Incorporation, limit the personal liability of directors for monetary damages to the fullest extent permissible under the GBCC, provided the director acted in good faith and in a manner which he or she believed to be in the best interest of the corporation.

         The Interim Certificate of Incorporation provides that, to the fullest extent permitted by the DGCL, no director of Interim shall be personally liable to Interim or its shareholders for monetary damages for breach of fiduciary duty as a director. The DGCL allows a corporation to limit in this manner the personal liability of a director, except for liability for (a) any breach of the director's duty of loyalty to the corporation or its shareholders; (b) acts





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or omissions not in good faith which involve intentional misconduct or a knowing violation of law; (c) an unlawful payment of a dividend or an unlawful stock purchase or redemption; or (d) any transaction from which the director derived an improper personal benefit.

INDEMNIFICATION OF DIRECTORS AND OFFICERS; DIRECTORS' AND OFFICERS' INSURANCE

         An officer who is also a director shall be subject to this standard if the sole basis on which the officer is made a party to the proceeding is an act or omission solely as an officer.

         The GBCC permits a corporation to indemnify an individual for any liability and reasonable expense that may be incurred in connection with or resulting from any threatened, pending or completed civil, criminal, administrative or investigative action, suit or proceeding (whether brought by or in the right of the corporation or otherwise), in which he or she may become involved because he or she is or was a director or officer of the corporation; provided, that such individual acted in good faith and reasonably believed (a) in the case of conduct in his or her official capacity, that such conduct was in the best interests of the corporation and (b) in all other cases other than a criminal proceeding, that such conduct was at least not opposed to the best interests of the corporation. In the case of a criminal proceeding, such individual can be indemnified only if he or she had no reasonable cause to believe that such conduct was unlawful. Under the GBCC, absent shareholder approval, directors may not be indemnified in connection with (a) a proceeding by or in the right of the corporation in which such individual is adjudged liable to the corporation, or (b) any other proceeding with respect to conduct for which such director was adjudged liable on the basis that he or she received an improper personal benefit. The Norrell Bylaws provide that directors and officers shall be indemnified to the maximum extent permitted by the GBCC.

         Prior to indemnifying a director under the GBCC, a determination must be made that the director has met the relevant standard of conduct. Such determination must be made by: (a) a majority vote of a quorum consisting of directors not at that time parties to the suit; (b) a duly designated committee of directors; (c) duly selected special legal counsel; or (d) a vote of the shareholders, excluding shares owned by or voted under the control of directors who are at the time parties to the suit.

         The GBCC also allows a Georgia corporation to indemnify directors made a party to a proceeding without regard to the above-referenced limitations, if authorized by the articles of incorporation or a bylaw, contract, or resolution duly adopted by a vote of the shareholders of the corporation by a majority of votes entitled to be cast, excluding shares owned or voted under the control of the director or directors who are not disinterested, and to advance funds to pay for or reimburse reasonable expenses incurred in the defense thereof, subject to restrictions similar to the restrictions described in the preceding paragraph; provided, however, that the corporation may not indemnify a director adjudged liable: (1) for any appropriation, in violation of his or her duties, of any business opportunity of the corporation; (2) for acts or omissions which involve intentional misconduct or a knowing violation of law; (3) for unlawful distributions; or (4) for any transaction from which he or she received an improper personal benefit.

         Under the GBCC, a corporation may indemnify an officer because he or she is an officer of the corporation to the same extent as a director, and, if the individual (a) is not also a director, or (b) if also a director and the sole basis on which the individual is made a party to the proceeding is an act or omission solely as an officer, to such further extent as provided in the articles of incorporation, bylaws or resolution of the board of directors; provided, however, that the corporation may not indemnify an officer adjudged liable: (1) for any appropriation, in violation of his or her duties, of any business opportunity of the corporation; (2) for acts or omissions which involve intentional misconduct or a knowing violation of law; (3) for unlawful distributions; or (4) for any transaction from which he or she received an improper personal benefit.

         Under Delaware law, a corporation may indemnify any person made a party or threatened to be made a party to any type of proceeding (other than an action by or in the right of the corporation) because he or she is or was an officer, director, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or entity, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such proceeding: (1) if he or she acted in good faith and in a manner he or she





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reasonably believed to be in or not opposed to the best interests of the corporation, or (2) in the case of a criminal proceeding, he or she had no reasonable cause to believe that his or her conduct was unlawful. A corporation may indemnify any person made a party or threatened to be made a party to any threatened, pending or completed action or suit brought by or in the right of the corporation because he or she is or was an officer, director, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other entity, against expenses actually and reasonably incurred in connection with such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that there may be no such indemnification if the person is found liable to the corporation unless, in such a case, the court determines the person is entitled thereto. A corporation must indemnify a present or former officer or director against expenses actually and reasonably incurred by him or her who successfully defends himself or herself in a proceeding to which he or she was a party because he or she is or was an officer or director of the corporation.

         Prior to indemnifying a director or officer, a determination must be made that such person has met the applicable standard of conduct. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, by (a) a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum; (b) by a committee of such directors designated by majority vote of such directors, even though less than a quorum; (c) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion; or (d) by the shareholders. The Interim Certificate of Incorporation and the Interim Bylaws authorize indemnification of its officers and directors to the fullest extent permitted by Delaware law.

         Under both Georgia and Delaware law, a corporation may advance expenses to directors and officers as long as any director or officer receiving an advance undertakes to repay the amounts advanced if it is ultimately determined that such director or officer was not entitled to be indemnified.

PREEMPTIVE RIGHTS

         Neither Delaware law nor Georgia law -except in limited instances-provides for preemptive rights to acquire a corporation's unissued stock. However, such right may be expressly granted to the shareholders in a corporation's certificate or articles of incorporation. Neither the Norrell Articles of Incorporation nor the Interim Certificate of Incorporation provides for preemptive rights.

SPECIAL REDEMPTION PROVISIONS

         Under the GBCC, a corporation may acquire its own shares of capital stock, subject to the requirement that at all times the corporation must have authorized: (a) at least one or more classes of shares that together have unlimited voting rights; and (b) at least one or more classes of shares (which may be the same class or classes as those with unlimited voting rights) that together are entitled to receive the net assets of the corporation upon dissolution. In addition, a corporation's acquisition of its own shares of capital stock is deemed a "distribution" under Georgia law and, accordingly, is subject to the restrictions on dividends and other distributions set forth in the corporation's articles of incorporation and the GBCC.

         Under the DGCL, a corporation may purchase or, if so provided in the corporation's certificate of incorporation, redeem shares of any class of its capital stock, but subject generally to the availability of sufficient lawful funds therefor and provided that at all times, at the time of any such redemption, the corporation generally must have outstanding shares of one or more classes or series of capital stock which have full voting rights that are not subject to redemption.





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SHAREHOLDER SUITS

         Under Georgia law, a shareholder may institute a lawsuit against one or more directors, either on his own behalf, or derivatively on behalf of the corporation. As noted previously, Georgia law contains a provision allowing a corporation, through a provision in its articles of incorporation, to limit or eliminate the personal liability of a director to the corporation or its shareholders for monetary damages for any action taken, or any failure to take any action, as a director, except in certain circumstances.

         Under Delaware law, a stockholder may institute a lawsuit against one or more directors, either on his own behalf, or derivatively on behalf of the corporation. An individual stockholder may also commence a lawsuit on behalf of himself or herself and other similarly situated stockholders when the requirements for maintaining a class action under Delaware law have been met. As noted previously, the DGCL enables a corporation in its certificate of incorporation to eliminate or limit, and the Interim Certificate of Incorporation eliminates, the personal liability of a director to the corporation and its stockholders for monetary damages for violations of the director's fiduciary duty, except (a) for any breach of a director's duty of loyalty to the corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) for liability pursuant to the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or (d) for any transaction from which a director derived an improper personal benefit.

BUSINESS COMBINATION RESTRICTIONS

         Under Georgia law, Georgia corporations may adopt a provision requiring that certain business combinations be approved by a special vote of the board of directors and/or the shareholders unless certain fair pricing criteria are met. Georgia corporations may also adopt a provision which requires that business combinations with interested shareholders be approved by a super-majority vote. In accordance with the provisions of the GBCC, the restrictions imposed by these statutes do not apply unless a corporation elects to be covered by them. These provisions have been adopted by Norrell and are described below, as well as the business combination restriction contained in the Norrell Articles of Incorporation.

         Georgia's fair price statute prohibits certain business combinations between a Georgia corporation and an interested shareholder, unless certain requirements are met. Generally, for purposes of this statute, "business combinations" are defined to include mergers, sales of 10% or more of the corporation's assets out of the ordinary course of business, liquidations, and certain issuances of securities involving the corporation and any interested shareholder. For purposes of this statute, an "interested shareholder" is defined as a person or entity that is the beneficial owner of 10% or more of the voting power of the corporation's voting stock, or a person or entity that is an affiliate of the corporation and, at any time within the two-year period immediately prior to the date in question, was the beneficial owner of 10% or more of the voting power of the corporation's voting stock. To satisfy Georgia's fair price statute, a business combination with an interested shareholder must meet one of three criteria: (a) the transaction must be approved unanimously by the "continuing directors" - directors who served as directors immediately prior to the date the interested shareholder first became an interested shareholder and who are not affiliates or associates of the interested shareholder or his affiliates, - provided that the continuing directors constitute at least three members of the board of directors at the time of such approval; (b) the transaction must be recommended by at least two-thirds of the continuing directors and approved by a majority of the votes entitled to be cast by holders of voting shares, excluding shares beneficially owned by the interested shareholder who is, or whose affiliate is, a party to the business combination; or (c) the terms of the transaction must meet statutory fair pricing criteria and certain other tests intended to assure that all shareholders receive a fair price and equivalent consideration for their shares regardless of when they sell to the acquiring party. The Georgia fair price statute is designed to inhibit unfriendly acquisitions that do not satisfy the specified fair price requirements.

         Georgia's business combination statute authorizes a "resident domestic corporation" to adopt a provision which prohibits business combinations with interested shareholders occurring within five years of the date a person first becomes an interested shareholder, unless special approval of the transaction is obtained. For purposes of this statute, business combination is defined to include mergers, sales of 10% or more of the corporation's net assets, and certain issuances of securities, all involving the corporation and any interested shareholder. Interested shareholder has the same definition as under the Georgia fair price statute. With limited exceptions, any business combination with an interested shareholder within five years of the date such





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person first became an interested shareholder requires approval in one of three ways: (a) prior to such person becoming an interested shareholder, the corporation's board of directors must have approved the business combination or the transaction which resulted in the shareholder becoming an interested shareholder; (b) the interested shareholder must acquire at least 90% of the outstanding voting stock of the corporation (other than shares owned by officers, directors and their affiliates and associates) in the same transaction in which such person becomes an interested shareholder; or (c) subsequent to becoming an interested shareholder, such person acquires additional shares resulting in ownership of at least 90% of the outstanding shares (other than shares owned by officers, directors and their affiliates and associates), and obtains the approval of the business combination by the holders of a majority of the shares entitled to vote thereon, exclusive of the shares held beneficially by the interested shareholder and its affiliates (and shares owned by officers, directors and their affiliates and associates).

         The Norrell Articles of Incorporation provide that a person or entity which is a party to (a) a merger or consolidation of Norrell with or into another corporation, or (b) sale, lease, exchange or other disposition of all or substantially all of the assets of Norrell to or with any other corporation, person or other entity and is the beneficial owner, directly or indirectly, of ten (10%) or more of the issued and outstanding shares of Norrell entitled to vote in an election of directors, such transaction requires the affirmative vote of the holders of not less than sixty-six and two-thirds percent (66-2/3%) of the issued and outstanding stock having the right to vote thereon. However, if the contemplated transaction is approved and adopted by not less than sixty-six and two-thirds percent (66-2/3%) of the members of the Norrell Board of Directors, then upon such approval by the Board, only the affirmative vote of the holders of a majority of the issued and outstanding stock is required to approve the transaction. A "beneficial owner" of any shares of Norrell is defined to mean any corporation, person or other entity (a) over which it has sole or shared voting or investment power; or (b) which it has the right to acquire, pursuant to any agreement or understanding or upon exercise of conversion rights, warrants or options or otherwise; or (c) which are beneficially owned, directly or indirectly by an "affiliate" or "associate" (as those terms are defined in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934 as in effect on January 1, 1984) of the other corporation, person or entity; or (d) which are beneficially owned, directly or indirectly by any other corporation, person or entity with which it or its "affiliate" or "associate" (as defined above) has any agreement or arrangement or understanding for the purpose of acquiring, holding, voting or disposing of shares of the corporation.

         In general, Section 203 of the DGCL prevents an "interested shareholder" (defined generally as a person beneficially owning 15% or more of a corporation's outstanding voting stock, with the exception of any person who owned and has continued to own shares in excess of the 15% limitation since December 23, 1987) from engaging in a "business combination" with a Delaware corporation for three years following the date such person became an interested shareholder. The term "business combination" includes mergers or consolidations with an interested shareholder and certain other transactions with an interested shareholder, including, without limitation: (a) any sale, lease, exchange, mortgage, pledge, transfer or other disposition - except proportionately as a shareholder of such corporation - to or with the interested shareholder of assets having an aggregate market value equal to 10% or more of the aggregate market value of all assets of the corporation or of certain subsidiaries thereof determined on a consolidated basis or the aggregate market value of all the outstanding stock of the corporation; (b) any transaction which results in the issuance or transfer by the corporation or by certain subsidiaries thereof of stock of the corporation or such subsidiary to the interested shareholder, except pursuant to certain transfers in a conversion or exchange or a PRO RATA distribution to all shareholders of the corporation or certain other transactions, none of which increases the interested shareholder's proportionate ownership of any class or series of the corporation's or such subsidiary's stock; (c) any transaction involving the corporation or certain subsidiaries thereof which has the effect, directly or indirectly, of increasing the proportionate share of the stock of any class or series, or securities convertible into stock of the corporation or any subsidiary which is owned by the interested shareholder (except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares of stock not caused directly or indirectly by the interested shareholder); or (d) any receipt by the interested shareholder of the benefit (except proportionately as a shareholder of such corporation) of any loans, advances, guarantees, pledges, or other financial benefits provided by or through the corporation or certain subsidiaries.






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         The three-year moratorium may be avoided if: (a) before such person became an interested shareholder, the Board of Directors of the corporation approved either the business combination or the transaction in which the interested shareholder became an interested shareholder; or (b) upon consummation of the transaction which resulted in the shareholder becoming an interested shareholder, the shareholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding shares held by directors who are also officers of the corporation and by employee stock plans that do not provide employees with the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer); or (c) on or following the date on which such person became an interested shareholder, the business combination is approved by the Board of Directors of the corporation and authorized at an annual or special meeting of shareholders (not by written consent) by the affirmative vote of the shareholders of at least 66 2/3% of the outstanding voting stock of the corporation not owned by the interested shareholder.

         The business combination restrictions described above do not apply if, among other things: (a) the corporation's original certificate of incorporation contains a provision expressly electing not to be governed by the statute; (b) the corporation by action by the holders of a majority of the voting stock of the corporation adopts an amendment to its certificate of incorporation or bylaws expressly electing not to be governed by the statute, which amendment shall not be applicable to any business combination with a person who was an interested shareholder at or prior to the time of the amendment; or (c) the corporation does not have a class of voting stock that is (a) listed on a national securities exchange; (b) authorized for quotation on NASDAQ or a similar quotation system; or (c) held of record by more than 2,000 shareholders. The statute also does not apply to certain business combinations with an interested shareholder when such combination is proposed after the public announcement of, and before the consummation or abandonment of, a merger or consolidation, a sale of 50% or more of the aggregate market value of the assets of the corporation on a consolidated basis or the aggregate market value of all outstanding shares of the corporation, or a tender offer for 50% or more of the outstanding voting shares of the corporation, if the triggering transaction is with or by a person who either was not an interested shareholder during the previous three years or who became an interested shareholder with Board of Director approval or during the period when such restrictions were inapplicable to the corporation, and if the transaction is approved or not opposed by a majority of the current directors who were also directors prior to any person becoming an interested shareholder during the previous three years or were recommended for election or elected to succeed such directors by a majority of such directors. Interim is subject to the terms of this statute.

SHAREHOLDERS' RIGHTS AGREEMENT

         Interim has a shareholders' rights agreement. For a detailed discussion of Interim's rights agreement, see "Description of Interim Capital Stock -- Participating Preferred Share Purchase Rights" on page 71.

         Norrell does not have a shareholders' rights agreement.

ADVANCE NOTICE FOR NOMINATION OF DIRECTORS AND SHAREHOLDER PROPOSALS

         The Interim Bylaws provide that a shareholder desiring to propose business at an annual meeting of shareholders, including the nomination of any person for election as a director, must give written notice to the Secretary of Interim setting forth (a) a brief description of the business desired to be brought before the annual meeting and the reasons therefor; (b) the name and record address of the shareholder proposing such business; (c) the class and number of shares of Interim that are beneficially owned by the shareholder; and
(d) any material interest of the shareholder in such business. To be timely, the shareholder's notice must be delivered to Interim not less than 50 days nor more than 75 days prior to the meeting; provided, however, that if fewer than 65 days' notice or prior public disclosure of the date of the meeting is given





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or made to shareholders, notice by the shareholder, to be timely, must be so received not later than the 15th day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made. The Norrell Bylaws do not contain specific provisions addressing advance notice for nominations of directors or the bringing of shareholder proposals.

                            OTHER INTERIM PROPOSALS

INTERIM PROPOSAL TO AMEND ITS CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED COMMON SHARES

         Interim's Board of Directors has approved an amendment to Interim's Certificate of Incorporation to increase the number of authorized common shares from 100,000,000 to 200,000,000. Interim's Board of Directors is submitting this amendment for shareholder approval at the Interim special meeting.

         The proposal to increase the number of Interim authorized common shares is conditioned on the completion of the merger. The merger is not conditioned on approval of the proposal to increase Interim's authorized common shares, and Interim has sufficient authorized but unissued shares for delivery in connection with the merger even if the proposal is not approved.

         Upon the completion of merger, Interim estimates that it will have more than 90,000,0000 common shares issued or reserved for issuance. The approximately 10,000,000 authorized common shares remaining available for issuance are not considered adequate for Interim's future possible requirements. For example, there would not be sufficient authorized but unissued common shares to fully fund Interim's existing shareholders' right plan with common shares. While the shareholders rights plan could be funded by Interim's authorized preferred shares, Interim's Board of Directors believes that it is advisable to increase the number of authorized common shares in order to provide the ability to fully fund the shareholders' rights plan with common shares.

         Additionally, although Interim currently has no specific plans to use the additional authorized common shares, Interim's Board of Directors believes that it is prudent to increase the number of authorized common shares to the proposed level in order to provide for a reserve of shares available for issuance in connection with possible future actions. Such actions may include, but are not limited to, equity financings, business acquisitions, corporate mergers, establishing strategic relationships with corporate partners, funding employee benefit plans, stock splits or stock dividends, and other general corporate purposes. Currently there are no plans, agreements or arrangements in place requiring the utilization of these additional common shares for any such purposes. However, having such additional authorized common shares available for issuance would allow the Board of Directors to issue shares in the future without the delay and expense associated with seeking shareholder approval at such time. Elimination of the delays and expense occasioned by the necessity of obtaining shareholder approval will better enable Interim, among other things, to engage in financing transactions and acquisitions as well as to take advantage of changing market and financial conditions on a more competitive basis, as determined by Interim's Board of Directors.

         The additional common shares to be authorized by adoption of the amendment would have rights identical to the currently outstanding common shares. Adoption of the proposed amendment and the future issuance of the common shares would not affect the rights of the holders of currently outstanding common shares, except for effects incidental to increases in the number of outstanding shares of the common shares at the time of any such issuances. Any future issuance of common shares will be subject to the rights of the holders of any outstanding shares of any preferred stock which Interim may issue in the future.

         Approval of this proposal requires the affirmative vote of the holders of a majority of the outstanding Interim common shares.

         THE INTERIM BOARD UNANIMOUSLY RECOMMENDS THAT INTERIM SHAREHOLDERS VOTE "FOR" THIS PROPOSAL.






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INTERIM PROPOSAL TO AMEND ITS CERTIFICATE OF INCORPORATION TO DELETE THE
REQUIREMENT OF THE AFFIRMATIVE VOTE OF THE HOLDERS OF AT LEAST TWO-THIRDS OF THE OUTSTANDING INTERIM COMMON SHARES TO AMEND, MODIFY, ALTER OR REPEAL ANY PROVISION OF THE BY-LAWS.

         Interim's Board of Directors has approved an amendment to Interim's Certificate of Incorporation to correct an inconsistency in the Certificate of Incorporation by deleting the requirement of the affirmative vote of the holders of at least two-thirds of the outstanding Interim common shares to amend, modify, alter or repeal any provision of the By-laws. Interim's Board of Directors is submitting this amendment for shareholder approval at the Interim special meeting.

         The Certificate of Incorporation currently includes two separate and inconsistent provisions regarding the amendment of the By-laws. One provision provides that the affirmative vote of the holders of at least two-thirds of the outstanding Interim common shares is required to amend, modify, alter or repeal any provision of the By-laws. The other provision provides that the Board of Directors has the power to make, alter, amend, change, add to or repeal the By-laws. The Interim Board of Directors believes that a two-thirds shareholder approval requirement to amend, modify, alter or repeal any provision of the By-laws unduly restricts the Board's ability to timely effectuate necessary alterations to the By-laws. Interim has no present plan to amend, modify, alter or repeal the By-laws.

         If this proposal is approved, the Interim shareholders will be able, under Delaware law, to amend, modify, alter, or repeal the By-laws upon the approval of a majority of issued and outstanding Interim common shares and the Interim Board of Directors will be able to make, alter, amend, change, add to or repeal the By-laws.

         This proposal is not conditioned on the completion of the merger. The merger is not conditioned on approval of this proposal.

         Approval of this proposal requires the affirmative vote of the holders of at least two-thirds of the outstanding Interim common shares.

         THE INTERIM BOARD UNANIMOUSLY RECOMMENDS THAT INTERIM SHAREHOLDERS VOTE "FOR" THIS PROPOSAL.

                                 LEGAL MATTERS

         Baker & McKenzie, Miami, Florida will pass upon the validity of the issuance of Interim common shares being offered by this document. Baker & McKenzie, Miami, Florida, will be delivering an opinion concerning federal income tax consequences of the merger to Interim shareholders. Alston & Bird LLP, Atlanta, Georgia will be delivering an opinion concerning federal income tax consequences of the merger to Norrell shareholders. See "The Merger -- Certain U.S. Federal Income Tax Consequences" on page 50.

                                    EXPERTS

         The financial statements and the related financial statements schedule incorporated in this prospectus by reference from Interim's Annual Report on Form 10-K for the year ended December 25, 1998 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

         The consolidated financial statements of Norrell appearing in Norrell's Annual Report on Form 10-K, incorporated by reference in this document have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated herein, in reliance upon the authority of said firm as experts in giving said reports.

                      WHERE YOU CAN FIND MORE INFORMATION

         Interim has filed with the SEC a registration statement under the Securities Act that registers the distribution to Norrell shareholders of Interim common shares to be issued in the merger. The registration statement, including the attached exhibits and schedules, contains additional relevant information about Interim and Norrell. The rules and regulations of the SEC allow us to omit some information included in the registration statement from this document.

         In addition, we file reports, proxy statements and other information with the SEC under the Exchange Act. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. You may read and copy this information at the following locations of the SEC:

Public Reference Room                       New York Regional Office                    Chicago Regional Office
450 Fifth Street, N.W.                      7 World Trade Center                        Citicorp Center
Room 1024                                   Suite 1300                                  500 West Madison Street
Washington, D.C. 20549                      New York, New York 10048                    Suite 1400
                                                                                        Chicago, Illinois 60661-2511

         You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates.

         The SEC also maintains an Internet world wide web site that contains reports, proxy statements and other information about issuers, including Interim and Norrell, which file electronically with the SEC. The address of that site is http://www.sec.gov. You can also inspect reports, proxy statements and other information about each of us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

         The SEC allows us to "incorporate by reference" information into this document. This means that the companies can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this document except for any information that is superseded by information that is included directly in this document.

         This document incorporates by reference the documents listed below that we have previously filed with the SEC. They contain important information about our companies and their financial condition. Some of these filings have been amended by later filings, which are also listed.


INTERIM SEC FILINGS (FILE NO. 0-23198)                              PERIOD/AS OF DATE
--------------------------------------                              -----------------
Annual Report on Form 10-K                                          December 25, 1998 (as of March 16, 1999)

Quarterly Reports on Form 10-Q                                      March 26, 1999 (as of May 10, 1999)

Current Reports on Form 8-K                                         March 24, 1999 (as of March 30, 1999)

Registration Statements                                             Form 8-A dated January 11, 1994 setting
                                                                    forth a description of Interim common shares
                                                                    (as amended by a Form 8-A/A dated July 15, 1996;
                                                                    and a Form 8-A/A dated July 30, 1996);

                                            Form 8-A dated January 11, 1994
                                            setting forth a description of the
                                            Preferred Stock Purchase Rights (as
                                            amended by a Form 8-A/A dated July
                                            15, 1996; a Form 8-A/A dated July
                                            30, 1996; a Form 8-A/A dated
                                            February 28, 1997; a Form 8-A/A
                                            dated November 4, 1997; and a Form
                                            8-A/A dated January 23, 1998)

NORRELL SEC FILINGS (FILE NO. 1-14018)
--------------------------------------
Annual Report on Form 10-K                  November 1, 1998 (as of January 8, 1999)

Quarterly Reports on Form 10-Q              January 31, 1999 (as of March 17, 1999)

Current Reports on Form 8-K                 March 24, 1999 (as of March 30, 1999)


         We incorporate by reference additional documents that either company may file with the SEC between the date of this document and the dates of the Interim special meeting and the Norrell special meeting. These documents include periodic reports, including Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

         You can obtain any of the documents incorporated by reference in this document through Interim or Norrell, as the case may be, or from the SEC through the SEC's web site at the address provided above. Documents incorporated by reference are available from the companies without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this document. You can obtain documents incorporated by reference in this document by requesting them in writing or by telephone from the appropriate company at the following addresses:

Interim Services Inc,                       Norrell Corporation
Deirdre Skolfield                           Barbara Marxer
Investor Relations Director                 Investor Relations
2050 Spectrum Boulevard                     3535 Piedmont Road, N.E.
Fort Lauderdale, Florida  33309             Atlanta, Georgia  30305
(954) 489-6225                              (404) 240-3000

         If you would like to request documents, please do so by June 24, 1999 to receive them before the special meetings. If you request any incorporated documents from us, we will mail them to you by first class mail, or another equally prompt means, within one business day after we receive your request.

         We have not authorized anyone to give any information or make any representation about the merger or our companies that differs from, or adds to, the information in this document or in our documents that are publicly filed with the SEC. Therefore, if anyone does give you different or additional information, you should not rely on it.

         If you are in a jurisdiction where it is unlawful to offer to exchange or sell, or to ask for offers to exchange or buy, the securities offered by this document or to ask for proxies, or if you are a person to whom it is unlawful to direct these activities, then the offer presented by this document does not extend to you.

         The information contained in this document speaks only as of its date unless the information specifically indicates that another date applies. Information in this document about Interim has been supplied by Interim, and information about Norrell has been supplied by Norrell.

                                                                      APPENDIX A

                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                             INTERIM SERVICES INC.,

                           INTERIM MERGER CORPORATION

                                      AND

                              NORRELL CORPORATION

                           DATED AS OF MARCH 24, 1999

                               TABLE OF CONTENTS

                                                                              PAGE
                                                                              ----
  PREAMBLE..................................................................   A-1
  ARTICLE 1 -- TRANSACTIONS AND TERMS OF MERGER.............................   A-1
        1.1     Merger......................................................   A-1
        1.2     Time and Place of Closing...................................   A-1
        1.3     Effective Time..............................................   A-1
  ARTICLE 2 -- TERMS OF MERGER..............................................   A-2
        2.1     Charter.....................................................   A-2
        2.2     Bylaws......................................................   A-2
        2.3     Directors and Officers......................................   A-2
  ARTICLE 3 -- MANNER OF CONVERTING SHARES..................................   A-2
        3.1     Conversion of Shares........................................   A-2
        3.2     Shares Held by Norrell or Interim...........................   A-4
        3.3     Fractional Shares...........................................   A-4
        3.4     Conversion of Stock Options.................................   A-4
        3.5     Anti-Dilution Provisions....................................   A-4
        3.6     Withholding.................................................   A-4
  ARTICLE 4 -- EXCHANGE OF SHARES...........................................   A-4
        4.1     Exchange Procedures.........................................   A-4
        4.2     Rights of Former Norrell Stockholders.......................   A-5
  ARTICLE 5 -- REPRESENTATIONS OF NORRELL...................................   A-5
        5.1     Organization, Standing, and Power...........................   A-5
        5.2     Authority of Norrell; No Breach By Agreement................   A-5
        5.3     Capital Stock...............................................   A-6
        5.4     Norrell Subsidiaries........................................   A-6
        5.5     SEC Filings; Financial Statements...........................   A-7
        5.6     Absence of Undisclosed Liabilities..........................   A-7
        5.7     Absence of Certain Changes or Events........................   A-7
        5.8     Material Contracts..........................................   A-8
        5.9     Contract Provisions.........................................   A-8
        5.10    Compliance with Laws........................................   A-8
        5.11    Statements True and Correct.................................   A-8
        5.12    Opinion of Financial Advisor................................   A-9
        5.13    Board Recommendation........................................   A-9
  ARTICLE 6 -- REPRESENTATIONS OF INTERIM...................................   A-9
        6.1     Organization, Standing, and Power...........................   A-9
        6.2     Authority; No Breach By Agreement...........................   A-9
        6.3     Capital Stock...............................................  A-10
        6.4     Interim Subsidiaries........................................  A-10
        6.5     Statements True and Correct.................................  A-10
        6.6     Authority of Sub............................................  A-11
        6.7     Board Recommendation........................................  A-11
        6.8     SEC Filings; Financial Statements...........................  A-11
        6.9     Compliance with Laws........................................  A-12
        6.10    Absence of Undisclosed Liabilities..........................  A-12
        6.11    Absence of Certain Changes or Events........................  A-12
        6.12    Material Contracts..........................................  A-12
        6.13    Opinion of Financial Advisor................................  A-12

                                                                              PAGE
                                                                              ----
  ARTICLE 7 -- CONDUCT OF BUSINESS PENDING CONSUMMATION.....................  A-12
        7.1     Affirmative Covenants of Norrell............................  A-12
        7.2     Negative Covenants of Norrell...............................  A-13
        7.3     Affirmative Covenants of Interim............................  A-14
        7.4     Negative Covenants of Interim...............................  A-14
        7.5     Adverse Changes in Condition................................  A-15
        7.6     Reports.....................................................  A-15
  ARTICLE 8 -- ADDITIONAL AGREEMENTS........................................  A-15
        8.1     Applications; Antitrust Notification........................  A-15
        8.2     Filings with State Offices..................................  A-16
        8.3     Public Health Council.......................................  A-16
        8.4     Agreement as to Efforts to Consummate.......................  A-16
        8.5     Confidentiality.............................................  A-16
        8.6     Press Releases..............................................  A-17
        8.7     No Solicitation by Norrell..................................  A-17
        8.8     Employee Benefits and Contracts.............................  A-18
        8.9     Indemnification.............................................  A-18
        8.10    Registration Statement; Proxy Statement.....................  A-19
        8.11    Norrell Shareholders' Meeting...............................  A-20
        8.12    Interim Shareholders' Meeting...............................  A-20
        8.13    Exchange Listing............................................  A-20
        8.14    Access to Information.......................................  A-20
        8.15    Accounting and Tax Treatment................................  A-20
        8.16    Interim's Accountant's Letters..............................  A-20
        8.17    Norrell's Accountant's Letters..............................  A-21
        8.18    Director Seat...............................................  A-21
        8.19    Tax Opinions................................................  A-21
  ARTICLE 9 -- CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE............  A-21
        9.1     Conditions to Obligations of Each Party.....................  A-21
        9.2     Conditions to Obligations of Interim........................  A-22
        9.3     Conditions to Obligations of Norrell........................  A-23
  ARTICLE 10 -- TERMINATION.................................................  A-24
        10.1    Termination.................................................  A-24
        10.2    Effect of Termination.......................................  A-25
        10.3    Non-Survival of Representations and Covenants...............  A-25
  ARTICLE 11 -- MISCELLANEOUS...............................................  A-25
        11.1    Definitions.................................................  A-25
        11.2    Expenses....................................................  A-30
        11.3    Brokers and Finders.........................................  A-31
        11.4    Entire Agreement............................................  A-31
        11.5    Amendments..................................................  A-31
        11.6    Waivers.....................................................  A-31
        11.7    Assignment..................................................  A-32
        11.8    Notices.....................................................  A-32
        11.9    Governing Law...............................................  A-33
        11.10   Counterparts................................................  A-33
        11.11   Captions; Articles and Sections.............................  A-33
        11.12   Interpretation..............................................  A-33
        11.13   Enforcement of Agreement....................................  A-33
        11.14   Severability................................................  A-33
  SIGNATURES................................................................  A-34

                          AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") is made and entered into as of March 24, 1999, by and among NORRELL CORPORATION ("Norrell"), a Georgia corporation; INTERIM MERGER CORPORATION ("Sub"), a Delaware corporation; and INTERIM SERVICES INC. ("Interim"), a Delaware corporation.

                                    PREAMBLE

     The respective Boards of Directors of Norrell, Interim and Sub are of the opinion that the transactions described herein are in the best interests of the parties to this Agreement and their respective shareholders. This Agreement provides for the merger of Norrell with Interim pursuant to the merger of Norrell with and into Sub. At the effective time of such merger, each outstanding share of the capital stock of Norrell will be converted into the right to receive the Merger Consideration, as set forth herein. As a result, Norrell will continue to conduct its business and operations as a wholly owned subsidiary of Interim. The transactions described in this Agreement are subject to the approvals of the shareholders of each of Interim and Norrell, expiration of the required waiting period under the HSR Act, and the satisfaction of certain other conditions described in this Agreement.

     Certain terms used in this Agreement are defined in Section 11.1 of this Agreement.

     NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants, and agreements set forth herein, the parties agree as follows:

                                   ARTICLE 1
                        TRANSACTIONS AND TERMS OF MERGER

     1.1 MERGER. Subject to the terms and conditions of this Agreement, at the Effective Time, Norrell will be merged with and into Sub in accordance with the provisions of Section 252 of the DGCL, and in accordance with the provisions of
Section 14-2-1101 et. seq. of the GBCC (the "Merger"). Sub will be the Surviving Corporation resulting from the Merger and will be a wholly owned Subsidiary of Interim and will continue to be governed by the Laws of the State of Delaware. The Merger will be consummated pursuant to the terms of this Agreement, which has been approved and adopted by the respective Boards of Directors of Norrell, Sub and Interim and by Interim, as the sole shareholder of Sub.

     1.2 TIME AND PLACE OF CLOSING. The closing of the transactions contemplated hereby (the "Closing") will take place at 9:00 A.M. on the date that the Effective Time occurs, or at such other time as the Parties, acting through their authorized officers, may mutually agree, at the offices of Alston & Bird LLP in Atlanta, Georgia or at such other location as may be mutually agreed upon by the Parties.

     1.3 EFFECTIVE TIME. Subject to the terms and conditions hereof, unless otherwise mutually agreed upon in writing by the authorized officers of each Party, the Parties will use their reasonable efforts to cause the Certificate of Merger to be filed with the Secretary of State of the State of Delaware and the Articles of Merger to be filed with the Secretary of State of the State of Georgia on the first business day following the last to occur of (i) the effective date (including expiration of any applicable waiting period) of the last required Consent of any Regulatory Authority having authority over and approving or exempting the Merger, (ii) the date on which all conditions required pursuant to Article 9 herein have been satisfied or waived, (iii) the date on which the shareholders of Norrell approve this Agreement, (iv) the date on which the shareholders of Interim approve this Agreement, and (v) the date on which all other approvals required by the Articles of Incorporation and Bylaws of Norrell and the Certificate of Incorporation and Bylaws of each of Interim and Sub are obtained. The Merger and other transactions contemplated by this Agreement will become effective on the later to occur of the date and at the time (a) the Certificate of Merger reflecting the Merger is filed with the Secretary of State of the State of Delaware, and (b) the Articles of Merger reflecting the Merger are filed with the Secretary of State of the State of Georgia (the "Effective Time").

                                   ARTICLE 2
                                TERMS OF MERGER

     2.1 CHARTER. At the Effective Time, the Certificate of Incorporation of Sub shall be amended to change the name of Sub to Norrell Corporation. From and after the Effective Time, the Certificate of Incorporation of Sub, as so amended, will be the Certificate of Incorporation of the Surviving Corporation until duly amended or repealed.

     2.2 BYLAWS. The Bylaws of Sub in effect immediately prior to the Effective Time will be the Bylaws of the Surviving Corporation until duly amended or repealed.

     2.3 DIRECTORS AND OFFICERS. The directors of Sub in office immediately prior to the Effective Time, together with such additional persons as may thereafter be elected, will serve as the directors of the Surviving Corporation from and after the Effective Time in accordance with the Bylaws of the Surviving Corporation. The officers of Norrell in office immediately prior to the Effective Time, together with such additional persons as may thereafter be elected, will serve as the officers of the Surviving Corporation from and after the Effective Time in accordance with the Bylaws of the Surviving Corporation.

                                   ARTICLE 3
                          MANNER OF CONVERTING SHARES

     3.1 CONVERSION OF SHARES. Subject to the provisions of this Article 3, at the Effective Time, by virtue of the Merger and without any action on the part of Interim, Norrell, Sub or the shareholders of any of the foregoing:

          (a) Each share of capital stock of Interim issued and outstanding immediately prior to the Effective Time will remain issued and outstanding from and after the Effective Time.

          (b) Each share of Sub Common Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time

          (c) Each share of Norrell Common Stock, excluding shares held by any Norrell Entity or any Interim Entity, issued and outstanding immediately prior to the Effective Time will cease to be outstanding and will be converted into and exchanged for the right to receive 0.9 share of Interim Common Stock
(the "Merger Shares"), subject to Section 3.1(d) below.

          (d) Notwithstanding Section 3.1(c) above, and subject to Sections 3.1(e) and (f), each share of Norrell Common Stock, excluding shares held by any Norrell Entity or Interim Entity, issued and outstanding immediately prior to the Effective Time may, in lieu of the Merger Shares and at the election of such holder in accordance with Section 3.1(e), be exchanged for the right to receive a cash payment equal to the greater of (i) 0.9 times the Base Period Trading Price or (ii) $16.00 (the "Cash Payment") with respect to all or such lesser number of such holder's shares of Norrell Common Stock that is a whole multiple of 100 shares (such an election is hereinafter referred to as a "Cash Election" and the shares of Norrell Common Stock with respect to which a Cash Election is made are hereinafter referred to as the "Cash Election Shares").

          (e) An election form (the "Election Form") and other appropriate and customary transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the certificates theretofore representing shares of Norrell Common Stock shall pass only upon proper delivery of such certificates to the Exchange Agent and such other matters as Interim shall reasonably require) in such form as Interim and Norrell shall mutually agree shall be mailed at the same time as the Proxy is mailed to the Norrell Shareholders or on such other date as Norrell and Interim shall mutually agree ("Mailing Date") to each holder of record of Norrell Common Stock as of five business days prior to the Mailing Date ("Election Form Record Date").

          Each Election Form shall permit the holder of Norrell Common Stock (or the beneficial owner thereof through appropriate and customary documentation and instructions) to elect to receive only the

Cash Payment, in lieu of the Merger Shares, with respect to Cash Election Shares, subject to reductions in the number of Cash Election Shares as set forth in Section 3.1(f).

     Any Norrell Common Stock with respect to which the holder (or the beneficial owner, as the case may be) shall not have submitted to the Exchange Agent, an effective, properly completed Election Form on or before 5:00 p.m., on the 20th day following the Mailing Date (or such other time and date as Interim and Norrell may mutually agree) (the "Election Deadline") shall be exchanged for the Merger Shares in accordance with Section 3.1(c).

          Interim shall make available one or more Election Forms as may be reasonably requested by all persons who become holders (or beneficial owners) of Norrell Common Stock between the Election Form Record Date and close of business on the business day prior to the Election Deadline, and Norrell shall provide to the Exchange Agent all information reasonably necessary for it to perform as specified herein.

          Any such Cash Election shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form by the Election Deadline. An Election Form shall be deemed properly completed only if accompanied by one or more certificates (or customary affidavits and indemnification regarding the loss or destruction of such certificates or the guaranteed delivery of such certificates) representing all shares of Norrell Common Stock covered by such Election Form, together with duly executed transmittal materials included in the Election Form. Any Election Form may be revoked or changed by the person submitting such Election Form at or prior to the Election Deadline. In the event an Election Form is revoked prior to the Election Deadline, the shares of Norrell Common Stock represented by such Election Form shall be treated as if no Cash Election had been made with respect thereto. Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in the Election Form, and any good faith decisions of the Exchange Agent regarding such matters shall be binding and conclusive. Neither Interim nor the Exchange Agent shall be under any obligation to notify any person of any defect in an Election Form.

          (f) Within five (5) calendar days after the Election Deadline, the Exchange Agent shall determine the aggregate number of Cash Election Shares as as to which a Cash Election was timely and properly made. If: (a) the number of Cash Election Shares would, but for the provisions of this Section 3.1(f), result in the sum of (i) the aggregate amount of the Cash Payments plus
(ii) all payments made since March 24, 1996 by any Norrell Entity in connection with extraordinary dividends or the purchase or redemption of Norrell Common Stock (the sum of the amounts determined pursuant to clauses (a)(i) and (a)(ii) is referred to herein in the aggregate as the "Deemed Cash Purchase Price"), to exceed 49% (the "Percentage Maximum") of the sum of (x) the aggregate amount of the Deemed Cash Purchase Price plus (y) the aggregate fair market value of the Merger Shares; OR (b) the aggregate amount of the Cash Payments would, but for the provisions of this Section 3.1(f), exceed $175 million (the "Maximum Cash Payment"); then the aggregate number of Cash
Election Shares shall be reduced to the highest number of Cash Election Shares that causes neither the Percentage Maximum nor the Maximum Cash Payment to be exceeded (the "Maximum Cash Election Shares"), with each Cash Election being reduced to the number of Cash Election Shares determined by multiplying (a) the number of such holder's Cash Election Shares originally subject to such Cash Election by (b) a fraction, (i) the numerator of which is the Maximum Cash Election Shares and (ii) the denominator of which is the aggregate number of Cash Election Shares originally subject to all Cash Elections. For purposes of this Section 3.1(f), the fair market value of a Merger Share shall be equal to the closing price of a share of Interim Common Stock on the New York Stock Exchange on the trading day immediately preceding the day on which the Effective Time occurs. The number of shares of Norrell Common Stock that remain subject to such Cash Election after the foregoing reduction shall be deemed converted into and exchanged for the right to receive the Cash Payment as provided in
Section 3.1(d). The Cash Election as to any shares of Norrell Common Stock that represent the amount by which any Cash Election is reduced as a result of the application of this Section 3.1(f) shall be deemed revoked, and such shares shall remain converted into and exchanged for the right to receive the Merger Shares as provided in Section 3.1(c).

     3.2 SHARES HELD BY NORRELL OR INTERIM. Each of the shares of Norrell Common Stock held by any Norrell Entity or by any Interim Entity, other than the shares of Common Stock of the Surviving Corporation into which shares of Sub Common Stock are converted as provided in Section 3.1(b), will be cancelled and retired at the Effective Time and no consideration will be issued in exchange therefor.

     3.3 FRACTIONAL SHARES. Notwithstanding any other provision of this Agreement, each holder of shares of Norrell Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Interim Common Stock (after taking into account all certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of Interim Common Stock multiplied by the Base Period Trading Price. No such holder will be entitled to dividends, voting rights, or any other rights as a shareholder in respect of any fractional share.

     3.4 CONVERSION OF STOCK OPTIONS. At the Effective Time, each option or other right to purchase shares of Norrell Common Stock pursuant to stock options or stock appreciation rights ("Norrell Options") granted by Norrell under the Norrell Stock Plans, which are outstanding at the Effective Time, whether or not exercisable, will be converted into an option or right to purchase 0.9 shares of Interim Common Stock for each share of Norrell Common Stock subject to such option or right at the exercise or purchase price per share equal to (i) the exercise price per share in effect under such option or right immediately prior to the Effective Time, divided by (ii) 0.9, and otherwise on substantially the same terms and conditions, including the terms under which such option or rights are exercisable, as in effect under such options or right immediately prior to the Effective Time. If the terms under which any such options or right are exercisable are based upon or measured by performance or characteristics of Norrell or any Norrell Entity, then unless the terms of such option or right provide for the acceleration of the exercisability of such option or right upon the occurrence of the transaction provided for herein, such terms of exercise shall be replaced by terms of measurement or performance that shall, as nearly as possible, afford to the holder of such option or right the same opportunity for the exercise of such option or right as existed immediately prior to the Effective Time.

     3.5 ANTI-DILUTION PROVISIONS. In the event Interim changes the number of shares of Interim Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, or similar recapitalization with respect to such stock and the record date therefor (in the case of a stock dividend) or the effective date thereof (in the case of a stock split or similar recapitalization for which a record date is not established) shall be prior to the Effective Time, the Exchange Ratio shall be proportionately adjusted.

     3.6 WITHHOLDING. Interim or the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Norrell Common Stock such amounts as Interim or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent amounts are so withheld by Interim or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Norrell Common Stock in respect of which such deduction and withholding was made by Interim or the Exchange Agent. Amounts withheld as herein permitted shall be paid timely to appropriate taxing authorities.

                                   ARTICLE 4
                               EXCHANGE OF SHARES

     4.1 EXCHANGE PROCEDURES. Promptly after the Effective Time, Interim and Norrell will cause the bank or trust company selected by Interim as the exchange agent (the "Exchange Agent") to mail to each holder of record of a certificate or certificates which represented shares of Norrell Common Stock immediately prior to the Effective Time (the "Certificates") appropriate transmittal materials and instructions (which will specify that delivery will be effected, and risk of loss and title to such Certificates will pass, only upon proper delivery of such Certificates to the Exchange Agent). The Certificate or Certificates so delivered will be duly endorsed as the Exchange Agent may require. In the event of a transfer of ownership of shares of Norrell Common

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Stock represented by Certificates that are not registered in the transfer records of Norrell, the Merger Consideration may be issued to a transferee if the Certificates representing such shares are delivered to the Exchange Agent, accompanied by all documents required to evidence such transfer and by evidence satisfactory to the Exchange Agent that any applicable stock transfer taxes have been paid. If any Certificate has been lost, stolen, mislaid or destroyed, upon receipt of (i) an affidavit of that fact from the record holder of a Certificate claiming such Certificate to be lost, mislaid, stolen or destroyed, (ii) such bond, security or indemnity as Interim and the Exchange Agent may reasonably require and (iii) any other documents necessary to evidence and effect the bona fide exchange thereof, the Exchange Agent will issue to such holder the Merger Consideration into which the shares represented by such lost, stolen, mislaid or destroyed Certificate will have been converted. The Exchange Agent may establish such other reasonable and customary rules and procedures in connection with its duties as it may deem appropriate. After the Effective Time, each holder of shares of Norrell Common Stock (other than shares to be canceled pursuant to Section 3.2) issued and outstanding at the Effective Time will surrender the Certificate or Certificates representing such shares to the Exchange Agent and will promptly upon surrender thereof receive in exchange therefor the Merger Consideration. Interim will not be obligated to deliver the Merger Consideration to which any former holder of Norrell Common Stock is entitled as a result of the Merger until such holder surrenders such holder's Certificate or Certificates for exchange as provided in this Section 4.1. Any other provision of this Agreement notwithstanding, neither Interim, the Surviving Corporation nor the Exchange Agent will be liable to a holder of Norrell Common Stock for any amounts paid or property delivered in good faith to a public official pursuant to any applicable abandoned property, escheat or similar Law. Approval of this Agreement by the shareholders of Norrell will constitute ratification of the appointment of the Exchange Agent.

     4.2 RIGHTS OF FORMER NORRELL SHAREHOLDERS. At the Effective Time, the stock transfer books of Norrell will be closed as to holders of Norrell Common Stock immediately prior to the Effective Time and no transfer of Norrell Common Stock by any such holder will thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of Section 4.1, each Certificate theretofore representing shares of Norrell Common Stock (other than shares to be canceled pursuant to Section 3.2) will from and after the Effective Time represent for all purposes only the right to receive the Merger Consideration in exchange therefor, subject, however, to the Surviving Corporation's obligation to pay (if not theretofore paid by Norrell) the quarterly dividend in the amount of $0.04 per share of Norrell Common Stock, which dividend was declared on March 2, 1999, and is payable April 1, 1999 to holders of record of Norrell Common Stock on March 17, 1999 (the "Declared Dividend").

                                   ARTICLE 5
                           REPRESENTATIONS OF NORRELL

     Norrell hereby represents to Interim as follows:

     5.1 ORGANIZATION, STANDING, AND POWER. Norrell is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Georgia, and has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its material Assets. Norrell is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Norrell Material Adverse Effect. The minute books and other organizational documents for Norrell have been made available to Interim for its review and, except as disclosed in Section 5.1 of the Norrell Disclosure Memorandum, are true and complete in all material respects as in effect as of the date of this Agreement and accurately reflect in all material respects all amendments to the organizational documents and all proceedings of the Board of Directors and shareholders thereof.

     5.2 AUTHORITY OF NORRELL; NO BREACH BY AGREEMENT.

          (a) Except as disclosed in Section 5.2(a) of the Norrell Disclosure Memorandum, Norrell has all requisite corporate power and authority, and has taken all corporate action necessary, to execute, deliver,

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and perform its obligations under this Agreement and to consummate the transactions contemplated hereby, subject only to the approval of this Agreement and the transactions contemplated hereby by the holders of a majority of the outstanding shares of Norrell Common Stock, and to the receipt of any required approvals by any Regulatory Authority. This Agreement represents a legal, valid, and binding obligation of Norrell, enforceable against Norrell in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

          (b) Except as disclosed in Section 5.2(b) of the Norrell Disclosure Memorandum, neither the execution and delivery of this Agreement by Norrell, nor the consummation by Norrell of the transactions contemplated hereby, nor compliance by Norrell with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of Norrell's Articles of Incorporation or Bylaws or the certificate or articles of incorporation or bylaws of any Norrell Subsidiary or any resolution adopted by the board of directors or the shareholders of any Norrell Entity, or (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any Norrell Entity under, any material Contract or Permit of any Norrell Entity where such Default or Lien or the absence of such Consent is likely to result in a Norrell Material Adverse Effect, or (iii) subject to receipt of the requisite Consents referred to in Sections 9.1(c) and 9.1(d), constitute or result in a Default under, or require any Consent pursuant to, any Law or Order applicable to any Norrell Entity or any of their respective Assets where such Default or the absence of such Consent is likely to result in a Norrell Material Adverse Effect.

          (c) Except as disclosed in Section 5.2(c) of the Norrell Disclosure Memorandum, and other than Consents required from Regulatory Authorities, no notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by Norrell of the Merger and the other transactions contemplated in this Agreement.

     5.3 CAPITAL STOCK.

     (a) As of March 22, 1999, the authorized capital stock of Norrell consists of (i) 50,000,000 shares of Norrell Common Stock, of which 28,096,745 shares are issued, 26,689,072 shares are outstanding and 1,407,673 shares are held as treasury shares, and (ii) 10,000,000 shares of preferred stock, no par value per share, none of which are issued and outstanding. All of the outstanding shares of capital stock of Norrell are duly and validly issued and outstanding and are fully paid and nonassessable under the GBCC. None of the outstanding shares of capital stock of Norrell has been issued in violation of any preemptive rights of the current or past shareholders of Norrell.

     (b) Except as disclosed in Section 5.3(b) of the Norrell Disclosure Memorandum, there are no outstanding Equity Rights relating to the capital stock of Norrell. Section 5.3(b) of the Norrell Disclosure Memorandum shows the number of shares of Norrell Common Stock reserved for future issuance pursuant to Equity Rights outstanding as of the date of this Agreement that relate to the capital stock of Norrell, the exercise prices and the plans under which the options were granted.

     5.4 NORRELL SUBSIDIARIES. Norrell has disclosed in Section 5.4 of the Norrell Disclosure Memorandum all of the Norrell Subsidiaries that are corporations (identifying its jurisdiction of incorporation and percentage ownership interest represented by such share ownership) and all of the Norrell Subsidiaries that are general or limited partnerships, limited liability companies, or other non-corporate entities (identifying the Law under which such entity is organized and the nature of the ownership interest therein). Except as disclosed in Section 5.4 of the Norrell Disclosure Memorandum, Norrell or one of its wholly owned Subsidiaries owns all of the issued and outstanding shares of capital stock (or other equity interests) of each Norrell Subsidiary. No capital stock (or other equity interest) of any Norrell Subsidiary is or may become required to be issued (other than to another Norrell Entity) by reason of any Equity Rights, and there are no Contracts by which any Norrell Subsidiary is bound to issue (other than to another Norrell Entity) additional shares of its capital stock (or other equity interests) or Equity Rights or by which any Norrell Entity is or may be bound to transfer any shares of the capital stock (or other equity interests) of any Norrell Subsidiary (other than to another Norrell Entity). There are no Contracts relating to the rights of any Norrell Entity to vote or to dispose of any shares of the capital stock (or other equity interests) of any Norrell Subsidiary. All of the shares of capital stock (or other equity interests) of each Norrell Subsidiary held by a Norrell Entity are fully paid and nonassessable under the applicable corporation Law of the jurisdiction in which such Subsidiary is incorporated or organized and are owned by the Norrell Entity free and clear of any Lien. Each such Subsidiary is duly organized, validly existing, and (as to corporations) in good standing under the Laws of the jurisdiction in which it is incorporated or organized, and has the corporate power and authority necessary for it to own, lease, and operate its Assets and to carry on its business as now conducted. Each Norrell Subsidiary is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Norrell Material Adverse Effect. The minute books and other organizational documents for each Norrell Subsidiary have been made available to Interim for its review and, except as disclosed in Section 5.4 of the Norrell Disclosure Memorandum, are true and complete in all material respects as in effect as of the date of this Agreement and accurately reflect in all material respects all amendments to the organizational documents and all proceedings of the Board of Directors and shareholders thereof.

     5.5 SEC FILINGS; FINANCIAL STATEMENTS.

     (a) Norrell has timely filed and made available to Interim all SEC Documents required to be filed by Norrell (the "Norrell SEC Reports"). The Norrell SEC Reports (i) at the time filed, complied in all material respects with the applicable requirements of the Securities Laws and other applicable Laws and (ii) did not, at the time they were filed (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Norrell SEC Reports or necessary to make the statements in such Norrell SEC Reports, in light of the circumstances under which they were made, not misleading. No Norrell Subsidiary is required to file any SEC Documents.

     (b) Each of the Norrell Financial Statements (including, in each case, any related notes) contained in the Norrell SEC Reports, including any Norrell SEC Reports filed after the date of this Agreement until the Effective Time, complied as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim statements, as permitted by Form 10-Q of the SEC), and fairly presented in all material respects the consolidated financial position of Norrell and its Subsidiaries as at the respective dates and the consolidated results of operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount or effect.

     5.6 ABSENCE OF UNDISCLOSED LIABILITIES. No Norrell Entity has any Liabilities that are reasonably likely to have, individually or in the aggregate, a Norrell Material Adverse Effect, except Liabilities which are accrued or reserved against in the consolidated balance sheet of Norrell as of January 31, 1999, which balance sheet was disclosed in the Norrell SEC Reports filed prior to the date hereof, or incurred since January 31, 1999 consistent with the next sentence. No Norrell Entity has incurred or paid any Liability since January 31, 1999, except for such Liabilities incurred or paid (i) in the ordinary course of business consistent with past business practice and which are not reasonably likely to have, individually or in the aggregate, a Norrell Material Adverse Effect or (ii) in connection with the transactions contemplated by this Agreement.

     5.7 ABSENCE OF CERTAIN CHANGES OR EVENTS.  Except as disclosed in Section
5.7 of the Norrell Disclosure Memorandum, since January 31, 1999 and except as disclosed in the Norrell Financial Statements delivered prior to the date of this Agreement, (i) there have been no events, changes, or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Norrell Material Adverse Effect, and (ii) the

Norrell Entities have not taken any action, or failed to take any action, which action or failure would represent or result in a material breach or violation of any of the covenants and agreements of Norrell contained herein.

     5.8 MATERIAL CONTRACTS. With respect to each Material Norrell Contract, as defined herein, and except as disclosed in Section 5.8 of the Norrell Disclosure Memorandum or except as is consistent with ordinary business or past practices:
(i) each Material Norrell Contract is in full force and effect; (ii) no Norrell Entity is in Default thereunder; (iii) no Norrell Entity has repudiated or waived any material provision of any such Material Norrell Contract; and (iv) no other party to any such Material Norrell Contract is, to the Knowledge of Norrell, in Default in any respect or has repudiated or waived any material provision thereunder. As used herein, "Material Norrell Contract" includes (a) any contract filed by Norrell with the SEC and (b) any other contract to which Norrell, or any Norrell Entity, is a party and which involves an amount in excess of $5,000,000.

     5.9 CONTRACT PROVISIONS. Except as disclosed in Section 5.9 of the Norrell Disclosure Memorandum, sinceNovember 1, 1998, Norrell has not entered into a Contract that, as a result of the consummation of the transactions contemplated hereby, either alone or in connection with the occurrence of an additional event or events, would cause or result in, or give to any other party to such Contract the right to cause or effect, either (i) the termination of such Contract, (ii) the payment of any consideration by Norrell or the Surviving Corporation, or
(iii) the loss of any material right to Norrell or the Surviving Corporation under the terms of such Contract.

     5.10 COMPLIANCE WITH LAWS. Each Norrell Entity has in effect all Permits necessary for it to own, lease or operate its material Assets and to carry on its business as now conducted, except where the absence of which would not have a Norrell Material Adverse Effect. Except as disclosed in Section 5.10 of the Norrell Disclosure Memorandum, and except for such Defaults as are not reasonably likely to have, individually or in the aggregate, a Norrell Material Adverse Effect, none of the Norrell Entities: (a) is in Default under any of the provisions of its Articles of Incorporation or Bylaws (or other governing instruments), or (b) is in Default under any Laws, Orders, or Permits applicable to its business or employees conducting its business. Except as disclosed in
Section 5.10 of the Norrell Disclosure Memorandum, since January 31, 1999, neither Norrell nor any Norrell Entity has received any notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (i) asserting that any Norrell Entity is not in compliance with any of the Laws or Orders which such governmental authority or Regulatory Authority enforces, (ii) threatening to revoke any Permits, or (iii) requiring any Norrell Entity to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment, or memorandum of understanding, or to adopt any Board resolution or similar undertaking, other than such of the foregoing as is not reasonably likely to have, individually or in the aggregate, a Norrell Material Adverse Effect.

     5.11 STATEMENTS TRUE AND CORRECT. No statement, certificate, instrument or other writing furnished or to be furnished by or on behalf of any Norrell Entity or any Affiliate thereof to or for the benefit of Interim pursuant to this Agreement or any other document, agreement or instrument referred to herein contains or will contain any untrue statement of material fact or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by any Norrell Entity or any Affiliate thereof for inclusion in the Registration Statement to be filed with the SEC, will, when filed and, when the Registration Statement becomes effective, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein not misleading. None of the information supplied or to be supplied by any Norrell Entity or any Affiliate thereof for inclusion in the Proxy Statement to be mailed to Norrell's shareholders in connection with the Norrell Shareholders' Meeting and to be mailed to Interim's shareholders in connection with the Interim Shareholders' Meeting, will, at the time such Proxy Statement is first mailed to the respective shareholders of Norrell and Interim, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, as to such Proxy Statement or any amendment thereof or supplement thereto, at the time of each of Interim's and Norrell's Shareholders' Meeting, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the respective Shareholders' Meeting.

     5.12 OPINION OF FINANCIAL ADVISOR. Norrell has received the opinion of Goldman Sachs & Co., dated the date of this Agreement, to the effect that the Exchange Ratio is fair, from a financial point of view, to Norrell's shareholders.

     5.13 BOARD RECOMMENDATION. The Board of Directors of Norrell, at a meeting duly called and held, has by unanimous vote of those directors present (who constituted all of the directors then in office) (i) approved the Merger and declared it to be advisable, (ii) determined that this Agreement and the transactions contemplated hereby are fair to and in the best interests of the shareholders and (iii) resolved to recommend that the holders of the shares of Norrell Common Stock adopt this Agreement.

                                   ARTICLE 6
                           REPRESENTATIONS OF INTERIM

     Interim hereby represents to Norrell as follows:

     6.1 ORGANIZATION, STANDING, AND POWER. Interim is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Delaware, and has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its material Assets. Interim is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, an Interim Material Adverse Effect. Except as disclosed in
Section 6.1 of the Interim Disclosure Memorandum, the minute books and other organizational documents of Interim have been made available to Norrell for its review and are true and complete in all material respects as in effect as of the date of this Agreement and accurately reflect in all material respects all amendments to the organizational documents and all proceedings of the Board of Directors and shareholders thereof.

     6.2 AUTHORITY; NO BREACH BY AGREEMENT.

     (a) Except as disclosed in Section 6.2(a) of the Interim Disclosure Memorandum, Interim has all requisite corporate power and authority, and has taken all corporate action necessary, to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby, subject only to the approval of this Agreement and the transactions contemplated hereby by the holders of a majority of the outstanding shares of Interim Common Stock and to the receipt of any required approvals by any Regulatory Authority. This Agreement represents a legal, valid, and binding obligation of Interim, enforceable against Interim in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

     (b) Except as disclosed in Section 6.2(b) of the Interim Disclosure Memorandum, neither the execution and delivery of this Agreement by Interim, nor the consummation by Interim of the transactions contemplated hereby, nor compliance by Interim with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of Interim's Certificate of Incorporation or Bylaws, or (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any Interim Entity under, any material Contract or Permit of any Interim Entity, or
(iii) subject to receipt of the requisite Consents referred to in Section 9.1(c) and 9.1(d), constitute or result in a Default under, or require any Consent pursuant to, any Law or Order applicable to any Interim Entity or any of their respective material Assets where such Default or the absence of such Consent is likely to result in an Interim Material Adverse Effect.

     (c) Other than Consents required from Regulatory Authorities, no notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by Interim of the Merger and the other transactions contemplated in this Agreement.

     6.3 CAPITAL STOCK. As of March 19, 1999, the authorized capital stock of Interim consists of (i) 100,000,000 shares of Interim Common Stock, of which 47,427,492 shares are issued, 47,268,292 shares are outstanding and 159,200 shares are held as treasury shares, and (ii) 2,500,000 shares of preferred stock, par value $0.01 per share, none of which are issued and outstanding. All of the outstanding shares of capital stock of Interim are, and all of the shares of Interim Common Stock to be issued as part of the Merger Consideration upon consummation of the Merger, when issued in accordance with the terms of this Agreement, will be, duly and validly issued and outstanding and are fully paid and nonassessable under the DGCL. None of the outstanding shares of Interim Common Stock has been, and none of the shares of Interim common Stock to be issued as part of the Merger Consideration upon consummation of the Merger will be, issued in violation of any preemptive rights of the current or past shareholders of Interim.

     6.4 INTERIM SUBSIDIARIES. Interim has disclosed in Section 6.4 of the Interim Disclosure Memorandum all of the Interim Subsidiaries that are corporations (identifying its jurisdiction of incorporation and percentage ownership interest represented by such share ownership) and all of the Interim Subsidiaries that are general or limited partnerships, limited liability companies, or other non-corporate entities (identifying the Law under which such entity is organized and the amount and nature of the ownership interest therein). Except as disclosed in Section 6.4 of the Interim Disclosure Memorandum, Interim or one of its wholly owned Subsidiaries owns all of the issued and outstanding shares of capital stock (or other equity interests) of each Interim Subsidiary. Except as set forth in Section 6.4 of the Interim Disclosure Memorandum, no capital stock (or other equity interest) of any Interim Subsidiary is or may become required to be issued (other than to another Interim Entity) by reason of any Equity Rights, and there are no Contracts by which any Interim Subsidiary is bound to issue (other than to another Interim Entity) additional shares of its capital stock (or other equity interests) or Equity Rights or by which any Interim Entity is or may be bound to transfer any shares of the capital stock (or other equity interests) of any Interim Subsidiary (other than to another Interim Entity). Except as disclosed in
Section 6.4 of the Interim Disclosure Memorandum, there are no Contracts relating to the rights of any Interim Entity to vote or to dispose of any shares of the capital stock (or other equity interests) of any Interim Subsidiary. Except as disclosed in Section 6.4 at the Interim Disclosure Memorandum, all of the shares of capital stock (or other equity interests) of each Interim Subsidiary held by an Interim Entity are fully paid and nonassessable under the applicable corporation Law of the jurisdiction in which such Subsidiary is incorporated or organized and are owned by the Interim Entity free and clear of any Lien. Each such Subsidiary is duly organized, validly existing, and (as to corporations) in good standing under the Laws of the jurisdiction in which it is incorporated or organized, and has the corporate power and authority necessary for it to own, lease, and operate its Assets and to carry on its business as now conducted. Each Interim Subsidiary is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, an Interim Material Adverse Effect. Except as disclosed in Section 6.4 of the Interim Disclosure Memorandum, the minute books and other organizational documents for each Interim Subsidiary have been made available to Norrell for its review, and are true and complete in all material respects as in effect as of the date of this Agreement and accurately reflect in all material respects all amendments to the organizational documents and all proceedings of the Board of Directors and shareholders thereof.

     6.5 STATEMENTS TRUE AND CORRECT. No statement, certificate, instrument or other writing furnished or to be furnished by or on behalf of any Interim Entity or any Affiliate thereof to or for the benefit of Norrell pursuant to this Agreement or any other document, agreement or instrument referred to herein contains or will contain any untrue statement of material fact or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by any Interim Entity or any Affiliate thereof for inclusion in the Registration Statement to be filed with the SEC, will, when filed and when the Registration Statement becomes effective, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein not misleading. None of the information supplied or to be supplied by any Interim Entity or any Affiliate thereof for inclusion in the Proxy Statement to be mailed to Norrell's shareholders in connection with the Norrell Shareholders' Meeting and to be mailed to Interim's shareholders in connection with the Interim Shareholder's Meeting, will, at the time such Proxy Statement is first mailed to the respective shareholders of Norrell and Interim, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, as to such Proxy Statement or any amendment thereof or supplement thereto, at the time of each of Interim's and Norrell's Shareholders' Meeting, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the respective Shareholders' Meeting.

     6.6 AUTHORITY OF SUB. Sub is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware as a wholly owned Subsidiary of Interim. The authorized capital stock of Sub consists of 1,000 shares of Sub Common Stock, 100 of which are validly issued and outstanding, fully paid and nonassessable and are owned by Interim free and clear of any Lien, except as disclosed in Section 6.6 of the Interim Disclosure Memorandum. Sub has the corporate power and authority necessary to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Sub. This Agreement represents a legal, valid and binding obligation of Sub, enforceable against Sub in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought). Interim, as the sole shareholder of Sub, has voted the shares of Sub Common Stock in favor of adoption of this Agreement, as and to the extent required by applicable Law.

     6.7 BOARD RECOMMENDATION. The Board of Directors of Interim, at a meeting duly called and held, has by unanimous vote of those directors present (who constituted all of the directors then in office) approved the Merger and declared it to be advisable. The Board of Directors of Sub, by unanimous written consent action, has approved the Merger. Interim, as the sole shareholder Sub, has (i) approved the Merger and (ii) resolved to recommend that the holders of Interim Common Stock approve this Agreement and the transactions contemplated hereby.

     6.8 SEC FILINGS; FINANCIAL STATEMENTS.

     (a) Interim has timely filed and made available to Norrell all SEC Documents required to be filed by Interim (the "Interim SEC Reports"). The Interim SEC Reports (i) at the time filed, complied in all material respects with the applicable requirements of the Securities Laws and other applicable Laws and (ii) did not, at the time they were filed (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Interim SEC Reports or necessary to make the statements in such Interim SEC Reports, in light of the circumstances under which they were made, not misleading. No Interim Subsidiary is required to file any SEC Documents.

     (b) Each of the Interim Financial Statements (including, in each case, any related notes) contained in the Interim SEC Reports, including any Interim SEC Reports filed after the date of this Agreement until the Effective Time, complied as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim statements, as permitted by Form 10-Q of the SEC), and fairly presented in all material respects the consolidated financial position of Interim and its Subsidiaries as at the respective dates and the consolidated results of operations and cash flows for the periods indicated, except that the unaudited

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interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount or effect.

     6.9 COMPLIANCE WITH LAWS. Each Interim Entity has in effect all Permits necessary for it to own, lease or operate its material Assets and to carry on its business as now conducted, except where the absence of which would not have an Interim Material Adverse Effect. Except as disclosed in Section 6.9 of the Interim Disclosure Memorandum, and except for such Defaults as are not reasonably likely to have, individually or in the aggregate, an Interim Material Adverse Effect, none of the Interim Entities: (a) is in Default under any of the provisions of its Articles of Incorporation or Bylaws (or other governing instruments), or (b) is in Default under any Laws, Orders, or Permits applicable to its business or employees conducting its business. Except as disclosed in
Section 6.9 of the Interim Disclosure Memorandum, since December 25, 1998, neither Interim nor any Interim Entity has received any notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (i) asserting that any Interim Entity is not in compliance with any of the Laws or Orders which such governmental authority or Regulatory Authority enforces, (ii) threatening to revoke any Permits, or (iii) requiring any Interim Entity to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment, or memorandum of understanding, or to adopt any Board resolution or similar undertaking, other than such of the foregoing as is not reasonably likely to have, individually or in the aggregate, an Interim Material Adverse Effect.

     6.10 ABSENCE OF UNDISCLOSED LIABILITIES.  Except as disclosed in Section
6.10 of the Interim Disclosure Memorandum, No Interim Entity has any Liabilities that are reasonably likely to have, individually or in the aggregate, an Interim Material Adverse Effect, except Liabilities which are accrued or reserved against in the consolidated balance sheet of Interim as of December 25, 1998, which balance sheet was disclosed in the Interim SEC Reports filed prior to the date hereof, or incurred since December 25, 1998 consistent with the next sentence. No Interim Entity has incurred or paid any Liability since December 25, 1998, except for such Liabilities incurred or paid (i) in the ordinary course of business consistent with past business practice and which are not reasonably likely to have, individually or in the aggregate, an Interim Material Adverse Effect or (ii) in connection with the transactions contemplated by this Agreement.

     6.11 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since December 25, 1998, except as disclosed in the Interim Financial Statements delivered prior to the date of this Agreement, (i) there have been no events, changes, or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, an Interim Material Adverse Effect, and (ii) the Interim Entities have not taken any action, or failed to take any action, which action or failure would represent or result in a material breach or violation of any of the covenants and agreements of Interim contained herein.

     6.12 MATERIAL CONTRACTS. With respect to each Material Interim Contract, as defined herein, and except as disclosed in Section 6.12 of the Interim Disclosure Memorandum: (i) the Material Interim Contract is in full force and effect; (ii) no Interim Entity is in Default thereunder; (iii) no Interim Entity has repudiated or waived any material provision of any such Material Interim Contract; and (iv) no other party to any such Material Interim Contract is, to the Knowledge of Interim, in Default in any respect or has repudiated or waived any material provision thereunder. As used herein, "Material Interim Contract" includes (a) any contract filed by Interim with the SEC and (b) any other contract to which Interim, or any Interim Entity, is a party and which involves an amount is excess of $5,000,000.

     6.13 OPINION OF FINANCIAL ADVISOR. Interim has received the opinion of NationsBanc Montgomery Securities LLC, dated March 24, 1999, to the effect that the Merger Consideration to be paid to Norrell's shareholders upon the consummation of the Merger is fair, from a financial point of view, to Interim.

                                   ARTICLE 7
                    CONDUCT OF BUSINESS PENDING CONSUMMATION

     7.1 AFFIRMATIVE COVENANTS OF NORRELL. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of Interim has been obtained, and

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except as otherwise expressly contemplated herein, Norrell will and will cause each of its Subsidiaries to (a) operate its business only in the usual, regular, and ordinary course, consistent with past practices, (b) use commercially reasonable efforts to preserve intact its business organization and Assets and maintain its rights and franchises, and (c) take no action which would (i) adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the last sentences of Section 9.1(c) or 9.1(d), or (ii) materially adversely affect the ability of any Party to perform its covenants and agreements under this Agreement.

     7.2 NEGATIVE COVENANTS OF NORRELL. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of Interim has been obtained, and except as otherwise expressly contemplated herein, Norrell covenants and agrees that it will not do or agree or commit to do, or permit any of its Subsidiaries to do or agree or commit to do, any of the following:

          (a) amend the Articles of Incorporation, Bylaws or other governing instruments of any Norrell Entity, except for the Articles of Correction of the Amended and Restated Articles of Incorporation of Norrell, to be filed on March 25, 1999, or as soon as practicable thereafter;

          (b) incur any additional debt obligation or other obligation for borrowed money, other than indebtedness of a Norrell Entity to another Norrell Entity, borrowings made in the ordinary course of business and consistent with past practices under the credit facilities of Norrell as existing on the date of this Agreement, or except in the ordinary course of the business of Norrell Entities consistent with past practices, or impose, or suffer the imposition, on any Asset of any Norrell Entity, of any Lien or permit any such Lien to exist;

          (c) repurchase, redeem, or otherwise acquire or exchange (other than exchanges in the ordinary course under employee benefit plans), directly or indirectly, any shares, or any securities convertible into any shares, of the capital stock of any Norrell Entity, or, after the date hereof, declare or pay any dividend or make any other distribution in respect of Norrell's capital stock, other than the Declared Dividend;

          (d) except for this Agreement, or pursuant to the exercise of stock options outstanding as of the date hereof and pursuant to the terms thereof in existence on the date hereof, or as disclosed in Section 7.2(d) of the Norrell Disclosure Memorandum, issue, sell, pledge, encumber, authorize the issuance of, enter into any Contract to issue, sell, pledge, encumber, or authorize the issuance of, or otherwise permit to become outstanding, any additional shares of Norrell Common Stock or any other capital stock of any Norrell Entity, or any stock appreciation rights, or any option, warrant, or other Equity Right;

          (e) adjust, split, dividend, combine, reclassify or recapitalize any capital stock of any Norrell Entity or issue or authorize the issuance of any other securities in respect of or in substitution for shares of Norrell Common Stock, or sell, lease, mortgage or otherwise dispose of or otherwise encumber
(x) any shares of capital stock of any Norrell Subsidiary (unless any such shares of stock are sold or otherwise transferred to another Norrell Entity) or
(y) any Asset other than in the ordinary course of business consistent with past practice;

          (f) except for purchases of U.S. Treasury securities or U.S. Government agency securities, which in either case have maturities of three years or less, purchase any securities or, except for commitments outstanding prior to the date hereof, make any investment, either by purchase of stock or securities, contributions to capital, Asset transfers, or purchase of any Assets, in any Person other than an existing wholly owned Norrell Subsidiary, or otherwise acquire direct or indirect control over any Person, other than in connection with (i) foreclosures in the ordinary course of business, or (ii) the creation of new wholly owned Subsidiaries organized to conduct or continue activities otherwise permitted by this Agreement;

          (g) grant any increase in compensation or benefits to the employees or officers of any Norrell Entity, except in accordance with past practice or as required by Law; pay any severance or termination pay or any bonus other than pursuant to written policies or written Contracts in effect on the date of this Agreement and disclosed in Section 7.2(g) of the Norrell Disclosure Memorandum; enter into or amend

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
any severance agreements or change in control agreements with officers or employees of any Norrell Entity; or grant any increase in fees or other increases in compensation or other benefits to directors of any Norrell Entity; or voluntarily accelerate the vesting of any stock options or other stock based compensation or employee benefits or other Equity Rights;

     (h) except for Contracts entered into in the ordinary course of business consistent with past practices, enter into or amend any employment Contract between any Norrell Entity and any Person (unless such amendment is required by Law) that the Norrell Entity does not have the unconditional right to terminate upon not more than thirty (30) days written notice without Liability (other than Liability for services already rendered or for severances permitted by Section 7.2(g) herein), at any time on or after the Effective Time;

     (i) adopt any new employee benefit plan of any Norrell Entity or terminate or withdraw from, or make any material change in or to, any existing employee benefit plans of any Norrell Entity other than any such change that is required by Law or that, in the opinion of counsel, is necessary or advisable to maintain the tax qualified status of any such plan, or make any distributions from such employee benefit plans, except as required by Law, the terms of such plans or consistent with past practice;

     (j) make any significant change in any tax or accounting methods or systems of internal accounting controls, except as may be appropriate to conform to changes in tax Laws or regulatory accounting requirements or GAAP;

     (k) commence any Litigation or settle any Litigation involving any Liability of any Norrell Entity for money damages exceeding $250,000 or material restrictions upon the operations of any Norrell Entity;

     (l) except as disclosed in Section 7.2(l) of the Norrell Disclosure Memorandum, enter into, modify, amend or terminate any material Contract or waive, release, compromise or assign any material rights or claims, which action would result in a Norrell Material Adverse Effect; or

     (m) elect or appoint any new officer or director of any Norrell Entity other than in the ordinary course of business.

     7.3 AFFIRMATIVE COVENANTS OF INTERIM. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of Norrell has been obtained, and except as otherwise expressly contemplated herein, Interim covenants and agrees that it will take no action which would (i) materially adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the last sentences of Section 9.1(c) or 9.1(d), or (ii) materially adversely affect the ability of any Party to perform its covenants and agreements under this Agreement. Interim further covenants and agrees that it will not, without the prior written consent of Norrell, amend the Certificate of Incorporation or Bylaws of Interim, in each case, in any manner adverse to the holders of Norrell Common Stock as compared to the rights of the holders of Interim Common Stock generally as of the date of this Agreement.

     7.4 NEGATIVE COVENANTS OF INTERIM. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of Norrell has been obtained, and except as otherwise expressly contemplated herein, Interim covenants and agrees that it shall, and shall cause the Interim Entities to, carry on their respective businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, except where the failure to so act would not materially adversely affect Interim's ability to perform its obligations hereunder, and that Interim will not do or commit to do, or permit any of its Subsidiaries to do or commit to do, any of the following:

     (a) amend the Certificate of Incorporation, Bylaws or other governing instruments of Interim so as to create any difference between the rights, preferences and benefits of the Interim Common Stock and the rights, preferences and benefits of that class of securities of Interim having unlimited voting rights and the right to receive the net assets of Interim upon dissolution;

     (b) declare or pay any dividend or make any other distribution in respect of Interim's capital stock, other than an issuance of rights under the Rights Agreement between Interim and Boatmen's Trust

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
Company dated March 17, 1994, as amended through the date hereof, and as may be amended and dividends payable solely in Interim Common Stock; or

     (c) enter into, modify, amend or terminate any material Contract or waive, release, compromise or assign any material rights or claims, which action would result in an Interim Material Adverse Effect; or

     (d) cause or permit the shares of Interim Common Stock to not be listed for trading on the NYSE.

Notwithstanding anything herein to the contrary, nothing contained in this Agreement shall prohibit Interim from entering into acquisition transactions and consummating such transactions or engaging in debt and/or equity transactions, on an arm's length basis, provided, however, that prior to the Effective Time, without the prior written consent of Norrell, Interim shall not consummate or enter into any of the foregoing if such transaction would materially and adversely affect Interim's ability to consummate the transactions contemplated by this Agreement.

     7.5 ADVERSE CHANGES IN CONDITION. Norrell agrees to give written notice promptly to Interim upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of its Subsidiaries which (i) is reasonably likely to have, individually or in the aggregate, a Norrell Material Adverse Effect, or (ii) would cause or constitute a material breach of any of its representations, warranties, or covenants contained herein, and to use its reasonable efforts to prevent or promptly to remedy the same. Interim agrees to give written notice promptly to Norrell upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of its Subsidiaries which (i) is reasonably likely to have, individually or in the aggregate, an Interim Material Adverse Effect, or (ii) would cause or constitute a material breach of any of its representations, warranties, or covenants contained herein, and to use its reasonable efforts to prevent or promptly to remedy the same. The giving of notice pursuant to this Section 7.5 by either party shall not be deemed a waiver by the receiving Party of any representation, warranty or covenant contained herein.

     7.6 REPORTS. Each Party and its Subsidiaries will file all reports required to be filed by it with Regulatory Authorities between the date of this Agreement and the Effective Time and will deliver to the other Party copies of all such reports promptly after the same are filed. If financial statements are contained in any such reports filed with the SEC, such financial statements will fairly present the consolidated financial position of the entity filing such statements as of the dates indicated and the consolidated results of operations, changes in shareholders' equity, and cash flows for the periods then ended in accordance with GAAP (subject in the case of interim financial statements to normal recurring year-end adjustments that are not material). As of their respective dates, such reports filed with the SEC will comply in all material respects with the Securities Laws and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Any financial statements contained in any other reports to another Regulatory Authority will be prepared in accordance with Laws applicable to such reports.

                                   ARTICLE 8
                             ADDITIONAL AGREEMENTS

     8.1 APPLICATIONS; ANTITRUST NOTIFICATION. Interim and Norrell will promptly prepare and file applications with all Regulatory Authorities having jurisdiction over the transactions contemplated by this Agreement seeking the requisite Consents necessary to consummate the transactions contemplated by this Agreement. To the extent required by the HSR Act, each of the Parties will within fourteen (14) business days of the date hereof file with the United States Federal Trade Commission and the United States Department of Justice the notification and report form required for the transactions contemplated hereby and any supplemental or additional information which may reasonably be requested in connection therewith pursuant to the HSR Act and will comply in all material respects with the requirements of the HSR Act. The Parties will deliver to each other copies of all filings, correspondence and orders to and from all Regulatory Authorities in connection with the transactions contemplated hereby. Without limiting the foregoing, in the event that either the Federal Trade Commission or the Antitrust Division of the United States Department of Justice should issue a request for Additional Information or Documentary Material under 17 C.F.R. sec.803.20 (a "Second Request"), then

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

Norrell and Interim each agree to use their reasonable best efforts to respond fully to such Second Request as soon as reasonably practical, but in no event longer than twenty (20) days after its receipt and will promptly make any further filings or information submissions and make any employee available for interview or testimony pursuant to the foregoing (both before and after any Second Request) that may be necessary, proper or advisable.

     8.2 FILINGS WITH STATE OFFICES. Upon the terms and subject to the conditions of this Agreement, Norrell will execute and file the Articles of Merger with the Secretary of State of the State of Georgia and Sub will execute and file the Certificate of Merger with the Secretary of State of the State of Delaware in connection with the Closing.

     8.3 PUBLIC HEALTH COUNCIL. Without limiting Sections 8.1 or 8.2 above, Interim will take all necessary actions to promptly prepare and file a timely application, in complete and proper form, with the New York Public Health Council ("PHC") for approval of the transactions contemplated by this Agreement. Interim shall further take all actions necessary to further said application, including, without limitation, promptly and fully responding to all documentation requests by the PHC, and complying with all other requests from the PHC in connection with such application

     8.4 AGREEMENT AS TO EFFORTS TO CONSUMMATE. Subject to the terms and conditions of this Agreement, each Party agrees to use its reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable under applicable Laws to consummate and make effective, as soon as reasonably practicable after the date of this Agreement, the transactions contemplated by this Agreement, including using its reasonable efforts to lift or rescind any Order adversely affecting its ability to consummate the transactions contemplated herein and to cause to be satisfied the conditions referred to in Article 9; provided, that nothing herein will preclude either Party from exercising its rights under this Agreement. Each Party will use, and will cause each of its Subsidiaries to use, its reasonable efforts to obtain all Consents necessary or desirable for the consummation of the transactions contemplated by this Agreement.

     8.5 CONFIDENTIALITY.

     (a) Each Party will, and will cause its advisers and agents to, maintain the confidentiality of all confidential information furnished to it by the other Party concerning its and its Subsidiaries' businesses, operations, and financial positions and will not use such information for any purpose except in furtherance of the transactions contemplated by this Agreement. If this Agreement is terminated prior to the Effective Time, each Party will promptly return or certify the destruction of all documents and copies thereof, and all work papers containing confidential information received from the other Party.

     (b) Each Party agrees to give the other Party notice as soon as practicable after any determination by it of any fact or occurrence relating to the other Party which it has discovered through the course of its investigation and which represents, or is reasonably likely to represent, either a material breach of any representation, warranty, covenant or agreement of the other Party or which has had or is reasonably likely to have a Norrell Material Adverse Effect or a Interim Material Adverse Effect, as applicable.

     This Section 8.5 shall not apply to confidential information as to which:

          (i) written consent is obtained from the other Party permitting disclosure or use of the specific confidential information for the purpose(s) requested;

          (ii) the specific confidential information is or generally becomes available to the public other than as a result of disclosure by the disclosing Party or, the availability of any such confidential information under the freedom of information laws of any state in the United States or utilization of any such confidential information in response to a request for proposal, shall, in either event, be deemed to be generally available to the public;

          (iii) the disclosing Party was in the possession of the disclosing Party prior to the commencement of negotiations leading to this Agreement;

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
          (iv) the specific confidential information is hereafter disclosed to the disclosing Party by a third party having no obligation of confidentiality with regard to this information, to the knowledge of the disclosing party; or

          (v) the specific confidential information is independently generated through the disclosing Party's own research without any material use of the disclosure by the other Party.

     If this Agreement is terminated, each Party shall immediately return to the other any and all confidential information which was furnished to it hereunder and all materials prepared by each Party in connection with the use of such confidential information, shall be destroyed, without retaining any copy(ies) thereof, and shall so certify in a letter delivered to the other Party.

     8.6 PRESS RELEASES. Prior to the Effective Time, Norrell and Interim will consult with each other as to the form and substance of any press release or other public disclosure materially related to this Agreement or any other transaction contemplated hereby, and neither party will issue any such press release or make any other public disclosure without the consent of the other party, which consent will not be unreasonably withheld; provided, that nothing in this Section 8.6 will be deemed to prohibit any Party from making any disclosure which its counsel deems necessary or advisable to satisfy such Party's disclosure obligations imposed by Law or any Regulatory Authority.

     8.7 NO SOLICITATION BY NORRELL.

     (a) For purposes of this Agreement, "Acquisition Proposal" means any inquiry or proposal (as such proposal may be amended, modified or supplemented from time to time) with respect to a merger, consolidation, share exchange or similar transaction involving Norrell or any Norrell Entity, or any purchase of all or any significant portion of the assets of Norrell or any Norrell Entity, or any equity interest in Norrell or any Norrell Entity, other than the transactions contemplated hereby or any other similar transaction with Interim or any of its Affiliates. For purposes of this Agreement, "Superior Proposal" means any proposal (i) made by a third party to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction, for consideration consisting of cash and/or securities, more than 50% of the combined voting power of the shares of Norrell Common Stock then outstanding or all or substantially all the assets of Norrell, (ii) which the Board of Directors of Norrell determines in its good faith judgment (after consultation with its financial advisor) that such proposal, if accepted, is reasonably likely to be consummated, taking into account all legal, financial and regulatory aspects of the proposal and the Person making the proposal and
(iii) which would, if consummated, result in a more favorable transaction than the transaction contemplated by this Agreement, taking into account, to the extent relevant, the long-term prospects and interests of Norrell and its shareholders.

     (b) Except as permitted in Section 8.7(c) hereof, Norrell will not, and will not authorize or permit any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it to, directly or indirectly, (i) solicit, initiate or encourage (including by way of furnishing non-public information), or take any other action to facilitate, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal or (ii) participate in any discussions or negotiations regarding an Acquisition Proposal. Notwithstanding the aforementioned, in the event any of Norrell's executive officers or directors receive an Acquisition Proposal, Norrell shall promptly notify Interim of the relevant terms of such Acquisition Proposal, and provide Interim a copy of any written Acquisition Proposal.

     (c) If, at any time, the Board of Directors of Norrell determines in good faith, after consultation with and upon the advice of outside counsel, that failure to take the actions described in Section 8.7(b) hereof would be reasonably likely to constitute a breach of its fiduciary duties to Norrell's shareholders under applicable law, then Norrell, in response to an Acquisition Proposal that (i) was unsolicited or that resulted from solicitation undertaken by Norrell prior to the date hereof or that did not otherwise result from a breach of this Section 8.7 and (ii) is reasonably likely to lead to a Superior Proposal, may (i) furnish non-public information with

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

respect to Norrell to the person who made such Acquisition Proposal pursuant to a customary confidentiality agreement and (ii) participate in negotiations regarding such Acquisition Proposal.

     (d) Unless, the Board of Directors of Norrell has determined in good faith, after consultation with and upon the advice of outside counsel, that failure to do so would be reasonably likely to constitute a breach of its fiduciary duties to Norrell's shareholders under applicable law, the Board of Directors of Norrell will not (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Interim, its approval or recommendation of this Agreement or the Merger unless there is a Superior Proposal outstanding, (ii) approve or recommend, or propose to approve or recommend, an Acquisition Proposal that is not a Superior Proposal or (iii) cause Norrell to enter into any letter of intent, agreement in principle, acquisition agreement or other agreement with respect to an Acquisition Proposal that is not a Superior Proposal.

     (e) Nothing contained in this Section 8.7 will prohibit Norrell from at any time taking and disclosing to its shareholders a position contemplated by Rule 14e-2(a) promulgated under the 1934 Act; provided, however, that neither Norrell nor its Board of Directors will, except as permitted by Section 8.7(d) hereof, propose to approve or recommend, an Acquisition Proposal.

     (f) Any determination as to whether an Acquisition Proposal constitutes or is likely to result in a Superior Proposal shall be made by the Special Committee of the Board of Directors of Norrell appointed on or about December 29, 1999.

     8.8 EMPLOYEE BENEFITS AND CONTRACTS. Following the Effective Time, Interim will provide employee benefits under employee benefit and welfare plans to officers and employees of the Norrell Entities who become employees of the Surviving Corporation or its Subsidiaries on terms and conditions which, when taken as a whole with any benefits being provided by Norrell, are substantially similar to those currently provided by the Interim Entities to their similarly situated officers and employees. For purposes of participation, vesting and benefit accrual under Interim's employee benefit plans, the service of the employees of the Norrell Entities prior to the Effective Time will be treated as service with an Interim Entity participating in such employee benefit plans. All co-payments and deductibles paid by any participant during this contract year with respect to any health or other employee benefit plans will be credited for similar purposes under the comparable Interim benefit plan. Interim also will cause the Surviving Corporation and its Subsidiaries to honor in accordance with their terms all employment, severance, consulting and other compensation Contracts disclosed in Section 8.8 of the Norrell Disclosure Memorandum between any Norrell Entity and any current or former director, officer, or employee thereof, and all provisions for vested benefits or other vested amounts earned or accrued through the Effective Time under any employee benefit plans maintained by Norrell.

     8.9 INDEMNIFICATION.

     (a) The Surviving Corporation will, to the fullest extent permitted by applicable law, indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, an officer or director of Norrell or any of its Subsidiaries (each an "Indemnified Party" and collectively, the "Indemnified Parties") against all Indemnified Liabilities arising out of actions or omissions occurring prior to the Effective Time (and whether asserted or claimed prior to, at or after the Effective Time) that are, in whole or in part, based on or arise out of the fact that such person is or was a director or officer of Norrell or one of its Subsidiaries, or is or was serving at the request of Norrell or one of its Subsidiaries as an officer or director of another entity; provided, however, the Surviving Corporation shall not be obligated to indemnify any such person under this Section 8.9(a) to a greater extent than such person is entitled to be indemnified under the Articles of Incorporation or Bylaws of Norrell or under any indemnification agreement in effect between such person and Norrell at the Effective Time. The Surviving Corporation will pay the reasonable fees and expenses of counsel selected by the Indemnified Parties, which counsel will be reasonably satisfactory to Interim and the Surviving Corporation, promptly after statements therefor are received, and otherwise advance to such Indemnified Party upon request reimbursement of documented expenses reasonably incurred, in either case to the extent not prohibited by the GBCC, and any determination required to be made with respect to whether an Indemnified Party's conduct complies with the standards set forth under the GBCC or the Articles of Incorporation or Bylaws of Norrell or any indemnification agreement between such person and Norrell will be made by independent counsel mutually acceptable to Interim and the

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Indemnified Party; provided, however, that the Surviving Corporation will not be liable for any settlement effected without its written consent (which consent will not be unreasonably withheld), and provided, further that this indemnity will be secondary to any existing insurance policies providing such indemnity. The Indemnified Parties as a group may retain only one law firm with respect to each related matter except to the extent there is, in the opinion of counsel to an Indemnified Party, under applicable standards of professional conduct, a conflict on any significant issue between positions of such Indemnified Party and any other Indemnified Party or Indemnified Parties.

     (b) The Surviving Corporation agrees to indemnify, defend and hold harmless each person who is a director of Norrell against all Indemnified Liabilities, including the documented expenses reasonably incurred by such person in connection with any pending, threatened or contemplated claim, action, suit or proceeding, whether civil, criminal, administrative or investigative, to which the person is, or is threatened to be made, a party based upon, arising out of or pertaining to the approval of this Agreement and the transactions contemplated hereby.

     (c) Interim agrees to guarantee unconditionally the performance of the Surviving Corporation's obligations pursuant to Sections 8.9(a) and 8.9(b).

     (d) For a period of five (5) years after the Effective Time, the Surviving Corporation will cause to be maintained in effect policies of directors and officers' liability insurance maintained by Norrell for the benefit of those persons who are currently covered by such policies on terms not materially less favorable than the terms of such current insurance coverage; provided, however, that the Surviving Corporation will not be required to expend in any year an amount in excess of 125% of the annual aggregate premiums currently paid by Norrell for such insurance; and provided, further, that if the annual premiums of such insurance coverage exceed such amount, the Surviving Corporation will be obligated to obtain a policy with the best coverage available, in the reasonable judgment of the Board of Directors of Interim, for a cost not exceeding such amount.

     (e) If Interim, the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person or entity and will not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all of substantially all of its properties and assets to any person or entity, then and in either such case, proper provisions will be made so that the successors and assigns of Interim will assume the obligations set forth in this Section 8.9.

     (f) To the fullest extent permitted by law, from and after the Effective Time, all rights to indemnification as of the date hereof in favor of the employees, agents, directors and officers of Norrell and its Subsidiaries with respect to their activities as such prior to the Effective Time, as provided in their respective Articles of Incorporation and Bylaws in effect on the date thereof, or otherwise in effect on the date hereof, will survive the Merger and will continue in full force and effect for a period of not less than five (5) years from the Effective Time.

     (g) The provisions of this Section 8.9 are intended to be for the benefit of, and will be enforceable by, each Indemnified Party, his or her heirs and his or her Representative.

     8.10 REGISTRATION STATEMENT; PROXY STATEMENT.

     (a) As soon as possible after the execution of this Agreement, Norrell and Interim shall prepare and file with the SEC the Registration Statement, including therein the Proxy Statement to be sent to the shareholders to each of Norrell and Interim and prospectus, in connection with the registration under the 1933 Act of the shares of Interim Common Stock to be issued to the holders of Norrell Common Stock pursuant to the Merger. Norrell and Interim each shall use all reasonable efforts to cause the Registration Statement to become effective as promptly as practicable, and, prior to the effective date of the Registration Statement, Interim shall take all or any action required under any applicable federal or state securities laws in connection with the issuance of shares of Interim Common Stock pursuant to the Merger. As promptly as practicable after the Registration Statement shall have become effective, Norrell and Interim shall each mail the Proxy Statement to its respective shareholders. The Proxy Statement shall include the recommendation of the Board

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of Directors of Norrell and the recommendation of the Board of Directors of
Interim in favor of the Merger unless the Board of Directors of Norrell withdraws such recommendation as permitted by Section 8.7 hereof.

     No amendment or supplement to the Proxy Statement or the Registration Statement will be made by Norrell or Interim without the approval of the other party, which shall not be unreasonably withheld. Norrell or Interim each will advise the other, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Interim Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Proxy Statement or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information.

     (b) Norrell, Interim and Sub each hereby (i) consents to the use of its name and, on behalf of its subsidiaries and affiliates, the names of such subsidiaries and affiliates, and to the inclusion of financial statements and business information relating to such party and its subsidiaries and affiliates (in each case, to the extent required by applicable securities laws), in the Registration Statement and the Proxy Statement, (ii) agrees to use all reasonable efforts to obtain the written consent of any person or entity retained by it which may be required to be named (as an expert or otherwise) in the Registration Statement or the Proxy Statement, and (iii) agrees to cooperate fully, and agrees to use all reasonable efforts to cause its subsidiaries and affiliates to cooperate fully, with any legal counsel, investment banker, accountant or other agent or representative retained by any of the parties specified in clause (i) above in connection with the preparation of any and all information required, as determined after consultation with each party's counsel, to be disclosed by applicable securities laws in the Registration Statement or the Proxy Statement.

     8.11 NORRELL SHAREHOLDERS' MEETING. Norrell shall call the Norrell Shareholders' Meeting, to be held as soon as reasonably practicable, for the purpose of approving this Agreement and the transactions contemplated thereby and such other related matters as it deems appropriate.

     8.12 INTERIM SHAREHOLDERS' MEETING. Interim shall call the Interim Shareholders' Meeting, to be held as soon as reasonably practicable, for the purpose of approving this Agreement and the transactions contemplated hereby and such other related matters as it deems appropriate.

     8.13 EXCHANGE LISTING. Interim shall use its reasonable efforts to list, prior to the Effective Time, on the NYSE, subject to official notice of issuance, the shares of Interim Common Stock to be issued to the holders of Norrell Common Stock pursuant to the Merger, and Interim shall give all notices and make all filings with the NYSE required in connection with the transactions contemplated herein.

     8.14 ACCESS TO INFORMATION. From the date hereof until the earlier of (i) the termination of this Agreement and (ii) the Effective Time, Norrell and Interim will each provide to the other, during normal business hours and upon reasonable notice, access to all information and documents which the other may reasonably request regarding the business, assets, liabilities, employees and other aspects of the other party, other than information and documents that in the opinion of such other party's counsel may not be disclosed under applicable Law.

     8.15 ACCOUNTING AND TAX TREATMENT. Each Party undertakes and agrees to use its reasonable best efforts to cause the Merger to qualify, and to take no action which would cause the Merger not to qualify for treatment as a "reorganization" within the meaning of Section 368(a) of the Code for federal income tax purposes. No Party has any knowledge of any fact or circumstance that would be reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code. Each Party acknowledges and agrees that it will report this transaction to its respective stockholders and to the Internal Revenue Service as a reorganization within the meaning of Section 368(a) of the Code.

     8.16 INTERIM'S ACCOUNTANT'S LETTERS. Interim undertakes and agrees to use its reasonable best efforts to insure that Norrell shall have received from Deloitte & Touche LLP letters dated (i) the date of the Proxy Statement and (ii) the Effective Time, with respect to certain financial information regarding Interim, in form and substance reasonably satisfactory to Norrell, which letters shall be based upon customary specified

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procedures undertaken by such firm, containing statements and information of the type ordinarily included in accountant's "comfort letters."

     8.17 NORRELL'S ACCOUNTANT'S LETTERS. Norrell undertakes and agrees to use its reasonable best efforts to insure that Interim shall have received from Arthur Andersen LLP letters dated (i) the date of the Proxy Statement and (ii) the Effective Time, with respect to certain financial information regarding Norrell, in form and substance reasonably satisfactory to Interim, which letters shall be based upon customary specified procedures undertaken by such firm, containing statements and information of the type ordinarily included in accountant's "comfort letters."

     8.18 DIRECTOR SEAT. Following the Effective Time, the Board of Directors of Interim shall take the required action to appoint Guy W. Millner, or his nominee, to the Board of Directors of Interim. Such individual shall be classified as a Class II Director, as set forth in the Certificate of Incorporation and Bylaws of Interim, and whose initial term will expire at the 2001 Annual Meeting of Shareholders of Interim.

     8.19 TAX OPINIONS. Interim undertakes and agrees to use its reasonable best efforts to insure that Baker & McKenzie delivers the opinion referred to in
Section 9.2(e). Norrell undertakes and agrees to use its reasonable best efforts to insure that Alston & Bird LLP delivers the opinion referred to in Section 9.3(e).

                                   ARTICLE 9
               CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE

     9.1 CONDITIONS TO OBLIGATIONS OF EACH PARTY. The respective obligations of each Party to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by both Parties pursuant to Section 11.6:

          (a) NORRELL SHAREHOLDER APPROVAL. The shareholders of Norrell will have approved this Agreement and the transactions contemplated hereby, as and to the extent required by Law, by the provisions of the Articles of Incorporation and Bylaws of Norrell, or by the rules of the NYSE.

          (b) INTERIM SHAREHOLDER APPROVAL. The shareholders of Interim will have approved this Agreement and the transactions contemplated hereby, as and to the extent required by Law, by the provisions of the Certificate of Incorporation and Bylaws of Interim, or by the rules of the NYSE.

          (c) REGULATORY APPROVALS. All Consents of, filings and registrations with, and notifications to, all Regulatory Authorities (other than such Consents as may be required from the PHC) required for consummation of the Merger will have been obtained or made and will be in full force and effect and all waiting periods required by Law will have expired. No Consent obtained from any Regulatory Authority which is necessary to consummate the transactions contemplated hereby will be conditioned or restricted in a manner which in the reasonable judgment of the Board of Directors of Interim would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement that, had such condition or requirement been known, such Party would not, in its reasonable judgment, have entered into this Agreement.

          (d) CONSENTS AND APPROVALS. Each Party will have obtained any and all Consents (other than such Consents as may be required from the PHC) required for consummation of the Merger (other than those referred to in Section 9.1(c)) or for the preventing of any Default under any Contract or Permit of such Party which, if not obtained or made, is reasonably likely to have, individually or in the aggregate, a Norrell Material Adverse Effect or an Interim Material Adverse Effect, as applicable. No Consent so obtained which is necessary to consummate the transactions contemplated hereby will be conditioned or restricted in a manner which in the reasonable judgment of the Board of Directors of Interim would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement that, had such condition or requirement been known, such Party would not, in its reasonable judgment, have entered into this Agreement.

          (e) LEGAL PROCEEDINGS. No court or governmental or regulatory authority of competent jurisdiction will have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary,

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preliminary or permanent) or taken any other action which prohibits, restricts or makes illegal consummation of the transactions contemplated by this Agreement.

          (f) INJUNCTIONS; RESTRAINTS. No court or governmental or regulatory authority of competent jurisdiction will have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) or taken any other action which prohibits, restricts or makes illegal consummation of the transactions contemplated by this Agreement.

          (g) REGISTRATION STATEMENT. The Registration Statement shall be effective under the 1933 Act, no stop orders suspending the effectiveness of the Registration Statement shall have been issued, no action, suit, proceeding or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing, and all necessary approvals under state securities Laws or the 1933 Act or 1934 Act relating to the issuance or trading of the shares of Interim Common Stock issuable pursuant to the Merger shall have been received.

          (h) EXCHANGE LISTING. The shares of Interim Common Stock issuable pursuant to the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance.

     9.2 CONDITIONS TO OBLIGATIONS OF INTERIM. The obligations of Interim to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by Interim pursuant to Section 11.6(a):

          (a) REPRESENTATIONS. The representations of Norrell set forth in this Agreement (other than the representations set forth in Section 5.3) will be true and correct at the Effective Time as though all such representations had been made at the Effective Time (provided that representations which are confined to a specified date will speak only as of such date). The representations of Norrell set forth in Section 5.3 will be true and correct at the Effective Time (except for changes permitted under Section 7.2(d) hereof and inadvertent and de minimis errors in the number of shares outstanding or the number of shares subject to Equity Rights).

          (b) PERFORMANCE OF AGREEMENTS AND COVENANTS. Each and all of the agreements and covenants of Norrell to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time will have been duly performed and complied with in all material respects.

          (c) CERTIFICATES. Norrell will have delivered to Interim (i) a certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions set forth in Section 9.1 as relates to Norrell and in Section 9.2(a) and 9.2(b) have been satisfied, and (ii) certified copies of resolutions duly adopted by Norrell's Board of Directors and shareholders evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as Interim and its counsel will request.

          (d) FAIRNESS OPINION. At the Effective Time, NationsBanc Montgomery Securities LLC shall have reaffirmed in writing the opinion described in Section 6.13, as if such opinion was issued on such date.

          (e) TAX OPINION. Interim shall have received from Baker & McKenzie its opinion, in form and substance reasonably satisfactory to Interim, dated as of the Effective Time, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion:

             (i) the Merger of Norrell into Sub and the issuance of shares of Interim Common Stock in connection therewith, as described in this Agreement, will constitute a tax-free reorganization as defined in Section 368(a) of the Code.

             (ii) Each of Norrell, Interim and Sub will be considered a party to the reorganization.

             (iii) Except for the recognition of gain as required by Section 356(a) of the Code with respect to the receipt by shareholders of Norrell of cash either in lieu of the issuance of fractional shares of

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     Interim Common Stock or as a Cash Payment, no gain or loss will be recognized by shareholders of Norrell upon the exchange of Norrell Common Stock for Interim Common Stock as a result of the Merger.

             (iv) In general, cash received by holders of Norrell Common Stock in lieu of fractional shares or as a Cash Payment will be treated as amounts distributed in redemption of their shares and will be taxable under the provisions of Section 302 of the Code.

     9.3 CONDITIONS TO OBLIGATIONS OF NORRELL. The obligations of Norrell to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by Norrell pursuant to Section 11.6(b):

          (a) REPRESENTATIONS. The representations of Interim set forth in this Agreement will be true and correct at the Effective Time as though all such representations and warranties had been made at the Effective Time (provided that representations and warranties which are confined to a specified date will speak only as of such date).

          (b) PERFORMANCE OF AGREEMENTS AND COVENANTS. Each and all of the agreements and covenants of Interim to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time will have been duly performed and complied with in all material respects.

          (c) CERTIFICATES. Interim will have delivered to Norrell (i) a certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions set forth in Section 9.1 as relates to Interim and in Section 9.3(a) and 9.3(b) have been satisfied, and (ii) certified copies of resolutions duly adopted by Interim's Board of Directors and shareholders and Sub's Board of Directors and sole shareholder evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as Norrell and its counsel will request.

          (d) FAIRNESS OPINION. At the time of the mailing of the Proxy Statement to the Norrell Shareholders, Goldman Sachs & Co. shall have reaffirmed in writing the opinion described in Section 5.12 herein, as if such opinion was issued on such date, and such opinion shall not have been withdrawn prior to the Effective Time.

          (e) TAX OPINION. Norrell shall have received from Alston & Bird LLP its opinion, in form and substance reasonably satisfactory to Norrell, dated as of the Effective Time, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion:

             (i) the Merger of Norrell into Sub and the issuance of shares of Interim Common Stock in connection therewith, as described in this Agreement, will constitute a tax-free reorganization as defined in Section 368(a) of the Code.

             (ii) Each of Norrell, Interim and Sub will be considered a party to the reorganization.

             (iii) Except for the recognition of gain as required by Section 356(a) of the Code with respect to the receipt by shareholders of Norrell of cash either in lieu of the issuance of fractional shares of Interim Common Stock or as a Cash Payment, no gain or loss will be recognized by shareholders of Norrell upon the exchange of Norrell Common Stock for Interim Common Stock as a result of the Merger.

             (iv) In general, cash received by holders of Norrell Common Stock in lieu of fractional shares or as a Cash Payment will be treated as amounts distributed in redemption of their shares and will be taxable under the provisions of Section 302 of the Code.

     Notwithstanding the foregoing, in the event that Alston & Bird LLP fails for any reason to deliver the opinion referred to in this Section 9.3(e), then this condition may be satisfied by the delivery to Norrell of the opinion referred to in Section 9.2(e), which opinion shall expressly permit the reliance of Norrell thereon.

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                                   ARTICLE 10
                                  TERMINATION

     10.1 TERMINATION. This Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

          (a) By mutual consent of Interim and Norrell; or

          (b) By either Party (provided that the terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event of a material breach by the other Party of any representation or warranty contained in this Agreement which cannot be cured or has not been cured within 30 days after the giving of written notice to the breaching Party of such breach and which breach would be reasonably likely, in the opinion of the non-breaching Party, to have, individually or in the aggregate, a Norrell Material Adverse Effect or an Interim Material Adverse Effect, as applicable, on the breaching Party; or

          (c) By either Party (provided that the terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event of a material breach by the other Party of any covenant or agreement contained in this Agreement which cannot be cured or has not been cured within 30 days after the giving of written notice to the breaching Party of such breach and which breach would be reasonably likely, in the opinion of the non-breaching Party, to have, individually or in the aggregate, a Norrell Material Adverse Effect or a Interim Material Adverse Effect, as applicable, on the breaching Party; or

          (d) By either Party (provided that the terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event (i) any Consent of any Regulatory Authority required for consummation of the Merger will have been denied by final nonappealable action of such authority or if any action taken by such authority is not appealed within the time limit for appeal, (ii) the shareholders of Norrell fail to vote their approval of this Agreement and the transactions contemplated hereby at the Norrell Shareholders' Meeting where such matters were presented to such shareholders for approval and voted upon, except under the circumstances set forth in Section 10.1(h)(iii), or (iii) the shareholders of Interim fail to vote their approval of this Agreement and the transactions contemplated hereby at the Interim Shareholders' Meeting where such matters were presented to such shareholders for approval and voted upon;

          (e) By either Party in the event that the Merger will not have been consummated by September 30, 1999, if the failure to consummate the transactions contemplated hereby on or before such date is not caused by any breach of this Agreement by the Party electing to terminate pursuant to this Section 10.1(e); or

          (f) By either Party (provided that the terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event that any of the conditions precedent to the obligations of such Party to consummate the Merger cannot be satisfied or fulfilled by the date specified in Section 10.1(e); or

          (g) By Interim, in the event that the Board of Directors of Norrell withdraws or fails to reaffirm its approval of this Agreement and the transactions contemplated hereby (to the exclusion of any other Acquisition Proposal), or resolves not to reaffirm the Merger, or affirms, recommends or authorizes entering into any other Acquisition Proposal or other transaction involving a merger, share exchange, consolidation or transfer of substantially all of the Assets of Norrell;

          (h) By Norrell, in the event that either (i) the Board of Directors of Norrell withdraws or modifies its approval or recommendation of this Agreement and the transactions contemplated hereby while there is a Superior Proposal outstanding, (ii) Norrell enters into any letter of intent, agreement in principle, acquisition agreement or other agreement with respect to an Acquisition Proposal that is a Superior Proposal or with respect to which the Board of Directors Norrell has determined, in good faith after consultation with and upon the advice of outside counsel, that the failure to enter into such letter of

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intent, agreement in principle, acquisition agreement or other agreement would be reasonably likely to constitute a breach of its fiduciary duties to Norrell's shareholders under applicable law, or (iii) following the commencement, public proposal, public disclosure or communications of an Acquisition Proposal to Norrell (or the public disclosure or communication to Norrell of the willingness of any Person to make an Acquisition Proposal), the requisite approval of Norrell's shareholders for the Merger is not obtained at the Norrell Shareholders' Meeting; or

          (i) By either Party if the Base Period Trading Price is less than $12.00.

     10.2 EFFECT OF TERMINATION. In the event of the termination and abandonment of this Agreement pursuant to Section 10.1, this Agreement will become void and have no effect, except that (i) the provisions of this Section
10.2 and Section 8.5 and Article 11 will survive any such termination and abandonment, and (ii) a termination pursuant to Sections 10.1(b), 10.1(c) or 10.1(f) will not relieve the breaching Party from Liability for an uncured willful breach of a representation, warranty, covenant, or agreement giving rise to such termination.

     10.3 NON-SURVIVAL OF REPRESENTATIONS AND COVENANTS. The respective representations, warranties, obligations, covenants, and agreements of the Parties will not survive the Effective Time except this Section 10.3 and Articles 1, 2, 3, 4 and 11 and Sections 8.5, 8.8 and 8.9 shall survive the Effective Time and shall not be extinguished by the consummation of the Merger.

                                   ARTICLE 11
                                 MISCELLANEOUS

     11.1 DEFINITIONS.

     (a) Except as otherwise provided herein, the capitalized terms set forth below will have the following meanings:

          "1933 ACT" means the Securities Act of 1933, as amended.

          "1934 ACT" means the Securities Exchange Act of 1934, as amended.

          "AFFILIATE" of a Person means: (i) any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person; (ii) any officer, director, partner, employer, or direct or indirect beneficial owner of any 10% or greater equity or voting interest of such Person; or (iii) any other Person for which a Person described in clause (ii) acts in any such capacity.

          "AGREEMENT" means this Agreement and Plan of Merger.

          "ARTICLES OF MERGER" means the Articles of Merger to be executed by Norrell and filed with the Secretary of State of the State of Georgia relating to the Merger as contemplated by Section 1.1.

          "ASSETS" of a Person means all of the assets, properties, businesses and rights of such Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person's business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

          "BASE PERIOD TRADING PRICE" means the average of the daily closing sale prices for shares of Interim Common Stock for the twenty (20) consecutive full trading days on which such shares are actually traded on the NYSE ending at the close of trading on the second trading day immediately preceding the Effective Time.

          "CERTIFICATE OF MERGER" means the Certificate of Merger to be executed by Sub and filed with the Secretary of State of the State of Delaware relating to the Merger as contemplated by Section 1.1.

          "CODE" means the Internal Revenue Code of 1986, as amended.

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          "CONSENT" means any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by, or required notices of filings with, any Person pursuant to any Contract, Law, Order or Permit.

          "CONTRACT" means any written agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, obligation, plan, practice, restriction, understanding, or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock, Assets or business.

          "DGCL" means the General Corporation Law of the State of Delaware.

          "DEFAULT" means (i) any breach or violation of, default under, contravention of, or conflict with, any Contract, Law, Order, or Permit,
     (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of, default under, contravention of, or conflict with, any Contract, Law, Order, or Permit, or (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right of any Person to exercise any remedy or obtain any relief under, terminate or revoke, suspend, cancel, or modify or change the current terms of, or renegotiate, or to accelerate the maturity or performance of, or to increase or impose any Liability under, any Contract, Law, Order, or Permit, where, in any such event, such Default is reasonably likely to have, individually or in the aggregate, a Norrell Material Adverse Effect or a Interim Material Adverse Effect, as applicable.

          "EXPENSES" means all actual documented fees and expenses incurred or paid by or on behalf of Norrell or Interim, as applicable, in connection with the Merger or the consummation of any of the transactions contemplated by this Agreement, including all actual documented printing costs and reasonable fees and expenses of counsel, investment banking firms, accountants, experts and consultants to Norrell or Interim, as applicable.

          "EQUITY RIGHTS" means all arrangements, calls, commitments, Contracts, options, rights to subscribe to, scrip, understandings, warrants, or other binding obligations of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of a Person or by which a Person is or may be bound to issue additional shares of its capital stock or other Equity Rights.

          "EXCHANGE RATIO" means 0.9 to 1.0.

          "GAAP" means generally accepted accounting principles, consistently applied during the periods involved.

          "GBCC" means the Georgia Business Corporations Code.

          "HSR ACT" means Section 7A of the Clayton Act, as added by Title II of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

          "INDEMNIFIED LIABILITIES" means the obligation to pay a judgment, settlement, penalty, fine or reasonable expenses (including attorneys' fees and court costs) incurred with respect to any threatened, pending or contemplated claim, action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal.

          "INTERIM COMMON STOCK" means the $0.01 par value common stock of Interim.

          "INTERIM DISCLOSURE MEMORANDUM" means the written information entitled "Interim Disclosure Memorandum" delivered prior to the date of this Agreement to Norrell describing in reasonable detail the matters contained therein and, with respect to each disclosure made therein, specifically referencing each Section of this Agreement under which such disclosure is being made. Information disclosed with respect to one Section will be deemed disclosed for purposes of all other Sections whether or not such other sections are specifically referred to in such disclosure.

          "INTERIM ENTITIES" means, collectively, Interim and all Interim Subsidiaries, including Sub.

          "INTERIM FINANCIAL STATEMENTS" means (i) the consolidated statements of balance sheets (including related notes and schedules, if any) of Interim as of December 25, 1998, and as of December 26, 1997, and the related statements of income, changes in shareholders' equity, and cash flows (including related notes and schedules, if any) for the three fiscal years ended December 25, 1998, December 26, 1997 and December 27, 1996, as filed by Interim in SEC Documents, and (ii) the consolidated balance sheets of Interim (including related notes and schedules, if any) and related statements if income, changes in shareholders' equity, and cash flows (including related notes and schedules, if any) included in SEC Documents filed with respect to periods ended subsequent to December 25, 1998.

          "INTERIM MATERIAL ADVERSE EFFECT" means an event, change or occurrence (other than general economic conditions or conditions occurring or prevailing in the staffing industry generally) which, individually or together with any other event, change or occurrence, has or reasonably could be expected to have a material adverse impact on (i) the business, operations, properties, financial position or results of operations of Interim and its Subsidiaries, taken as a whole, or (ii) the ability of Interim to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement.

          "INTERIM SHAREHOLDERS' MEETING" means the meeting of the shareholders of Interim to be held pursuant to Section 8.12, including any adjournment or adjournments thereof.

          "INTERIM SUBSIDIARIES" mean the Subsidiaries of Interim, which will include the Interim Subsidiaries described in the Interim Disclosure Memorandum and any corporation or other organization acquired as a Subsidiary of Interim in the future and held as a Subsidiary by Interim at the Effective Time.

          "KNOWLEDGE" as used with respect to a Person (including references to such Person being aware of a particular matter) means those facts that are known or should reasonably have been known after inquiry to a commercially reasonable extent by the chairman, president, chief financial officer, chief accounting officer, chief operating officer, general counsel or any senior, executive or other corporate level vice president of such Person.

          "LAW" means any code, law (including common law), ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a Person or its Assets, Liabilities, or business, including those promulgated, interpreted or enforced by any Regulatory Authority.

          "LIABILITY" means any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

          "LIEN" means any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention or other security arrangement, or any adverse right or interest, charge, or claim of any nature whatsoever of, on, or with respect to any property or property interest, other than (i) Liens for current property Taxes not yet due and payable, (ii) Liens under existing Norrell credit agreements and (iii) Liens which do not materially impair the use of or title to the Assets subject to such Lien.

          "LITIGATION" means any action, arbitration, cause of action, claim, complaint, criminal prosecution, governmental or other examination or investigation, hearing, administrative or other proceeding relating to or affecting a Party, its business, its Assets (including Contracts related to it), or the transactions contemplated by this Agreement.

          "MATERIAL" AND "material" for purposes of this Agreement will be determined in light of the facts and circumstances of the matter in question; provided that any specific monetary amount stated in this Agreement will determine materiality in that instance.

          "MERGER CONSIDERATION" means the Cash Payment and/or the Merger
     Shares.

          "NORRELL COMMON STOCK" means the no par value common stock of Norrell.

          "NORRELL DISCLOSURE MEMORANDUM" means the written information entitled "Norrell Disclosure Memorandum" delivered prior to the date of this Agreement to Interim describing in reasonable detail the matters contained therein and, with respect to each disclosure made therein, specifically referencing each Section of this Agreement under which such disclosure is being made. Information disclosed with respect to one Section will be deemed disclosed for purposes of all other Sections whether or not such other sections are specifically referred to in such disclosure.

          "NORRELL ENTITIES" means, collectively, Norrell and all Norrell Subsidiaries.

          "NORRELL FINANCIAL STATEMENTS" means (i) the consolidated statements of balance sheets (including related notes and schedules, if any) of Norrell as of November 1, 1998, and as of November 2, 1997 , and the related statements of income, changes in shareholders' equity, and cash flows (including related notes and schedules, if any) for the three fiscal years ended November 1, 1998, November 2, 1997 and October 27, 1996, as filed by Norrell in SEC Documents, and (ii) the consolidated balance sheets of Norrell (including related notes and schedules, if any) and related statements of income, changes in shareholders' equity, and cash flows (including related notes and schedules, if any) included in SEC Documents filed with respect to periods ended subsequent to November 1, 1998.

          "NORRELL MATERIAL ADVERSE EFFECT" means an event, change or occurrence (other than general economic conditions or conditions occurring or prevailing in the staffing industry generally) which, individually or together with any other event, change or occurrence, has or reasonably could be expected to have a material adverse impact on (i) the business, operations, properties, financial position, or results of operations of Norrell and its Subsidiaries, taken as a whole, or (ii) the ability of Norrell to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement.

          "NORRELL SHAREHOLDERS' MEETING" means the meeting of the shareholders of Norrell to be held pursuant to Section 8.11, including any adjournment or adjournments thereof.

          "NORRELL STOCK PLANS" means the existing Employee Stock Purchase Plan and the stock option plans of Norrell designated as follows: 1991 Stock Option Plan, 1994 Stock Incentive Plan, Massey Investment Co. Agreement, Comtex Stock Option Plan and Non-Qualified Deferred Compensation Plan.

          "NORRELL SUBSIDIARIES" means the Subsidiaries of Norrell, which will include the Norrell Subsidiaries described in Section 5.4 of the Norrell Disclosure Memorandum and any corporation or other organization acquired as a Subsidiary of Norrell in the future and held as a Subsidiary by Norrell at the Effective Time.

          "NYSE" means the New York Stock Exchange, Inc.

          "ORDER" means any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling, or writ of any federal, state, local or foreign or other court, arbitrator, mediator, tribunal, administrative agency, or Regulatory Authority.

          "PARTY" means either Norrell or Interim or Sub, and "PARTIES" will mean Norrell, Interim and Sub collectively.

          "PERMIT" means any federal, state, local, and foreign governmental approval, authorization, certificate, easement, filing, franchise, license, notice, permit, or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets, or business.

          "PERSON" means a natural person or any legal, commercial or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, group acting in concert, or any person acting in a representative capacity.

          "PROXY STATEMENT" means the joint proxy statement used by Norrell to solicit the approval of its shareholders of this Agreement and the transactions contemplated hereby and by Interim to solicit the approval of its shareholders of this Agreement and the transactions contemplated hereby.

          "REGISTRATION STATEMENT" means the Registration Statement on Form S-4, or other appropriate form, including any pre-effective or post-effective amendments or supplements thereto, filed with the SEC by Interim under the 1933 Act with respect to the shares of Interim Common Stock to be issued to the shareholders of Norrell in connection with the transactions contemplated by this Agreement.

          "REGULATORY AUTHORITIES" means, collectively, the Federal Trade Commission, the United States Department of Justice, SEC, Internal Revenue Service, NYSE, Pension Benefit Guaranty Corporation and all other federal, state, county, local or other governmental or regulatory agencies, authorities (including self-regulatory authorities), instrumentalities, commissions, boards or bodies having jurisdiction over the Parties and their respective Subsidiaries (whether domestic or foreign).

          "REPRESENTATIVE" means any investment banker, financial advisor, attorney, accountant, consultant, or other representative engaged by a Person.

          "SEC" means the Securities and Exchange Commission.

          "SEC DOCUMENTS" means all forms, proxy statements, registration statements, reports, schedules, and other documents filed, or required to be filed, by a Party or any of its Subsidiaries with any Regulatory Authority pursuant to the Securities Laws.

          "SECURITIES LAWS" means the 1933 Act, the 1934 Act, the Investment Company Act of 1940, as amended, the Investment Advisors Act of 1940, as amended, the Trust Indenture Act of 1939, as amended, and the rules and regulations of any Regulatory Authority promulgated thereunder.

          "SUB COMMON STOCK" means $0.01 par value common stock of Sub.

          "SUBSIDIARIES" means all those corporations, associations, or other business entities of which the entity in question either (i) owns or controls 50% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 50% or more of the outstanding equity securities is owned directly or indirectly by its parent (provided, there will not be included any such entity the equity securities of which are owned or controlled in a fiduciary capacity), (ii) in the case of partnerships, serves as a general partner, (iii) in the case of a limited liability company, serves as a managing member, or (iv) otherwise has the ability to elect a majority of the directors, trustees or managing members thereof.

          "SURVIVING CORPORATION" means Sub as the surviving corporation resulting from the Merger.

     (b) The terms set forth below will have the meanings ascribed thereto in the referenced sections:

Acquisition Proposal                              Section 8.7(a)
Cash Election                                     Section 3.1(e)
Cash Election Shares                              Section 3.1(d)
Certificates                                      Section 4.1
Cash Payment                                      Section 3.1(d)
Closing                                           Section 1.2
Declared Dividend                                 Section 4.2
Deemed Cash Purchase Price                        Section 3.1(f)
Effective Time                                    Section 1.3
Election                                          Section 3.1(d)
Election Deadline                                 Section 3.1(e)
Election Form                                     Section 3.1(e)
Election Form Record Date                         Section 3.1(e)
Exchange Agent                                    Section 4.1
Indemnified Party                                 Section 8.9(a)
Interim SEC Reports                               Section 6.8(a)
Mailing Date                                      Section 3.1(e)
Material Interim Contract                         Section 6.12
Material Norrell Contract                         Section 5.8
Maximum Cash Payment                              Section 3.1(f)
Maximum Cash Election Shares                      Section 3.1(f)
Merger                                            Section 1.1
Merger Shares                                     Section 3.1(c)
Percentage Maximum                                Section 3.1(f)
Norrell Options                                   Section 3.4(a)
Norrell SEC Reports                               Section 5.5(a)
PHC                                               Section 8.3
Second Request                                    Section 8.1
Superior Proposal                                 Section 8.7(a)

     (c) Any singular term in this Agreement will be deemed to include the plural, and any plural term the singular. Whenever the words "include," "includes" or "including" are used in this Agreement, they will be deemed followed by the words "without limitation."

     11.2 EXPENSES.

     (a) Except as otherwise provided in this Section 11.2, each of the Parties will bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial or other consultants, investment bankers, accountants and counsel; provided, however, that HSR filing fees and all expenses, other than attorneys fees, related to printing, filing and mailing the Registration Statement and the Proxy Statement and all SEC and other regulatory filing fees incurred in connection with the Registration Statement and the Proxy Statement will be borne one-half each.

     (b) Notwithstanding the foregoing, if either

          (i) this Agreement is terminated by Interim pursuant to any of Sections 10.1(b), 10.1(c), 10.1(d)(ii) (as relates to approval of Norrell's shareholders), 10.1(f) (based upon the failure of Norrell or its shareholders, as the case may be, to satisfy any of the conditions set forth in Sections 9.2), 10.1(g) or 10.1(i), or

          (ii) this Agreement is terminated by Norrell pursuant to Section 10.1(h), 10.1(i) or 10.1(d)(ii) (as it relates to approval of Norrell's shareholders) or 10.1(f) (based upon the failure of the conditions set forth in Section 9.3(d)), then Norrell will promptly pay Interim an amount in cash equal to Interim's Expenses up to $1,000,000.

     (c) Notwithstanding the foregoing, if this Agreement is terminated by Norrell pursuant to any of Sections 10.1(b), 10.1(c), or 10.1(f) (based upon the failure of Interim to satisfy any of the conditions set forth in Section 9.3(a)(b) or (c)), then Interim will promptly pay Norrell an amount in cash equal to Norrell's Expenses up to $1,000,000.

     (d) In addition to the foregoing, if this Agreement is terminated by Interim pursuant to Section 10.1(g) or Norrell pursuant to Section 10.1(h), Norrell will promptly pay to Interim an amount in cash equal to the sum of

          (i) Interim's Expenses up to $1,000,000, plus

          (ii) $10,000,000, less

          (iii) any amounts previously paid by Norrell to Interim pursuant to
     Section 11.2(b),

which sum shall constitute liquidated damages in full and complete satisfaction of, and shall be Interim's sole and exclusive remedy for any loss, liability, damage or claim arising out of or in connection with any such termination of this Agreement or the facts and circumstances resulting in such termination or otherwise related to or otherwise arising out of or in connection with this Agreement.

     11.3 BROKERS AND FINDERS. Except for Goldman Sachs & Co. and CLB Advisors, LLC as to Norrell and except for NationsBanc Montgomery Securities LLC as to Interim, each of the Parties represents and warrants that neither it nor any of its officers, directors, employees, or Affiliates has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers' fees, brokerage fees, commissions, or finders' fees in connection with this Agreement or the transactions contemplated hereby. In the event of a claim by any broker or finder based upon his or its representing or being retained by or allegedly representing or being retained by Norrell or by Interim, each of Norrell and Interim, as the case may be, agrees to indemnify and hold the other Party harmless of and from any Liability in respect of any such claim.

     11.4 ENTIRE AGREEMENT. Except as otherwise expressly provided herein, this Agreement (including the documents and instruments referred to herein) constitutes the entire agreement between the Parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral. Nothing in this Agreement expressed or implied, is intended to confer upon any Person, other than the Parties or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement, other than as provided in Sections 8.8 and 8.9.

     11.5 AMENDMENTS. This Agreement may be amended by a subsequent writing signed by each of the Parties upon the approval of each of the Parties, but only if such amendment is effective prior to the approval of this Agreement by the Shareholders of Norrell.

     11.6 WAIVERS.

     (a) Prior to or at the Effective Time, Interim, acting through its Board of Directors, chief executive officer or other authorized officer, will have the right to waive any Default in the performance of any term of this Agreement by Norrell, to waive or extend the time for the compliance or fulfillment by Norrell of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of Interim under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver will be effective unless in writing signed by a duly authorized officer of Interim.

     (b) Prior to or at the Effective Time, Norrell, acting through its Board of Directors, chief executive officer or other authorized officer, will have the right to waive any Default in the performance of any term of this Agreement by Interim, to waive or extend the time for the compliance or fulfillment by Interim of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of Norrell under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver will be effective unless in writing signed by a duly authorized officer of Norrell.

     (c) The failure of any Party at any time or times to require performance of any provision hereof will in no manner affect the right of such Party at a later time to enforce the same or any other provision of this Agreement. No waiver of any condition or of the breach of any term contained in this Agreement in one or more instances will be deemed to be or construed as a further or continuing waiver of such condition or breach or a waiver of any other condition or of the breach of any other term of this Agreement.

     11.7 ASSIGNMENT. Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests or obligations hereunder will be assigned by any Party hereto (whether by operation of Law or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

     11.8 NOTICES. All notices or other communications which are required or permitted hereunder will be in writing and sufficient if delivered by hand, by facsimile transmission, by registered or certified mail, postage pre-paid, or by courier or overnight carrier, to the persons at the addresses set forth below (or at such other address as may be provided hereunder), and will be deemed to have been delivered as of the date so delivered:

Norrell:                                          Norrell Corporation
                                                  3535 Piedmont Rd, NE
                                                  Atlanta, GA 30305
                                                  Attention: Mark Hain, Esq.
                                                  Telephone: (404) 240-3158
                                                  Telecopy: (404) 240-5572

Copy to Counsel:                                  Alston & Bird LLP
(which shall not                                  One Atlantic Center
constitute notice)                                1201 West Peachtree Street
                                                  Atlanta, GA 30309
                                                  Attention: Sidney J. Nurkin, Esq.
                                                  Telephone: (404) 881-7260
                                                  Telecopy: (404) 881-4777

Interim:                                          Interim Services Inc.
                                                  Corporate Service Center
                                                  2050 Spectrum Boulevard
                                                  Ft. Lauderdale, FL 33309
                                                  Attention: John B. Smith, Esq.
                                                  Telephone: (954) 938-7710
                                                  Telecopy: (954) 938-7780


Copy to Counsel:
(which shall not                                  Baker & McKenzie
constitute notice)                                1200 Brickell Ave.
                                                  Nineteenth Floor
                                                  Miami, FL 33131
                                                  Attention: Andrew Hulsh, Esq.
                                                  Telephone: (305) 789-8985
                                                  Telecopy: (305) 789-8953

     11.9 GOVERNING LAW This Agreement will be governed by and construed in accordance with the Laws of the State of Georgia, without regard to any applicable conflicts of Laws.

     11.10 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which will be deemed to be an original, but all of which together will constitute one and the same instrument.

     11.11 CAPTIONS; ARTICLES AND SECTIONS. The captions contained in this Agreement are for reference purposes only and are not part of this Agreement. Unless otherwise indicated, all references to particular Articles or Sections will mean and refer to the referenced Articles and Sections of this Agreement.

     11.12 INTERPRETATION. Neither this Agreement nor any uncertainty or ambiguity herein will be construed or resolved against any party, whether under any rule of construction or otherwise. No party to this Agreement will be considered the draftsman. The parties acknowledge and agree that this Agreement has been reviewed, negotiated, and accepted by all parties and their attorneys and will be construed and interpreted according to the ordinary meaning of the words used so as fairly to accomplish the purposes and intentions of all parties hereto.

     11.13 ENFORCEMENT OF AGREEMENT. The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the Parties will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

     11.14 SEVERABILITY. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction will, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision will be interpreted to be only so broad as is enforceable.

     IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

                                          INTERIM SERVICES INC.

                                          By: /s/ RAYMOND MARCY
                                            ------------------------------------
                                            President

                                          INTERIM MERGER CORPORATION

                                          By: /s/ RAYMOND MARCY
                                            ------------------------------------
                                            President

                                          NORRELL CORPORATION

                                          By: /s/ C. DOUGLAS MILLER
                                            ------------------------------------
                                            President

                                FIRST AMENDMENT
                                       TO
                          AGREEMENT AND PLAN OF MERGER

     THIS FIRST AMENDMENT TO THE AGREEMENT AND PLAN OF MERGER is made and entered into on this 27th day of April 1999, by and among Interim Services Inc. ("Interim"), a Delaware corporation, Interim Merger Corporation ("Sub"), a Delaware corporation, and Norrell Corporation ("Norrell"), a Georgia corporation.

     WHEREAS, Interim, Sub and Norrell entered into an Agreement and Plan of Merger (the "Agreement and Plan of Merger") dated as of March 24, 1999.

     WHEREAS, Section 11.5 of the Agreement and Plan of Merger provides that the Agreement and Plan of Merger may be amended by a written instrument executed by Interim, Sub and Norrell.

     WHEREAS, Interim, Sub and Norrell desire to amend the terms of the Agreement and Plan of Merger in the manner set forth in this First Amendment.

     NOW, THEREFORE, the parties agree as follows:

          1. Section 3.1(e) of the Agreement and Plan of Merger shall be amended by deleting the following words set forth therein:

             "An Election Form shall be deemed properly completed only if accompanied by one or more certificates (or customary affidavits and indemnification regarding the loss or destruction of such certificates or the guaranteed delivery of such certificates) representing all shares of Norrell Common Stock covered by such Election Form, together with duly executed transmittal materials included in the Election Form."

          2. Section 9.2 (d) of the Agreement and Plan of Merger shall be amended and restated as follows:

             "(d) Fairness Opinion. At the time of the mailing of the Proxy Statement to the Interim Shareholders, NationsBanc Montgomery Securities LLC shall have reaffirmed in writing the opinion described in Section 6.13, as if such opinion was issued on such date, and such opinion shall not have been withdrawn prior to the Effective Time."

                  [Remainder of Page Intentionally Left Blank]

     IN WITNESS WHEREOF, each of the parties has caused this First Amendment to be executed on its behalf by its duly authorized officers as of the day and year first above written.

                                          INTERIM SERVICES INC.

                                          By: /s/ ROY G. KRAUSE
                                            ------------------------------------
                                            Name:
                                            Title:

                                          INTERIM MERGER CORPORATION

                                          By: /s/ ROY G. KRAUSE
                                            ------------------------------------
                                            Name:
                                            Title:

                                          NORRELL CORPORATION

                                          By: /s/ MARK H. HAIN
                                            ------------------------------------
                                            Name:
                                            Title:

                                SECOND AMENDMENT

                                       TO

                          AGREEMENT AND PLAN OF MERGER

         THIS SECOND AMENDMENT TO THE AGREEMENT AND PLAN OF MERGER is made and entered into on this 24th day of May 1999, by and among Interim Services Inc. ("Interim"), a Delaware corporation, Interim Merger Corporation ("Sub"), a Delaware corporation, and Norrell Corporation ("Norrell"), a Georgia corporation.

         WHEREAS, Interim, Sub and Norrell entered into an Agreement and Plan of Merger (the "Agreement and Plan of Merger") dated as of March 24, 1999.

         WHEREAS, Section 11.5 of the Agreement and Plan of Merger provides that the Agreement and Plan of Merger may be amended by a written instrument executed by Interim, Sub and Norrell.

         WHEREAS, Interim, Sub and Norrell desire to amend the terms of the Agreement and Plan of Merger in the manner set forth in this Second Amendment.

         NOW, THEREFORE, the parties agree as follows:

         1. Section 10.3 of the Agreement and Plan of Merger shall be amended and restated as follows:

            "10.3 NON-SURVIVAL OF REPRESENTATIONS AND COVENANTS. The respective representations, warranties, obligations, covenants, and agreements of the Parties will not survive the Effective Time except this Section 10.3 and Articles 1, 2, 3, 4 and 11 and Sections 8.5, 8.8, 8.9 and 8.15 shall survive the Effective Time and shall not be extinguished by the consummation of the Merger."

                  [Remainder of Page Intentionally Left Blank]

         IN WITNESS WHEREOF, each of the parties has caused this Second Amendment to be executed on its behalf by its duly authorized officers as of the day and year first above written.




                                           INTERIM SERVICES INC.



                                           By: /s/ Raymond Marcy
                                              ----------------------------------
                                              Name:  Raymond Marcy
                                              Title: President & CEO



                                           INTERIM MERGER CORPORATION

                                           By: /s/ Raymond Marcy
                                              ----------------------------------
                                              Name:  Raymond Marcy
                                              Title: President & CEO



                                           NORRELL CORPORATION

                                           By: /s/ Mark Hain
                                              ----------------------------------
                                              Name:  Mark Hain
                                              Title: Senior VP

                                                                      APPENDIX B

                               IRREVOCABLE PROXY

                                 MARCH 24, 1999

     The undersigned do hereby irrevocably grant to Raymond Marcy, Roy Krause and John B. Smith, and each of them, any of whom may act without the joinder of any other, as his or its respective true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for each of them and in their respective names, place and stead, in any and all capacities to vote all of the shares of common stock, no par value, of Norrell Corporation, a Georgia corporation ("Norrell"), owned of record by the undersigned (the "Shares"), at any meeting of the stockholders of Norrell called for the purpose of voting on the Merger (as defined below) (and any adjournment or postponement thereof), solely for the purpose of voting the Shares in favor of the Merger (as defined below) and approving and adopting the Merger Agreement (as defined below). As used herein, the term "Merger Agreement" shall mean that certain Agreement and Plan of Merger dated as of even date herewith by and among Norrell, Interim Services Inc., a Delaware corporation ("Parent"), and Interim Merger Corporation, a Delaware corporation ("Sub"); the term "Merger" shall have the meaning ascribed thereto in the Merger Agreement. Any capitalized term used but not defined herein shall have the meaning assigned to such term in the Merger Agreement.

     The undersigned acknowledge and agree that this Irrevocable Proxy is coupled with an interest, constitutes, among other things, an inducement for Parent and Sub to enter into the Merger Agreement, is irrevocable and shall not be terminated except as set forth herein and any prior proxies are hereby revoked and no subsequent proxies will be given (and, if given, will not be effective) prior to the termination of this Irrevocable Proxy and that this Irrevocable Proxy is for the purpose of voting with respect to the items set forth in the preceding paragraph and for no other purpose, and that voting or granting a proxy to vote on other matters is not limited by this Irrevocable Proxy. Nothing contained herein shall prohibit or limit the right of any of the undersigned to transfer, sell, pledge, assign or encumber the Shares to any person or entity, so long as the transferee or assignee agrees in writing to be bound by the provisions of this Irrevocable Proxy, and this Irrevocable Proxy shall survive any such conveyance and bind any such transferee or assignee.

     This Irrevocable Proxy shall terminate, with no further action on the part of any person or entity, in the event that the Board of Directors of Norrell withdraws its approval or recommendation of the Merger Agreement or the Merger, or in the event that the Merger Agreement is terminated pursuant to Section 10 thereof for any reason.

     The death, incapacity or incompetency of the undersigned individual shall not adversely affect the validity of this Irrevocable Proxy or the enforceability of this Irrevocable Proxy by Parent or Sub, in which case the personal representatives of the decedent, incapacitated or incompetent undersigned individual shall continue to be bound by the provisions hereof.

     Nothing contained in this Irrevocable Proxy shall prevent or limit the undersigned Guy W. Millner from acting in his capacity as a member of the Board of Directors of Norrell in respect of any Acquisition Proposal as provided in Sections 8.7(c), 8.7(d) and 10.1(h) of the Merger Agreement.

     This Irrevocable Proxy is subject to the terms and conditions of those certain Security Agreements by and between the undersigned and certain banks pursuant to which the undersigned have granted security interests to such banks in respect of certain of the Shares listed below:

          1. Intangible Personal Property Security Agreement by Millner Preferred L.L.C. in favor of Suntrust Bank, dated December 17, 1998;

          2. Intangible Personal Property Security Agreement by Guy W. Millner in favor of Suntrust Bank, dated December 17, 1998;

          3. Pledge Agreement by and between M.I. Holdings, Inc. and NationsBank, N.A., dated December 6, 1998; and

          4. Pledge Agreement by and Guy W. Millner. and NationsBank, N.A., dated December 6, 1998.

     M.I. Holdings, Inc. hereby represents and warrants that it is a corporation duly and validly organized, validly existing and in good standing as a corporation under the laws of Georgia, with full power and authority to enter into and perform the obligations to be performed by it under this Irrevocable Proxy.

     Millner Preferred LLC hereby represents and warrants that it is a limited liability company duly and validly organized, validly existing and in good standing under the laws of the State of Nevada, with full power and authority to enter into and perform the obligations to be performed by it under this Irrevocable Proxy.

     This Irrevocable Proxy constitutes valid and binding obligations of each of the undersigned enforceable against them in accordance with it terms.

     IN WITNESS WHEREOF, the undersigned have executed this Irrevocable Proxy on this 24th day of March, 1999.

/s/ GUY W. MILLNER
---------------------------------------------------------
Guy W. Millner

M.I. HOLDINGS, INC.

/s/ GUY W. MILLNER
---------------------------------------------------------
Name: Guy W. Millner
Title: Chairman

MILLNER PREFERRED, LLC

By: /s/ GUY W. MILLNER
    --------------------------------------------------------
    Name: Guy W. Millner
    Title: Chairman

                    MERGER CONSIDERATION ELECTION AGREEMENT

     Terms with initial capitalization used in this Agreement shall have the meanings assigned to such terms in the Irrevocable Proxy set forth above. Any capitalized term used in the Irrevocable Proxy but not defined in the Irrevocable Proxy shall have the meaning assigned to such term in the Merger Agreement.

     In the event the Elections of the shareholders of Norrell (including the undersigned, if Elections are made by either of the undersigned) are not made with respect to 10% or more of the total outstanding shares of Norrell in the aggregate, the undersigned hereby agree to make Elections to receive cash with respect to a number of shares of Norrell held by one or both of them which, when added to those shares of other shareholders making Elections, will equal 10% of the aggregate outstanding shares of Norrell. The provision of this Agreement shall not govern or restrict the Elections that can be made by the undersigned with respect to any other shares held by them.

     IN WITNESS WHEREOF, the undersigned have executed this Merger Consideration Election Agreement on this 24th day of March, 1999.

/s/ GUY W. MILLNER
---------------------------------------------------------
Guy W. Millner

MILLNER PREFERRED, LLC

By: /s/ GUY W. MILLNER
    --------------------------------------------------------
    Name: Guy W. Millner
    Title: Manager

                                                                      APPENDIX C

                OPINION OF NATIONSBANC MONTGOMERY SECURITIES LLC

                                 March 24, 1999

Board of Directors
Interim Services, Inc.
2050 Spectrum Boulevard
Fort Lauderdale, FL 33309

Ladies and Gentlemen:

     We understand that Norrell Corporation, a Georgia corporation ("Seller"), and Interim Services, Inc., a Delaware corporation ("Buyer"), have entered into an Agreement and Plan of Merger dated March 24, 1999 (the "Merger Agreement"), pursuant to which Seller will be merged with and into a wholly-owned subsidiary of Buyer (the "Merger Sub"), with the Merger Sub as the surviving entity (the "Merger"). Pursuant to the Merger, as more fully described in the Merger Agreement and as further described to us by management of Buyer, we understand that each outstanding share of the common stock, no par value, of Seller ("Seller Common Stock") will be exchangeable, at the election of the holder of the share of Seller Common Stock, for the following (collectively, the "Consideration") (i) 0.9 shares of the common stock, $.01 par value per share, of Buyer ("Buyer Common Stock") or (ii) cash equal to the greater of (a) 0.9 multiplied by the average of the daily closing sales prices for shares of Buyer Common Stock for the twenty (20) consecutive full trading days on which such shares are actually traded on the New York Stock Exchange ending at the close of trading on the second trading day immediately prior to the effective time of the Merger or (b) $16.00. Each holder of Seller Common Stock can elect to receive cash in lieu of shares of Buyer Common Stock (the "Cash Election Shares") with respect to all or such lesser number of Seller Common Stock that is a whole multiple of 100 shares; provided, however, that if as a result of such elections
(i) the sum of (a) the aggregate amount of the cash payments required to be made in respect of the Cash Election Shares plus (b) all payments made since March 24, 1996 by Seller in connection with extraordinary dividends or the purchase or redemption of Seller Common Stock (the sum of (a) and (b), collectively, the "Deemed Cash Purchase Price") would exceed 49% of the sum of (x) the Deemed Cash Purchase Price plus (y) the aggregate fair market value of the shares of Buyer Common Stock issued at the effective time of the Merger or (ii) the aggregate amount of the cash payments made by Buyer would exceed $175 million, then the amount of cash received by holders of Seller Common Stock shall be reduced pro rata to an amount that causes neither (i) nor (ii) above to be exceeded and the number of shares of Buyer Common Stock received shall be adjusted accordingly; and provided, further that the Cash Election Shares shall be equal to or greater than 10% of the total shares of Buyer Common Stock that would be issued by Buyer at the effective time of the Merger if no cash elections were made. The terms and conditions of the Merger are set forth in more detail in the Merger Agreement.

     You have asked for our opinion as investment bankers as to whether the Consideration to be paid by Buyer pursuant to the Merger is fair to Buyer from a financial point of view, as of the date hereof. As you are aware, we were not retained to nor did we advise Buyer with respect to alternatives to the Merger or Buyer's underlying decision to proceed with or effect the Merger.

     In connection with our opinion, we have, among other things: (i) reviewed publicly available financial and other data with respect to Seller and Buyer, including the consolidated financial statements for recent years and interim periods to December 25, 1998 in the case of Buyer and January 31, 1999 in the case of Seller, as well as certain other relevant financial and operating data relating to Seller and Buyer made available to us from published sources and from the internal records of Seller and Buyer; (ii) reviewed the financial terms and conditions of the draft Merger Agreement; (iii) reviewed certain publicly available information concerning the trading of, and the trading market for, Seller Common Stock and Buyer Common Stock; (iv) compared Seller and Buyer from a financial point of view with certain other companies in the staffing services industry which we deemed to be relevant; (v) considered the financial terms, to the extent publicly available, of selected recent business combinations of companies in the staffing services industry which we deemed to be comparable, in whole or in part, to the Merger; (vi) reviewed and discussed with representatives of the management of Seller and Buyer certain information of a business and financial nature regarding Seller and Buyer furnished to us by them, including financial forecasts and related assumptions of Seller and Buyer, and certain information obtained by us from third party research reports; (vii) made inquiries regarding and discussed the Merger and the Merger Agreement and other matters related thereto with Buyer's counsel; and (viii) performed such other analyses and examinations as we have deemed appropriate.

     In connection with our review, we have not assumed any obligation independently to verify the foregoing information and have relied on its being accurate and complete in all material respects. With respect to the financial forecasts for Seller and Buyer provided to us by their respective managements, upon the advice of Buyer's management and with your consent we have assumed for purposes of our opinion that the forecasts (including the assumptions regarding synergies after the Merger) have been reasonably prepared on bases reflecting the best available estimates and judgments of their respective managements at the time of preparation as to the future financial performance of Seller and Buyer and that they provide a reasonable basis upon which we can form our opinion. With respect to financial forecasts and certain other information obtained from third party research reports, with your consent we have assumed that such estimates provide a reasonable basis on which we can form our opinion. We have also assumed that there have been no material changes in Seller's or Buyer's assets, financial condition, results of operations, business or prospects since the respective dates of their last financial statements made available to us. We have relied on advice of counsel and independent accountants to Buyer as to all legal and financial reporting matters with respect to Buyer, the Merger and the Merger Agreement. We have assumed that the Merger will be consummated in a manner that complies in all respects with the applicable provisions of the Securities Act of 1933, as amended (the "Securities Act"), the Securities Exchange Act of 1934, as amended, and all other applicable federal and state statutes, rules and regulations. In addition, we have not assumed responsibility for making an independent evaluation, appraisal or physical inspection of any of the assets or liabilities (contingent or otherwise) of Seller or Buyer, nor have we been furnished with any such appraisals. You have informed us, and we have assumed, that the Merger will be recorded as a purchase under generally accepted accounting principles. Finally, our opinion is based on economic, monetary and market and other conditions as in effect on, and the information made available to us as of, the date hereof.

     We have further assumed with your consent that the Merger will be consummated in accordance with the terms described in the Merger Agreement, without any further amendments thereto, and without waiver by Buyer of any of the conditions to its obligations thereunder.

     We have acted as financial advisor to Buyer in connection with the Merger and will receive a fee for our services, including rendering this opinion, all of which is contingent upon the consummation of the Merger. In addition, we are entitled to a percentage of any consideration received by Buyer in the event that the Merger is not consummated. In the ordinary course of our business, we actively trade the equity securities of Seller and Buyer for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities. We have also acted as an underwriter in connection with offerings of securities of Buyer and performed various investment banking services for Buyer.

     Based upon the foregoing and in reliance thereon, it is our opinion as investment bankers that the Consideration to be paid by Buyer pursuant to the Merger is fair to Buyer from a financial point of view, as of the date hereof.

     This opinion is directed to the Board of Directors of Buyer in its consideration of the Merger and is not a recommendation to any shareholder as to how such shareholder should vote with respect to the Merger. Further, this opinion addresses only the financial fairness of the Consideration to be paid by Buyer and does not address the relative merits of the Merger and any alternatives to the Merger, Buyer's underlying decision to proceed with or effect the Merger or any other aspect of the Merger. This opinion may not be used or referred to by Buyer, or quoted or disclosed to any person in any manner, without our prior written consent, which consent is hereby given to the inclusion of this opinion in any proxy statement or prospectus or filed with the Securities and Exchange Commission in connection with the Merger. In furnishing this opinion, we do not admit that we are experts within the meaning of the term "experts" as used in the Securities Act and the rules and regulations promulgated thereunder, nor do we admit that this opinion constitutes a report or valuation within the meaning of Section 11 of the Securities Act.

                                          Very truly yours,

                                          NATIONSBANC MONTGOMERY SECURITIES LLC

                                                                      APPENDIX E

                            CERTIFICATE OF AMENDMENT
                                       OF
                    RESTATED CERTIFICATE OF INCORPORATION OF
                             INTERIM SERVICES INC.

     FIRST: Interim Services Inc., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), pursuant to the provisions of the General Corporation Law of the State of Delaware (the "DGCL"), DOES HEREBY CERTIFY as follows:

          1. The Restated Certificate of Incorporation of the Corporation as previously amended (the "Restated Certificate of Incorporation") is hereby amended by deleting the first paragraph and subparagraph (i) of ARTICLE FOURTH of the Restated Certificate of Incorporation in their present form and substituting therefor a new first paragraph and subparagraph (i) of ARTICLE FOURTH in the following form:

             FOURTH: The aggregate number of shares of all classes of stock that the Corporation shall have authority to issue is 202,500,000 divided into two classes as follows:

                (i) 200,000,000 shares of a class designated Common Stock, with a par value of $0.01 per share; and

          2. The remainder of the Restated Certificate of Incorporation of Interim Services Inc. is hereby ratified and remains in full force and effect.

     SECOND: The Amendment to the Restated Certificate of Incorporation of the Corporation set forth in this Certificate of Amendment has been duly adopted in accordance with the provisions of Section 242 of the DGCL by (a) the Board of Directors of the Corporation having duly adopted a resolution setting forth such Amendment and declaring its advisability and submitting it to the stockholders of the Corporation for their approval, and (b) the stockholders of the Corporation having duly adopted such Amendment at a Special Meeting of the Stockholders, called and held upon notice in accordance with Section 222 of the DGCL, by vote of the holders of a majority of the outstanding stock entitled to vote thereon.

     IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by ____________, its ____________, and attested by John
B. Smith, its Secretary this ______ day of ________ , 1999.

                                          INTERIM SERVICES INC.

                                          By:
                                          --------------------------------------
                                          Name:
                                          Title:
ATTEST:

---------------------------------------------------------
John B. Smith
Secretary

                                                                      APPENDIX D
PERSONAL AND CONFIDENTIAL



March 24, 1999



Board of Directors
Norrell Corporation
3535 Piedmont Road, N.E.
Atlanta, GA  30305

Ladies and Gentlemen:

You have requested our opinion as to the fairness from a financial point of view to the holders of the outstanding shares of Common Stock, no par value (the "Shares"), of Norrell Corporation (the "Company") of the exchange ratio of 0.9 shares of Common Stock, par value $0.01 per share (the "Buyer Common Stock"), of Interim Services Inc. ("Buyer") to be received for each Share (the "Exchange Ratio") pursuant to the Agreement and Plan of Merger, dated as of March 24, 1999, among Buyer, Interim Merger Corporation, a wholly-owned subsidiary of Buyer ("Sub"), and the Company (the "Agreement"). Pursuant to the Agreement, Buyer will be merged with and into Sub (the "Merger") and each Share not owned by the Company, Buyer or their respective wholly-owned subsidiaries will be converted into the right to receive 0.9 shares of Buyer Common Stock. In addition, holders of Shares may elect with respect to all or a portion of their Shares to convert each Share into the right to receive in cash the greater of
(A) $16.00 or (B) an amount equal to the product of 0.9 multiplied by the Base Period Trading Price (as defined in the Agreement). The cash election is subject to certain procedures and limitations contained in the Agreement, as to which procedures and limitations we are expressing no opinion.

Goldman, Sachs & Co., as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. We are familiar with the Company having acted as its financial advisor in connection with, and having participated in certain of the negotiations leading to, the Agreement. In addition, we have provided certain investment banking services to Buyer from time to time, including having acted as lead manager of secondary offerings of Buyer Common Stock in 1996 and 1998, and as lead manager of an offering of 4-1/2% convertible subordinated notes of Buyer in 1998. Goldman, Sachs & Co. may provide investment banking services to Buyer in the future. Goldman, Sachs & Co. provides a full range of financial advisory and securities services and, in the course of its normal trading activities, holds securities and may from time to time effect

Norrell Corporation
March 24, 1999
Page Two


transactions in securities, including derivative securities, of the Company and Buyer for its own account and for accounts of customers.

In connection with this opinion, we have reviewed, among other things, the Agreement; the Irrevocable Proxy of Guy W. Millner, M.I. Holdings, Inc. and Millner Preferred, LLC dated as of March 24, 1999; Annual Reports to Shareholders and Annual Reports on Form 10-K of the Company and Buyer for the five fiscal years ended November 1, 1998 and December 25, 1998, respectively; certain interim reports to shareholders and Quarterly Reports on Form 10-Q of the Company and Buyer; certain other communications from the Company and Buyer to their respective shareholders; and certain internal financial analyses and forecasts for the Company and Buyer prepared by their respective managements, including certain cost savings and operating synergies projected by the managements of the Company and Buyer to result from the Merger (the "Synergies"). We also have held discussions with members of the senior management of the Company and Buyer regarding the strategic rationale for, and the potential benefits of, the Merger and the past and current business operations, financial condition and future prospects of their respective companies. In addition, we have reviewed the reported price and trading activity for the Shares and Buyer Common Stock, compared certain financial and stock market information for the Company and Buyer with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the staffing industry specifically and in other industries generally and performed such other studies and analyses as we considered appropriate.

We have relied upon the accuracy and completeness of all of the financial and other information reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion. In that regard, we have assumed with your consent that the financial analyses and forecasts prepared by the managements of the Company and Buyer, after giving effect to the Merger and including the Synergies, have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the Company and Buyer, and that such forecasts and Synergies will be realized in the amounts and time periods contemplated thereby. In addition, we have not made an independent evaluation or appraisal of the assets and liabilities of the Company or Buyer or any of their subsidiaries and we have not been furnished with any such evaluation or appraisal. We are aware that prior to entering into the Agreement the Company requested and received preliminary indications of interest from several parties proposing a possible all-cash acquisition of the Company at prices per share materially in excess of the value indicated by multiplying the Exchange Ratio by the trading price of Buyer Common Stock as of the date hereof. Each of such indications of interest was subject, among other things, to further due diligence into the business and financial condition of the Company, to obtaining financing sufficient to consummate any such transaction and to negotiating a mutually acceptable satisfactory definitive agreement. We understand that the Special Committee determined that it was not in the best interests of the Company and its holders of Shares to pursue such indications of interest. In making that determination, the Special Committee considered the contingent nature of such indications of interest and the possible detrimental effect on the Company of going through a potentially protracted process in order to allow such interested parties and their financing sources to complete due diligence, confirm the

Norrell Corporation
March 24, 1999
Page Three



availability of required financing and negotiate a mutually acceptable definitive agreement. We further understand that each of the Special Committee and the Board of Directors of the Company has determined, in the exercise of business judgment, that the Merger is in the best interests of the Company and the holders of Shares after taking into account, among other factors, the risks and uncertainties relating to the timing and likelihood of entering into a definitive agreement with any of the other parties at a mutually acceptable price and the respective views of the Special Committee and the Board of Directors concerning the complementary nature of the business of the Company and Buyer, the compatibility of cultures, the Synergies, the attainment of long term strategies for the Company (including expansion into international markets and the expansion of specialized staffing product offerings) and the contribution by Buyer of sales and management personnel at critically needed levels. Our opinion does not address the relative merits of the Merger as compared to any alternative business transaction that might be available to the Company. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated by the Agreement and such opinion does not constitute a recommendation as to how any holder of Shares should vote with respect to the Merger.

Based upon and subject to the foregoing and based upon such other matters as we consider relevant, it is our opinion that as of the date hereof the Exchange Ratio pursuant to the Agreement is fair from a financial point of view to the holders of Shares. We are not expressing any opinion to any holder of Shares that is required to or elects to make a cash election with respect to such holder's Shares.

Very truly yours,


/s/ Goldman, Sachs, & Co.
--------------------------
(GOLDMAN, SACHS & CO.)

                                                                      APPENDIX E

                            CERTIFICATE OF AMENDMENT
                                       OF
                    RESTATED CERTIFICATE OF INCORPORATION OF
                             INTERIM SERVICES INC.

     FIRST: Interim Services Inc., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), pursuant to the provisions of the General Corporation Law of the State of Delaware (the "DGCL"), DOES HEREBY CERTIFY as follows:

          1. The Restated Certificate of Incorporation of the Corporation as previously amended (the "Restated Certificate of Incorporation") is hereby amended by deleting the first paragraph and subparagraph (i) of ARTICLE FOURTH of the Restated Certificate of Incorporation in their present form and substituting therefor a new first paragraph and subparagraph (i) of ARTICLE FOURTH in the following form:

             FOURTH: The aggregate number of shares of all classes of stock that the Corporation shall have authority to issue is 202,500,000 divided into two classes as follows:

                (i) 200,000,000 shares of a class designated Common Stock, with a par value of $0.01 per share; and

          2. The remainder of the Restated Certificate of Incorporation of Interim Services Inc. is hereby ratified and remains in full force and effect.

     SECOND: The Amendment to the Restated Certificate of Incorporation of the Corporation set forth in this Certificate of Amendment has been duly adopted in accordance with the provisions of Section 242 of the DGCL by (a) the Board of Directors of the Corporation having duly adopted a resolution setting forth such Amendment and declaring its advisability and submitting it to the stockholders of the Corporation for their approval, and (b) the stockholders of the Corporation having duly adopted such Amendment at a Special Meeting of the Stockholders, called and held upon notice in accordance with Section 222 of the DGCL, by vote of the holders of a majority of the outstanding stock entitled to vote thereon.

     IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by ____________, its ____________, and attested by John
B. Smith, its Secretary this ______ day of ________ , 1999.

                                          INTERIM SERVICES INC.

                                          By:
                                          --------------------------------------
                                          Name:
                                          Title:
ATTEST:

---------------------------------------------------------
John B. Smith
Secretary

                                                                      APPENDIX F

                            CERTIFICATE OF AMENDMENT
                                       OF
                    RESTATED CERTIFICATE OF INCORPORATION OF
                             INTERIM SERVICES INC.

     FIRST: Interim Services Inc., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), pursuant to the provisions of the General Corporation Law of the State of Delaware (the "DGCL"), DOES HEREBY CERTIFY as follows:

             1. The Restated Certificate of Incorporation of the Corporation as previously amended (the "Restated Certificate of Incorporation") is hereby amended by deleting ARTICLE TENTH of the Restated Certificate of Incorporation in its present form and substituting therefor a new ARTICLE TENTH in the following form:

                 TENTH: The affirmative vote of the holders of not less than 2/3 of the outstanding shares of stock of the Corporation entitled to vote generally in the election of directors shall be required to amend, modify, alter or repeal Articles Fifth, Eighth and Tenth of this Restated Certificate of Incorporation.

             2. The remainder of the Restated Certificate of Incorporation of Interim Services Inc. is hereby ratified and remains in full force and effect.

     SECOND: The Amendment to the Restated Certificate of Incorporation of the Corporation set forth in this Certificate of Amendment has been duly adopted in accordance with the provisions of Section 242 of the DGCL by (a) the Board of Directors of the Corporation having duly adopted a resolution setting forth such Amendment and declaring its advisability and submitting it to the stockholders of the Corporation for their approval, and (b) the stockholders of the Corporation having duly adopted such Amendment at a Special Meeting of the Stockholders, called and held upon notice in accordance with Section 222 of the DGCL, by the affirmative vote of the holders of at least two-thirds of the outstanding shares of stock entitled to vote generally in the election of directors.

     IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by ____________, its ____________, and attested by John
B. Smith, its Secretary this ____ day of ________, 1999.

                                          INTERIM SERVICES INC.

                                          By:
                                          --------------------------------------
                                          Name:
                                          Title:
ATTEST:

---------------------------------------------------------
John B. Smith
Secretary

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Interim's Certificate of Incorporation and By-laws provide that Interim shall indemnify its directors and officers and, upon certain conditions and in certain circumstances, may advance expenses, to the fullest extent permitted by the General Corporation Law of the State of Delaware (the "DGCL"), except that they do not permit indemnification or eliminate liability for: (a) any breach of the duty of loyalty to Interim or its shareholders; (b) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (c) an act or omission expressly described in Section 174 of the DGCL; or (d) any transaction from which the director derived an improper personal benefit. Generally, Section 145 of the DGCL authorizes Delaware corporations, under certain circumstances, to indemnify their officers and directors against all expenses and liabilities (including attorneys' fees) incurred by them as a result of any suit brought against them in their capacity as a director or an officer, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful. A director or officer may also be indemnified against expenses incurred in connection with a suit by or in the right of the corporation if such director or officer acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made without court approval if such person was adjudged liable to the corporation. The foregoing provisions may reduce the likelihood of derivative litigation against directors, officers and employees of Interim and may discourage or deter shareholders or management from bringing a lawsuit against directors and officers for breaches of their fiduciary duties, even though such an action, if successful, might otherwise have benefited Interim and its shareholders.

         Interim also maintains director and officer liability insurance pursuant to policies with aggregate limits of $45,000,000. Effective May 31, 1999, these limits will increase to $75,000,000.

ITEM 21.  EXHIBITS

         2.1 Agreement and Plan of Merger, dated as of March 24, 1999, as amended, by and among Interim Services Inc., Interim Merger Corporation and Norrell Corporation (included in the joint proxy statement/prospectus as Appendix A).

         3.1 Restated Certificate of Incorporation of the registrant, as last amended May 18, 1998, filed as Exhibit 3.1 to the registrant's Form 10-Q for the quarter ended June 26, 1998, are incorporated herein by reference.

         3.2 By-laws of registrant, as amended, filed as Exhibit 3.2 to the registrant's Form 10-Q for the quarter ended September 27, 1996, are incorporated herein by reference.

         4.1 Form of Stock Certificate, filed as Exhibit 4.3 to the registrant's Form 10-K for the fiscal year ended December 27, 1996, is incorporated herein by reference.

         4.2 Rights Agreement dated as March 17, 1994 between the registrant and Boatmen's Trust Company, filed as Exhibit 1.1 to the registrant's Form 8-A filed April 11, 1994, is incorporated herein by reference.

         4.3 Certificate of Designation, Preferences and Rights filed with the Secretary of State of the State of Delaware, filed as
                  Exhibit 2.1 to the registrant's Form 8-A filed April 11, 1994, is incorporated herein by reference.

         4.4 Amendment No. 1, dated as of June 26, 1996, to Rights Agreement dated March 17, 1994, between the registrant, Boatmen's Trust Company and ChaseMellon Shareholder Services L.L.C., filed as Exhibit 4.1(A) to the registrant's Form 10-Q for the quarter ended September 27, 1996, is incorporated herein by reference.

         4.5 Amendment No. 2, dated as of February 25, 1997, to Rights Agreement dated March 17, 1994, between the registrant and ChaseMellon Shareholder Services L.L.C., filed as Exhibit 4.1(B) to the registrant's Form 10-Q for the quarter ended March 28, 1997, is incorporated herein by reference.

         4.6 Articles Fourth, Fifth, Seventh, Eighth and Tenth of the Restated Certificate of Incorporation of the registrant, as last amended May 18, 1998, filed as Exhibit 4.6 to the registrant's Form 10-Q for the quarter ended June 26, 1998, are incorporated herein by reference.

         4.7 Sections Four through Twelve and Thirty-five through Forty-one of the By-laws of the registrant as amended, filed as part of Exhibit 4.2 to registrant's Form S-3 filed September 16, 1996, are incorporated herein by reference.

         4.8 Certificate of Increase of Shares Designated as Participating Preferred Stock, filed as Exhibit 2.2 to the registrant's Form 8-A/A2, dated November 3, 1997, is incorporated herein by reference.

         4.9 Indenture, including form of Notes, dated as of May 27, 1998, from the registrant to The Bank of New York with respect to the registrant's 4 1/2% Convertible Subordinated Notes due 2005, issued or to be issued pursuant to the registrant's Form S-3 dated April 23, 1998, filed on May 6, 1998, filed as
                  Exhibit 4.9 to the registrant's Form 10-Q for the quarter ended June 26, 1998, is incorporated herein by reference.

         4.10 Amendment No. 3, dated as of January 20, 1998, to Rights Agreement dated as of March 17, 1994, between the registrant and ChaseMellon Shareholder Services L.L.C., filed as Exhibit
                  4.10 to the registrant's Form 10-K for the fiscal year ended December 25, 1998, is incorporated herein by reference.

         5.1 Opinion of Baker & McKenzie as to the validity of the issuance of the Interim common shares is filed herewith as
                  Exhibit 5.1.

         8.1 Opinion of Baker & McKenzie as to certain federal income tax consequences described in the joint proxy statement/prospectus is filed herewith as Exhibit 8.1.

         8.2 Opinion of Alston & Bird L.L.P. as to certain federal income tax consequences described in the joint proxy statement/prospectus is filed herewith as Exhibit 8.2.

         10.1 1994 Stock Option Plan for Franchisees, Licensees and Agents, as amended, filed as Exhibit 10.4A to the registrant's Form S-3, filed on July 12, 1995, is incorporated herein by reference.

         10.2 Indemnification Agreement dated January 1, 1994, by and between Interim Services Inc. and H&R Block, Inc., filed as
                  Exhibit 10.8 to the registrant's Form S-1 dated November 5, 1993, is incorporated herein by reference.

         10.3 Employment Agreement dated as of November 18, 1998, by and between Interim Services Inc. and Raymond Marcy, filed as
                  Exhibit 10.3 to the registrant's Form 10-K for the fiscal year ended December 25, 1998, is incorporated herein by reference.

         10.4 Credit Agreement between the registrant and NationsBank dated as of May 1, 1997, filed as Exhibit 10.11 to the registrant's Form 10-Q for the quarter ended March 28, 1997, is incorporated herein by reference.

         10.5 Recommended Cash Offer dated March 14, 1997, by J.P. Morgan on behalf of Interim Services (UK) PLC, a wholly-owned subsidiary of Interim Services Inc., for Michael Page Group PLC filed as Exhibit 10.12 to the registrant's Form 10-Q for the quarter ended June 27, 1997, is incorporated herein by reference.

         10.6 Interim Services Inc. 1997 Long Term Executive Compensation and Outside Directors Stock Option Plan, filed as Exhibit I to the registrant's Proxy Statement dated April 10, 1997, is incorporated herein by reference.

         10.7 Interim Services Inc. Incentive Plan for 162(m) Executives, filed as Exhibit III to the registrant's Proxy Statement dated April 10, 1997, is incorporated herein by reference.

         10.8 Restated Stock Purchase Agreement, dated September 26, 1997 among Interim Services, Inc., Catamaran Acquisition Corp. and Cornerstone Equity Investors IV, L.P., filed as Exhibit 2.1 to the registrant's Form 8-K dated September 26, 1997 and filed October 13, 1997, is incorporated herein by reference.

         10.9 The Deferred Compensation Plan of Interim Services Inc., filed as Exhibit 4.1 to the registrant's Form S-8 filed on July 23, 1997, is incorporated herein by reference.

         10.10 The Interim Services Inc. Outside Directors' Compensation Plan dated July 1, 1998, filed as Exhibit 10.10 to the registrant's Form 10-K for the fiscal year ended December 25, 1998, is incorporated herein by reference.

         10.11 The 1997 Stock Purchase Assistance Plan for executives of the registrant, filed as Exhibit 10.16 to the registrant's Form 10-K for the fiscal year ended December 26, 1997, is incorporated herein by reference.

         10.12 Amendment Agreement No. 1, dated as June 1, 1997, to the Credit Agreement dated as of May 1, 1997, between the registrant and NationsBank filed as Exhibit 10.17 to the registrant's Form 10-K for the fiscal year ended December 26, 1997, is incorporated herein by reference.

         10.13 Interim Services Inc. 1998 Stock Incentive Plan, filed as Exhibit B to the registrant's Proxy Statement dated March 24, 1998, is incorporated herein by reference.

         10.14 Amendment Agreement No. 2, dated as of May 21, 1998, to the Credit Agreement, dated as of May 1, 1997, between the registrant and NationsBank, filed as Exhibit 10.15 to the registrant's Form 10-Q for the quarter ended June 26, 1998, is incorporated herein by reference.

         10.15 Amendment Agreement No. 3, dated as of May 21, 1998, to the Credit Agreement, dated as of May 1, 1997 between the registrant and NationsBank, filed as Exhibit 10.16 to the registrant's Form 10-Q for the quarter ended June 26, 1998, is incorporated herein by reference.

         10.16 Recommended Cash Offer dated November 8, 1998 by Interim Services Australia Pty Limited, a wholly-owned (indirect) subsidiary of Interim Services Inc. for Computer Power Group Limited, filed as Exhibit 10.16 to the registrant's Form 10-K for the fiscal year ended December 25, 1998, is incorporated herein by reference.

         10.17 Amendment Agreement No. 4, dated as of October 8, 1998, to the Credit Agreement, dated as of May 1, 1997, as amended, between the registrant and NationsBank, filed as Exhibit
                  10.17 to the registrant's Form 10-K for the fiscal year ended December 25, 1998 is incorporated herein by reference.

         10.18 Employment Agreement dated as of November 18, 1998, by and between Interim Services Inc. and Robert E. Livonius, filed as Exhibit 10.18 to the registrant's Form 10-K for the fiscal year ended December 25, 1998, is incorporated herein by reference.

         10.19 Employment Agreement dated as of November 18, 1998, by and between Interim Services Inc. and Roy G. Krause, filed as
                  Exhibit 10.19 to the registrant's Form 10-K for the fiscal year ended December 25, 1998, is incorporated herein by reference.

         10.20 Employment Agreement dated as of November 18, 1998, by and between Interim Services Inc. and Gary Peck, filed as Exhibit
                  10.20 to the registrant's Form 10-K for the fiscal year ended December 25, 1998, is incorporated herein by reference.

         10.21 Employment Agreement dated as of November 18, 1998, by and between Interim Services Inc. and Robert Evans, filed as
                  Exhibit 10.21 to the registrant's Form 10-K for the fiscal year ended December 25, 1998, is incorporated herein by reference.

         10.22 Change in Control Agreement dated as of November 18, 1998, by and between Interim Services Inc. and Raymond Marcy, filed as
                  Exhibit 10.22 to the Registrant's Form 10-K for the fiscal year ended December 25, 1998, is incorporated herein by reference.

         10.23 Change in Control Agreement dated as of November 18, 1998, by and between Interim Services Inc. and Robert E. Livonius, filed as Exhibit 10.23 to the registrant's Form 10-K for the fiscal year ended December 25, 1998, is incorporated herein by reference.

         10.24 Change in Control Agreement dated as of November 18, 1998, by and between Interim Services Inc. and Roy G. Krause, filed as
                  Exhibit 10.24 to the registrant's Form 10-K for the fiscal year ended December 25, 1998, is incorporated herein by reference.

         10.25 Change in Control Agreement dated as of November 18, 1998, by and between Interim Services, Inc. and Gary Peck, filed as
                  Exhibit 10.25 to the registrant's Form 10-K for the fiscal year ended December 25, 1998, is incorporated herein by reference.

         10.26 Change in Control Agreement dated as of November 18, 1998, by and between Interim Services Inc. and Robert Evans, filed as
                  Exhibit 10.26 to the registrant's Form 10-K for the fiscal year ended December 25, 1998, is incorporated herein by reference.

         11. See "Earnings Per Share" in the Notes to Consolidated Financial Statements included at page 50 to the Registrant's Form 10-K for the fiscal year ended December 25, 1998 and incorporated herein by reference.

         21.      Subsidiaries of Registrant is filed herewith as Exhibit 21.

         23.1     Consent of Deloitte & Touche LLP is filed herewith as Exhibit
                  23.1.

         23.2     Consent of Arthur Andersen LLP is filed herewith as Exhibit
                  23.2.

         23.3     Consent of Baker & McKenzie is included herewith in Exhibits
                  5.1 and 8.1.

         23.4     Consent of Alston & Bird LLP is included herewith in Exhibit
                  8.2.

         23.5 Consent of NationsBanc Montgomery Securities LLC is filed herewith as Exhibit 23.5.

         23.6     Consent of Goldman, Sachs & Co. is filed herewith as Exhibit
                  23.6.

         24.1 Power of Attorney of certain directors and officers of the Registrant (included in the signature section of Part II of this Registration Statement).

         99.1 Irrevocable Proxy and Merger Consideration Election Agreement dated March 24, 1999 (included in the joint proxy statement/prospectus as Appendix B).

         99.2     Form of Proxy of Interim Services Inc.

         99.3     Form of Proxy of Norrell Corporation.

         99.4     Election Form.

ITEM 22. UNDERTAKINGS

         The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933:

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (4) For purposes of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offering therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

         (5) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

         (6) The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (6) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

         (7) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. If a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         (8) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

         (9) To supply by means of post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Fort Lauderdale, Florida, on the 24th day of May 1999.

                                       INTERIM SERVICES INC.



                                       By: /s/ Raymond Marcy
                                           ------------------------------------
                                       Raymond Marcy, Chairman, Chief
                                       Executive Officer and President

                               POWER OF ATTORNEY

         Each person whose signature appears below constitutes and appoints Raymond Marcy and Roy G. Krause or any one of them, as his or her true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution for him or her and in his or her name, place and stead in any and all capacities to execute in the name of each such person who is then an officer or director of the Registrant any and all amendments (including post-effective amendments) to this Registration Statement, and any registration statement relating to the offering hereunder pursuant to Rule 462 under the Securities Act of 1933, as amended, and to file the same with all exhibits thereto and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents and each of them full power and authority to do and perform each and every act and thing required or necessary to be done in and about the premises as fully as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


               SIGNATURE                                 TITLE                                  DATE
               ---------                                 -----                                  ----
         /S/ STEVEN S. ELBAUM                          Director                             May 24, 1999
----------------------------------------
           Steven S. Elbaum



         /S/ WILLIAM F. EVANS                          Director                             May 24, 1999
----------------------------------------
           William F. Evans



        /S/ JEROME B. GROSSMAN                         Director                             May 24, 1999
----------------------------------------
          Jerome B. Grossman



         /S/ CINDA A. HALLMAN                          Director                             May 24, 1999
----------------------------------------
           Cinda A. Hallman



          /S/ J. IAN MORRISON                          Director                             May 24, 1999
----------------------------------------
            J. Ian Morrison




        /S/ A. MICHAEL VICTORY                         Director                             May 24, 1999
----------------------------------------
          A. Michael Victory



           /S/ RAYMOND MARCY                           Director                             May 24, 1999
----------------------------------------
             Raymond Marcy



           /S/ RAYMOND MARCY                 Chairman, President and Chief                  May 24, 1999
----------------------------------------     Executive Officer (principal
             Raymond Marcy                        executive officer)




           /S/ ROY G. KRAUSE              Executive Vice President and Chief                May 24, 1999
----------------------------------------     Financial Officer (principal
             Roy G. Krause                        financial officer)



           /S/ MARK W. SMITH              Vice President - Finance (principal               May 24, 1999
----------------------------------------          accounting officer)
             Mark W. Smith


                               INDEX TO EXHIBITS

       EXHIBIT
       NUMBER                         DESCRIPTION
       -------                        -----------

         2.1 Agreement and Plan of Merger, dated as of March 24, 1999, as amended, by and among Interim Services Inc., Interim Merger Corporation and Norrell Corporation (included in the joint proxy statement/prospectus as Appendix A).

         5.1 Opinion of Baker & McKenzie as to the validity of the issuance of the Interim common shares.

         8.1 Opinion of Baker & McKenzie as to certain federal income tax consequences described in the joint proxy statement/prospectus.

         8.2 Opinion of Alston & Bird LLP as to certain federal income tax consequences described in the joint proxy statement/prospectus.

         21.      Subsidiaries of the Registrant.

         23.1     Consent of Deloitte & Touche LLP.

         23.2     Consent of Arthur Andersen LLP.


         23.3     Consent of Baker & McKenzie (included in Exhibits 5.1 and
                  8.1).

         23.4     Consent of Alston & Bird LLP (included in Exhibit 8.2).

         23.5     Consent of NationsBanc Montgomery Securities LLC.

         23.6     Consent of Goldman, Sachs & Co.

         24.1 Power of Attorney of certain directors and officers of the Registrant (included in the signature section of Part II of this Registration Statement).

         99.1 Irrevocable Proxy and Merger Consideration Election Agreement dated March 24, 1999 (included in the joint proxy statement/prospectus as Appendix B).

         99.2     Form of Proxy of Interim Services Inc.

         99.3     Form of Proxy of Norrell Corporation.

         99.4     Election Form.